                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a)
                   of the Securities Exchange Act of 1934

    Filed by the Registrant /X/
    Filed by a party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting Material Pursuant to Section 240.14a-12

                               Integ Incorporated
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/ /  No fee required.

/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

    (1) Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------
    (2) Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------
    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------
    (4) Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------
    (5) Total fee paid:

        ------------------------------------------------------------------------

/X/ Fee paid previously with preliminary materials.

/X/ Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:
             $15,781.75
        ------------------------------------------------------------------------
    (2) Form, Schedule or Registration Statement No.:
             333-51160
        ------------------------------------------------------------------------
    (3) Filing Party:
             Inverness Medical CIK 0000915901
        ------------------------------------------------------------------------
    (4) Date Filed:
             12/4/00
        ------------------------------------------------------------------------

[INTEG INCORPORATED LOGOLOGO]

Dear Integ Shareholders:

    You are cordially invited to attend the special meeting of shareholders of Integ Incorporated, to be held on January 23, 2001, at 10:00 a.m., at the Minneapolis Marriott City Center, 30 South 7th Street, Minneapolis, Minnesota 55402. At the special meeting you will be asked to consider and vote upon a proposal to approve an Agreement and Plan of Merger dated as of October 3, 2000, as amended, pursuant to which Integ will be merged with and into Terrier Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Inverness Medical Technology, Inc., a Delaware corporation. Integ will become a wholly owned subsidiary of Inverness as a result of the Merger.

    If the merger agreement is approved and the merger is subsequently completed, each outstanding share of Integ common stock will be converted into the right to receive Inverness common stock. The per share exchange ratio will be determined as of the closing of the merger based on an exchange ratio described in detail in this proxy statement and prospectus. Based on the number of outstanding shares of Integ common stock, options and warrants on December 13, 2000, and the average closing sale price of Inverness common stock during the five trading days prior to such date, each share of Integ common stock would be exchanged for approximately .1734 of an Inverness share, although this number will change. You will receive cash, without interest, for any fractional share of Inverness common stock that you would otherwise be entitled to receive.

    Inverness common stock is traded on the American Stock Exchange under the trading symbol "IMA," and on December 13, 2000, Inverness common stock closed at $36.6875 per share.

    Before we can complete the merger, a majority of the shareholders of Integ must vote on a specific proposal. This proposal involves the approval of the merger agreement related to the merger. Only shareholders who hold shares of Integ common stock at the close of business on December 13, 2000, will be entitled to vote at the special meeting. Approval of the merger agreement requires the affirmative vote of the holders of a majority of the issued and outstanding shares of Integ common stock. Each share of Integ common stock is entitled to one vote on all matters to come before the special meeting. The Integ common stock constitutes the only class of Integ's capital stock entitled to vote at the special meeting.

    YOUR BOARD OF DIRECTORS HAS CAREFULLY CONSIDERED THE TERMS AND CONDITIONS OF THE MERGER AND UNANIMOUSLY AGREES THAT THE TERMS ARE FAIR TO, AND IN THE BEST INTERESTS OF, OUR SHAREHOLDERS AND HAS APPROVED THE MERGER AGREEMENT AND RECOMMENDS THAT YOU VOTE FOR APPROVAL OF THE MERGER AGREEMENT. U.S. Bancorp Piper Jaffray Inc. provided to the board of directors a written opinion dated October 3, 2000 to the effect that, as of that date, and based upon and subject to the matters stated in the opinion, the merger consideration to be received by holders of our common stock was fair, from a financial point of view, to our common shareholders. U.S. Bancorp Piper Jaffray's written opinion is attached as Annex B to the enclosed proxy statement and prospectus, and you should read it carefully and in its entirety.

    Attached to this letter you will find a formal notice of the special meeting and a proxy statement and prospectus. This proxy statement and prospectus provides you with detailed information concerning Inverness, Integ and the merger. Please give all of the information contained or incorporated by reference in the proxy statement and prospectus your careful attention. IN PARTICULAR, YOU SHOULD CAREFULLY CONSIDER THE DISCUSSION IN THE SECTION ENTITLED "RISK FACTORS" ON PAGE 17 OF THIS PROXY STATEMENT AND PROSPECTUS, INCLUDING THOSE RISK FACTORS THAT ARE INCORPORATED BY REFERENCE INTO THIS PROXY STATEMENT AND PROSPECTUS. You may also obtain more information about Inverness and us from documents we have filed with the Securities and Exchange Commission. If the requisite holders of Integ common stock approve the merger agreement, it is expected that the closing of the merger will occur soon after the special meeting and after all of the other conditions to closing the merger are satisfied.

    To vote your shares, you may use the enclosed proxy card or attend the special shareholders meeting that will be held for this important vote.

    Thank you for your cooperation.

                                          Sincerely,

                                          /s/ Susan L. Critzer

                                          Susan L. Critzer
                                          PRESIDENT AND CHIEF EXECUTIVE OFFICER

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THE SHARES OF INVERNESS COMMON STOCK TO BE ISSUED IN THE MERGER OR DETERMINED IF THIS PROXY STATEMENT AND PROSPECTUS IS ACCURATE OR ADEQUATE. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

    This proxy statement and prospectus is dated December 15, 2000 and is first being mailed to Integ shareholders on or about December 20, 2000.

                               INTEG INCORPORATED
                                2800 PATTON ROAD
                           ST. PAUL, MINNESOTA 55113
                                 (651) 639-8816

                            ------------------------

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                         TO BE HELD ON JANUARY 23, 2001

                            ------------------------

To the Shareholders of Integ Incorporated:

    We will hold a special meeting of shareholders of Integ Incorporated at 10:00 a.m., local time, on January 23, 2001 at the Minneapolis Marriott City Center, 30 South 7th Street, Minneapolis, Minnesota 55402, for the following purposes:

    1. To consider and vote on a proposal to approve the Agreement and Plan of Merger dated as of October 3, 2000, as amended, by and among Inverness Medical Technology, Inc., a Delaware corporation, Terrier Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Inverness, and Integ Incorporated, a Minnesota corporation, a copy of which is attached as Annex A to the accompanying proxy statement and prospectus.

    2. To transact such other business as may properly come before the special meeting or any adjournment or postponement.

    Only shareholders of record of Integ common stock at the close of business on December 13, 2000 are entitled to notice of, and will be entitled to vote at, the special meeting or any adjournment or postponement thereof. Approval of the merger agreement will require the affirmative vote of the holders of Integ common stock representing a majority of the outstanding shares of Integ common stock entitled to vote at the special meeting.

    YOUR VOTE IS IMPORTANT. TO ASSURE THAT YOUR SHARES ARE REPRESENTED AT THE SPECIAL MEETING, YOU ARE URGED TO COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND MAIL IT PROMPTLY IN THE POSTAGE-PAID ENVELOPE PROVIDED, WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING IN PERSON. YOU MAY REVOKE YOUR PROXY IN THE MANNER DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT AND PROSPECTUS AT ANY TIME BEFORE IT HAS BEEN VOTED AT THE SPECIAL MEETING. IF YOU ATTEND THE SPECIAL MEETING YOU MAY VOTE IN PERSON EVEN IF YOU RETURNED A PROXY.

    Integ shareholders have the right to dissent from the merger and obtain payment in cash of the fair value of their shares of common stock under applicable provisions of Minnesota law. In order to perfect dissenters' appraisal rights, shareholders must give written demand for appraisal of their shares before the taking of the vote on the merger at the special meeting and must not vote in favor of the merger. A copy of the applicable Minnesota statutory provisions is included as Annex C to the accompanying proxy statement and prospectus, and a summary of these provisions can be found under "The Merger--Dissenters' Appraisal Rights" beginning on page 41 of the accompanying proxy statement and prospectus.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          /s/ Susan L. Critzer

                                          Susan L. Critzer,
                                          PRESIDENT AND CHIEF EXECUTIVE OFFICER

St. Paul, Minnesota
December 15, 2000

PLEASE DO NOT SEND YOUR STOCK CERTIFICATES AT THIS TIME. IF THE MERGER IS COMPLETED, YOU WILL BE SENT INSTRUCTIONS REGARDING THE SURRENDER OF YOUR STOCK CERTIFICATES.

                      REFERENCES TO ADDITIONAL INFORMATION

    This proxy statement and prospectus incorporates important business and financial information about Inverness and Integ from other documents that are not included in or delivered with this proxy statement and prospectus. This information is available to you without charge upon your written or oral request. You can obtain those documents, which are incorporated by reference in this proxy statement and prospectus, by requesting them in writing or by telephone from the appropriate company at the following addresses and telephone numbers:

   Inverness Medical Technology, Inc.                 Integ Incorporated
           200 Prospect Street                         2800 Patton Road
      Waltham, Massachusetts 02453                 St. Paul, Minnesota 55113
             (781) 647-3900                             (651) 639-8816

    IF YOU WOULD LIKE TO REQUEST DOCUMENTS, PLEASE DO SO BY JANUARY 16, 2001 IN ORDER TO RECEIVE THEM BEFORE THE SPECIAL MEETING.

    See also the section of this proxy statement and prospectus entitled "Where You Can Find More Information" beginning on page 107.

                               TABLE OF CONTENTS

                                                                PAGE
                                                              --------
QUESTIONS AND ANSWERS ABOUT THE MERGER......................      1

SUMMARY.....................................................      3

RISK FACTORS................................................     17

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS...........     23

THE SPECIAL MEETING OF INTEG SHAREHOLDERS...................     25

THE MERGER..................................................     28

THE MERGER AGREEMENT........................................     45

ABOUT THE COMPANIES.........................................     60

INVERNESS' MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
  CONDITION AND RESULTS OF OPERATIONS.......................     69

SELECTED FINANCIAL DATA OF INTEG............................     70

INTEG'S MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
  CONDITION AND RESULTS OF OPERATIONS.......................     71

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES......     76

INVERNESS MEDICAL TECHNOLOGY, INC. AND SUBSIDIARIES
  UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL
  STATEMENTS................................................     78

MANAGEMENT OF INVERNESS.....................................     87

SECURITY OWNERSHIP OF DIRECTORS, EXECUTIVE OFFICERS AND
  PRINCIPAL STOCKHOLDERS....................................     90

DESCRIPTION OF INVERNESS CAPITAL STOCK......................     93

COMPARISON OF RIGHTS OF SHAREHOLDERS OF INTEG AND
  STOCKHOLDERS OF INVERNESS.................................     97

LEGAL MATTERS...............................................    107

EXPERTS.....................................................    107

WHERE YOU CAN FIND MORE INFORMATION.........................    107

FUTURE SHAREHOLDER PROPOSALS................................    109

INDEX TO FINANCIAL STATEMENTS...............................    F-1

Annex A--Merger Agreement (including Amendment No. 1).......    A-1
Annex B--Fairness Opinion of U.S. Bancorp Piper
  Jaffray Inc...............................................    B-1
Annex C--Sections 302A.471 and 302A.473 of the Minnesota
  Business Corporations Act.................................    C-1

                     QUESTIONS AND ANSWERS ABOUT THE MERGER

Q: WHAT IS THE PROPOSED TRANSACTION?

A: The proposed transaction contemplates that Integ will merge with and into a newly formed, wholly owned subsidiary of Inverness. The merged entity will survive the merger as a wholly owned subsidiary of Inverness.

Q: WHAT WILL I RECEIVE IN THE MERGER?

A: Each share of Integ common stock you hold immediately prior to the effective time of the merger will be converted into the right to receive a specific number of shares of Inverness common stock. This specific number of shares of Inverness common stock to be issued for each share of Integ common stock, which is called the exchange ratio, is tied to a formula described in more detail in the summary of the merger beginning on page 3. In general, the exchange ratio will be calculated so that a total of 1,900,000 shares of Inverness common stock, net of exercise amounts attributable to options and warrants of Integ that are outstanding as of the effective time, will be issued to:

    - existing holders of shares of Integ common stock,

    - holders of options to purchase shares of Integ common stock, upon exercise of the options, and

    - holders of warrants to purchase Integ common stock, upon exercise of the warrants.

    Accordingly, Inverness will be assuming all outstanding Integ options and warrants.

    You will not receive any fractional shares. Instead, you will receive cash in an amount equal to the average closing price for a share of Inverness common stock for the five-day trading period immediately preceding the effective date of the merger, multiplied by the appropriate fraction.

Q: IS THE EXCHANGE RATIO CURRENTLY DETERMINABLE?

A: No. Because the formula is dependent on certain factors not determinable until immediately prior to the effective time of the merger, including the average closing sale price of Inverness common stock for the five trading days immediately preceding the effective time of the merger and the number of options and warrants to purchase Integ common stock outstanding at the effective time, the exact number of shares you will receive for each Integ share cannot be determined at this time.

    The average closing sale price of Inverness common stock for the five trading days prior to December 13, 2000, the record date, was $34.0752 per share. Accordingly, factoring in the exercise prices of all outstanding Integ options and warrants as of December 13, 2000, if the merger were to occur on such date, each share of Integ common stock would be converted into the right to receive approximately .1734 shares of Inverness common stock.

Q: WILL I BE ABLE TO TRADE THE INVERNESS COMMON STOCK THAT I RECEIVE IN THE
    MERGER?

A: Yes. Inverness intends to list the Inverness common stock on the American
    Stock Exchange under the symbol "IMA".

Q: DO I HAVE APPRAISAL RIGHTS WITH RESPECT TO THE TRANSACTIONS?

A: Holders of Integ common stock are entitled to appraisal rights under sections
    302A.471 and 302A.473 of the Minnesota Business Corporation Act.

Q: WHAT HAPPENS IF THE MERGER IS NOT COMPLETED?

A: If the merger is not completed both companies will continue as independent companies. Integ may be required to pay a termination fee and certain expenses to Inverness under the merger agreement if the merger is not completed for certain reasons as discussed in this proxy statement and prospectus.

Q: WHEN WILL THE TRANSACTIONS BE COMPLETED?

A: The shareholders of Integ must approve the merger agreement at the special meeting. Some of Integ's principal shareholders, including all of Integ's directors and executive officers, representing a total of approximately 15.4% of the outstanding

    Integ common stock on October 3, 2000, have entered into a voting agreement to vote all of their shares of Integ common stock in favor of the merger agreement.

    We plan to complete the transactions as soon as possible after the special meeting, subject to the satisfaction or waiver of other conditions to the transactions, some of which are not in our control. Although we cannot predict when our conditions will be satisfied, we hope to complete the transactions no later than in the first quarter of 2001.

Q: SHOULD I SEND IN MY STOCK CERTIFICATES NOW?

A: No. If the merger is completed, you will receive written instructions for exchanging your shares of Integ common stock for shares of Inverness common stock. In the meantime, you should retain your certificates as the Integ common stock certificates are still valid. Please do not send in your stock certificates with your proxy.

Q: WHAT DO I NEED TO DO NOW?

A: You should carefully read and consider the information contained or incorporated by reference in this proxy statement and prospectus, including its annexes. It contains important information about Integ and Inverness. It also contains important information about what the boards of directors of Integ and Inverness considered in evaluating the transactions.

    You should then complete and sign your proxy card and return it in the enclosed return envelope as soon as possible so that your shares will be represented at the special meeting. If you sign and send in your proxy, but do not indicate how you want to vote, we will count your proxy as a vote FOR approval of the merger agreement. If you abstain from voting or do not vote, it will have the effect of a vote against the merger agreement.

Q: CAN I CHANGE MY VOTE AFTER I HAVE MAILED MY SIGNED PROXY CARD?

A: Yes. You can change your vote at any time before your proxy is voted at the special meeting. You can do this in one of three ways:

    - you can send a written notice stating that you revoke your proxy to Integ at the address listed below;

    - you can complete and submit a new proxy card, dated a later date than the first proxy card and send it to Integ at the address listed below. The new proxy card will automatically replace any earlier dated proxy card that you returned; or

    - you can attend the special meeting and vote in person.

    Your attendance at the special meeting will not, however, by itself revoke your proxy; you must also vote at the special meeting.

    You should send any notice of revocation or your completed new proxy card, as the case may be, to Integ at the following address:

        Integ Incorporated
        c/o Wells Fargo Shareowner Services
        P.O. Box 64873
        St. Paul, Minnesota 55164-9397

Q: IF MY SHARES ARE HELD IN "STREET NAME" BY MY BROKER, WILL MY BROKER VOTE MY
    SHARES FOR ME?

A: No. Your broker will vote your shares only if you provide instructions to your broker on how to vote. You should contact your broker and ask what directions your broker will need from you. Your broker will not be able to vote your shares without instructions from you, and therefore the failure to give these instructions will have the effect of a vote against the merger.

Q: ARE THERE ANY RISKS I SHOULD CONSIDER IN DECIDING WHETHER I VOTE FOR THE
    MERGER?

A: Yes. We have set out under the heading of "Risk Factors" beginning on page 17 of this proxy statement and prospectus, and incorporated by reference in this proxy statement and prospectus a number of risk factors that you should consider.

Q: WHERE CAN I FIND MORE INFORMATION?

A: You may obtain more information from various sources, as set forth under "Where You Can Find More Information" on page 107.

                                    SUMMARY

    This summary highlights what we believe is the most important information about the merger. However, to more fully understand the transaction, you should read this entire proxy statement and prospectus, including the materials attached as annexes, as well as the other documents to which we have referred you. See "Where You Can Find More Information" on page 107. The page references in parentheses will direct you to a more detailed description of each topic presented in this summary.

    Inverness Medical Technology and the "Little Man" logo are some of Inverness' trademarks. ONE TOUCH-Registered Trademark-
FastTAKE-Registered Trademark- and ONE TOUCH-Registered Trademark- Ultra are trademarks of LifeScan, Inc., a subsidiary of Johnson & Johnson. Other trademarks, trade names and service marks referred to in this proxy statement and prospectus are the property of their respective owners.

                                 THE COMPANIES

INVERNESS (SEE PAGE 60)

    The principal executive office of Inverness Medical Technology, Inc., a Delaware corporation, is located at 200 Prospect Street, Waltham, Massachusetts 02453, and its telephone number is (781) 647-3900.

    Inverness develops, manufactures and markets innovative products focused primarily on diabetes self-management. Inverness' principal products are advanced electrochemical blood glucose monitoring systems that are used by people with diabetes to determine their glucose levels in order to manage their disease. Inverness' systems are accurate, small, fast and easy to use. They utilize Inverness' proprietary biosensor test strips, which quickly draw blood into the strip, require only a small sample and provide users with the option of sampling from the forearm, thus avoiding the need for finger sticking. Inverness believes that the increased convenience and comfort offered by its systems will encourage more frequent blood glucose testing, an essential element of effective diabetes self-management. Inverness introduced its first generation electrochemical system in early 1998 and has shipped over 1.4 million meters through September 30, 2000. Meter shipments for this system more than doubled in the nine months ended September 2000 as compared to the same period in 1999. Inverness recently received FDA clearance for its second generation electrochemical system, which it expects to begin shipping in the fourth quarter of 2000. This system utilizes Inverness' latest proprietary test strip with a reduced blood sample requirement of just one microliter, and features the fastest test time of any commercially available system at five seconds, providing enhanced convenience and comfort. Inverness uses its diabetes expertise to design and manufacture low-cost alternative test strips for use in leading brand glucose meters made by other manufacturers. Inverness also markets a full family of ancillary diabetes supplies such as syringes, lancets, glucose tablets, and specialty skin creams. In addition to its diabetes products, Inverness sells women's health products, including home pregnancy detection tests, ovulation prediction tests and a line of nutritional supplements.

    Inverness seeks to maximize market penetration of its products through strategic partnerships and through its wholesale and retail distribution networks. Inverness has a global distribution agreement with LifeScan, a subsidiary of Johnson & Johnson, under which it develops and manufactures, and LifeScan markets, its electrochemical blood glucose monitoring systems. Inverness' first and second generation electrochemical systems are being marketed by LifeScan as the ONE TOUCH-Registered Trademark-
FastTAKE-Registered Trademark- and ONE TOUCH-Registered Trademark- Ultra. Inverness believes that its systems, which are the only electrochemical systems offered by LifeScan, are well positioned to capture an increasing market share. Further, its agreement with LifeScan contemplates that it will develop and manufacture, and LifeScan will market, additional electrochemical blood glucose monitoring systems.

    Inverness' objective is to be the leading provider of innovative products that provide a fully integrated and comprehensive approach to the self-management of diabetes. The key elements of Inverness' strategy for achieving this goal are to:

    - continue to develop superior blood glucose monitoring products;

    - maximize market penetration of its products through strategic partnerships and through its wholesale and retail distribution networks;

    - develop or acquire a comprehensive and integrated array of products for diabetes self-management; and

    - continue to manufacture high quality products in mass volumes at low costs.

    Consistent with its objectives, Inverness continues to focus on the development of pain-free, non-disruptive, continuous blood glucose monitoring systems and other complementary diabetes self-management products. For example, in addition to this merger with Integ, which Inverness believes will supplement and accelerate its existing efforts to develop glucose monitoring systems that do not require blood samples, more recently, Inverness entered into a development and license agreement with Debiotech, S.A. pursuant to which Debiotech will seek to develop an externally worn insulin pump using its proprietary technology.

    Inverness was incorporated in August 25, 1992 in Delaware under the name Selfcare, Inc. Inverness changed its name to Inverness Medical Technology, Inc. in May 2000.

RECENT DEVELOPMENTS OF INVERNESS

DEVELOPMENT AND LICENSE AGREEMENT WITH DEBIOTECH, S.A.

    On October 14, 2000, Inverness entered into a development and license agreement with Debiotech, S.A., pursuant to which Debiotech will seek to develop an externally-worn insulin pump using its proprietary technology in exchange for a $10 million fee. Inverness also received an option, exercisable in certain circumstances for an additional fee, for the exclusive right to commercialize an implantable insulin pump which Debiotech may seek to develop using its proprietary technology.

OFFERING FOR ADDITIONAL INVERNESS COMMON STOCK

    On October 24, 2000, Inverness filed a registration statement on Form S-3 with the SEC with respect to the registration and sale of 3,350,000 shares of Inverness common stock by Inverness and an additional 250,000 shares of common stock by certain selling stockholders, which was consummated on November 27, 2000, at $25.00 per share (less underwriting discounts and commissions). The underwriters in this offering were also granted an option to purchase 150,000 shares of Inverness common stock from Inverness and 390,000 shares of Inverness common stock from the selling stockholders solely to cover overallotments, which was exercised on November 24, 2000 and consummated in full on November 28, 2000 at $25.00 per share (less underwriting discounts and commissions). Accordingly, after the closing of the offering and the overallotment option on November 28, 2000, there were 29,100,106 shares of Inverness common stock outstanding, not including the shares to be issued pursuant to the merger. Inverness intends for the proceeds of the offering to be used for the repayment of certain indebtedness, to fund a portion of the consideration payable in the acquisition of Integ, to pay a fee due under its licensing agreement with Debiotech, to fund the redemption of preferred stock of a subsidiary and for working capital and other general corporate purposes, including other possible acquisitions.

INTEG (SEE PAGE 60)

    The principal executive office of Integ, a Minnesota corporation, is located at 2800 Patton Road, St. Paul, Minnesota 55113, and its telephone number is
(651) 639-8816.

    Integ Incorporated is a development stage medical technology company focused on developing an innovative glucose monitoring product to enable people with diabetes to manage this disease more effectively and conveniently. Integ has focused its efforts on developing methods to sample interstitial fluid, the clear fluid found between the cells throughout the body, and methods of presenting this sample to various types of glucose measurement systems in an integrated fashion. Integ has developed and patented what it believes is a unique technology to collect interstitial fluid samples. Using this technology, it has conducted extensive research on interstitial fluid. With Integ's advancements in interstitial fluid sampling technology and knowledge of interstitial fluid, it hopes to improve diabetes self-management by eliminating the need to draw blood for glucose monitoring. Integ believes that its technology, when combined with commercially available glucose measurement technology, will create a handheld glucose monitoring product for use by people with diabetes that will be simpler to use and less messy than current alternate site blood based test systems, and less painful than traditional fingerstick devices. Integ believes that this product, which Integ refers to as the LIFEGuide-TM- System, will allow people with diabetes to frequently self-monitor their glucose levels without repeatedly enduring the pain and mess associated with lancing their fingers to obtain a blood sample. Integ is a development stage company and was incorporated in April 1990 in Minnesota.

                              THE SPECIAL MEETING

DATE AND PURPOSE (SEE PAGE 25)

    A special meeting of Integ shareholders will be held at the Minneapolis Marriott City Center, 30 South 7th Street, Minneapolis, Minnesota 55402 on January 23, 2001 at 10:00 a.m., local time.

RECORD DATE; VOTING RIGHTS (SEE PAGE 25)

    If you owned shares of Integ common stock as of the close of business on December 13, 2000, the record date for the special meeting, you may vote on the approval of the merger agreement.

    On that date, there were 9,922,285 shares of Integ common stock outstanding. Integ shareholders will have one vote at the meeting for each share of common stock they owned on the record date.

REQUIRED VOTES (SEE PAGE 25)

    To approve the merger, holders of a majority of the outstanding shares of Integ common stock must vote to approve the merger agreement. If you fail to vote or abstain from voting, it will have the effect of a vote against the merger. A broker who holds Integ stock as your nominee will not have authority to vote your shares unless you provide the broker with specific voting instructions.

    On the record date, directors and officers of Inverness as a group owned no shares of Integ stock, and directors and officers of Integ as a group owned approximately 5% of the outstanding shares of Integ stock. In addition, certain Integ shareholders, some of whom are directors and officers of Integ, who beneficially own approximately 15.4% of the outstanding shares of Integ common stock, entered into an agreement with Inverness to vote their shares in favor of the merger. These Integ shareholders were not paid additional consideration to enter into the voting agreement. For further information, please refer to "The Merger Agreement--Related Agreements--Voting Agreement" on page 58 of this proxy statement and prospectus.

                                   THE MERGER

SUMMARY OF THE TRANSACTION

    Inverness and Integ executed a merger agreement on October 3, 2000, which was amended on October 16, 2000. The merger agreement provides for a merger of Integ with and into Terrier Acquisition Corp., a newly formed, wholly owned subsidiary of Inverness. The surviving company will be Terrier, which will remain a wholly owned subsidiary of Inverness.

    The proposed merger will occur following approval of the merger agreement by the Integ shareholders and satisfaction or waiver of all other conditions to the merger. The merger agreement, as amended, is attached as Annex A. We encourage you to read it because it is the legal document that governs the merger.

WHAT THE HOLDERS OF INTEG COMMON STOCK WILL RECEIVE IN THE MERGER (SEE PAGE 45)

    In the merger, each outstanding share of Integ common stock will be converted into the right to receive a fixed number of shares of common stock of Inverness based on an exchange ratio calculated as follows:

                                                                                  aggregate exercise
                                                                                 price of Integ stock
                       (average closing price of Inverness common stock X        options and warrants
                                         1,900,000) +                            options and warrants
                    ---------------------------------------------------------------------------------
exchange ratio =                     average closing price of Inverness common stock
                  -------------------------------------------------------------------------------------
                        total number of shares of Integ common stock outstanding immediately prior to the effective time of the merger + the total number of shares of Integ common stock issuable upon exercise of Integ stock options and warrants

    For the purpose of calculating the exchange ratio, the average closing price for Inverness common stock will be computed by averaging the closing sale prices of Inverness common stock on the American Stock Exchange for the five trading days immediately preceding the effective time of the merger.

    Since some of the variables necessary to determine the exchange ratio will not be determined until immediately prior to the effective time of the merger, the precise exchange ratio will not be determined until immediately prior to the effective time of the merger. However, if the effective time of the merger were December 13, 2000, the record date, the exchange ratio would equal approximately
 .1734.

    No fractional shares of Inverness common stock will be issued in connection with the merger. Instead, you will receive an amount of cash for any fractional shares that would otherwise be issued.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES (SEE PAGE 76)

    We intend that the merger qualify as a reorganization within the meaning of section 368(a) of the Internal Revenue Code. If the merger does qualify as a reorganization, no gain or loss will be recognized by Integ, Inverness or Terrier by reason of the merger. In addition, you will not recognize gain or loss on the exchange of your shares of Integ stock for shares of Inverness stock, except for any cash you receive instead of fractional shares. BECAUSE THE TAX CONSEQUENCES OF THE MERGER MAY VARY DEPENDING UPON EACH INTEG SHAREHOLDER'S PARTICULAR CIRCUMSTANCES, WE URGE YOU TO CONSULT YOUR OWN TAX ADVISORS ABOUT THE FEDERAL, STATE, LOCAL OR FOREIGN TAX CONSEQUENCES TO YOU AS A RESULT OF THE MERGER.

DISSENTERS' APPRAISAL RIGHTS (SEE PAGE 41)

    Integ's shareholders may exercise dissenters' appraisal rights in connection with the merger. Any shareholder exercising dissenter's appraisal rights will be required to follow the procedures set forth under Minnesota law and will receive cash for the shareholder's Integ common stock. If a shareholder fails to follow the proposed procedure for exercising dissenters' appraisal rights, these rights may be terminated or waived.

INTERESTS OF INTEG DIRECTORS AND OFFICERS IN THE MERGER (SEE PAGE 39)

    Some of Integ's executive officers and directors have interests in the merger that are different from, or in addition to, those of Integ shareholders generally. For instance, all outstanding options to purchase Integ stock will vest and become exercisable immediately prior to the closing of the merger. Integ intends to compensate employees for any excise tax required by section 280G of the Internal Revenue Code resulting from the acceleration of vesting of these stock options. In addition, the executive officers of Integ have employment agreements that provide for certain benefits if the officer is terminated by Inverness without cause or if he or she terminates his or her employment for good reason following a change of control. Furthermore, the merger agreement provides officers and directors of Integ with continuing indemnification rights.

CONDITIONS TO THE MERGER (SEE PAGE 54)

    Inverness and Integ will not complete the merger unless a number of conditions are satisfied or waived, including approval of the merger agreement by the Integ shareholders.

LIMITATION ON CONSIDERING OTHER ACQUISITION PROPOSALS (SEE PAGE 52)

    Integ has agreed not to consider an acquisition proposal, such as a business combination or other similar transaction, with a party other than Inverness while the merger is pending unless the other party has made an unsolicited written proposal that represents a superior proposal. The determination as to whether an acquisition proposal is a superior proposal would be based on the financial benefit to Integ shareholders. In addition, to consider a superior proposal, the board of Integ must also be satisfied with the other party's ability to finance the transaction and that considering the superior proposal is required by the directors' fiduciary duties.

TERMINATION OF THE MERGER AGREEMENT (SEE PAGE 56)

    The merger agreement may be terminated by mutual written consent. Either Inverness and Terrier, on the one hand, or Integ, on the other hand, may terminate the merger agreement if:

    - Integ shareholder approval is not obtained at the special meeting;

    - any governmental entity has issued an injunction or taken other action that permanently enjoins the merger;

    - the other party materially breaches any representation, warranty, covenant or agreement contained in the merger agreement (except for those breaches unlikely to have a material adverse effect on the business, results of operations or financial condition of the breaching party); or

    - the merger has not occurred by March 31, 2001, without a material breach by the terminating party of its obligations under the merger agreement.

    The merger agreement may be terminated by Integ prior to the special meeting if Integ concurrently enters into a definitive agreement with respect to a superior proposal, provided that Integ:

    - provides Inverness and Terrier with five business days prior notice of the decision to terminate during which time Inverness may propose any adjustment to the merger agreement; and

    - pays to Inverness or its designee a $2.0 million termination fee concurrently with the effectiveness of the termination.

    The merger agreement may be terminated by Inverness or Terrier if:

    - the Integ board does not make a recommendation of, or withdraws, amends, modifies or changes its approval or recommendation of, the merger agreement or the transactions contemplated thereby;

    - the Integ board fails to include its favorable recommendation regarding the merger in this proxy statement and prospectus;

    - the Integ board recommends any superior proposal;

    - the Integ board publicly expresses no opinion and remains neutral in respect of any acquisition proposal or the merger and related transactions;

    - Integ enters into a definitive agreement with respect to a superior proposal; or

    - Integ makes any proposal or announces its intention to enter into an agreement with respect to an acquisition proposal with a party other than Inverness.

TERMINATION FEES AND EXPENSES (SEE PAGE 57)

    The merger agreement requires Integ to pay Inverness a termination fee of $2.0 million in cash if:

    - Integ terminates the merger agreement in order to effect a superior proposal; or

    - Inverness or Terrier terminates the merger agreement as a result of:

       - the Integ board failing to make a recommendation of, or having withdrawn, amended, modified or changed its approval or recommendation of, the merger agreement;

       - the Integ board failing to include its favorable recommendation regarding the merger in this proxy statement and prospectus;

       - the Integ board recommending any superior proposal;

       - the Integ board publicly expressing no opinion and remaining neutral in respect of any acquisition proposal or the merger and related transactions;

       - entering into a definitive agreement with respect to a superior proposal;

       - Integ making a proposal or announcement of its intention to enter into an agreement with respect to an acquisition proposal; or

       - Integ or its board resolving to do any of the actions discussed in the five points above.

    Furthermore, if either party terminates the merger agreement because:

    - the required approval of the Integ shareholders has not been obtained at the special meeting;

    - the merger has not occurred by March 31, 2001 (and the terminating party is not in material breach of its obligations); or

    - Inverness or Terrier terminates the merger agreement because Integ materially breaches any representation, warranty, covenant or agreement contained in the merger agreement;

    AND if prior to one year from such termination, Integ enters into an acquisition proposal with any other entities (with certain exceptions) or the Integ board recommends or resolves to recommend to Integ shareholders approval or acceptance of an acquisition proposal with any party (with certain exceptions);

    THEN Integ is required to pay Inverness a fee of $2.0 million.

    Additionally, if Inverness or Terrier terminates the merger agreement because Integ materially breaches any representation, warranty, covenant or agreement contained in the merger agreement, and this breach is caused by a willful act, omission or other willful misconduct of Integ, then Integ is required to reimburse Inverness and Terrier for their out-of-pocket costs and expenses incurred in connection with the merger agreement and the transactions contemplated thereby, up to a maximum of $2.0 million.

FAIRNESS OPINION OF U.S. BANCORP PIPER JAFFRAY INC. (SEE PAGE 34)

    In deciding to approve the merger, the Integ board considered an opinion from its financial advisor, U.S. Bancorp Piper Jaffray Inc. On October 3, 2000, U.S. Bancorp Piper Jaffray delivered its written opinion to the Integ board of directors that as of that date and based on and subject to the matters set forth in the opinion, the consideration to be received by holders of common stock pursuant to the merger agreement was fair, from a financial point of view, to Integ common shareholders. The full text of this written opinion is attached as Annex B to this proxy statement and prospectus. We encourage you to read this opinion carefully in its entirety. The opinion of U.S. Bancorp Piper Jaffray is directed to the Integ board and is not a recommendation to any shareholder on how to vote on the merger or the merger agreement.

TREATMENT OF STOCK OPTIONS AND WARRANTS (SEE PAGE 39)

    Each option and warrant to purchase shares of Integ stock outstanding immediately prior to the merger will be assumed by Inverness and will become an option or warrant, as the case may be, to acquire Inverness stock. Inverness will adjust the number of shares issuable upon exercise and the exercise prices to reflect the merger's exchange ratio.

ACCOUNTING TREATMENT (SEE PAGE 41)

    Inverness expects to account for the merger as an asset acquisition, which means the assets and liabilities of Integ, including its intangible assets, will be recorded on Inverness' books at their fair values. The results of operations and cash flows of Integ will be included in Inverness' financial statements prospectively as of the closing of the merger. It is expected that a substantial portion of the purchase price will be allocated to Integ's in-process research and development, which, under generally accepted accounting principles, will be expensed by Inverness immediately following completion of the merger.

REGULATORY APPROVALS

    We are not aware of any material governmental or regulatory approvals required for closing the merger other than compliance with federal securities laws.

PURCHASE OF SERIES B PREFERRED STOCK (SEE PAGE 40)

    The merger agreement requires that Inverness fund the redemption for cash of all of Integ's outstanding shares of Series B preferred stock at a price equal to the amount of funds that Integ received from Amira Medical in exchange for such Series B preferred stock plus a 10% premium. As of the date of this proxy statement and prospectus, there are 1,983,123 shares of Series B preferred stock outstanding and the redemption price would be $4,977,266.87.

COMPARATIVE STOCKHOLDER RIGHTS (SEE PAGE 97)

    When we complete the merger, Integ shareholders will hold shares of Inverness common stock. Your rights as an Inverness stockholder will be governed by Inverness' certificate of incorporation and bylaws and by Delaware general corporate laws. Integ shareholders will have different rights as holders of Inverness common stock than they currently have as holders of Integ common stock.

 INTEG'S REASONS FOR THE MERGER AND RECOMMENDATION OF INTEG BOARD (SEE PAGE 32)

    Integ's board of directors consulted with senior management and Integ's financial and legal advisors and considered a number of factors, including those set forth below, in reaching its decision to approve the merger agreement and the transactions contemplated by the merger agreement, and to recommend that Integ's shareholders vote "FOR" approval of the merger agreement.

    - Integ's development of technology in connection with its alliance with Amira Medical and the progress of potential competitors;

    - the relative value of the consideration to be received by Integ shareholders compared to the historical and recent market prices of Integ common stock;

    - the potential consideration to be received in, and likelihood of, Integ exercising its option to merge with a subsidiary of Amira;

    - the fairness opinion of Integ's financial advisor, U.S. Bancorp Piper Jaffray;

    - Integ's prospects of remaining independent;

    - the possible effect of the merger on the current facility and employees;

    - the ability of Integ to terminate the merger agreement in the event of a superior proposal, subject to the payment of a termination fee; and

    - the limited nature of the closing conditions included in the merger agreement.

    The foregoing discussion of the information and factors considered by Integ's board of directors, while not exhaustive, includes the material factors considered by the board of directors. In view of the variety of factors considered in connection with its evaluation of the merger, Integ's board of directors did not find it practicable to, and did not, quantify or otherwise assign relative or specific weight or values to any of these factors, and individual directors may have given different weights to different factors.

                INVERNESS' REASONS FOR THE MERGER (SEE PAGE 31)

    In reaching its decision to approve the merger, the Inverness board considered, among other things, the following factors:

    - acquiring the technology contained within Integ's LIFEGuide-TM- System of glucose measurement on Inverness' revenue and earnings;

    - the rights of Amira Medical in certain of Integ's intellectual property, including certain exclusive rights with respect to jointly developed technology;

    - the development and potential commercialization of Integ's proprietary interstitial fluid sampling technology; and

    - synergies resulting from the acquisition of Integ's existing and in-process intellectual property and the elimination of redundancies.

               COMPARATIVE STOCK PRICE INFORMATION (SEE PAGE 16)

    Inverness common stock is traded on the American Stock Exchange and Integ stock is quoted on the Nasdaq National Market. The following table presents the market value of Inverness stock, on a historical basis, and the market value of Integ stock, on a historical and equivalent per share basis, as of October 3, 2000, the last trading day before we publicly announced the merger, and December 13, 2000, the record date. The equivalent per share amount is determined using an assumed exchange ratio of .1734. The actual exchange ratio will not necessarily equal the assumed exchange ratio.

                                                                                            EQUIVALENT
                            INVERNESS COMMON STOCK             INTEG COMMON STOCK           PER SHARE
                        ------------------------------   ------------------------------   VALUE OF INTEG
                          HIGH       LOW      CLOSING      HIGH       LOW      CLOSING     COMMON STOCK
                        --------   --------   --------   --------   --------   --------   --------------
October 3, 2000.......  $19.4375   $18.3125   $18.8750   $2.5625    $2.3125    $2.3750        $3.27
December 13, 2000.....  $37.0000   $36.1250   $36.6875   $6.6875    $6.3125    $6.4375        $6.36

    You are encouraged to obtain current market quotations for Inverness stock and Integ stock.

                   SUMMARY UNAUDITED PRO FORMA FINANCIAL DATA

    The following summary unaudited pro forma financial data presents the combined condensed financial data of Inverness and Integ after giving effect to the merger, assuming the merger had been effective for the periods indicated. The summary unaudited pro forma combined condensed financial data as of and for the year ended December 31, 1999 and as of and for the nine months ended September 30, were derived from, and should be read in conjunction with, the unaudited pro forma condensed consolidated balance sheet and unaudited pro forma condensed consolidated statements of operations, including the notes, which are included in this proxy statement and prospectus. You should read the selected unaudited pro forma combined condensed financial data in conjunction with the historical financial statements of Integ, which are included in this proxy statement and prospectus beginning on page 70, and the historical financial statements of Inverness, which are incorporated by reference from Inverness' Form 10-K for the fiscal year ended December 31, 1999 and Form 10-Q for the nine months ended September 30, 2000. We have presented the summary unaudited pro forma condensed financial data for illustration purposes only. This data does not necessarily show what the operating results or financial position would have been if the merger had been completed, nor does it indicate the future operating results or financial position of the combined entities.

                                                               YEAR ENDED     NINE MONTHS ENDED
                                                              DECEMBER 31,      SEPTEMBER 30,
                                                                 1999(1)           2000(1)
                                                              -------------   -----------------
Consolidated Statement of Operations:
Net revenues................................................    $125,873           $121,318
Cost of sales...............................................      83,246             70,595
                                                                --------           --------
Gross profit................................................      42,627             50,723
                                                                --------           --------
Operating expenses:
Research and development....................................      11,123             12,192
  Selling, general and administrative.......................      39,892             31,072
  Other expenses............................................          --                 --
                                                                --------           --------
  Total operating expenses..................................      51,015             43,264
                                                                --------           --------
  Operating (loss) income...................................      (8,388)             7,459
Interest and other expenses, net............................      (9,498)            (4,849)
                                                                --------           --------
  (Loss) income before income taxes.........................     (17,886)             2,610
Provision for income taxes..................................         246                435
                                                                --------           --------
  Net (loss) income.........................................    $(18,132)          $  2,175
                                                                ========           ========
Net (loss) income per common and potential common share:(2)
  Basic.....................................................    $  (0.97)          $   0.09
                                                                ========           ========
  Diluted...................................................    $  (0.97)          $   0.07
                                                                ========           ========

                                                              SEPTEMBER 30, 2000
                                                              -------------------
                                                                 PRO FORMA(1)
                                                              -------------------
Balance Sheet Data:
  Cash and cash equivalents.................................       $  2,204
  Working capital...........................................        (22,206)
  Total assets..............................................        133,075
  Debt obligations..........................................         54,526
  Preferred stock subject to redemption.....................          4,328
  Total stockholders' equity................................         44,392

------------------------

(1) Reflects the effect of Inverness acquisition of Integ, excluding a non-recurring charge for the write-off of a portion of the purchase price as in-process research and development.

(2) Computed as described in Inverness historical financial statements and related notes incorporated by reference into this prospectus.

                   SUMMARY HISTORICAL FINANCIAL DATA OF INTEG

    The following summary historical financial data of Integ is qualified by reference to and should be read in conjunction with "Integ's Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Financial Statements and the Notes thereto included elsewhere herein. The statements of operations data for the years ended December 31, 1997, 1998 and 1999 and the balance sheet data at December 31, 1998 and 1999 are derived from, and are qualified by reference to, the audited financial statements and should be read in conjunction with those financial statements and notes thereto. The statements of operations data for the years ended December 31, 1995 and 1996 and the balance sheet data at December 31, 1995, 1996 and 1997 are derived from audited financial statements not included herein. The summary statements of operations data for the nine-month periods ended September 30, 1999 and 2000 and for the period from April 3, 1990 (inception) to September 30, 2000 are derived from unaudited consolidated financial statements included in this prospectus. The unaudited consolidated financial statements for the nine-month periods have been prepared on a basis consistent with Integ's audited financial statements and, in the opinion of management, include all adjustments consisting only of normal recurring adjustments, necessary for a fair presentation of Integ's financial position and results of operations for those periods. The results of operations for the nine months ended September 30, 2000 are not necessarily indicative of results for the year ending December 31, 2000 or any future period.

                                                                                               NINE MONTHS        PERIOD FROM
                                                                                                  ENDED          APRIL 3, 1990
                                                  YEAR ENDED DECEMBER 31,                     SEPTEMBER 30       (INCEPTION) TO
                                    ----------------------------------------------------   -------------------   SEPTEMBER 30,
                                      1995       1996       1997       1998       1999       1999       2000          2000
                                    --------   --------   --------   --------   --------   --------   --------   --------------
SUMMARY STATEMENTS OF OPERATIONS:
(IN THOUSANDS, EXCEPT PER SHARE
  DATA)
Operating loss....................  $(5,281)   $(9,920)   $(12,462)  $(10,871)  $(7,503)   $(5,933)   $(3,964)      $(54,791)
Net loss..........................  $(5,049)   $(9,083)   $(11,564)  $(11,086)  $(7,844)   $(6,176)   $(4,154)      $(53,522)
Net loss per share:
  Basic and diluted...............  $(11.65)   $ (1.86)   $  (1.24)  $  (1.17)  $  (.81)   $  (.64)   $  (.42)      $ (13.27)
Weighted average number of common
  shares outstanding:
  Basic and diluted...............      433      4,889       9,305      9,477     9,649      9,644      9,827          4,035

                                                                                                             NINE MONTHS
                                                                   YEAR ENDED DECEMBER 31,                      ENDED
                                                     ----------------------------------------------------   SEPTEMBER 30,
                                                       1995       1996       1997       1998       1999          2000
                                                     --------   --------   --------   --------   --------   --------------
SELECTED BALANCE SHEET DATA:
(IN THOUSANDS, EXCEPT EMPLOYEE DATA)
Current assets.....................................  $15,860    $34,151    $21,914    $11,308     $3,218        $1,691
Current liabilities................................      523      1,574      2,340      2,411      1,924         1,602
Working capital....................................   15,337     32,577     19,574      8,897      1,294            89
Total assets.......................................   17,376     37,716     29,216     18,155      8,636         6,562
Long-term obligations..............................      447      1,298      3,030      2,686      1,274           333
Shareholders' equity...............................   16,405     34,844     23,846     13,058      5,438         4,627
Number of full time employees......................       45         63         79         26         28            31

          SUMMARY HISTORICAL CONSOLIDATED FINANCIAL DATA OF INVERNESS

    You should read the following summary consolidated financial data of Inverness in conjunction with its consolidated financial statements and notes and the other information included in or incorporated by reference into this proxy statement and prospectus. The summary consolidated balance sheet data as of December 31, 1998 and 1999 and the summary consolidated statement of operations data for the years ended December 31, 1997, 1998 and 1999 have been derived from Inverness' consolidated financial statements that have been audited by Arthur Andersen, LLP, independent public accountants, and are incorporated by reference into this proxy statement and prospectus. The summary consolidated balance sheet data as of December 31, 1995, 1996 and 1997 and the summary consolidated statement of operations data for the years ended
December 31, 1995 and 1996 have been derived from Inverness' audited consolidated financial statements not included or incorporated by reference in this prospectus. The summary consolidated statement of operations data for the nine-month periods ended September 30, 1999 and 2000 and the summary consolidated balance sheet data at September 30, 2000 are derived from unaudited consolidated financial incorporated by reference in this prospectus. The unaudited consolidated financial statements for the nine-month periods have been prepared on a basis consistent with Inverness' audited consolidated financial statements and, in the opinion of management, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of Inverness' consolidated financial position and consolidated results of operations for these periods. The consolidated results of operations for the nine months ended September 30, 2000 are not necessarily indicative of results for the year ending December 31, 2000 or any future period.

    When you read this summary financial data, it is important that you also read the historical financial statement and related notes included in or incorporated by reference into this prospectus, as well as the section of this prospectus entitled "Inverness' Management's Discussion and Analysis of Financial Condition and Results of Operations." The historical results are not necessarily indicative of future results.

                                                                                                                  NINE MONTHS
                                                                                                                     ENDED
                                                                     YEAR ENDED DECEMBER 31,                     SEPTEMBER 30,
                                                       ----------------------------------------------------   -------------------
                                                         1995       1996       1997       1998       1999       1999       2000
                                                       --------   --------   --------   --------   --------   --------   --------
CONSOLIDATED STATEMENT OF OPERATIONS:
(IN THOUSANDS, EXCEPT PER SHARE DATA)
Net revenues.........................................  $  7,239   $ 19,063   $ 52,250   $117,984   $125,873   $89,647    $121,318
Cost of sales........................................     5,565     10,958     26,277     77,081     83,246    60,957      70,595
                                                       --------   --------   --------   --------   --------   -------    --------
Gross profit.........................................     1,674      8,105     25,973     40,903     42,627    28,690      50,723
                                                       --------   --------   --------   --------   --------   -------    --------
Operating Expenses:
  Research and development...........................     1,532      6,643     15,633      7,380      6,906     4,357       9,479
  Selling, general and administrative................     5,702     14,713     25,805     36,290     35,390    26,839      28,910
  Other expenses.....................................        --      4,397      3,303      7,542         --        --          --
                                                       --------   --------   --------   --------   --------   -------    --------
  Total operating expenses...........................     7,234     25,753     44,741     51,212     42,296    31,196      38,389
                                                       --------   --------   --------   --------   --------   -------    --------
  Operating (loss) income............................    (5,560)   (17,648)   (18,768)   (10,309)       331    (2,506)     12,334
Interest expense, including amortization of original
  issue discount.....................................    (4,519)   (11,561)    (5,487)    (9,565)    (8,093)   (6,003)     (5,898)
Interest and other income (expense) net..............        38        741        434      1,787       (532)      169       2,423
                                                       --------   --------   --------   --------   --------   -------    --------
  (Loss) income before dividends and accretion on
    mandatorily redeemable preferred stock of a
    subsidiary.......................................   (10,041)   (28,468)   (23,821)   (18,087)    (8,294)   (8,340)      8,859
Dividends and accretion on mandatorily redeemable
  preferred stock of subsidiary......................       (56)      (110)      (114)      (146)      (226)     (169)       (383)
                                                       --------   --------   --------   --------   --------   -------    --------
  (Loss) income before extraordinary loss and income
    taxes............................................   (10,097)   (28,578)   (23,935)   (18,233)    (8,520)   (8,509)      8,476
Extraordinary loss on modification and early
  extinguishment of debt.............................        --         --       (579)        --       (306)     (306)       (800)
                                                       --------   --------   --------   --------   --------   -------    --------
  (Loss) income before income taxes..................   (10,097)   (28,578)   (24,514)   (18,233)    (8,826)   (8,815)      7,676
Provision for income taxes...........................        --         --        196        545        246       349         435
                                                       --------   --------   --------   --------   --------   -------    --------
  Net (loss) income..................................  $(10,097)  $(28,578)  $(24,710)  $(18,778)  $ (9,072)  $(9,164)   $  7,241
                                                       ========   ========   ========   ========   ========   =======    ========
Net (loss) income per common and potential common
  share(1)
  Basic..............................................  $  (2.61)  $  (6.00)  $  (3.36)  $  (1.55)  $  (0.66)  $ (0.64)   $   0.30
                                                       ========   ========   ========   ========   ========   =======    ========
  Diluted............................................  $  (2.61)  $  (6.00)  $  (3.36)  $  (1.55)  $  (0.66)  $ (0.64)   $   0.26
                                                       ========   ========   ========   ========   ========   =======    ========

                                                       DECEMBER 31,
                                   ----------------------------------------------------   SEPTEMBER 30
                                     1995       1996       1997       1998       1999         2000
                                   --------   --------   --------   --------   --------   ------------
BALANCE SHEET DATA:
(IN THOUSANDS)
Cash and cash equivalents........  $ 7,395    $16,459    $15,670    $  9,200   $  5,234     $  6,140
Working capital..................    4,318      9,863     (2,282)      2,733     (8,673)     (16,545)
Total assets.....................   13,692     41,089     95,372     115,077    114,837      119,856
Debt obligations.................   10,500      8,833     59,903      62,481     60,375       52,861
Preferred stock subject to
  redemption.....................    1,644      1,754     11,141      14,257      9,054        4,328
Total stockholders' (deficit)
  equity.........................  $(5,230)   $12,079    $ 5,441    $ 15,009   $ 18,120     $ 33,359

------------------------

(1) Historical basic and diluted net (loss) income per common and potential common share is computed as described in Inverness' historical financial statements and related notes incorporated by reference into this prospectus.

                           COMPARATIVE PER SHARE DATA

    We are providing the following comparative per share information to aid you in your analysis of the financial aspects of the merger. You should read this information in conjunction with each company's historical financial statements and unaudited pro forma condensed consolidated financial statements and the related notes that are included elsewhere in this proxy statement and prospectus. The unaudited pro forma consolidated per share data presented below reflects the purchase method of accounting for business combinations. The results may have been different if the companies had always been consolidated.

    Both Inverness and Integ have fiscal years ending on December 31. The Integ pro forma equivalent per share data equals an assumed exchange ratio of .1734 multiplied by the Inverness pro forma consolidated per share data. The actual exchange ratio will not necessarily equal this assumed exchange ratio, and the pro forma per share data are not necessarily indicative of the results that would have occurred if the merger had been completed on the dates indicated or the results that will occur after the merger. Please refer to the section of this proxy statement and prospectus entitled "Inverness Medical Technology, Inc. and Subsidiaries Unaudited Pro Forma Combined Condensed Financial Statements" beginning on page 78.

                                                             INVERNESS                   INTEG
                                                       ----------------------   -----------------------
                                                                                             PRO FORMA
                                                                    PRO FORMA                EQUIVALENT
                                                       HISTORICAL   PER SHARE   HISTORICAL   PER SHARE
                                                       ----------   ---------   ----------   ----------
Loss (earnings) per share:
Year ended December 31, 1999.........................
  Basic..............................................    $(0.66)     $(0.97)      $(0.81)      $(0.17)
  Diluted............................................    $(0.66)     $(0.97)      $(0.81)      $(0.17)
Nine months ended September 30, 2000.................
  Basic..............................................    $ 0.30      $ 0.09       $(0.42)      $ 0.02
  Diluted............................................    $ 0.26      $ 0.07       $(0.42)      $ 0.01
Dividends per share:
Year ended December 31, 1999.........................        --          --           --           --
Nine months ended September 30, 2000.................        --          --           --           --
Book value per share at September 30, 2000...........    $ 1.30      $ 1.60       $ 0.47       $ 0.28

                     COMPARATIVE STOCK PRICES AND DIVIDENDS

    Inverness common stock is quoted on the American Stock Exchange under the trading symbol "IMA." Integ common stock is quoted on the Nasdaq National Market under the trading symbol "NTEG." The following table sets forth, for the periods indicated, the high and low sale prices per share of Inverness stock as reported on the American Stock Exchange and the high and low bid price per share of Integ stock as reported on the Nasdaq National Market.

                                                             INVERNESS               INTEG
                                                        -------------------   -------------------
                                                          HIGH       LOW        HIGH       LOW
                                                        --------   --------   --------   --------
CALENDAR YEAR 1998
  First Quarter.......................................  $11.1250   $ 8.3750   $7.3800    $3.2500
  Second Quarter......................................  $11.8750   $ 9.0625   $4.7500    $2.1300
  Third Quarter.......................................  $ 9.6250   $ 3.3125   $3.2500    $0.5000
  Fourth Quarter......................................  $ 3.8125   $ 1.2500   $1.8100    $0.5900
CALENDAR YEAR 1999
  First Quarter.......................................  $ 5.9375   $ 2.0000   $1.6300    $1.0000
  Second Quarter......................................  $ 5.1875   $ 2.7500   $3.0000    $1.3100
  Third Quarter.......................................  $ 3.8750   $ 2.3750   $2.1300    $1.4400
  Fourth Quarter......................................  $ 4.6875   $ 2.5625   $2.6300    $1.7500
CALENDAR YEAR 2000
  First Quarter.......................................  $11.3750   $ 3.1875   $6.3800    $1.9700
  Second Quarter......................................  $ 9.7500   $ 4.1250   $3.0000    $1.3800
  Third Quarter.......................................  $22.4375   $ 8.5625   $3.0000    $1.1900
  Fourth Quarter (through December 13, 2000)..........  $37.0000   $16.5625   $6.8750    $2.3125

RECENT CLOSING PRICES

    The following table sets forth the high, low and closing sale prices per share of Inverness stock as reported on the American Stock Exchange and Integ stock as reported on the Nasdaq National Market, respectively, on October 3, 2000, the last trading day before our public announcement of the merger agreement, and on December 13, 2000, the record date.

                                     INVERNESS                          INTEG                   INTEG
                           ------------------------------   ------------------------------   EQUIVALENT
                             HIGH       LOW      CLOSING      HIGH       LOW      CLOSING    STOCK PRICE
                           --------   --------   --------   --------   --------   --------   -----------
October 3, 2000..........  $19.4375   $18.3125   $18.8750   $2.5625    $2.3125    $2.3750        $3.27
December 13, 2000........  $37.0000   $36.1250   $36.6875   $6.6875    $6.3125    $6.4375        $6.36

    The market price of Inverness stock is likely to fluctuate prior to the merger. You should obtain current market quotations. We cannot predict the future prices for Inverness stock, or on which markets it will be traded in the future.

DIVIDEND INFORMATION

    No cash dividends have ever been paid or declared on the shares of Inverness common stock or Integ common stock. Inverness does not intend to pay cash dividends on its common stock in the foreseeable future. Inverness' present intention is to retain its earnings to finance the growth and development of its business. Any future payment of dividends on Inverness stock will be at the board's discretion and will depend upon, among other things, Inverness' earnings, financial condition, capital requirements, level of indebtedness and other factors that the Inverness board deems relevant.

NUMBER OF HOLDERS OF COMMON STOCK AND NUMBER OF SHARES OUTSTANDING

    As of December 13, 2000, there were 338 stockholders of record of Inverness who held an aggregate of 29,118,655 shares of Inverness stock.

    As of December 13, 2000, there were 241 shareholders of record of Integ who held an aggregate of 9,922,285 shares of Integ stock.

                                  RISK FACTORS

    In addition to the other information included in this proxy statement and prospectus, you should consider carefully the risk factors described below in deciding how to vote on the merger proposal. You should keep these risk factors in mind when you read forward-looking statements. Please refer to the section of this proxy statement and prospectus entitled "Special Note Regarding Forward-looking Statements."

                          RISKS RELATING TO THE MERGER

THE EXCHANGE RATIO FOR INTEG STOCK IN THE MERGER IS FIXED AGAINST A SET NUMBER OF SHARES OF INVERNESS STOCK AND WILL NOT BE ADJUSTED IF THERE IS ANY CHANGE IN THE PRICE OF INVERNESS STOCK.

    In the merger, Integ stock will be exchanged for Inverness stock at an exchange ratio designed to provide that a total of 1,900,000 shares of Inverness common stock, net of exercise amounts attributable to the options and warrants, will be issued to:

    - existing holders of shares of Integ common stock;

    - holders of options to purchase shares of Integ common stock; and

    - holders of warrants to purchase Integ common stock.

For more information on the determination of the exchange ratio, see the section of this proxy statement and prospectus entitled "The Merger Agreement--Merger Consideration" on page 45. The market value of Inverness stock on and after the closing date of the merger may vary significantly from the prices on the date of execution of the merger agreement, the date of this proxy statement and prospectus and the date on which you vote on the merger. Any change in the price of Inverness stock will affect the value of the consideration that Integ shareholders receive in the merger. The price of Inverness stock can be volatile and the price at the time that the merger is completed may be lower than its price on the date of this document or the date of the Integ special meeting. On October 3, 2000, the date of the execution of the merger, the closing price of Inverness stock was $18.875 per share. On December 13, 2000, the record date, the closing price of Inverness stock was $36.6875 per share. You are encouraged to obtain current market quotations for Inverness stock.

INVERNESS FACES DIFFERENT MARKET RISKS FROM THOSE FACED BY INTEG, AND THESE RISKS MAY CAUSE THE VALUE OF THE SHARES OF INVERNESS STOCK ISSUED TO YOU TO DECLINE.

    In the merger you will receive shares of Inverness stock. Inverness stock has historically experienced significant fluctuations in price and volume. The business, strategy and financial condition of Inverness are somewhat different from that of Integ. Inverness' results of operations, as well as the price of Inverness stock, will be affected by various factors different from those affecting Integ's results of operations and its common stock price. Future events that may not have affected the price of Integ stock may cause the price of Inverness stock to fall.

    For a description of and other information about Inverness stock and differences between Inverness stock and Integ stock, see the sections of this proxy statement and prospectus entitled "Comparative Per Share Data" on page 15, "Comparative Stock Prices and Dividends" on page 16 and "Comparison of Rights of Shareholders of Integ and Stockholders of Inverness" on page 97.

THE MERGER MAY NOT YIELD PRODUCTS OR TECHNOLOGY THAT CAN BE COMMERCIALIZED BY INVERNESS.

    The value of Integ to Inverness may not be greater than or equal to the purchase price which Inverness has agreed to pay. If Inverness is unable to effectively integrate the technologies of Integ into the research and development efforts of Inverness, its research and development efforts may suffer. Further, Inverness cannot guarantee that it will realize any of the benefits or strategic objectives it is seeking to obtain by acquiring Integ. In that regard, Integ has granted to a third party certain rights in its intellectual property that survive the acquisition by Inverness which will permit this third party to also utilize substantially all the technology that Inverness will acquire. In connection with accounting for the acquisition of Integ, Inverness will record a significant amount of intangible assets, the amortization of which will adversely affect its results of operations in future periods. In addition, Inverness will also record a significant charge for the write-off of a portion of the purchase price as in-process research and development. For the purpose of preparing the pro forma information that is included in summary form in this proxy statement and prospectus, Inverness estimated the allocation of the purchase price. The final purchase price allocation will be based, in part, on an independent appraisal of the acquired intangible assets and the charge for in-process research and development. The appraisal results and final allocation of the purchase price could vary significantly from Inverness' original estimates, which would result in a greater or lesser non-recurring charge for the write-off of a portion of the purchase price as in-process research and development during the quarter in which the merger is consummated.

THE TERMINATION FEE AND THE RESTRICTIONS ON SOLICITATION CONTAINED IN THE MERGER AGREEMENT MAY DISCOURAGE OTHER COMPANIES FROM TRYING TO ACQUIRE INTEG.

    Until the completion of the merger, and with some exceptions, Integ is prohibited from entering into or soliciting, initiating or encouraging any inquiries or proposals that may lead to a proposal or offer for a merger or other business combination transaction with any person other than Inverness. In addition, Integ agreed to pay a termination fee to Inverness in specified circumstances, including where a third party acquires or seeks to acquire Integ. These provisions could discourage other companies from trying to acquire Integ even though those other companies might be willing to offer greater value to Integ shareholders than Inverness has offered in the merger. The payment of the termination fee could also have a material adverse effect on Integ's financial condition.

OFFICERS AND DIRECTORS OF INTEG HAVE INTERESTS THAT ARE DIFFERENT FROM, OR IN ADDITION TO, INTERESTS OF INTEG'S SHAREHOLDERS GENERALLY.

    The officers and directors of Integ have interests in the merger that are in addition to, or different from, their interests as Integ shareholders. The Integ board was aware of these conflicts of interest when it approved the merger. These interests include:

    - the accelerated vesting of stock options upon consummation of the merger and the ability of certain officers of Integ to receive compensation for any excise taxes payable by virtue of such acceleration;

    - the receipt of severance benefits under employee retention agreements in the event any of Integ's officers are terminated by Inverness after the merger; and

    - the receipt of indemnification and insurance coverage with respect to acts and omissions in their capacities as officers and directors of Integ.

    For a more detailed discussion of these interests, see the section of this proxy statement and prospectus entitled "The Merger--Interests of Integ's Directors and Officers in the Merger" on page 39.

SUBSTANTIALLY ALL OF THE INTELLECTUAL PROPERTY OF INTEG IS ALSO LICENSED TO, AND SUBLICENSABLE BY, ANOTHER COMPANY.

    The consummation of the merger will trigger certain significant provisions contained in Integ's development and license agreement with Amira Medical. Primary among these consequences is that Amira will be granted an exclusive, perpetual, non-terminable and transferable license to all Integ intellectual property relating to glucose monitoring using interstitial fluid developed after April 2, 1999 and through the date of the closing of the merger, and a co-exclusive, perpetual, non-terminable and transferable license to all Integ intellectual property relating to glucose monitoring using interstitial fluid, other than its infrared technology, in existence as of April 2, 1999. Accordingly, after the closing of the merger, Inverness will receive no rights to any Integ intellectual property relating to glucose monitoring using interstitial fluid developed after April 2, 1999. In addition, with respect to all Integ intellectual property relating to glucose monitoring using interstitial fluid developed up to and through April 2, 1999, including all patents owned and patent applications pending, Inverness, as the successor to Integ, will receive a co-exclusive license with Amira. Integ and Inverness do not expect that the co-exclusive license will affect Inverness' plans to use Integ's intellectual property in the future because Inverness intends to utilize only the intellectual property that was in existence or pending as of April 2, 1999, which includes the patents relating to the LIFEGuide-TM- System and Integ's proprietary interstitial fluid sampling. However, Amira will also possess the rights to utilize this technology and the exclusive rights to all post-April 2, 1999 technology, which Amira will be able to develop and commercialize. Furthermore, Amira is not prohibited from transferring its license to use such technology to any other person, including to competitors of Inverness. Accordingly, there is nothing to prevent the intellectual property that Inverness is acquiring in the merger from also being owned and possibly commercialized by Inverness' competitors.

                          RISKS RELATING TO INVERNESS

    In the merger, Inverness will issue shares of Inverness stock in exchange for Integ stock. Accordingly, before voting on the merger, you should carefully consider the factors relating to Inverness and the operation of its business generally that are included in Inverness' filings with the Securities and Exchange Commission from time to time that have been or are thereafter incorporated by reference into this document, including the risk factors set forth under the heading "Management's Discussion and Analysis of Financial Conditions and Results of Operations--Certain Factors Affecting Future Results." YOU ARE URGED TO READ THESE RISK FACTORS CAREFULLY. These risks could result in material adverse consequences to Inverness' business, financial condition, operating results or cash flows. These consequences could cause the trading price of Inverness stock to decline.

                            RISKS RELATING TO INTEG

    The following matters, among others, may have a material adverse effect on the business, financial condition, liquidity, results of operations or prospects, financial or otherwise, of Integ, particularly if the shareholders of Integ do not vote to approve the merger agreement at the special meeting.

INTEG IS DEVELOPING A NEW TECHNOLOGY WHICH MAY NEVER BECOME COMMERCIALLY VIABLE OR IF VIABLE MAY NEVER ACHIEVE MARKET ACCEPTANCE.

    Integ is a development stage company and does not have any commercial products available for sale. Integ is developing an interstitial fluid sampling technology. This technology, when combined with a measurement technology, will create a handheld glucose monitoring product, referred to as the LIFEGuide-TM-System, for use by people with diabetes that avoids the pain and blood associated with conventional "finger-stick" technologies. Integ's future success is dependent upon the successful development of the LIFEGuide-TM- System, which is ongoing and the complete efficacy of which has not yet been demonstrated. Integ does not own rights to a glucose measurement technology to use with the LIFEGuide-TM- System. In order to successfully develop the LIFEGuide-TM- System, Integ must obtain rights to a proven glucose measurement technology, such as that used by Inverness. Unforeseen problems may occur in any or all of the following areas:

    - research and development;

    - integration of Integ's sampling technology with Inverness' measuring technology;

    - clinical testing;

    - regulatory submissions and clearance or approval;

    - product manufacturing and commercial scale up;

    - marketing; or

    - product distribution.

    Occurrence of any of these problems could materially delay the commercialization of the LIFEGuide-TM- System or prevent its market introduction entirely. Further, even if successfully developed, the commercial success of the LIFEGuide-TM- System will depend upon its acceptance as an accurate, reliable and cost-effective alternative to existing blood glucose monitoring techniques. The glucose monitoring industry is currently dominated by several companies with established markets and distribution channels. Because the proposed LIFEGuide-TM- System will represent a new practice in the monitoring of glucose levels, Integ is unable to predict how quickly, if at all, its products will be accepted by members of the medical community and people with diabetes.

INTEG IS CURRENTLY DEPENDENT ON EXTERNAL SOURCES OF FUNDING TO MEET ITS OPERATIONAL EXPENSES, HAS A HISTORY OF OPERATING LOSSES AND EXPECTS LOSSES TO CONTINUE.

    Integ has generated no revenue and has sustained significant operating losses each year since its inception. As of September 30, 2000, Integ had an accumulated deficit of $53,522,000. Integ incurred net losses of $7,844,000 for the year ended December 31, 1999, $11,086,000 for the year ended December 31, 1998 and $11,564,000 for the year ended December 31, 1997, and Integ expects such losses to continue through 2000. To increase its available cash, in February 2000, Integ announced that Amira agreed to provide funding of up to $5,600,000 through purchases of Series B preferred stock for continued LIFEGuide-TM- System development during the year 2000. As an independent company, Integ would remain dependent upon sales of Series B preferred stock to Amira to meet its operating expenses, and will remain so dependent unless the merger occurs. Furthermore, pursuant to its existing arrangement with Amira, Integ will receive only a fixed percentage of profit over its costs up to a certain cap in producing the LIFEGuide-TM- Key, which is not based upon the price that the LIFEGuide-TM- System may sell.

    Pursuant to the terms of the Series B purchase agreement, Integ will be required to redeem for either cash or Integ common stock all outstanding shares of Series B preferred stock at a 10% premium upon the closing of the merger with Inverness. Integ has elected to redeem the Series B preferred stock for cash. It is anticipated that the cost to Integ for this redemption will be $4,977,266.87, and Inverness has agreed to fund this amount.

    If the merger is not completed, adequate funds for Integ's operations, whether from third parties, financial markets or from other sources, may not be available when needed on terms attractive to Integ or at all. Insufficient funds may prevent the commercial introduction of the LIFEGuide-TM- System altogether.

APPROVAL OF THE LIFEGUIDE-TM- SYSTEM IS SUBJECT TO A RIGOROUS PROCESS FOR FDA CLEARANCE OR APPROVAL.

    Testing of the current LIFEGuide-TM- System has been performed on prototypes solely by Integ and Amira personnel under controlled circumstances. The FDA has informed Integ that a premarket approval application (PMA) is the most likely submission which will be required to permit commercialization of the LIFEGuide-TM- System in the United States. Neither Integ nor Inverness can predict whether problems will be encountered in clinical testing which will cause delays in the commercialization of the LIFEGuide-TM- System. Neither Integ nor Inverness can predict whether the

LIFEGuide-TM- System will prove to be accurate and reliable on a consistent basis or that the LIFEGuide-TM- System will be safe or effective. Neither Integ nor Inverness can also not predict whether the required FDA clearances will be obtained on a timely basis or at all.

THE GLUCOSE MONITORING INDUSTRY IS HIGHLY COMPETITIVE AND MOST PARTICIPANTS ARE LARGER THAN INTEG AND HAVE BETTER CAPITALIZATION AND ARE MORE EXPERIENCED THAN INTEG.

    The glucose monitoring industry is characterized by continuously evolving technology and intense competition, and the market is currently dominated by several companies with established products and distribution channels. In addition, other companies are attempting to develop minimally or noninvasive glucose monitoring products competitive with the proposed LIFEGuide-TM- System. If the merger is not completed and Integ remains an independent company, it is possible that Integ's competitors and potential competitors may succeed in developing or marketing technologies and products that will be more accepted in the marketplace than the proposed LIFEGuide-TM- System or that would render Integ's technology and proposed device obsolete or noncompetitive. In addition, numerous researchers are investigating alternative treatments or cures for diabetes. If any of these efforts are successful in reducing the complications associated with diabetes and can be cost-effectively provided to people with diabetes, the need for Integ's products could be mitigated or become entirely nonexistent.

    Furthermore, most of Integ's competitors and potential competitors have substantially greater capital resources, research and development staffs and facilities than Integ currently and Integ as anticipated if the merger does not occur and Integ remains an independent company. In addition, most of Integ's competitors and potential competitors have substantially greater experience than Integ in research and new product development, obtaining regulatory approvals and manufacturing and marketing medical devices. Many of Integ's potential competitors have already entered into distribution and marketing agreements with major marketing partners.

INTEG'S LIFEGUIDE-TM- SYSTEM REQUIRES MANUFACTURING CAPABILITIES GREATER THAN CURRENTLY IN PLACE AND ALSO DEPENDS ON TIMELY AND RELIABLE DELIVERY FROM SUPPLIERS.

    Integ's LIFEGuide-TM- System is still in development. To be successful, LIFEGuide-TM- System must be manufactured in compliance with regulatory requirements, in a timely manner and in sufficient quantities while maintaining product quality and acceptable manufacturing costs. If the merger with Inverness is not consummated, Integ plans to assemble the disposable key portion of the LIFEGuide-TM- System from components to be purchased from outside suppliers. Manufacturers often encounter difficulties in scaling up production of new products, including problems involving production yields, quality control and assurance, component supplies and shortages of personnel. Accordingly, in that case, Integ may not be able to achieve and maintain product quality and reliability when producing the LIFEGuide-TM- System in the quantities required for commercial operations or within a period that will permit Integ to introduce its product in a timely fashion, nor may Integ be able to assemble and manufacture its product at an acceptable cost.

INTEG DEPENDS GREATLY ON OBTAINING PATENTS AND OTHER METHODS OF SAFEGUARDING AND PROTECTING ITS INTELLECTUAL PROPERTY AND PROPRIETARY TECHNOLOGY. FAILING TO ADEQUATELY PROTECT THESE INTERESTS, OR PROTECTING OR DEFENDING INTERESTS THROUGH LITIGATION, MAY BE COSTLY TO INTEG.

    Integ's success as an independent company if the merger with Inverness is not completed will depend in part on its ability to obtain patent protection for its proposed products and processes, to preserve its trade secrets and to operate without infringing the proprietary rights of third parties. Under the terms of the development and license agreement with Amira, upon the closing of the merger with Inverness, Integ will be deemed to have granted to Amira an exclusive license to all of Integ's technology relating to glucose monitoring using interstitial fluid developed after the date of the agreement and a coexclusive license to Integ's technology relating to glucose monitoring interstitial fluid developed prior to the date of the agreement. Integ has historically pursued a policy of seeking patent protection for each of the areas of invention embodied in the LIFEGuide-TM- System. Integ has four issued United States patents relating to the method of drawing a body fluid sample from the outer layers of the skin, as well as six related United States patents. Integ has several pending United States patent applications directed toward various aspects of the technologies underlying the LIFEGuide-TM- System. Integ has also filed two corresponding foreign patent applications related to its sampling methods, in order to seek similar patent protection outside the United States. The first of these has received a favorable option and has been filed in Europe and three non-European countries. The European application has been granted and is being filed in selected member states. Integ cannot be sure, however, that

    - any additional patents will be issued;

    - the scope of any patent protection granted to Integ will prevent competitors from introducing products competitive with the LIFEGuide-TM-System; or

    - any of Integ's patents will be held valid or enforceable if subsequently challenged.

    Patenting medical devices involves complex legal and factual questions, and there is no consistent policy regarding the breadth of claims that pertain to such technologies. Integ also has relied, and currently relies, upon unpatented trade secrets. Neither Integ nor Inverness can be sure others will not independently develop or otherwise acquire unpatented technologies substantially equivalent to those of Integ currently. In addition, even if the patents for which Integ has applied are ultimately issued, other parties may hold or receive patents that contain claims covering the LIFEGuide-TM- System and which may delay or prevent the sale of the LIFEGuide-TM- System or require licenses resulting in the payment of fees or royalties by Integ in order for Integ to carry on its business. In addition, needed or potentially useful licenses may not be available to Integ in the future on acceptable terms or at all.

    There has been substantial litigation regarding patent and other intellectual property rights in the medical device industry. As an independent company, litigation could result in substantial costs to and a diversion of effort by Integ. However, litigation may be necessary to enforce any patents issued to Integ, protect trade secrets or know-how owned by Integ, defend Integ against claimed infringement of the rights of others or determine the scope and validity of the proprietary rights of others. It is always possible that third parties may pursue litigation which could be costly to Integ. An adverse determination in any litigation could:

    - subject Integ to significant liabilities to third parties,

    - require Integ to seek licenses from or pay royalties to third parties, or

    - prevent Integ from manufacturing, selling or using its proposed products.

Any of these alternatives could have a material adverse effect on Integ's business and prospects.

INTEG DEPENDS ON ITS ABILITY TO ATTRACT AND RETAIN KEY PERSONNEL.

    As an independent company, the success of Integ is dependent in large part upon the ability of Integ to attract and retain key management and operating personnel. Qualified individuals are in high demand and are often subject to competing offers. Integ may not be able to attract and retain the qualified personnel needed for its business if the merger is not consummated and it remains independent. The loss of the services of members of Integ's research, manufacturing or management group or the inability to hire additional personnel as needed would likely have a material adverse effect on Integ's business and prospects.

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               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

    This proxy statement and prospectus contains "forward-looking statements" within the meaning of section 27A of the Securities Act of 1933 and section 21E of the Exchange Act of 1934 with respect to the merger and financial business, condition, results of operations, plans, objectives, future performance and business of Inverness and Integ, which are usually identified by the use of words such as "will," "may," "anticipates," "believes," "estimates," "expects," "projects," "plans," "predicts," "continues," "intends," "should," "would," or similar expressions, or the negative of these items. This proxy statement and prospectus also includes forward-looking statements about the consummation and anticipated timing of the merger, the potential market opportunity for glucose monitoring systems that use interstitial fluid, the expected drivers of growth for the market opportunity, the anticipated impact of Integ's technology on Inverness' future growth, the expected benefits of the merger, the actual exchange ratio, the tax-free nature of the transaction and the anticipated impact of the acquisition on Inverness' earnings and development programs. Inverness and Integ intend for those forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Reform Act of 1995 and are including this statement for purposes of complying with these safe harbor provisions.

    These forward-looking statements reflect current views about the relevant company's plans, strategies and prospects, which are based on the information currently available and on current assumptions.

    Although each company believes that its plans, intentions and expectations as reflected in or suggested by these forward-looking statements are reasonable, it can give no assurance that the plans, intentions or expectations will be achieved. Investors are cautioned that all forward-looking statements involve risks and uncertainties and actual results may differ materially from those discussed as a result of various factors including those factors described in the "Risk Factors" section of this proxy statement and prospectus. Listed below and discussed elsewhere in this proxy statement and prospectus are some important risks, uncertainties and contingencies which could cause each company's actual results, performances or achievements to be materially different from the forward-looking statements made in this proxy statement and prospectus. These risks, uncertainties and contingencies include, but are not limited to, the following:

    - economic factors, including inflation and fluctuations in interest rates and foreign currency exchange rates and the potential effect of such fluctuations on revenues, expenses and resulting margins;

    - competitive factors and industry trends, including the interstitial fluid glucose monitoring market, technological advances achieved and patents attained by competitors and generic competition and the relevant company's ability to respond to those actions;

    - domestic and foreign healthcare changes resulting in pricing pressures, including the continued consolidation among healthcare providers, trends toward managed care and healthcare cost containment and government laws and regulations relating to sales and promotion, reimbursement and pricing generally;

    - government laws and regulations affecting domestic and foreign operations, including those relating to trade, monetary and fiscal policies, taxes, price controls, regulatory approval of new products and licensing;

    - manufacturing interruptions or delays or capacity constraints or lack of availability of alternative sources for components for products which may be experienced;

    - difficulties inherent in product development, including the potential inability to successfully continue technological innovation, complete clinical trials, obtain regulatory approvals in the

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
      United States and abroad, gain and maintain market approval of products and the possibility of encountering infringement claims by competitors with respect to patent or other intellectual property rights which can preclude or delay commercialization of a product;

    - significant litigation adverse to each company including product liability claims, patent infringement claims and antitrust claims;

    - product efficacy or safety concerns resulting in product recalls or declining sales;

    - the impact of business combinations, including acquisitions and divestitures, and organizational restructuring consistent with evolving business strategies;

    - issuance of new or revised accounting standards by the American Institute of Certified Public Accountants, the Financial Accounting Standards Board or the Securities and Exchange Commission; and

    - the receipt of shareholder and other approvals of the transaction.

    In addition, events may occur in the future that the companies are not able to accurately predict or control and that may cause actual results to differ materially from the expectations described in the forward-looking statements.

    Readers should not place undue reliance on the forward-looking statements contained in this proxy statement and prospectus. These forward-looking statements speak only as of the date on which the statements were made. In evaluating forward-looking statements, you should consider these risks and uncertainties, together with the other risks described from time to time in Inverness' and Integ's reports and documents filed with the Securities and Exchange Commission, and you should not place undue reliance on those statements.

                   THE SPECIAL MEETING OF INTEG SHAREHOLDERS

    The Integ board of directors is soliciting the proxies of its common shareholders in connection with the special meeting of common shareholders to vote on the proposed merger.

DATE, TIME AND PLACE OF THE SPECIAL MEETING AND MATTERS TO BE CONSIDERED

    The special meeting of shareholders of Integ will be held at the Minneapolis Marriott City Center, 30 South 7th Street, Minneapolis, Minnesota 55402 on January 23, 2001 at 10:00 a.m. local time. At the meeting, Integ will ask the holders of its common stock:

    1. to consider and vote on a proposal to approve the agreement and plan of merger dated as of October 3, 2000, as amended, by and among Inverness, Terrier and Integ; and

    2. to transact such other business as may properly come before the special meeting or any adjournment or postponement.

    Approval of the merger agreement will also constitute approval of the merger and the other transactions contemplated by the merger agreement. The merger agreement is attached as Annex A to this proxy statement and prospectus. Please read it and the other information contained in this proxy statement and prospectus carefully before deciding how to vote.

RECORD DATE AND SHARES ENTITLED TO VOTE

    Integ's board of directors has fixed the close of business on December 13, 2000 as the record date for determining Integ shareholders entitled to notice of and to vote at the special meeting. The only outstanding securities of Integ entitled to vote on the merger are the shares of Integ common stock. Shares of Integ's Series B preferred stock are not entitled to vote on the proposal to approve the merger agreement.

    At the close of business on the record date, 9,922,285 shares of Integ common stock were outstanding and entitled to vote. They were held of record by approximately 241 shareholders.

VOTE REQUIRED

    To approve the merger and the merger agreement, the Minnesota Business Corporation Act requires approval of the merger agreement by the affirmative vote of a majority of the shares of Integ common stock outstanding and entitled to vote at the special meeting. Some shareholders of Integ, including all of Integ's directors, who beneficially own 1,405,387 shares, or approximately 15.4% of the outstanding shares of Integ common stock, have entered into an agreement with Inverness to vote their shares in favor of the merger agreement and the merger. As of the record date and the date of this proxy statement and prospectus, Inverness owned no shares of Integ common stock.

QUORUM; ABSTENTIONS AND BROKER NON-VOTES

    A majority of the shares of Integ common stock outstanding on the record date must be present at the meeting to establish a quorum. Shareholders may be present in person or by proxy. Abstentions and broker non-votes each will be included in determining the number of shares present and voting at the meeting for the purpose of determining the presence of a quorum. If a quorum is not present, it is expected that the special meeting will be adjourned or postponed to solicit additional proxies. Because approval of the merger agreement and the completion of the merger requires the affirmative vote of a majority of the outstanding shares of Integ common stock entitled to vote, abstentions and broker non-votes will have the same effect as votes against the merger agreement and the completion of the merger. In addition, a failure of an Integ shareholder to return a proxy will have the effect of a vote against the approval of the merger agreement.

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
    THE ACTIONS PROPOSED IN THIS PROXY STATEMENT AND PROSPECTUS ARE NOT MATTERS THAT CAN BE VOTED ON BY BROKERS HOLDING SHARES FOR BENEFICIAL OWNERS WITHOUT THE OWNERS' SPECIFIC INSTRUCTIONS. ACCORDINGLY, YOU ARE URGED TO RETURN THE ENCLOSED PROXY CARD MARKED TO INDICATE YOUR VOTE.

VOTING OF PROXIES; REVOCATION OF PROXIES

    You are requested to complete, date and sign the accompanying proxy card and promptly mail it to Integ. All properly executed proxies received prior to taking the vote at the meeting, and not revoked, will be voted as instructed on the proxy card. As to any business that may properly come before the special meeting, however, it is intended that proxies, in the form enclosed, will be voted in respect thereof in accordance with the judgment of the persons voting these proxies. If no instructions are given, Integ will vote the proxy in favor of approving the merger agreement. You may revoke your proxy at any time before it is voted at the meeting by:

    - signing and delivering to the chief financial officer of Integ, a written notice, bearing a date later than the date on your proxy, stating that the proxy is revoked;

    - signing and delivering to Integ a proxy for the same shares and bearing a later date, which will automatically replace any earlier dated proxy card that you returned; or

    - attending the special meeting and voting in person. You must vote, however, because your attendance at the special meeting, by itself, does not revoke your proxy.

    If your broker holds your shares in "street name," your broker will vote your shares only if you provide instructions on how to vote. Your broker will provide you directions regarding how to instruct your broker to vote your shares. Please note, however, that if the holder of record of your shares is your broker, bank or other nominee and you wish to vote at the meeting, you must bring a letter from the broker, bank or other nominee confirming that you are the beneficial owner of the shares.

    You should not send any certificates representing Integ stock with your proxy. After the merger, you will receive instructions for the surrender and exchange of your stock certificates.

EXPENSES OF SOLICITATION OF PROXIES

    Integ will assume the cost of solicitation of proxies from you. In addition to solicitation by mail, the directors, officers and employees of Integ may solicit proxies from shareholders by telephone, facsimile or in person. Following the original mailing of the proxies and other soliciting materials, Integ will request brokers, custodians, nominees and other record holders to forward copies of the proxy and other soliciting materials to persons for whom they hold shares of Integ common stock and to request authority for the exercise of proxies. In such cases, Integ, upon the request of the record holders, will reimburse such holders for their reasonable expenses. Integ has engaged Innisfree M&A Incorporated to assist in the solicitation of proxies for the meeting and will pay Innisfree a fee of approximately $6,500 for this service.

DISSENTERS' APPRAISAL RIGHTS

    In connection with the proposal to approve the merger agreement and the merger, the shareholders of Integ may, under certain circumstances and by following procedures prescribed by Minnesota law, exercise dissenters' appraisal rights and receive cash for their shares of Integ common stock. The failure of a dissenting shareholder of Integ to follow the appropriate procedures may result in the termination or waiver of such rights. See the section of this proxy statement and prospectus titled "The Merger--Dissenters' Appraisal Rights" on page 41 for a summary of dissenters' appraisal rights and the procedures to follow to assert these rights.

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
OTHER MATTERS

    Integ is not aware of any business or matter other than those indicated above that may be properly presented at the special meeting. If, however, any other matter properly comes before the special meeting, the proxy holders will, in their discretion, vote on it in accordance with their best judgment.

RECOMMENDATION OF THE INTEG BOARD OF DIRECTORS

    THE INTEG BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND RECOMMENDS THAT INTEG SHAREHOLDERS VOTE FOR APPROVAL OF THE MERGER AGREEMENT.

    THE MATTERS TO BE CONSIDERED AT THE SPECIAL MEETING ARE OF GREAT IMPORTANCE TO THE SHAREHOLDERS OF INTEG. ACCORDINGLY, YOU ARE URGED TO READ AND CAREFULLY CONSIDER THE INFORMATION PRESENTED IN THIS PROXY STATEMENT AND PROSPECTUS AND TO COMPLETE, DATE, SIGN AND PROMPTLY RETURN THE ENCLOSED PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

    SHAREHOLDERS SHOULD NOT SEND ANY STOCK CERTIFICATES WITH THEIR PROXY CARDS. A TRANSMITTAL FORM WITH INSTRUCTIONS FOR THE SURRENDER OF YOUR STOCK CERTIFICATES FOR INTEG COMMON STOCK WILL BE MAILED TO YOU AS SOON AS PRACTICABLE AFTER COMPLETION OF THE MERGER.

                                   THE MERGER

BACKGROUND OF THE MERGER

    On July 1, 1998, representatives of Integ including Susan L. Critzer, Chief Executive Officer of Integ and Richard F. Mussmann, Chief Technical Officer of Integ met with Ron Zwanziger, Chief Executive Officer of Inverness and Tony Hall, Chief Financial Officer of Inverness, in Minneapolis, Minnesota about the possibility of engaging in a joint development activity.

    Based on the results of a large-scale internal study, Integ announced in August 1998 that it would be replacing its infrared measurement system with an alternate proven measurement technology. Furthermore, Integ announced that it would explore potential corporate alliances that could expedite this change.

    On August 10, 1998, Ms. Critzer and Mr. Mussmann met with David Scott, Ph.D, the Managing Director of Inverness, at Inverness' facility in Scotland to continue discussions of a possible joint development activity. On August 11, 1998, Mark B. Knudson, Ph.D, Chairman of the Board of Integ and Mr. Zwanziger had additional discussions concerning possible structures for a joint venture.

    Integ engaged U.S. Bancorp Piper Jaffray Inc. on August 26, 1998 to serve as financial advisor to Integ in connection with the exploration of certain strategic alternatives, including joint ventures, corporate strategic alliances, a sale of Integ or other business combinations.

    On September 9, 1998, Jerry McAleer, Vice President of Research and Development of Inverness, met with Ms. Critzer and Mr. Mussmann at Integ and had additional discussions concerning the technology of the respective companies.

    In September and November of 1998, Inverness and several other parties executed confidentiality agreements with Integ and visited Integ to conduct due diligence in connection with a possible transaction.

    Ms. Critzer updated the board of directors as to progress toward the search for a partner at a meeting of the board of directors on September 22, 1998. Representatives of U.S. Bancorp Piper Jaffray also provided an update on the status of partner search activity to the board.

    On September 28, 1998, representatives of U.S. Bancorp Piper Jaffray sent a draft term sheet to Mr. Zwanziger concerning a possible joint venture or acquisition.

    Integ's board of directors met on November 13, 1998. U.S. Bancorp Piper Jaffray reviewed the status of contacts and discussions with various third parties identified as possible partners with the board. Management also provided the board with an update on visits to Integ by third parties.

    On December 1, 1998, Ms. Critzer and Mr. Mussmann from Integ visited Amira Medical and met with Ms. Karen Drexler, Chief Executive Officer and Joel Douglas, Chief Technical Officer to tour Amira's facilities and continue discussions regarding possible collaborations. On December 2, 1998, Ms. Critzer, Mr. Mussmann and Dr. Knudson met with Mr. Zwanziger and his financial advisor to outline a tentative joint development program and possible joint venture structures.

    On December 14, 1998, Integ, through U.S. Bancorp Piper Jaffray, received a draft term sheet from Amira regarding a potential business alliance. On December 15, 1998, Mr. Zwanziger sent U.S. Bancorp Piper Jaffray a draft joint venture term sheet. Both Amira and Inverness were advised that their proposal would be reviewed with Integ's board of directors.

    On December 18, 1999, U.S. Bancorp Piper Jaffray updated Integ's board of directors on the progress toward a search for a partner. U.S. Bancorp Piper Jaffray also outlined the terms tentatively being discussed with Amira and Inverness. The board did not take any formal action but instructed

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
management with U.S. Bancorp Piper Jaffray to continue negotiations with both parties and to continue to explore all strategic alternatives with all possible parties.

    During the month of January 1999, representatives of Integ and Inverness continued to have preliminary discussions concerning a possible transaction, but were unable to reach agreement upon tentative terms and, as a result, preliminary discussions with Inverness terminated on January 30, 1999.

    The Integ board of directors had a board meeting on February 17, 1999 at which U.S. Bancorp Piper Jaffray discussed Integ's strategic alternatives. The board did not take any formal action but instructed management and U.S. Bancorp Piper Jaffray to continue to explore all strategic alternatives with all possible parties.

    On February 25, 1999, U.S. Bancorp Piper Jaffray received an updated alliance proposal from Amira.

    At a meeting of Integ's board of directors on February 26, 1999, management of Integ briefed the board on Amira's proposal to enter into a strategic alliance with Integ. The board authorized management of Integ to continue to negotiate terms of an alliance with Amira. The board also authorized management to provide notice to a third party that it had received a proposal from Amira as required by the terms of the confidentiality agreement entered into with that party.

    On March 10 and 11, 1999, Ms. Critzer, Dr. Knudson and Robert Momsen, a director of Integ at that time, and representatives of U.S. Bancorp Piper Jaffray and Dorsey & Whitney, Integ's outside legal counsel, traveled to Palo Alto, California to meet with Jim Wilson, Chairman of Amira, Ms. Drexler,
Mr. Douglas and Andrew Galligan, Chief Financial Officer of Amira to discuss tentative terms for a proposed alliance between Amira and Integ and to conduct due diligence of Amira. Pursuant to the proposed alliance, Integ and Amira would agree to jointly develop a glucose monitoring device using interstitial fluid. In consideration for entering into the strategic alliance, Integ would receive an option to be acquired by Amira for total consideration fixed at the time the strategic alliance is entered into. This option would not be immediately exercisable, but would be exercisable by Integ upon the earliest to occur of an initial public offering by Amira, an acquisition of Amira by a third party or three years from the date of the strategic alliance. In consideration for entering into the strategic alliance, Amira would receive certain rights to Integ's intellectual property in the event that Integ was acquired by a third party.

    Integ's board of directors held a telephonic meeting on March 11, 1999 during which management updated the board on the status of negotiations with Amira. Representatives from U.S. Bancorp Piper Jaffray made a presentation to the board concerning the state of the industry and other strategic alternatives available to Integ. The board of directors authorized management to enter into an agreement with Amira in connection with negotiating definitive terms for the proposed strategic alliance which prohibited Integ from conducting additional negotiations with any other parties unless Integ received an unsolicited superior proposal from that party.

    On March 17 and 18, 1999, representatives of Amira Medical and Wilson Sonsini Goodrich & Rosati, counsel for Amira, traveled to Integ's facilities to conduct due diligence.

    On March 23, 1999, the third party provided an offer to acquire Integ for cash. On March 24, 1999, Integ's board of directors held a telephonic meeting to discuss the offer received. The board concluded that the consideration offered by the third party was not superior to the consideration offered by Amira and instructed a representative of U.S. Bancorp Piper Jaffray to communicate that to the third party.

    On March 25, 1999, the third party provided an offer to acquire Integ for cash at an improved valuation. Integ's board of directors held a telephonic meeting on March 26, 1999 to discuss the offer received. In addition, management of Integ and representatives of U.S. Bancorp Piper Jaffray and

Dorsey & Whitney updated the board with respect to the status of negotiating the definitive terms of a strategic alliance with Amira. The board concluded that the improved consideration offered by the third party was not superior to the consideration offered by Amira and instructed a representative of U.S. Bancorp Piper Jaffray to communicate that to the third party.

    On March 30, 1999, Mr. Galligan and a representative of Wilson Sonsini Goodrich & Rosati traveled to Minneapolis, Minnesota to negotiate the final terms of the alliance between Amira and Integ with management of Integ.

    Integ's board of directors held a telephonic meeting on March 30, 1999 and management updated the board on the status of negotiating the definitive agreement on the terms of an alliance with Amira.

    On April 1, 1999, the third party provided an offer to acquire Integ for cash at a valuation that was higher than the March 25, 1999 offer. Integ's board of directors held a telephonic meeting to discuss this offer. Representatives of U.S. Bancorp Piper Jaffray briefed the directors as to their discussions with the third party and representatives of Dorsey & Whitney discussed the requirements of the no-shop agreement contained in the letter of intent with Amira. The board concluded that the terms of the offer from the third party constituted a superior proposal under the terms of the letter of intent. The board also authorized Dr. Knudson and Mr. Momsen to advise Mr. Wilson of the proposal and to negotiate with Mr. Wilson to determine whether Amira would improve the terms of the proposed alliance. During a telephone call in the evening of April 1, 1999, Mr. Wilson communicated that Amira would increase the consideration offered in the event that Integ exercised the option to be acquired by Amira.

    On April 2, 1999, the Integ board of directors met, was updated by management of Integ as to the status of discussions with Amira, heard presentations by, and received an oral fairness opinion, later confirmed in writing, from U.S. Bancorp Piper Jaffray, to the effect that, as of the date and subject to limitations and assumptions set forth therein, the consideration payable to holders of Integ common stock in the merger contemplated by the proposed option agreement was fair, received a description by Dorsey & Whitney of the terms of the strategic alliance and authorized the strategic alliance and related matters. Later that evening, Integ and Amira entered into the alliance and executed a development agreement and the option agreement.

    On June 7, 2000 Mr. Zwanziger contacted Ms. Critzer to determine Integ's interest in collaborating with Inverness. On June 13, 2000, Mr. Zwanziger,
Ms. Critzer and Robert S. Nickoloff, a director of Integ, met in Minneapolis, Minnesota and discussed in general terms what types of collaboration that Integ might be willing and able to entertain.

    Ms. Critzer briefed the board of directors of Integ of the meeting with Mr. Zwanziger at a meeting held on June 22, 2000. The board took no formal action, but authorized Ms. Critzer, Dr. Knudson and Mr. Nickoloff to continue discussions with Inverness.

    On July 31, 2000, Mr. Zwanziger held a conference call with Ms. Critzer,
Dr. Knudson and Mr. Nickoloff to discuss tentative terms of an acquisition of Integ. On August 7, 2000, Integ retained U.S. Bancorp Piper Jaffray to assist it in connection with a possible acquisition by Inverness.

    On August 30, 2000, representatives of Goodwin, Procter & Hoar LLP, counsel to Inverness, traveled to Minneapolis, Minnesota and conducted a due diligence review of Integ.

    Throughout the month of September 2000, Ms. Critzer, Dr. Knudson and
Mr. Nickoloff had several conversations with Mr. Zwanziger concerning the tentative terms of an acquisition. On September 8, 2000, Ms. Critzer updated the board on the status of discussions with Inverness.

    On September 14, 2000 Integ received an offer to be acquired by Inverness. Integ's board of directors held a telephonic meeting on September 15, 2000 and management of Integ updated the board as to the offer received from Inverness. The board authorized management to negotiate final terms of the acquisition. The board also authorized management to provide notice to Amira that Integ had received an offer to be acquired.

    From September 14, 2000 through October 3, 2000, there were various discussions between lawyers for each of the parties and management of Integ and Inverness on various issues.

    On October 3, 2000, the Integ board of directors met, was updated by Ms. Critzer on the status of discussions, heard presentations by, and received an oral fairness opinion from, U.S. Bancorp Piper Jaffray, which was later confirmed in writing, to the effect that, as of that date and subject to the limitations and assumptions therein set forth, the consideration proposed to be paid to the holders of Integ common stock in the merger in accordance with the merger agreement was fair to the common shareholders of Integ. The Integ board also received a description by legal counsel of the terms of the transaction and authorized the merger agreement and various other related documents and matters. There were final negotiations on the specific terms of the definitive merger agreement, which was signed later that evening.

REASONS FOR THE MERGER

    The following discussion of the parties' reasons for the merger contains a number of forward-looking statements that reflect the current views of Inverness and Integ with respect to future events that may have an effect on their future financial performance. Forward-looking statements are subject to risks and uncertainties. Actual results and outcomes may differ materially from the results and outcomes discussed in the forward-looking statements. Cautionary statements that identify important factors that could cause or contribute to differences in results and outcomes include those discussed or incorporated by reference in the sections of this proxy statement and prospectus entitled "Special Note Regarding Forward-Looking Statements" and "Risk Factors."

INVERNESS' REASONS FOR THE MERGER

    In evaluating the proposed merger, the Inverness board of directors reviewed presentations from management and advisors, including its transaction advisor, Covington & Associates, and considered the following information and factors:

    - The Inverness board of directors believes that the merger will accelerate revenue and earnings growth in the future through the acquisition of the technology contained within Integ's LIFEGuide-TM- System of glucose measurement.

    - Inverness is anticipating continuing the development and commercialization of Integ's proprietary interstitial fluid sampling technology, which allows people with diabetes to measure their glucose levels without the need to lance a finger or deal with blood.

    - The merger will permit Inverness to increase its focus in the diabetes self-test and professional diagnostic product market, including the expansion of its related product pipeline, while still maintaining its existing presence in women's health and infectious disease self-test and professional diagnostic markets.

    - Inverness expects to realize synergies through the acquisition of Integ's existing and in-process intellectual property and the elimination of redundancies.

    The Inverness board of directors weighed these advantages against potential risks of the merger, including the rights of Amira Medical in certain of Integ's intellectual property, including certain exclusive rights with respect to jointly developed technology. These risks are discussed in the section of this proxy statement and prospectus entitled "Risk Factors--Risks Relating to the Merger."

    The foregoing discussion of information and factors considered by the Inverness board of directors is not intended to be exhaustive but is believed to include all material factors considered by the

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Inverness board of directors. In view of the wide variety of factors considered by the Inverness board of directors, the Inverness board of directors did not find it practicable to quantify or otherwise assign relative weight to the specific factors considered. In addition, the Inverness board did not reach any specific conclusion on each factor considered, or any aspect of any particular factor, but conducted an overall analysis of these factors. Individual members of the Inverness board may have given different weight to different factors. However, after taking into account all of the factors set forth above, the Inverness board of directors unanimously agreed that the merger agreement and the merger were fair to, and in the best long-term interests of, Inverness and its stockholders and that Inverness should proceed with the merger.

INTEG'S REASONS FOR THE MERGER

    Integ's board of directors consulted with senior management and Integ's financial and legal advisors and considered a number of factors, including those set forth below, in reaching its decision to approve the merger agreement and the transactions contemplated by the merger agreement, and to recommend that Integ's shareholders vote "FOR" approval of the merger agreement.

    BACKGROUND. Integ's board of directors was knowledgeable in the progress that Integ had made in the last few year towards development of its product, including development progress made in connection with the development and license agreement with Amira Medical. The board of directors was also knowledgeable with regard to the additional pre-clinical research recently conducted by Integ at Amira's request, and was aware of the progress made by other potential competitors in introducing products that utilized painless glucose testing. As described under "--Background of the Merger," Integ's board of directors held numerous meetings during the year preceding approval of the merger to understand and monitor the progress Integ was making towards development of an alternative painless glucose testing product under its agreement with Amira and the progress its potential competitors were making.

    MERGER CONSIDERATION. In addition to the analysis and presentations by Integ's financial advisor referred to in "Fairness Opinion of Integ's Financial Advisor" below, the board of directors looked at the premium represented by the merger consideration, based upon a contemporaneous five day average share price of $18.01 of Inverness common stock compared to recent trading prices of Integ common stock of $2.75 on September 29, 2000, a 22.9% premium, $2.50 on September 25, 2000, a 35.2% premium, and $1.44 on September 1, 2000, a 134.7% premium. Integ's board of directors also considered the ability of Integ shareholders to continue to participate in the growth of the combined company since the consideration to be received by Integ's shareholders consists of shares of common stock of Inverness.

    ALLIANCE WITH AMIRA. Integ's board of directors further considered the aggregate merger consideration of $20,000,000 and 2,000,000 shares of Amira common stock available to Integ shareholders pursuant to the option to merge with a subsidiary of Amira granted under its alliance with Amira. The board noted that Integ would not be able to exercise this option until the earlier to occur of:

    - an initial public offering of Amira,

    - a sale of Amira to a third party, or

    - April 2, 2002.

Integ's board considered the likelihood of an initial public offering by Amira or a sale of Amira to a third party within the near term. The board also noted that the 2,000,000 shares of Amira common stock that Integ shareholders would receive were not subject to anti-dilution protection and that the percentage ownership of Amira that the 2,000,000 shares represented was diluted by a private financing round recently completed by Amira. The board also was aware that if Amira is recapitalized through the subdivision of, combination of, or a stock dividend on, its outstanding common stock, the 2,000,000 shares would be adjusted in the same proportion. Integ's board of directors considered that any transaction with Amira would be a taxable transaction to Integ's shareholders while the merger with Inverness would be a tax-free transaction. Integ's board of directors also considered the immediate liquidity that would be available to Integ's shareholders under the terms proposed by Inverness.

    ADVICE FROM INTEG'S FINANCIAL ADVISOR. Integ's board of directors considered the detailed presentations made by U.S. Bancorp Piper Jaffray, Integ's financial advisor, with respect to the proposed consideration offered to the holders of Integ common stock in the merger. The board also considered U.S. Bancorp Piper Jaffray's oral opinion, which was subsequently confirmed in writing, concluding, as of the date of its opinion, that the merger consideration to be received by the holders of Integ common stock was fair, from a financial point of view, to the holders of Integ common stock. The full text of this opinion is attached to this proxy statement and prospectus as Annex B.

    REVIEW OF PROSPECTS IN REMAINING INDEPENDENT. Integ's board of directors considered Integ's financial condition, results of operations and business and earnings prospects if it were to remain an independent entity in light of Integ's available cash and the amount of cash necessary to develop and launch a commercially viable product.

    EFFECT ON EMPLOYEES AND FACILITY. The board of directors of Integ considered the possible effect of the merger on the current facility and employees and compared this to the corresponding risks associated with continued dependence on funding from Amira Medical.

    CERTAIN TERMS OF THE MERGER AGREEMENT RELATING TO ALTERNATIVE TRANSACTIONS. In evaluating the adequacy of the consideration to be received, the board of directors determined that the merger agreement did not preclude a third party offer for Integ. In particular, in connection with a proposal more favorable from a financial point of view than the merger, the merger agreement permits the board of directors to, if and to the extent required by its fiduciary duties:

    - provide information to, and engage in discussions or negotiations with, a third party that makes an unsolicited proposal; and

    - withdraw its recommendation that the shareholders vote in favor of adopting the merger agreement.

    Integ's board of directors also considered that the merger agreement:

    - permits Inverness to terminate the merger agreement if the board of directors withdraws its recommendation in favor of the merger with Inverness or recommends a superior proposal; and

    - requires Integ to pay a termination fee to Inverness if the merger agreement is terminated under some circumstances.

    The board of directors noted that the termination payment provisions of the merger agreement could have the effect of discouraging alternative proposals for a business combination between Integ and a third party. However, the board of directors concluded that the amount of the fee that Integ may be obligated to pay and the circumstances under which it may be payable, are typical for transactions of this size and type, are not likely to discourage any such proposals and were necessary to ensure that Inverness would sign the merger agreement.

    LIMITED CLOSING CONDITIONS. The board of directors considered the limited nature of the closing conditions included in the merger agreement, including regulatory consents, and the likelihood that the merger agreement would be approved by Integ's shareholders.

    The foregoing discussion of the information and factors considered by Integ's board of directors, while not exhaustive, includes the material factors considered by the board of directors. In view of the variety of factors considered in connection with its evaluation of the merger, Integ's board of directors did not find it practicable to, and did not, quantify or otherwise assign relative or specific weight or values to any of these factors, and individual directors may have given different weights to different factors.

RECOMMENDATION OF INTEG'S BOARD OF DIRECTORS

    After careful consideration, Integ's board of directors has unanimously determined that the merger agreement is advisable and in the best interests of Integ and its shareholders, has unanimously determined that the merger is fair to, and in the best interests of, the shareholders of Integ, has unanimously approved the merger agreement, and UNANIMOUSLY RECOMMENDS THAT INTEG SHAREHOLDERS VOTE "FOR" THE APPROVAL OF THE MERGER AGREEMENT.

FAIRNESS OPINION OF INTEG'S FINANCIAL ADVISOR

    Integ retained U.S. Bancorp Piper Jaffray to act as its financial advisor and to render to the board of directors an opinion as to the fairness, from a financial point of view, of the consideration to be received by Integ common shareholders in the merger.

    U.S. Bancorp Piper Jaffray delivered to the board of directors of Integ on October 3, 2000 its oral opinion, subsequently confirmed in writing, as of that date and based upon and subject to the assumptions, factors and limitations set forth in the written opinion and described below, the consideration proposed to be received by Integ common shareholders in the proposed merger was fair, from a financial point of view, to those shareholders. A copy of U.S. Bancorp Piper Jaffray's written opinion is attached to this proxy statement and prospectus as Annex B and is incorporated into this proxy statement and prospectus by reference.

    While U.S. Bancorp Piper Jaffray rendered its opinion, provided certain analyses to the board of directors and participated in negotiations with Inverness, U.S. Bancorp Piper Jaffray was not requested to and did not make any recommendation to the board of directors as to the specific form or amount of the consideration to be received by Integ shareholders in the proposed merger, which was determined by Integ and Inverness. U.S. Bancorp Piper Jaffray's written opinion, which was directed to the board of directors, addresses only the fairness, from a financial point of view, of the proposed consideration to be received by Integ common shareholders in the proposed merger, does not address Integ's underlying business decision to participate in the merger and does not constitute a recommendation to any Integ shareholder as to how a shareholder should vote with respect to the merger.

    In arriving at its opinion, U.S. Bancorp Piper Jaffray reviewed:

    - a draft of the merger agreement dated October 1, 2000,

    - publicly available financial, operating and business information related to Inverness and Integ,

    - publicly available market and securities data of Inverness and Integ,

    - analyst reports relating to Inverness and Integ,

    - forecast financial information of Integ and Inverness as a combined company furnished by Integ and Inverness management, and

    - the Development and License Agreement and the Option Agreement with Amira Medical and other information concerning Amira Medical more fully described below.

    In addition, U.S. Bancorp Piper Jaffray visited facilities of Integ and Inverness and conducted discussions with members of senior management of both Inverness and Integ concerning the financial condition, current operating results and business outlook of Inverness, Integ and the combined company following the merger.

    In delivering its opinion to the board of directors of Integ, U.S. Bancorp Piper Jaffray presented various analyses and other information material to its opinion. The following is a summary of this presentation:

IMPLIED CONSIDERATION

    Giving effect to the proposed conversion ratio and the current trading price of Inverness common stock at the close of trading on October 3, 2000 of $18.88, U.S. Bancorp Piper Jaffray calculated an implied consideration per share of Integ common stock of $3.52 and an aggregate implied consideration for the common equity of Integ of approximately $38.0 million.

INTEG STOCK TRADING ANALYSIS

    U.S. Bancorp Piper Jaffray reviewed the stock trading history of Integ. U.S. Bancorp Piper Jaffray presented the recent common stock trading information contained in the following table:

Closing price on October 3, 2000............................  $2.38
30 calendar day closing average.............................   2.29
60 calendar day closing average.............................   1.83
90 calendar day closing average.............................   1.72
52 week high trade..........................................   5.25
52 week low trade...........................................   1.25

    U.S. Bancorp Piper Jaffray also presented graphs illustrating daily stock price and volume performance of Integ over the prior year.

ANALYSIS OF OPTION AGREEMENT

    U.S. Bancorp Piper Jaffray advised the Integ board of directors of certain factors relating to Integ and the proposed merger, which affected its review and analyses in certain material respects. As a development stage company, Integ has no historical operating results upon which to base a valuation analysis as a going concern. Nor was U.S. Bancorp Piper Jaffray furnished any forecasts of Integ future operating results, nor, in light of recent developments involving its joint development activity with Amira Medical and Integ's current financial and operating condition, could such a forecast be reasonably prepared for Integ on a stand alone, going concern basis. Further, U.S. Bancorp Piper Jaffray was not furnished, nor requested to perform, any appraisals or valuations of specific assets or liabilities of Integ, including its technology portfolio.

    In view of the foregoing, U.S. Bancorp Piper Jaffray, with the concurrence of the Integ board of directors, concluded the principal source of Integ shareholder value against which the fairness of the proposed merger consideration could be reasonably evaluated was the implied value of the consideration payable to Integ shareholders in a possible merger with Amira Medical in accordance with the Option Agreement with Amira Medical. Amira Medical is a privately held company. Amira Medical does not provide its historical or forecast results of operations to the public, nor, since the execution of the Option Agreement, has such information been provided by Amira Medical to Integ or U.S. Bancorp Piper Jaffray. Integ management assisted U.S. Bancorp Piper Jaffray in developing an estimated forecast for Amira Medical for the calendar year ending 2004 for use in evaluating the implied value of Integ arising out of a possible Amira Merger. U.S. Bancorp Piper Jaffray developed assumptions regarding the possible timing of an initial public offering of Amira Medical common stock.

    Using this information, U.S. Bancorp Piper Jaffray presented several analyses from which it calculated a range of possible implied values for the equity interest in Amira Medical payable to Integ shareholders pursuant to a possible merger with Amira Medical in accordance with the Option Agreement. These analyses included an initial public offering valuation, a discounted cash flow valuation, a discounted future equity valuation and recent third party financing valuation.

    - INITIAL PUBLIC OFFERING VALUATION. Based on recent medical company initial public offering activity, U.S. Bancorp Piper Jaffray calculated an estimated post-initial public offering value for Amira Medical of $300 million, of which it estimated Integ shareholders would own 4.8%. Applying a discount rate in order to present value from an assumed initial public offering date the value of this Integ shareholder interest and a further discount factor to account for the illiquidity of this interest on a present value basis, U.S. Bancorp Piper Jaffray calculated an estimated value for this interest of $10.457 million.

    - DISCOUNTED CASH FLOW VALUATION. Based on a discount rate of 35.0% and using a terminal value multiple of 13.0x projected calendar 2004 operating income, U.S. Bancorp Piper Jaffray calculated a discounted cash flow value of Amira Medical of $14.183 million. Giving effect to the estimated hypothetical 4.8% interest of Integ shareholders in Amira Medical and an illiquidity and control discount to account for the illiquidity of this interest on a present value basis and minority interest of these shareholders, U.S. Bancorp Piper Jaffray calculated an estimated value for this interest of $9.219 million.

    - DISCOUNTED FUTURE EQUITY VALUATION. U.S. Bancorp Piper Jaffray calculated an implied future stock price at December 31, 2001 for Amira Medical common stock based on projected fiscal year 2002 earnings and an estimated multiple of earnings. Applying an estimated 5.7% pre-initial public offering ownership stake in Amira Medical for Integ shareholders, present valuing that interest and adjusting for assumed illiquidity on a present value basis, U.S. Bancorp Piper Jaffray calculated an estimated value for this interest of $11.650 million.

    - RECENT FINANCING. U.S. Bancorp Piper Jaffray was also aware that Amira Medical had recently completed a private round of preferred stock financing. Based on the estimated pricing of this round and the shares issued, U.S. Bancorp Piper Jaffray calculated an estimated value for the interest of Integ shareholders of $11.3 million.

    Adding these values together with the estimated present value of the cash component of a possible Amira Merger, or $15.749 million, U.S. Bancorp Piper Jaffray indicated a range of implied values for the equity of Integ based on the Option Agreement as follows: high, $27.355 million; low, $24.968 million; and mean, $26.395 million. These values were compared to the implied value of $38.0 million payable in the merger with Inverness.

PREMIUMS PAID ANALYSIS

    U.S. Bancorp Piper Jaffray reviewed publicly available information for a group of selected pending or completed acquisition transactions since
January 1, 1997 involving medical technology companies and a change of control.

    The table below shows a comparison of the premiums (discounts) paid in these transactions to the premium that would be paid to Integ common shareholders based on the implied value payable in the merger. The premium calculations for Integ common stock are based upon an assumed announcement date of October 3, 2000.

                                                         IMPLIED PREMIUM (DISCOUNT)
                                           -------------------------------------------------------
                                            INTEG               COMPARABLE TRANSACTIONS
                                           --------   --------------------------------------------
                                                        LOW           MEAN      MEDIAN      HIGH
                                                      --------      --------   --------   --------
One day before announcement..............    48.2%
One week before announcement.............    57.5%      (7.7)%        38.8%      37.0%     150.9%
Four weeks before announcement...........   120.9%      (9.3)%        52.5%      50.1%     130.0%

ANALYSIS OF INVERNESS COMMON STOCK

    U.S. Bancorp Piper Jaffray reviewed general background information concerning Inverness. U.S. Bancorp Piper Jaffray presented publicly available analyst estimates and ratings of Inverness common stock, recent financial and operating results and outlook, and the stock price and volume over selected periods. U.S. Bancorp Piper Jaffray also reviewed the stock trading history of Inverness common stock at the dates or for the periods indicated below.

Closing price on October 3, 2000............................   $18.88
5 trading day closing average...............................    18.38
30 calendar day closing average.............................    18.91
60 calendar day closing average.............................    17.59
52 week high trade..........................................    21.38
52 week low trade...........................................     2.56

    In addition, U.S. Bancorp Piper Jaffray illustrated the relative stock price performance of Inverness against various market indices.

    In reaching its conclusion as to the fairness of the merger consideration and in its presentation to the board of directors, U.S. Bancorp Piper Jaffray did not rely on any single analysis or factor described above, assign relative weights to the analyses or factors considered by it, or make any conclusion as to how the results of any given analysis, taken alone, supported its opinion. The preparation of a fairness opinion is a complex process and not necessarily susceptible to partial analysis or summary description. U.S. Bancorp Piper Jaffray believes that its analyses must be considered as a whole and that selection of portions of its analyses and of the factors considered by it, without considering all of the factors and analyses, would create a misleading view of the processes underlying the opinion.

    The analyses of U.S. Bancorp Piper Jaffray are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by the analyses. Analyses relating to the value of companies do not purport to be appraisals or valuations or necessarily reflect the price at which companies may actually be sold. No company or transaction used in any analysis for purposes of comparison is identical. Accordingly, an analysis of the results of the comparisons is not mathematical; rather, it involves complex considerations and judgments about differences in the companies and transactions compared and other factors that could affect the public trading or transactional value of the companies. Other than one party that it was authorized to contact and did contact, U.S. Bancorp Piper Jaffray was not authorized to solicit, and did not solicit, other purchasers of Integ or alternative transactions to the merger with Inverness. Pursuant to its engagement in late 1998 and early 1999, which resulted in the Amira Medical agreements, U.S. Bancorp Piper Jaffray was active on behalf of Integ in soliciting interest for a possible strategic or other combination with Integ as described above under "Background of the Merger."

    For purposes of its opinion, U.S. Bancorp Piper Jaffray relied upon and assumed the accuracy, completeness and fairness of the financial statements and other information provided to it by Integ and Inverness or otherwise made available to it and did not assume responsibility for the independent verification of that information. Information prepared for financial planning purposes was not prepared with the expectation of public disclosure. U.S. Bancorp Piper Jaffray relied upon the assurances of management of Integ that the information provided to it by Integ and Inverness, including, without limitation, information furnished by Integ concerning Amira Medical, was prepared on a reasonable basis, the financial planning data and other business outlook information reflects the best currently available estimates of management, and management was not aware of any information or facts that would make the information provided to U.S. Bancorp Piper Jaffray incomplete or misleading.

    For purposes of its opinion, U.S. Bancorp Piper Jaffray assumed that the merger will constitute a reorganization for federal income tax purposes and will be treated as a purchase for accounting purposes. U.S. Bancorp Piper Jaffray also assumed that, in the course of obtaining the necessary regulatory approvals and consents for the merger, no restrictions will be imposed that have a material adverse effect on the contemplated benefits of the merger to Integ and its common shareholders.

    U.S. Bancorp Piper Jaffray assumed the Option Agreement remained in full force and effect, without amendment, and was enforceable by the parties thereto in accordance with its terms. The opinion of U.S. Bancorp Piper Jaffray addressed solely the fairness of the stock consideration to be paid to holders of Integ common stock in the merger and did not address any other term or agreement relating to the merger. Without limiting the generality of the foregoing, U.S. Bancorp Piper Jaffray made no evaluation of the terms pursuant to which outstanding shares of Series B preferred stock would be redeemed or pursuant to which Inverness would extend financing to Integ in accordance with the loan agreement.

    In arriving at its opinion, U.S. Bancorp Piper Jaffray did not perform any appraisals or valuations of any specific assets or liabilities of Integ or Inverness, and was not furnished with any such appraisals or valuations. U.S. Bancorp Piper Jaffray analyzed Integ as a going concern and accordingly expressed no opinion as to its liquidation value. U.S. Bancorp Piper Jaffray expressed no opinion as to the price at which shares of Integ or Inverness common stock have traded or at which the shares of Integ, Inverness or the combined company may trade at any future time. The opinion is based on information available to U.S. Bancorp Piper Jaffray and the facts and circumstances as they existed and were subject to evaluation on the date of the opinion. Events occurring after that date could materially affect the assumptions used in preparing the opinion. U.S. Bancorp Piper Jaffray has not undertaken to and is not obligated to affirm or revise its opinion or otherwise comment on any events occurring after the date it was given.

    U.S. Bancorp Piper Jaffray, as a customary part of its investment banking business, evaluates businesses and their securities in connection with mergers and acquisitions, underwritings and secondary distributions of securities, private placements and valuations for estate, corporate and other purposes. The Board of Directors selected U.S. Bancorp Piper Jaffray because of its expertise, reputation and familiarity with the medical technology industry in general and with Integ in particular. U.S. Bancorp Piper Jaffray maintains a market in and provides research coverage on the common stock of Integ. In the ordinary course of its business, U.S. Bancorp Piper Jaffray and its affiliates may actively trade securities of Integ for their own accounts or the accounts of their customers and, accordingly, may at any time hold a long or short position in those securities. U.S. Bancorp Piper Jaffray has provided investment banking services to Integ in the past for which it received customary fees.

    Under the terms of the engagement letter dated August 7, 2000, Integ has agreed to pay U.S. Bancorp Piper Jaffray a fee equal to $750,000 upon consummation of the merger for its financial advisory services, and $400,000 for rendering its opinion, which will be credited against payment of the fee for financial advisory services. The contingent nature of the financial advisory fee may have created a potential conflict of interest in that Integ would be unlikely to consummate the merger unless it had received the opinion of U.S. Bancorp Piper Jaffray. Whether or not the transaction is consummated, Integ has agreed to pay the reasonable out-of-pocket expenses of U.S. Bancorp Piper Jaffray and to indemnify U.S. Bancorp Piper Jaffray against liabilities incurred. These liabilities include liabilities under the federal securities laws in connection with the engagement of U.S. Bancorp Piper Jaffray by the board of directors.

INTERESTS OF INTEG'S DIRECTORS AND OFFICERS IN THE MERGER

    When you are considering the recommendation of Integ's board of directors with respect to approving the merger, you should be aware that the directors and officers of Integ have interests in the merger and participate in arrangements that are different from, or are in addition to, those of Integ shareholders generally. The Integ board was aware of these interests and considered them, among other matters, when they approved the merger agreement. These interests include the following:

ACCELERATED VESTING OF OPTIONS

    All outstanding options to purchase Integ stock that are unvested as of the date of the merger will accelerate and become fully vested and exercisable immediately prior to the closing of the merger. The number and shares of Integ common stock covered by unvested options held by directors and executive officers as of October 3, 2000 was 406,724 shares. Pursuant to the terms of the merger agreement, all options to purchase Integ common stock will be assumed by Inverness in the merger and converted into options to purchase Inverness common stock. For further discussion about the treatment of Integ options in the merger, see the section of this proxy statement and prospectus entitled "The Merger Agreement--Integ Stock Options and Warrants" on page 46.

CHANGE OF CONTROL/SEVERANCE AGREEMENTS

    Susan L. Critzer, a director and chief executive officer of Integ, and Richard F. Mussmann, chief technology officer of Integ, have employment agreements that provide for certain benefits if they are terminated by Inverness without cause or if they terminate their employment for good reason following a change of control. The merger with Inverness will constitute a change of control. Upon such termination, each of Ms. Critzer and Mr. Mussmann are entitled to receive a cash payment equal to 12 times her or his average monthly salary as in effect in the month prior to the change of control, which amount includes salary and bonus pro rated for that period.

REIMBURSEMENT FOR EXCISE TAXES

    Payments or other benefits, including the acceleration of the exercisability of options, may be compensatory payments that are contingent on a change of control and when made to certain defined individuals will be parachute payments within the meaning of section 280G of the Internal Revenue Code. Section 280G provides that if parachute payments to an employee equal or exceed three times the employee's "base amount," the average annual compensation over the five taxable years preceding the taxable year in which the change of control occurs, the excess of the parachute payment over the employee's base amount will not be deductible by Integ and will be subject to an excise tax payable by the employee.

    The value of the acceleration of vesting under Integ's stock option plans may result in excess parachute payments to some Integ employees under section 280G of the Internal Revenue Code. Integ's board of directors has adopted a resolution that will provide for payments to these employees in an amount that, after deducting all federal, state and local taxes, will equal the excise tax payable by the employees. The purpose of these resolutions is to assure that employees retain the economic value of the stock options granted by Integ.

INDEMNIFICATION

    Integ officers and directors are entitled to continuing indemnification against some liabilities by virtue of provisions contained in Integ's articles of incorporation and the merger agreement. The merger agreement provides for the maintenance of directors' and officers' insurance for a period of not less than six years after the effective time of the merger. For more information on the extent of the indemnification, see the section of this proxy statement and prospectus on page 53 entitled "The Merger Agreement--Officers and Directors Indemnification."

WARRANTS

    At the effective time of the merger, Inverness will assume all outstanding warrants to purchase shares of Integ common stock. This amount includes warrants to purchase 87,845 shares of Integ stock at $4.13 per share held by affiliates of an Integ director. See the section of the proxy statement and prospectus entitled "The Merger Agreement--Integ Stock Options and Warrants" on page 46 for further discussion about the treatment of Integ warrants in the merger.

PURCHASE OF INTEG SERIES B PREFERRED STOCK

    On February 15, 2000, Integ entered into a financing arrangement with Amira Medical pursuant to which Integ borrows money from Amira and in exchange issues to Amira a number of shares of Integ Series B preferred stock that is determined by dividing the amount borrowed by the closing price of Integ's common stock on the day of the borrowing. The maximum number of shares of Series B preferred stock that may be issued pursuant to this arrangement is 3,000,000, and through November 30, 2000, Integ had issued to Amira a total of 1,983,123 shares of Series B preferred stock.

    The charter documents of Integ relating to the Series B preferred stock provide that if there is a change of control of Integ, which will occur as a result of the merger, the Series B preferred stock must be redeemed for either cash or Integ common stock at a price equal to the amount borrowed by Integ plus a 10% premium. Integ intends to redeem the Series B preferred stock for cash. As of November 30, 2000, the 1,983,123 shares of Series B preferred stock outstanding would be required to be redeemed for a total price of $4,977,266.87. Under the terms of the merger agreement, Inverness has agreed to fund the redemption for cash of all outstanding shares of the Series B preferred stock.

    The financing arrangement obligates Amira to continue to provide funding to Integ to pay expenses incurred in accordance with Integ's Year 2000 budget. If Amira defaults in its funding obligations before the effective time of the merger, then Integ is entitled to redeem the outstanding shares of Series B preferred stock for $0.01 per share.

EFFECT OF MERGER ON INTEG INTELLECTUAL PROPERTY

    The consummation of the merger will trigger certain significant provisions set forth in the development and license agreement that Integ entered into with Amira Medical in April 1999. This agreement provides for the joint development of a new generation of home glucose monitoring tests that would combine Integ's proprietary interstitial fluid sampling technology with Amira's glucose measurement technologies. In addition, the agreement addresses the rights of the parties with respect to each party's intellectual property in the event one of the parties merges with another party. The agreement provides that if Integ merges with a third party, such as Inverness, then upon the closing of the merger, Integ automatically will grant to Amira an exclusive, perpetual, non-terminable and transferable license to all Integ intellectual property relating to glucose monitoring using interstitial fluid developed after April 2, 1999 and through the date of the closing of the merger and a co-exclusive, perpetual, non-terminable and transferable license to all Integ intellectual property relating to glucose monitoring using interstitial fluid, other than its infrared technology, in existence as of April 2, 1999. Upon the closing of the merger, the development and license agreement will be terminated. These provisions mean that, at the closing of the merger, Inverness will receive no rights to any Integ intellectual property relating to glucose monitoring using interstitial fluid developed after April 2, 1999. In addition, with respect to all Integ intellectual property relating to glucose monitoring using interstitial fluid developed up to and through April 2, 1999, including all patents owned and patent applications pending, Inverness, as the successor to Integ, will receive a co-exclusive license with Amira.

    Inverness does not expect that the agreement with Amira, and the consequences of the merger pursuant to the agreement, will affect Inverness' plans to use the Integ intellectual property in the future because Inverness intends to utilize only the Integ intellectual property that was in existence or pending as of April 2, 1999. This intellectual property includes Integ's patents relating to the LIFEGuide-TM- System and Integ's proprietary interstitial fluid sampling.

POST-CLOSING CAPITALIZATION

    Following the merger, Inverness will have approximately 31,018,700 shares of common stock outstanding. Stockholders of Inverness before the merger will own approximately 93.9% of the total shares outstanding after the merger and Integ's current shareholders will own approximately 6.1%.

    All of the percentages calculated above do not take into account the exercise of any outstanding stock options or warrants that would result in the issuance of additional common equity of Integ or Inverness.

ACCOUNTING TREATMENT

    Inverness will account for the acquisition of Integ as an asset acquisition. Under this method of accounting, the assets and liabilities of Integ, including intangible assets, will be recorded at their fair values. The results of operations and cash flows of Integ will be included in Inverness' financial statements following the completion of the merger. Inverness expects that it will allocate a substantial portion of the purchase price to Integ's in-process research and development which, under generally accepted accounting principles, will be expensed by Inverness immediately following completion of the merger. The remainder of the purchase price will be amortized over a 10 year period.

DISSENTERS' APPRAISAL RIGHTS

    Sections 302A.471 and 302A.473 of the Minnesota Business Corporation Act provide each shareholder of Integ the right to dissent from the merger and obtain payment for the "fair value" of the shareholder's shares following the consummation of the merger.

    The following summary of the applicable provisions of sections 302A.471 and 302A.473 of Minnesota law does not purport to be a complete statement of the provisions and is qualified in its entirety by reference to the full texts of these sections attached as Appendix C to this proxy statement and prospectus. Any shareholder who wishes to exercise dissenters' appraisal rights, or who wishes to preserve the right to do so, should review these sections carefully because failure to comply with the procedures set forth in the sections will result in the loss of dissenters' appraisal rights.

    Under Minnesota law, shareholders of Integ have the right, by fully complying with the applicable provisions of sections 302A.471 and 302A.473, to dissent with respect to the merger and to receive from Integ payment in cash of the "fair value" of their shares after the merger is completed. The term "fair value" means the value of the shares immediately before the effective date of the merger without any appreciation or depreciation in anticipation of the merger.

    All references in sections 302A.471 and 302A.473 and in this summary to a "shareholder" are to a record holder of the shares as to which dissenters' appraisal rights are asserted. A record holder is a shareholder who held Integ common stock at the close of business on December 13, 2000. A person having beneficial ownership of shares that are held of record in the name of another person, such as a broker, nominee, trustee or custodian, must act promptly to cause the record holder to follow the steps summarized below properly and in a timely manner in order to prefect any dissenters' appraisal rights the beneficial owner may have.

    Shareholders of record who desire to exercise their dissenters' appraisal rights must satisfy all of the following conditions. A written notice of intent to demand fair value for shares must be mailed or delivered to the executive offices of Integ before the shareholder vote is taken to approve the merger agreement. This written demand must be in addition to and separate from any proxy or vote against approval of the merger agreement. Voting against, abstaining from voting or failing to vote to approve the merger agreement does not constitute a demand for appraisal within the meaning of Minnesota law.

    Shareholders electing to exercise their dissenters' appraisal rights under Minnesota law must not vote for approval of the merger agreement. A shareholder's failure to vote against approval of the merger agreement will not constitute a waiver of dissenters' appraisal rights. However, if a shareholder returns a signed proxy but does not specify a vote against approval of the merger agreement or direction to abstain, the proxy will be voted for approval of the merger agreement, and the shareholder's dissenters' appraisal rights will be waived.

    A shareholder must assert dissenters' appraisal rights with respect to all of the shares registered in the holder's name except where certain shares are beneficially owned by another person but registered in the holder's name. If a record owner, such as a broker, nominee, trustee or custodian, wishes to dissent with respect to shares beneficially owned by another person, the shareholder must dissent with respect to all of the shares and must disclose the name and address of the beneficial owner on whose behalf the dissent is made. A beneficial owner of those shares who is not the record owner of such shares may assert dissenters' appraisal rights as to shares held on that person's behalf, provided that the beneficial owner submits a written consent of the record owner to Integ at or before the time the dissenters' appraisal rights are asserted.

    A shareholder who elects to exercise dissenters' appraisal rights must mail or deliver a written demand, before the vote is taken on approval of the merger agreement, to the Chief Financial Officer of Integ at 2800 Patton Road, St. Paul, Minnesota 55113. The written demand should specify the shareholder's name and mailing address, the number of shares owned and that the shareholder intends to demand the fair value of its, his or her shares.

    After approval of the merger agreement by the shareholders at the special meeting, Integ will send a written notice to each shareholder who delivered a written demand for dissenters' appraisal rights. The notice will contain the address to which the shareholder must send a demand for payment and the stock certificates in order to obtain payment and the date by which they must be received and other related information.

    In order to receive fair value for a dissenting shareholder's shares, the shareholder must, within 30 days after the date Integ gives the notice described in the preceding paragraph, demand payment and send the stock certificates, and all other information specified in the notice from Integ, to the address specified in the notice. A dissenting shareholder will retain all rights as a shareholder until the effective date of the merger. After a valid demand for payment and the related stock certificates and other information is received, or after the effective date of the merger, whichever is later, Integ will remit to each dissenting shareholder who has complied with the statutory requirements the amount that Integ estimates to be the fair value of the dissenting shareholder's shares, with interest starting five days after the effective date of the merger at a rate prescribed by statute. Integ will also send its closing balance sheet and statement of income for the fiscal year ending no more than 16 months before the effective date of the merger, together with the latest available interim financial statement, an estimate of the fair value of the shareholder's shares and a brief description of the method used to reach the estimate and a brief description of the procedure to be followed if the dissenting shareholder decides to make a demand for a supplemental payment. Copies of sections 302A.471 and 302A.473 of the Minnesota Business Corporation Act are attached hereto as Annex C.

    If the dissenting shareholder believes that the amount remitted by Integ is less than the fair value of the holder's shares plus interest, the shareholder may mail or deliver written notice to Integ of the holder's own estimate of the fair value of the shares, plus interest, within 30 days after the mailing date of the remittance and demand payment of the difference. This notice must be delivered to the executive office of Integ at the address set forth above. A shareholder who fails to give such written notice within this time period is entitled only to the amount remitted by Integ.

    Within 60 days after receipt of a demand for supplemental payment, Integ must either pay the shareholder the amount demanded or agreed to by the shareholder after discussion with Integ, or petition a court for the determination of the fair value of the shares, plus interest. The petition must name as parties all shareholders who have demanded supplemental payment and have not reached an agreement with Integ. The court, after determining that the shareholder or shareholders in question have complied with all the statutory requirements, may use any valuation method or combination of methods it deems appropriate to use, whether or not used by Integ or the dissenting shareholder, and may appoint appraisers to recommend the amount of the fair value of the shares. The court's determination will be binding on all shareholders who properly exercised dissenters' appraisal rights and did not agree with Integ as to the fair value of the shares. Dissenting shareholders are entitled to judgment for the amount by which the court-determined fair value per share, plus interest, exceeds the amount per share, plus interest, remitted to the shareholders by Integ. The shareholders will not be liable to Integ for any amounts paid by Integ that exceed the fair value of the shares as determined by the court, plus interest. The costs and expenses of such a proceeding, including the expenses and compensation of any appraisers, will be determined by the court and assessed against Integ, except that the court may, in its discretion, assess part or all of those costs and expenses against any shareholder whose action in demanding supplemental payment is found to be arbitrary, vexatious or not in good faith. The court may award fees and expenses to an attorney for the dissenting shareholders out of the amount, if any, awarded to these shareholders. Fees and expenses of experts or attorneys may also be assessed against any person who acted arbitrarily, vexatiously or not in good faith in bringing the proceeding.

    Shareholders considering whether to exercise dissenters' appraisal rights should bear in mind that the fair value of their shares determined under sections 302A.471 and 302A.473 of the Minnesota Business Corporation Act could be more than, the same as or less than the consideration they would receive pursuant to the merger agreement if they did not seek appraisal of their shares.

    Cash received pursuant to the exercise of dissenters' appraisal rights may be subject to federal or state income tax. ANY HOLDER WHO FAILS TO COMPLY FULLY WITH THE STATUTORY PROCEDURE SUMMARIZED ABOVE WILL FORFEIT ALL RIGHTS OF DISSENT AND INSTEAD EACH OUTSTANDING SHARE OF INTEG COMMON STOCK HELD BY THAT HOLDER WILL BE CANCELED AND CONVERTED INTO THE RIGHT TO RECEIVE INVERNESS COMMON STOCK UNDER THE TERMS OF THE MERGER AGREEMENT.

RESTRICTIONS ON RESALE OF INVERNESS COMMON STOCK BY AFFILIATES

    The shares of Inverness common stock to be received by Integ shareholders in the merger have been registered under the Securities Act and, except as described in this paragraph, may be freely traded without restriction. The shares of Inverness common stock to be issued in the merger and received by persons who are considered to be "affiliates," as that term is used in Rule 145 under the Securities Act, of Integ before the merger may be resold by them only in transactions permitted by the resale provisions of Rule 145 under the Securities Act or as otherwise permitted under the Securities Act. Affiliates of Integ for this purpose include individuals or entities that control, are controlled by, or

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
are under common control with, Integ and are expected to include the directors and executive officers of Integ and holders of 10% or more of Integ common stock. These affiliates or their brokers risk being characterized as "underwriters" when they sell shares of Inverness stock received in the merger. The United States securities laws require registration of shares sold by underwriters. An affiliate and its broker can avoid being characterized as an underwriter and, therefore, avoid the Securities Act registration requirements by selling shares in compliance with Rule 145. This proxy statement and prospectus does not cover resales of Inverness common stock received by any person upon completion of the merger, and no person is authorized to make any use of this proxy statement and prospectus in connection with any such resale.

DELISTING AND DEREGISTRATION OF INTEG COMMON STOCK FOLLOWING THE MERGER

    If the merger is completed, shares of Integ's common stock will be delisted from the Nasdaq National Market and will be deregistered under the Exchange Act.

LISTING OF INVERNESS COMMON STOCK TO BE ISSUED IN THE MERGER

    The listing on the American Stock Exchange of the shares of Inverness common stock to be issued in the merger is a condition to the closing of the merger.

                              THE MERGER AGREEMENT

    THE FOLLOWING IS A BRIEF SUMMARY OF THE SIGNIFICANT PROVISIONS OF THE MERGER AGREEMENT BETWEEN INVERNESS AND INTEG. THIS SUMMARY IS NOT COMPLETE AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE COPY OF THE MERGER AGREEMENT ATTACHED TO AND INCORPORATED INTO THIS PROXY STATEMENT AND PROSPECTUS AS ANNEX
A. YOU SHOULD READ THE MERGER AGREEMENT CAREFULLY AND IN ITS ENTIRETY.

GENERAL

    The merger agreement provides for a merger of Integ with and into Terrier Acquisition Corp., a newly formed, wholly owned subsidiary of Inverness. The surviving company will be Terrier, which will remain a wholly owned subsidiary of Inverness.

MERGER CONSIDERATION

    In the merger, each outstanding share of Integ common stock, par value $.01 per share, will be converted into the right to receive a fixed number of shares of common stock of Inverness based on an exchange ratio calculated as follows:

                                                                                  aggregate exercise
                                                                                 price of Integ stock
                       (average closing price of Inverness common stock X        options and warrants
                                         1,900,000) +                            options and warrants
                    ---------------------------------------------------------------------------------
exchange ratio =                     average closing price of Inverness common stock
                  -------------------------------------------------------------------------------------
                        total number of shares of Integ common stock outstanding immediately prior to the effective time of the merger + the total number of shares issuable upon exercise of Integ stock options and warrants

    For the purpose of calculating the exchange ratio, the average closing price for Inverness common stock will be computed by averaging the closing sale prices of Inverness common stock on the American Stock Exchange for the five trading days immediately preceding the effective time of the merger.

    In general, the exchange ratio has been formulated to provide that an aggregate number of 1,900,000 shares of Inverness common stock, net of exercise amounts attributable to the options and warrants, will be issued to:

    - existing holders of shares of Integ common stock;

    - holders of options to purchase shares of Integ common stock; and

    - holders of warrants to purchase shares of Integ common stock.

However, since many of the variables necessary to determine the exchange ratio will not be determined until immediately prior to the effective time of the merger, the precise exchange ratio will not be determined until immediately prior to the effective time of the merger. The average closing sale price of Inverness common stock for the five trading days prior to December 13, 2000, the record date, was $34.0752 per share. Also, as of that date, there were 9,922,285 shares of Integ common stock outstanding, and options and warrants to purchase 2,147,421 shares of common stock with exercise prices per share ranging from $0.81 to $7.60. Accordingly, if the effective time of the merger were the record date, the exchange ratio would equal approximately .1734.

    No fractional shares of Inverness common stock will be issued in connection with the merger. Instead, you will receive an amount of cash, without interest and rounded to the nearest cent, determined by multiplying the average closing price of Inverness common stock by the fraction of a share of Inverness common stock that you would have received if fractional shares were issuable. Any cash and any Inverness stock certificates remaining unclaimed for more than one year will be delivered to Terrier.

    The conversion of Integ common stock described in this section is not applicable to shares held by Inverness or Terrier whose shares, if any, will be canceled, or to dissenting Integ shareholders who effectively exercise their dissenters' appraisal rights as described in this proxy statement and prospectus.

INTEG STOCK OPTIONS AND WARRANTS

    Each outstanding Integ stock option, whether vested or unvested, or warrant to purchase shares of Integ common stock will be assumed by Inverness and become an option or warrant, as applicable, to acquire a number of shares of Inverness common stock equal to the number of shares of Integ common stock subject to the option or warrant immediately prior to the effective time multiplied by the exchange ratio used to determine the fraction of a share of Inverness common stock to be received by Integ shareholders in connection with the merger, rounded down to the nearest whole number of shares for options and rounded to the nearest whole share for warrants. The new exercise price of the option or warrant shall be adjusted to equal the exercise price of the option or warrant divided by the exchange ratio used to determine the fraction of a share of Inverness common stock to be received by Integ shareholders in connection with the merger, rounded up to the nearest cent for options and rounded to the nearest cent for warrants. By virtue of the merger, all Integ stock options issued under Integ's 1990 Incentive and Stock Option Plan, 1991 Incentive and Stock Option Plan, 1994 Long-Term Incentive and Stock Option Plan, as revised and restated, and 1996 Directors' Stock Option Plan automatically will be deemed vested and immediately exercisable.

    Inverness will use its best efforts to register with the SEC the shares of Inverness common stock to be received upon exercise of the assumed options within 10 business days after the effective time of the merger.

EMPLOYEE STOCK PURCHASE PLAN

    As of the date of approval of the merger agreement by Integ's shareholders, Integ's 1997 Employee Stock Purchase Plan will be considered terminated. Each participant will receive from Integ:

    - the maximum number of whole shares of Integ common stock that the participants' account will purchase, and

    - cash in the amount of any remaining balance in the participant's account.

    However, a participant may elect to receive the entire amount of his or her credit balance in cash in accordance with the terms of the employee stock purchase plan.

EFFECTIVE TIME OF THE MERGER

    The merger will be completed upon the filing of the articles of merger with the Secretary of the State of Minnesota and the filing of the certificate of merger with the Secretary of State of the State of Delaware. Integ and Inverness believe these filings will occur at the same time as the closing, which, unless the parties otherwise agree, will occur on the second business day immediately following the day on which the last of the conditions to closing are fulfilled or waived.

EXCHANGE OF INTEG STOCK CERTIFICATES FOR INVERNESS STOCK CERTIFICATES

    Promptly after the effective time of the merger, Boston EquiServe, Inverness' transfer agent and exchange agent for the merger, will mail to you a letter of transmittal and instructions for use in surrendering your Integ stock certificates in exchange for Inverness stock certificates. When you deliver your Integ stock certificates to the exchange agent along with a properly executed letter of transmittal and any other required documents, your Integ stock certificates will be cancelled and you will receive Inverness stock certificates representing the number of full shares of Inverness common stock, and cash in lieu of fractional shares, to which you are entitled under the merger agreement. YOU SHOULD NOT SUBMIT YOUR STOCK CERTIFICATES FOR EXCHANGE UNTIL YOU HAVE RECEIVED THE LETTER OF TRANSMITTAL AND INSTRUCTIONS REFERRED TO ABOVE.

    You are not entitled to receive any dividends or other distributions on Inverness common stock with a record date after the merger is completed until you have surrendered your Integ stock certificates in exchange for Inverness stock certificates. If there is any dividend or other distribution on Inverness common stock with a record date after the merger and a payment date prior to the date you surrender your Integ stock certificates in exchange for Inverness stock certificates, you will receive the dividend with respect to the whole shares of Inverness common stock issued to you promptly after they are issued. If there is any dividend or other distribution on Inverness common stock with a record date after the merger and a payment date after the date you surrender your Integ stock certificates in exchange for Inverness stock certificates, you will receive the dividend with respect to the whole shares of Inverness common stock issued to you promptly after the payment date.

    Inverness will only issue an Inverness stock certificate or a check in lieu of a fractional share in a name other than the name in which a surrendered Integ stock certificate is registered if you present the exchange agent with all documents required to show and effect the unrecorded transfer of ownership and show that you paid any applicable stock transfer taxes.

REPRESENTATIONS AND WARRANTIES

    The merger agreement contains various customary representations and warranties by both Integ, on one hand, and Inverness and Terrier, on the other hand, relating to:

    - due organization, existence, good standing and corporate authority;

    - capital structure;

    - authority, validity and effect of the agreements;

    - no violations, consents;

    - SEC documents and filings;

    - litigation;

    - treatment of the merger as a reorganization for federal income tax purposes;

    - ownership of stock, affiliates and associates;

    - compliance with applicable laws; and

    - brokers.

    The merger agreement also contains various customary representations and warranties by Integ relating to:

    - subsidiaries;

    - other interests;

    - books and records;

    - real property matters;

    - its operation of business in the ordinary course and absence of any material changes in its business;

    - taxes;

    - intellectual property;

    - patents;

    - trademarks;

    - copyrights;

    - trade secrets;

    - exclusivity of rights of intellectual property assets;

    - licenses received;

    - licenses granted;

    - absence of affirmative obligations;

    - sufficiencies of intellectual property assets;

    - infringement of Integ proprietary rights;

    - adequacy of technical documentation;

    - environmental laws;

    - non-disclosure contracts;

    - material contracts;

    - regulatory matters;

    - employee benefit programs;

    - labor relations and employment issues;

    - the vote required to approve the merger and other contemplated transactions;

    - receipt of fairness opinion from Integ's financial advisor;

    - insurance;

    - inapplicability of Integ's company rights agreement;

    - compliance with Hart-Scott-Rodino Antitrust Improvements Act;

    - absence of contracts with affiliates;

    - absence of any control share acquisition under section 302A.671 of the Minnesota Business Corporation Act; and

    - termination of all other discussions or negotiations.

    The merger agreement also contains customary representations and warranties by Inverness and Terrier relating to the control of Inverness and Terrier.

    The representations and warranties in the merger agreement are complicated and not easily summarized. You are urged to carefully read the articles in the merger agreement entitled "Representations and Warranties of the Company" and "Representations and Warranties of Parent."

COVENANTS

    Each of Inverness and Integ have agreed, prior to the effective time of the merger, except as specifically permitted or contemplated by the merger agreement, unless the other party has consented in writing, to:

    - use its reasonable best efforts, and to cause each of its subsidiaries, if any, to use its reasonable best efforts, to preserve intact its business organization and goodwill and keep available the services of its officers and material employees;

    - confer on a regular basis with one or more representatives of the other to report on material operational matters and any proposals to engage in material transactions;

    - promptly notify the other of any material emergency or other material change in the condition, financial or otherwise, business, properties, assets, liabilities, prospects or the normal course of its business, any material governmental complaints, investigations or hearings, or communications indicating that the same may be contemplated, or the breach in any material respect of any representation or warranty contained in the merger agreement; and

    - promptly deliver to the other true and correct copies of any report, statement or schedule filed by or with respect to it with the SEC subsequent to October 3, 2000.

    Each of Integ and Inverness further agreed, among other things, that each of them will:

    - prepare, and Inverness shall file with the SEC, under the Securities Exchange Act of 1934 and the Securities Act of 1933, a registration statement on Form S-4, which will include this proxy statement and prospectus and form of proxy relating to the shareholders meeting of Integ and the vote of the shareholders of Integ with respect to the merger agreement and the transactions contemplated therein;

    - furnish all information about itself and its business and operations and all necessary financial information to the other as the other may reasonably request in connection with the preparation of this proxy statement and prospectus and the Form S-4;

    - correct any information provided by it for use in this proxy statement and prospectus and the Form S-4 if and to the extent that such information shall have become false or misleading in any material respect; and

    - use its best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by the merger agreement and to cooperate with each other in doing such things, including:

     (1) taking all actions necessary to obtain any necessary consents, approvals, orders, exemptions and authorizations by or from any public or private third party, including any that are required to be obtained under any federal, state or local law or regulation or any contract, agreement or instrument to which Integ is a party or by which any of its properties or assets are bound;

     (2) to defend all lawsuits or other legal proceedings challenging the merger agreement or the consummation of the merger;

     (3) to cause to be lifted or rescinded any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated in the merger agreement; and

     (4) to effect all necessary registrations and filings and submissions of information requested by governmental authorities.

For these purposes the obligations to use "best efforts" to obtain waivers, consents and approvals to loan agreements, leases and other contracts do not include any obligation to agree to an adverse modification of the terms of those documents or to prepay or incur additional obligations to any other parties.

    Integ has agreed, prior to the effective time of the merger, except as specifically permitted by the merger agreement or with the consent of Inverness and Terrier, to use its reasonable best efforts to conduct its operations according to its usual, regular and ordinary course in substantially the same manner as previously conducted. Except as expressly permitted by the merger agreement, or with the consent of Inverness and Terrier, which shall not be unreasonably withheld or delayed, Integ will not:

    - declare, set aside or pay any dividend or other distribution, whether in cash, stock, or property or any combination thereof, in respect of any of its capital stock;

    - split, combine or reclassify any of its capital stock;

    - repurchase, redeem or otherwise acquire any of its securities, except, for:

     (1) the acquisition of shares of Integ common stock from holders of options in full or partial payment of the exercise price payable by those holders upon exercise of options; or

     (2) the redemption of Integ Series B preferred stock upon an event of default under the terms of the Series B preferred stock purchase agreement;

    - authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver, whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise, any stock of any class or any other securities, including indebtedness having the right to vote, or equity equivalents, including stock appreciation rights, other than the issuance of shares of Series B preferred stock in accordance with the terms of the Series B purchase agreement or shares of common stock upon the exercise of options or warrants in accordance with their terms;

    - acquire, sell, lease, encumber, transfer or dispose of any assets outside the ordinary course of business that are material to Integ, whether by asset acquisition, stock acquisition or otherwise, except pursuant to obligations in effect as of October 3, 2000 or as set forth in the merger agreement;

    - other than the issuance of shares of Series B preferred stock in accordance with the terms of the Series B purchase agreement, or the loan agreement with Inverness, incur any amount of indebtedness for borrowed money, guarantee any indebtedness, issue or sell debt securities or warrants or rights to acquire any debt securities, guarantee (or become liable for) any debt of others, make any loans, advances or capital contributions, mortgage, pledge or otherwise encumber any material assets, create or suffer any material lien thereupon;

    - pay, discharge or satisfy any claims, liabilities or obligations, absolute, accrued, asserted or unasserted, contingent or otherwise, other than any payment, discharge or satisfaction:

     (1) in the ordinary course of business consistent with past practice; or

     (2) in connection with the transactions contemplated in the merger agreement;

    - change any of the accounting principles or practices used by it, except as required by generally accepted accounting principles, in which case written notice shall be provided to Inverness prior to any such change;

    - except as required by law:

     (1) enter into, adopt, amend or terminate any existing employee benefit plan of Integ;

     (2) enter into, adopt, amend or terminate any agreement, arrangement, plan or policy between Integ and one or more of its directors or officers; or

     (3) except for normal increases in the ordinary course of business consistent with past practice, increase in any manner the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any benefit plan of Integ or arrangement as in effect as of the date hereof;

    - adopt any amendments to Integ's articles of incorporation or bylaws;

    - adopt a plan of complete or partial liquidation or resolutions providing for or authorizing a liquidation or a dissolution, merger, consolidation, restructuring, recapitalization or reorganization;

    - settle or compromise any litigation other than settlements or compromises of litigation where the amount paid, after giving effect to insurance proceeds actually received, in settlement or compromise does not exceed $25,000;

    - amend or waive any rights under Integ's Company Rights Agreement; or

    - enter into an agreement to take any of the foregoing actions.

    Integ has further agreed, among other things, that it will:

    - take all action necessary to convene a meeting of its shareholders as promptly as practicable to consider and vote upon the approval of the merger agreement and the transactions contemplated therein. Except as provided in the merger agreement, the proxy statement of Integ must contain the recommendation of the Integ board of directors that its shareholders approve the merger agreement and the transactions contemplated therein. Integ, including its board of directors, subject to and in accordance with applicable law, has agreed to use its reasonable best efforts to obtain such approval, including by timely mailing this proxy statement to its shareholders.

    Inverness has agreed, among other things, to:

    - at or prior to the effective time of the merger, fund the redemption of all outstanding shares of Integ's Series B preferred stock for cash consideration in accordance with the terms of the Integ's articles of incorporation;

    - promptly prepare and submit to the American Stock Exchange all reports, applications and other documents that may be necessary or desirable to enable all of the shares of common stock that will be outstanding or will be reserved for issuance at the effective time to be listed for trading on the American Stock Exchange; or

    - file the reports required to be filed by it under the Securities Exchange Act of 1934 and the rules and regulations adopted by the SEC thereunder, and Integ will take such further action as any affiliate, within the meaning of Rule 145 under the Securities Act of 1933, of Integ may reasonably request, all to the extent, if any, required from time to time to enable such affiliate to sell shares of Inverness common stock received by the affiliate in the merger without registration under the Securities Act of 1933 pursuant to (a) Rule 145(d)(1) or (b) any successor rule or regulation.

    The agreements related to the conduct of Integ and Inverness prior to the closing of the merger are complicated and not easily summarized. You are urged to carefully read the article in the merger agreement entitled "Covenants."

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
NO SOLICITATION OF TRANSACTIONS

    Until the merger is completed or the merger agreement is terminated, Integ has agreed not to, and not to authorize or permit its officers, directors or employees or professional representatives to:

    - solicit, initiate or encourage, including by way of furnishing non-public information, or take any other action to facilitate any inquiries or the making of any proposal that constitutes an acquisition proposal;

    - engage or participate in any discussion with, or provide any confidential information or data to, any person relating to any acquisition proposal; or

    - otherwise facilitate any effort to attempt to make or implement an acquisition proposal.

    Integ further agreed to cease and cause to be terminated any existing activities, negotiations or discussions with any persons related to such activities.

    Furthermore, Integ's board is not permitted to adversely withdraw or modify, or propose to withdraw or modify, its approval or recommendation of the merger or the merger agreement.

    For these purposes, an acquisition proposal is a proposed or actual:

    - merger, consolidation or similar transaction involving Integ;

    - sale, lease or other disposition, directly or indirectly, by merger, consolidation, share exchange or otherwise, of any assets of Integ representing 15% or more of the assets of Integ;

    - issue, sale or other disposition by Integ of, including by way of merger, consolidation, share exchange or any similar transaction, securities, or options, rights or warrants to purchase, or securities convertible into, such securities, representing 15% or more of the votes associated with the outstanding securities of Integ;

    - tender offer or exchange offer in which any person shall acquire beneficial ownership, as such term is defined in Rule 13d-3 under the Securities Exchange Act, or the right to acquire beneficial ownership, or any "group," as such term is defined under the Securities Exchange Act of 1934, shall have been formed which beneficially owns or has the right to acquire beneficial ownership of, 15% or more of the outstanding shares of Integ common stock;

    - recapitalization, restructuring, liquidation, dissolution or other similar type of transaction with respect to Integ; or

    - transaction that is similar in form, substance or purpose to any of the foregoing transactions.

    This covenant does, however, expressly permit Integ to engage in discussions or negotiations with a third party who makes an unsolicited bona fide written acquisition proposal, or to approve or recommend such unsolicited acquisition proposal, prior to the special meeting of Integ's shareholders if:

    - a majority of the disinterested directors of Integ determines, in good faith after consultation with its independent financial advisors that the competing proposal is more favorable to Integ's shareholders from a financial point of view than the transactions contemplated in the merger agreement;

    - the Integ board has determined in good faith, based on its consultation with experienced outside legal counsel that the proposal is a superior proposal based on these standards;

    - Integ's board has determined in good faith after consultation with its independent financial advisor that the third party is financially capable of completing the acquisition proposal and the acquisition proposal is likely to be consummated; and

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
    - a majority of the disinterested directors of Integ determines in good faith, after receiving advice from outside legal counsel, that the action is required for the board of directors to act in a manner consistent with its fiduciary duties under applicable law.

    In the event that Integ accepts a superior proposal, it will be obligated to pay a termination fee of $2,000,000 plus expenses up to $2,000,000. Please refer to the sections of this proxy statement and prospectus entitled "Termination" and "Termination Fees and Expenses" on pages 56-57.

    Integ is not prohibited from taking and disclosing to Integ's shareholders a position in conjunction with sections 14d-9 or 14e-2 of the Securities Exchange Act of 1934 related to a tender or exchange offer.

    Integ has agreed to notify Inverness promptly if it receives any competing proposal and the terms and conditions thereof, except that Integ is not required to identify the party making the acquisition proposal.

OFFICERS AND DIRECTORS INDEMNIFICATION

    After the merger is completed, Inverness will preserve all rights to indemnification existing as of October 3, 2000, the date of the merger agreement, in favor of any director, officer, employee or agent of Integ for a period of at least six years following the merger. Terrier will also indemnify directors, officers, agents, fiduciaries and employees of Integ against liabilities or claims arising before the merger is completed and as a result of their positions at or due to the negotiating, execution or performance of the merger agreement and the transactions contemplated therein. Integ will purchase an extended reporting period endorsement to provide directors and officers with liability insurance coverage for six years following the merger similar to the coverage presently maintained by Integ.

ACCESS TO INFORMATION AND CONFIDENTIALITY

    Inverness and Integ have agreed to, and to cause each of their respective subsidiaries, if any, and each of their respective subsidiaries' officers, employees and agents to, afford to the other and to the officers, employees and agents of the other complete access, except to the extent each other's access is prohibited by the terms of a binding agreement between Integ and a third party, at all reasonable times to such officers, employees, agents, properties, books, records and contracts, and shall furnish to the other such financial, operating and other data and information as the other may reasonably request. Furthermore, prior to the effective time, Inverness has agreed to hold in confidence all such information.

PUBLICITY

    Inverness and Integ have agreed to consult with each other before issuing any press release or otherwise making any public statements with respect to the merger agreement or any transaction contemplated thereby and not issue any press release or make any public statement generally without the prior consent of the other party, which consent will not be unreasonably withheld.

EMPLOYEE BENEFITS

    Inverness agreed that it will cause Terrier to honor all obligations under:

    - the existing terms of employment and severance agreements specifically set forth in the merger agreement; and

    - Integ's general severance policy.

    Furthermore, Inverness agrees that if any employee of Integ becomes a participant in any employee benefit plan, practice or policy of Terrier, the employee shall, to the extent permitted by such

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
plan, practice or policy, be given credit under the plan, practice or policy for all service prior to the effective time of the merger with Integ and prior to the time the employee becomes a participant, for purposes of eligibility, including waiting periods, and vesting but not for any other purposes for which the service is either taken into account or recognized, including benefit accrual, except for vacation credit.

NOTIFICATION OF SPECIFIED EVENT

    Each of Integ and Inverness agreed that it will promptly advise the other party of any change or event:

    - having a material adverse effect on it; or

    - which it believes would or would be reasonably likely to cause or constitute a material breach of any of its representations, warranties or covenants contained in the merger agreement.

DELISTING

    Each of Integ and Inverness agreed to cooperate with each other in taking, or causing to be taken, all actions necessary to delist Integ's common stock from the Nasdaq National Market.

CONDITIONS TO THE MERGER

    The obligations of Integ and Inverness to complete the merger and the other transactions contemplated by the merger agreement depend on the following conditions being fulfilled:

    - the merger agreement and the transactions contemplated therein being approved by the requisite vote of the shareholders of Integ;

    - the absence of any preliminary or permanent injunction or other order, decree or ruling issued by a court of competent jurisdiction or by a governmental, regulatory or administrative agency or commission or any statute, rule, regulation or executive order promulgated or enacted by any governmental authority which would:

     (1) make the consummation of the merger illegal; or

     (2) otherwise restrict, prevent or prohibit the consummation of any of the transactions, contemplated in the merger agreement; the registration statement on Form S-4 being and remaining effective, and no proceeding to suspend effectiveness having been initiated or threatened by the SEC;

    - the registration statement on Form S-4 being declared and remaining effective, and no proceeding to suspend effectiveness having been initiated or threatened by the SEC; and

    - Inverness will have obtained the approval for the listing of the shares of Inverness common stock issuable in the merger and upon exercise of the Integ options assumed by Inverness on the AMEX, subject to official notice of issuance.

    The obligations of Integ to complete the merger and the other transactions contemplated by the merger agreement depend on the following conditions being fulfilled:

    - the representations and warranties of Inverness and Terrier being true and correct in most cases at the effective date of the merger, except where the failure of such representations and warranties to be true and correct, without giving effect to any limitation as to materiality or material adverse effect, individually or in the aggregate, does not have, and would not reasonably be expected to have, a material adverse effect;

    - performance in all material respects all obligations required to be performed by Inverness;

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
    - absence of any change concerning Inverness or any of its subsidiaries that individually or in the aggregate could reasonably be expected to have a material adverse effect on the current business, results of operations or financial condition of Inverness or its subsidiaries taken as a whole other than any changes:

     (1) generally affecting the industries in which Inverness operates, including changes due to actual or proposed changes in law or regulations;

     (2) that are related to a general decline in stock prices in the United States resulting from political or economic turmoil; or

     (3) that are related to or result from the announcement or pendency of the merger, including disruptions to Inverness' business or its subsidiaries' businesses;

    - delivery by Inverness of a closing certificate executed by the chief executive officer or the president and the chief financial officer of Inverness;

    - receipt of all necessary consents, authorizations, orders and approvals of (or filings or registrations with) any governmental commission, board, other regulatory body or third parties required to be made or obtained by Inverness and its subsidiaries and affiliates; and

    - delivery of a written legal opinion from Dorsey & Whitney LLP, Integ's outside tax and corporate counsel, to the effect that the merger will constitute a tax free reorganization.

    The obligations of Inverness to complete the merger and the other transactions contemplated by the merger agreement depend on the following conditions being fulfilled:

    - the representations and warranties of Integ being true and correct in most cases, except where the failure of such representations and warranties to be true and correct (without giving effect to any limitation as to materiality or material adverse effect), individually or in the aggregate, does not have, and would not reasonably be expected to have a material adverse effect;

    - performance in all material respects all obligations required to be performed by Integ;

    - absence of any change concerning Integ that individually or in the aggregate has or could reasonably be expected to have a material adverse effect on Integ other than any:

     (1) changes generally affecting the industries in which Integ operates, including changes due to actual or proposed changes in law or regulations;

     (2) changes that are related to a general drop in stock prices in the United States resulting from political or economic turmoil; or

     (3) disruptions that are related to or result from the announcement or pendency of the merger, including disruptions to Integ's business or any action or as otherwise provided in the merger agreement;

    - delivery by Integ of a closing certificate executed by the chief executive officer or the president and the controller of Integ;

    - receipt of all necessary consents, authorizations, orders and approvals of (or filings or registrations with) any governmental commission, board, other regulatory body or third parties required to be made or obtained by Integ and affiliated entities;

    - all outstanding shares of Integ's Series B preferred stock have been redeemed for cash consideration in accordance with the terms of the Integ Articles of Incorporation;

    - delivery of a written legal opinion from Goodwin, Procter & Hoar LLP, Inverness' outside tax and corporate counsel, to the effect that the merger will constitute a tax-free reorganization; and

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
    - approval and adoption of the merger agreement and merger by Integ shareholders, with receipt of notice of fewer than 5% of the outstanding common stock exercising dissenters appraisal rights.

TERMINATION

    The merger agreement may be terminated at any time prior to the closing of the merger by mutual written consent. Either Inverness and Terrier, on one hand, or Integ, on the other hand, may terminate the merger agreement if:

    - any required approval of the Integ shareholders has not been obtained at the special meeting;

    - any governmental entity has issued an injunction taken or other action that permanently enjoins the merger (provided that prior to March 31, 2001 Inverness, Terrier and Integ will use their best efforts to have any non-final injunction stayed or reversed);

    - the other party materially breaches any representation, warranty, covenant or agreement contained in the merger agreement, which breach cannot be cured within 15 business days of notice of the breach, except for those breaches unlikely to have a material adverse effect on the business, results of operations or financial condition of the breaching party; or

    - if the merger has not occurred by March 31, 2001, without a material breach by the terminating party of its obligations under the merger agreement.

    The merger agreement may be terminated by Integ if, prior to the special meeting Integ concurrently enters into a definitive agreement with respect to a superior proposal, provided that Integ:

    - provides Inverness and Terrier with five business days prior notice of the decision to terminate, which notice must include detail about the terms and conditions of the superior proposal, during which time Inverness may propose, and Integ must consider, any adjustment to the merger agreement; and

    - concurrently with the effectiveness of the termination, has paid to Inverness or its designee the termination fee described below in "--Termination Fees and Expenses."

    The merger agreement may be terminated by Inverness or Terrier if:

    - the Integ board does not make a recommendation of, or withdraws, amends, modifies or changes its approval or recommendation of, the merger agreement or the transactions contemplated thereby;

    - the Integ board fails to include its favorable recommendation regarding the merger in this proxy statement and prospectus;

    - the Integ board recommends any superior proposal;

    - the Integ board publicly expresses no opinion and remains neutral in respect of any acquisition proposal or the merger and related transactions;

    - Integ enters into a definitive agreement with respect to a superior proposal;

    - Integ makes any proposal or announces of its intention to enter into an agreement with respect to an acquisition proposal; or

    - Integ or its board resolves to do any of the foregoing.

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
TERMINATION FEES AND EXPENSES

    The merger agreement requires Integ to pay Inverness a termination fee of $2,000,000 in cash if:

    - the merger agreement is terminated by Integ in order to effect a superior proposal;

    - the merger agreement is terminated by Inverness or Terrier if:

     (1) the Integ board fails to make a recommendation of, or withdraws, amends, modifies or changes its approval or recommendation, of the merger agreement;

     (2) the Integ board fails to include its favorable recommendation regarding the merger in this proxy statement and prospectus;

     (3) the Integ board recommends any superior proposal;

     (4) the Integ board publicly expresses no opinion and remains neutral in respect of any acquisition proposal or the merger and related transactions;

     (5) Integ enters into a definitive agreement with respect to a superior proposal;

     (6) Integ makes a proposal or announcement of its intention to enter into an agreement with respect to an acquisition proposal; or

     (7) Integ or its board resolves to do any of the foregoing.

    Furthermore, if either party terminates the merger agreement because:

    - the required approval of the Integ shareholders has not been obtained at the special meeting; or

    - the merger has not occurred by March 31, 2001, and the terminating party is not in material breach of its obligations; or

    - Inverness or Terrier terminates the merger agreement because Integ materially breaches any representation, warranty, covenant or agreement contained in the merger agreement;

    and, if prior to one year from such termination, Integ enters into an acquisition proposal, with any other entities with some exceptions, or the Integ board recommends or resolves to recommend to Integ shareholders approval or acceptance of an acquisition proposal with any party, with some exceptions;

    then, Integ is required to pay Inverness a termination fee of $2,000,000.

    Additionally, if Inverness or Terrier terminates the merger agreement because Integ materially breaches any representation, warranty, covenant or agreement contained in the merger agreement, and this breach is caused by a willful act, omission or other willful misconduct of Integ, then Integ is required to reimburse Inverness and Terrier for their out-of-pocket costs and expenses incurred in connection with the merger agreement and the transactions contemplated thereby, up to a maximum of $2,000,000.

    Integ further agreed not to enter into any agreement relating to an acquisition proposal within one year of termination of the merger agreement without a provision requiring payment of the $2,000,000 termination fee.

    Except as otherwise specified in the merger agreement or agreed by the parties, each party will pay all fees and expenses it incurs in the merger.

AMENDMENTS

    Inverness and Integ may amend the merger agreement at any time before or after the necessary approval by the shareholders of Integ, but in any event following authorization by the Integ board and the Inverness board. However, after any required shareholder approval, no amendment will be made

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that by law requires further approval by the shareholders without obtaining their approval. The merger agreement was amended for technical reasons by the parties to the agreement on October 16, 2000.

REVISED TRANSACTION

    Inverness and Terrier have retained the right to revise the method of effecting the merger provided that:

    - any breach of the merger agreement by Integ or a failure by Integ to satisfy a condition of closing arising solely as a result of the revised method will not be considered a breach or failure to satisfy that condition to closing;

    - the merger will continue to qualify as a tax-free reorganization; and

    - the consideration to be received by Integ will not be altered, Integ will not incur additional costs and Integ will not be exposed to additional liability.

RELATED AGREEMENTS

VOTING AGREEMENT

    In connection with the execution of the merger agreement, certain shareholders of Integ who together hold approximately 15.4% of the voting power of Integ's outstanding common stock, executed a voting agreement with Inverness, dated as of October 3, 2000. These shareholders include all of Integ's directors and executive officers.

    In the voting agreement, these Integ shareholders agreed to:

    - vote their shares in favor of the merger, the merger agreement and any matter necessary for consummation of the merger;

    - vote against any acquisition proposed and any action which would impair, interfere with, delay, postpone or materially adversely effect consummation of the transactions contemplated by the merger agreement;

    - execute any documents necessary or appropriate in order to effect the consummation of the transactions contemplated by the merger agreement or permit Inverness to vote such shares directly; and

    - grant, and did grant, Inverness irrevocable proxies to vote their shares as required by the voting agreement.

    Furthermore, each of these shareholders agreed not to:

    - tender, sell, transfer, assign, pledge, encumber or otherwise dispose its shares of Integ common stock;

    - deposit its shares of Integ common stock into a voting trust or enter into a voting agreement or arrangement with respect to such shares or grant any party a power of attorney or authorization in or with respect to the shares;

    - enter into any contract, option or other agreement, arrangement, understanding or undertaking with respect to the direct or indirect sale, transfer, pledge, encumbrance, assignment or other disposition of any the shares;

    - exercise any Integ stock options or warrants prior to the closing of the merger; or

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
    - take any action that would make any representation or warranty of the shareholder in the voting agreement untrue or incorrect or have the effect of preventing or disabling the shareholder from performing its obligations under the voting agreement.

    The voting agreement terminates upon the earliest to occur of:

    - the closing of the transactions contemplated by the merger agreement;

    - the date the merger agreement is terminated in accordance with its terms; and

    - mutual agreement of the parties to the voting agreement.

LOAN AGREEMENT

    Concurrent with the signing of the merger agreement, Integ and Inverness entered into a loan agreement which requires Inverness to provide Integ with interim financing for general working capital purposes under certain limited circumstances. In general, Inverness will only be required to lend Integ funds if Amira Medical defaults on its obligations to provide similar funding to Integ as provided by the terms of a preferred stock agreement dated February 16, 2000. According to the loan agreement between Integ and Inverness, the maximum amount of principal that may be loaned in any calendar month, other than the first month, cannot exceed $550,000, and the aggregate amount of principal that may be loaned at any time cannot exceed $3,330,000. Interest on borrowed amounts will equal the prime rate plus 5% per annum, increasing to prime plus 7% after an event of default, as defined in the loan agreement. The principal amount of all loans, together with accrued interest, matures at the earliest of:

    - the day after completion of the merger;

    - the acceleration of the loan upon the occurrence of an event of default;

    - the termination of the merger agreement; or

    - March 31, 2001.

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                              ABOUT THE COMPANIES
                       INVERNESS MEDICAL TECHNOLOGY, INC.

    For more information on the business and properties of Inverness, please refer to Inverness' Current Report on Form 8-K, event date December 1, 2000, filed with the Securities and Exchange Commission on December 4, 2000, and its Annual Report on Form 10-K for the year ended December 31, 1999. Please refer to the section of this proxy statement and prospectus entitled "Where You Can Find More Information" in order to find out where you can obtain copies of these documents as well as the other documents Inverness files with the Securities and Exchange Commission.

                               INTEG INCORPORATED

    Integ Incorporated is a development stage medical technology company focused on developing an innovative glucose monitoring product to enable people with diabetes to manage their disease more effectively and conveniently. Integ has focused its efforts on developing methods to sample interstitial fluid, the clear fluid found between the cells throughout the body, and methods of presenting this sample to various types of glucose measurement systems in an integrated fashion. Integ has developed and broadly patented what it believes is a unique technology to collect interstitial fluid samples. Using this technology, it has conducted extensive research on interstitial fluid. With Integ's advancements in interstitial fluid sampling technology and knowledge of interstitial fluid, it hopes to improve diabetes self-management by eliminating the need to draw blood for glucose monitoring. Integ believes that its technology, when combined with commercially available glucose measurement technology, will create a handheld glucose monitoring product for use by people with diabetes that will be simpler to use and less messy than current alternate site blood based test systems, and less painful than traditional fingerstick devices. Integ believes that this product, which Integ refers to as the LIFEGuide-TM- System, will allow people with diabetes to frequently self-monitor their glucose levels without repeatedly enduring the pain and mess associated with lancing their fingers to obtain a blood sample. Integ is a Minnesota corporation and was incorporated in April 1990.

    Integ announced in April 1999 that it had formed an alliance and entered into a development agreement with Amira Medical to jointly develop a new generation of home glucose monitoring tests utilizing interstitial fluid. Upon completion of the merger with Inverness, the alliance with Amira will be terminated. The alliance called for products to be developed that combine Integ's interstitial fluid collection technology with Amira's glucose measurement technologies. The alliance contemplated both Integ and Amira contributing resources to the development of these products, to be manufactured by Integ and commercialized by Amira. Under the terms of the alliance, Integ's responsibilities include:

    - the development of a method to sample interstitial fluid using its proprietary sampling technology;

    - designing and manufacturing a means to integrate its sampling technology with Amira's test strip technology; and

    - the manufacture of a packaged and sterile LIFEGuide-TM- Key, including Integ's interstitial fluid sampling technology incorporating Amira's test strip.

Under the alliance, Amira responsibilities include:

    - development and calibration of a sterilizable test strip;

    - test strip manufacturing and scale-up and bulk shipping system development;

    - defining test strip environmental and packaging requirements inputs for the LIFEGuide-TM- Key;

    - development of meter electronics, optics, calibration and software;

    - management of ongoing meter contract manufacturing;

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    - filing and holding title to all regulatory submissions in its name in connection with the strategic alliance; and

    - labeling and packaging the LIFEGuide-TM- System for final sale and marketing, sales, distribution and customer service of the LIFEGuide-TM-System.

    As part of the alliance, Integ has the option, at a future date, to be acquired by Amira, subject to certain conditions. Total consideration payable to Integ's shareholders, optionholders, and warrantholders in connection with any acquisition by Amira is $20,000,000 in cash and 2,000,000 shares of common stock of Amira, subject to reduction in certain circumstances. The complete terms of the agreement are available as an exhibit to the Integ Current Report on Form 8-K filed with the SEC on April 9, 1999.

    Under the alliance, Integ and Amira established a joint product development plan involving four product platform phases: feasibility, calibration, clinical and commercial. Integ completed the feasibility phase of the plan, where it demonstrated the ability to measure interstitial fluid glucose using the Amira AtLast-TM- system in a non-integrated fashion, in September 1999. Integ announced completion of the calibration phase in February 2000. On March 29, 2000 Integ announced that, based on discussions with Amira, it expected to do additional development work on the LIFEGuide-TM- System before proceeding to clinical trials. Integ has not established a new target date for entering clinical trials.

INDUSTRY OVERVIEW

    It is estimated that there are as many as 120 million people with diabetes worldwide, and nearly 16 million Americans are affected. Diabetes is a chronic disease affecting overall health, which can lead to severe complications and requires active disease management on a daily basis.

    The use of personal glucose monitors is a key factor in the management of diabetes. Glucose levels are dynamic and vary throughout the day depending upon food intake, insulin availability, exercise, stress and illness. People with diabetes attempt to maintain their glucose levels within an acceptable range through the use of insulin injections, oral glucose reducing agents called hypoglycemic agents, diet, exercise or a combination of these activities. People with diabetes often test their glucose levels at multiple times during the day, including before eating meals and when their glucose levels are suspected to be rising or falling faster than desired.

    Integ believes that sales of personal blood glucose monitoring products have increased significantly in recent years due to technological innovations, the development of retail distribution channels and increasing awareness of the benefits of frequent glucose monitoring. Historically, consumers have selected devices that offer the greatest ease of use while providing fast and accurate blood glucose measurements, and technological innovators have tended to capture significant market share rapidly.

EXISTING PERSONAL BLOOD GLUCOSE MONITORING SYSTEMS AND NEW ALTERNATIVE
  TECHNOLOGIES

    Most of the current commercially available glucose monitoring systems involve obtaining a patient's blood sample in order to measure glucose. In conventional glucose monitoring systems, blood samples are taken from the fingertips because of the high concentration of capillaries at that site and because the blood produced at the fingertip can most easily be applied directly to the test strips used in such devices. The primary drawbacks to this approach are the pain associated with lancing a fingertip to produce the sample and the mess and inconvenience of handling blood.

    Most currently available personal blood glucose monitoring systems employ a disposable test strip in conjunction with a battery-powered, handheld meter, and a separate lancing device with its own disposable. These systems usually require the user to:

    - assemble the lancing device with a disposable lancet;

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    - determine the calibration code from the test strip package and adjust the meter as required to be properly calibrated to the test strip being used;

    - insert the test strip into the meter;

    - lance the finger or arm and form a drop of blood; and

    - apply the blood sample to the test strip and wait for the meter to display the results.

    The goal of most recent glucose monitoring research has been to develop an accurate system to monitor glucose without the pain of a finger lance or the need to handle blood. Most of this research falls into five categories:

    - non-invasive near-infrared spectroscopy;

    - reverse iontophoresis;

    - alternate site blood sampling techniques;

    - implantable sensors; and

    - interstitial fluid technologies.

    Non-invasive near-infrared spectroscopic technology generally attempts to estimate glucose levels by measuring light absorption when an infrared light signal is transmitted through or reflected off of a body part. Every chemical entity that absorbs infrared energy has a characteristic waveband where that absorption occurs. This absorption is proportional to its concentration. It is this characteristic waveband that allows a chemical entity to be identified and measured. No devices of this type have yet successfully demonstrated safety and effectiveness to the FDA.

    Reverse iontophoretic technology uses electrical current to draw glucose molecules out of the skin for measurement. Iontophoresis is a process by which charged molecules are carried through intact skin by applying a small amount of electrical current. Reversing that current can pull charged molecules from the body; with those molecules comes fluid, and with that fluid comes uncharged molecules like glucose. This fluid can be accumulated in a test chamber, in which the glucose can be measured using traditional electrochemical means. At this time, this technology is targeted toward continuous monitoring as a supplement to finger-stick testing. One product of this type has been submitted for FDA approval but not yet approved.

    A newer class of products continues to involve the measurement of glucose in blood but attempts to reduce pain by minimizing the volume of blood required and broadening the sites available for sampling. The products currently available in this category involve the same steps as current blood glucose systems, but allow the user to lance their forearm or thigh rather than the fingertip. Three products of this type are currently on the market. A blood sample is still required, as is the time and mess associated with getting that sample. Many people with diabetes are uncomfortable with routinely testing glucose levels in the presence of others because of the negative perceptions associated with visible blood. One company has discussed plans for a product that uses blood but eliminates the separate handling step and has demonstrated models at recent industry conferences.

    Implantable sensors are targeted toward continuous monitoring of a patient's glucose level. They generally involve implanting a three-day sensor in the patient, which is attached through electrical leads to a monitoring device that is worn externally. One such product has been approved by the FDA but its intended use is limited to identifying trends for the physician retrospectively. The patients must still use a blood glucose meter for monitoring their glucose levels, taking therapeutic action, and calibrating the implanted sensor.

    Interstitial fluid technology involves obtaining a sample of interstitial fluid from the skin. Integ and other companies are currently pursuing interstitial fluid technology. In addition to Integ's specific approach for collecting and measuring interstitial fluid, examples of other approaches include creating an opening in the skin using a laser or other means, drawing interstitial fluid through the opening and electrochemically measuring the sample. Another example includes chemically enhancing the skin's permeability and allowing interstitial fluid to flow into a patch for subsequent colorimetric measurement.

THE INTEG SOLUTION

    Integ is developing the LIFEGuide-TM- System to allow people with diabetes to easily and accurately measure their glucose levels without the need for a finger lance or the need to handle blood. The LIFEGuide-TM- System will consist of two main components: Integ's proprietary interstitial fluid sampling technology to collect a sample of interstitial fluid and a measuring technology to measure the level of glucose present in the interstitial fluid sample. Under the strategic alliance, the system being developed has focused on combining the measurement technology components of the Amira AtLast-TM- blood glucose system, both meter and test strip, with Integ's interstitial fluid sample extraction technology of the LIFEGuide-TM- System. If the merger is completed, the system will be developed by combining the measurement technology components of Inverness with Integ's fluid sample extraction technology.

THE INTEG INTERSTITIAL FLUID TECHNOLOGY

    Interstitial fluid is an extracellular fluid that is prevalent throughout the body and skin. Interstitial fluid is the means through which proteins and nutrients, including glucose, pass between capillaries and cells. The LIFEGuide System extracts an interstitial fluid sample from the dermis, or external surface, of the skin. The sample is comprised primarily of interstitial fluid, but may also contain some intracellular fluid and red blood cells. Samples extracted with the LIFEGuide-TM- method are very consistent. A clinical study that compared the glucose levels in multiple samples taken from single patients showed very tight precision, measured as coefficients of variation that averaged 3-5% for most subjects. The results of this study were published in CLINICAL CHEMISTRY and were presented at the 1999 Oak Ridge Conference of the American Association of Clinical Chemistry.

    The LIFEGuide-TM- System is based on research indicating that interstitial fluid glucose levels correlate closely with blood glucose levels. The concentration of glucose in interstitial fluid is very similar to the concentration of glucose in blood. However, it does take a little time for the glucose to travel from blood into the interstitial fluid. This time is called lag time. The magnitude of the lag varies somewhat depending on the study and the collection or measurement techniques applied. In published literature, lag times of 10 to 20 minutes are typically reported, with a few studies claiming as little as no time lag, or as much as 45 minutes. Much research has been done with microdialysis collection of interstitial fluid from the subcutaneous layer of the skin. A review of the scientific literature shows that many researchers see a good correlation between interstitial fluid glucose and blood glucose with a short time lag when employing the microdialysis technique. Although this sample collection method differs from the method employed by LIFEGuide-TM-, the results are instructive for gaining a general understanding of the relationship between interstitial fluid and blood glucose levels, and the results are similar to internal studies conducted with LIFEGuide-TM-. Under the strategic alliance, Integ has been conducting studies to further understand lag time in various patient populations, particularly as glucose is rapidly falling.

THE LIFEGUIDE-TM- SYSTEM

    Integ's LIFEGuide-TM- System will be comprised of (1) the LIFEGuide-TM-Meter, a reusable glucose measuring device, and (2) the LIFEGuide-TM- Key, a single-use, disposable interstitial fluid sample collection device.

    The proposed LIFEGuide-TM- System will be a simple-to-use, interstitial fluid-based glucose testing system intended to be used by people with diabetes in a similar manner to traditional blood glucose test systems. The system extracts a small sample of interstitial fluid from the dermal layer of the skin on the forearm and measures glucose in the sample with an integrated, one-piece, disposable, named a "key." The LIFEGuide-TM- System will be calibrated to give plasma-equivalent glucose results similar to those given by many blood glucose meters. This is also the method used by laboratories.

    The single-use, disposable LIFEGuide-TM- Key is designed to be easily handled by the user and inserted into the LIFEGuide-TM- Meter. The design of this key will allow for the capture of the required interstitial fluid sample and the retention of the sample during the measurement and disposal process. The key contains a very small needle that is used to extract a small sample of interstitial fluid and present it in a very controlled fashion to the measurement system. No user intervention is required to get the sample to the measurement zone of the test strip. The LIFEGuide-TM- Key will be packaged in individual sterile packages.

    Integ believes the LIFEGuide-TM- System should offer advantages over commercially available personal blood glucose monitoring systems and products under development, including the following:

    - Sampling Flexibility--The LIFEGuide-TM- System is designed to be used on skin almost anywhere on the body, staying away from areas, such as the fingertips, where blood capillaries and nerve endings are concentrated. Initial company efforts are focused on forearm testing.

    - Bloodless Approach--The LIFEGuide-TM- System is designed to allow for the accurate measurement of glucose levels without drawing blood. This approach eliminates the mess and inconvenience of handling a blood sample and the negative perceptions associated with visible blood.

    - Ease of Use--Integ's proposed LIFEGuide-TM- System will eliminate some of the steps required by commercially available personal blood glucose monitoring systems. With currently available systems, the user requires two disposables, a lancet and a separate test strip. After lancing the finger or alternate site, a drop of blood must be formed and directed to a target zone on a strip. The LIFEGuide-TM- System requires only one disposable, the LIFEGuide-TM- Key. The sampling procedure of the proposed LIFEGuide-TM- System has been reduced to simply inserting the key into the meter, holding the device against an area of exposed skin until an adequate sample has been obtained and waiting briefly for a displayed result. Integ believes this may represent the simplest to use system on the market and may also reduce the possibility of user errors affecting readings.

    - User Safety--The user's safety is ensured in that each single-use key is sterilized and packaged individually. The meter will not allow a test to begin with a used sampler, eliminating the possibility that the sampling device can be used more than once. Also, because the sample is automatically captured in the key, there are fewer items requiring disposal.

    - Factory Calibration--Exactly like other commercial blood glucose makers, the LIFEGuide-TM- System can be factory calibrated with a lot-specific code. Other interstitial fluid systems which have been shown to the FDA require at least one fingerstick blood glucose measurement daily for calibration.

    Because of these potential advantages, Integ believes that the proposed LIFEGuide-TM- System may facilitate greater compliance with the recommendations of the American Diabetes Association. However, it has not yet finalized the development of its LIFEGuide-TM- System, and Integ cannot be sure that it will be able to successfully develop a commercially acceptable product.

RESEARCH AND DEVELOPMENT

    Under the terms of its alliance with Amira, Integ is responsible for research and development of interstitial fluid sampling technology, design and manufacturing development of a means to integrate the interstitial fluid sampling technology with a Amira's test strips and designing the interface between Amira's metering system and Integ's interstitial fluid sampling technology.

    Since inception and through September 30, 2000, Integ has incurred approximately $25.2 million in research and development expenses. Integ spent approximately $2.3 million, $5.5 million and $5.3 million during fiscal years 1999, 1998 and 1997, respectively, on research and development.

    Once the alliance with Amira was formed, 1999 research and development activities were focused on the integration of Integ's interstitial fluid collection technology with Amira's glucose measurement technology. By fourth quarter of 1999 Integ had designed, built, and tested a new LIFEGuide-TM-handheld prototype system that reliably collected a one microliter sample of interstitial fluid and automatically delivered it directly to a test strip for glucose measurement. Technical accomplishments during the year that were inputs to this system design included:

    - developing a consistently performing calibration of Integ interstitial fluid to fingerstick blood reference values;

    - further analytical work on the relationship between blood and Integ interstitial fluid;

    - development of test strip chemistries that may be sterilized along with the tiny needle so that a single piece disposable design could be implemented; and

    - unique microfluidics concepts for handling small interstitial fluid sample volumes.

    This integrated prototype LIFEGuide-TM- System was then tested in a series of internal trials on people with diabetes. These trials provided user feedback, gathered data for finalizing factory calibration methods, verified interstitial fluid collection proficiency, and assessed clinical accuracy and precision performance. While not designed specifically as market research, the trials indicated what user related improvements and features would be desirable in the commercial product.

    Integ's success is highly dependent upon its ability to combine its sampling technology with the measurement technology of a third party and the successful development, commercialization and market acceptance of the LIFEGuide-TM-System, the development of which is ongoing and the complete efficacy of which has not yet been demonstrated.

CLINICAL TESTING

    Under the terms of the alliance, Amira is responsible for filing and holding title to all regulatory submissions in its name in connection with the jointly developed LIFEGuide System.

    Integ conducted a series of method comparison studies in the third and fourth quarter of 1999 on handheld prototype versions of the LIFEGuide-TM-System using the Amira measurement technology. This data was used to complete the calibration of the clinical handheld LIFEGuide-TM- System.

    Also in 1999, Integ made presentations of two posters at the 1999 American Association of Clinical Chemistry Oak Ridge Conference. One of the presentations included a talk. One poster discussed the results of an internal clinical study that demonstrated the tight correlation of glucose values gathered from multiple sites on the forearm. The second described performance of our internal electrochemical lab system.

    Integ submitted clinical protocols to the FDA for review in late January of 2000. A meeting was held with the FDA on March 21, 2000 to review these protocols. The FDA has requested modifications to the protocols submitted and advised Integ that a Premarket Approval may be required. Integ has not yet determined whether it will pursue a 510(k) or a Premarket Approval. These options are discussed in more detail below, under the heading "--Government Regulation."

    Since that time, Integ has completed discussions with Amira. In the event the merger with Inverness is not completed, Amira will be funding further research and development of the product. Based on these discussions, Integ expects to conduct additional research and pre-clinical trials to confirm the protocol additions suggested by the FDA and to verify system performance and intended use. Integ and Amira also expect to evaluate additional product changes to improve user features before proceeding with clinical trials. As a result, clinical trials have been delayed.

MANUFACTURING

    Under the terms of the alliance with Amira, Integ is responsible for manufacturing the LIFEGuide-TM- Keys consisting of a packaged and sterile interstitial fluid disposable sampler, which incorporates Amira's test strip. Integ anticipates that it will assemble the keys at its facilities from components obtained from outside suppliers. In manufacturing the keys, Integ will use assembly, testing and packaging equipment employing well-known processes similar to those used for other high speed assembly applications.

    Under the terms of the alliance, Amira is responsible for development of the LIFEGuide-TM- Meter electronics, optics, calibration and software and management of meter contract manufacturing.

SALES AND MARKETING

    Under the alliance, Amira is responsible for marketing, sales, distribution and customer service with respect to the LIFEGuide-TM- System. Integ is required to market and sell the LIFEGuide-TM- System through Amira. Under the strategic alliance, Integ receives a fixed percentage of profit over its costs up to a certain cap in producing the LIFEGuide-TM- Key, which is not based upon the LIFEGuide-TM- System selling price.

    Amira is currently in the process of building its sales, marketing and distribution capabilities. Many of Integ's potential competitors have already entered into distribution and marketing agreements with major marketing partners.

INTELLECTUAL PROPERTY

    Integ believes that it is important for it to obtain patent protection for its proposed products and processes, to preserve its trade secrets and to operate without infringing the proprietary rights of third parties. Integ has implemented a strategy of pursuing patent applications to provide both design freedom and protection from competitors. This strategy includes evaluating and seeking patent protection covering each of the areas of invention embodied in, and the specific features of its LIFEGuide-TM- System as well as having the breadth to cover features of competing alternatives. Integ has three issued United States patents relating to its interstitial fluid sampling technology and the method of drawing an interstitial fluid sample from the outer layers of the skin, as well as two related US patents. Integ also has numerous other issued US patents, and US patent applications covering various other aspects of its technology. Integ has several US patents covering the design features of its LIFEGuide-TM- Key. In addition to its US patent protection, Integ regularly seeks corresponding patent coverage in other markets throughout the world. For example, Integ has issued patent protection in numerous countries, including member states of the European Union for its interstitial fluid sampling technology.

    Integ also relies upon trade secrets and proprietary know-how in its manufacturing processes. It requires each of its employees, consultants, advisors and certain of its vendors to execute a confidentiality agreement upon the commencement of their relationship with Integ.

    There has been substantial litigation regarding patent and other intellectual property rights in the medical device industry. Integ is not currently a party to any patent or other litigation, and it routinely monitors patent issuance by others in its industry.

    Pursuant to the terms of the alliance and upon the completion of the merger with Inverness, Integ will grant Amira two licenses for use in the field of glucose monitoring using Integ's interstitial fluid sampling technology. The first license will be a perpetual, transferable, co-exclusive and non-terminable license, including the right to sublicense, to certain intellectual property patents and know-how of Integ existing prior to April 2, 1999 that is useful for glucose monitoring using interstitial fluid samples. This license will give Amira the right to make, import, use, offer for sale and sell products incorporating the technology covered by the license. The second license will be an exclusive, perpetual, transferable and non-terminable license, including the right to sublicense, to certain intellectual property of Integ developed after April 2, 1999 that is useful for glucose monitoring using interstitial fluid samples. This license will give Amira the right to make, have made, import, have imported, use, offer for sale and sell products which incorporate the technology by the license. These licenses do not cover Integ's infared technology.

COMPETITION

    The glucose monitoring industry is characterized by intense competition and is currently dominated by several companies with established products and distribution channels. There are currently four significant competitors in the worldwide blood glucose monitoring market: LifeScan, Inc., a subsidiary of Johnson & Johnson, Inc.; Roche Diagnostics; Bayer Diagnostics, a division of Bayer AG; and Medisense, Inc., a subsidiary of Abbott Laboratories.

    Companies in the glucose monitoring market compete on the basis of innovative technology, ease of use, price, product reliability and acceptance by consumers and healthcare professionals. Price competition for the placement of monitors in the glucose monitoring market is intense and involves marketing tactics such as rebates, trade-in offers and volume purchase incentive programs. Pursuant to the strategic allowance, if Amira is not able to offer the LIFEGuide-TM- System at a competitive price, Integ will not be required to supply as many LIFEGuide-TM- Keys to Amira, and may not be able to reach profitability.

    A number of entities are conducting research on possible non-invasive and minimally invasive methods of determining glucose levels. Specific information regarding the precise progress of these companies with respect to these alternative technologies has not generally been made public. Using Inverness' low volume FastTAKE product, LifeScan has introduced an alternate sampling site blood product. ThereSense has also launched such a device, theirs requiring only
0.3 mircroliters of blood, the smallest available. Also, Abbott is planning to offer an integrated alternate site blood glucose test system in the near future. These companies' products may also affect the success of the LIFEGuide-TM-System.

GOVERNMENT REGULATION

    Government regulation in the United States and other countries is a significant factor in the development of the LIFEGuide-TM- System. The LIFEGuide-TM- System will be regulated by the FDA under a number of federal statutes including the Federal Food, Drug and Cosmetic Act, the Safe Medical Devices Act of 1990, the FDA Modernization Act of 1997, and other associated regulations governing the development, testing, manufacturing, labeling, marketing and distribution of medical devices as well as the reporting of certain information regarding their safety. Sales of the LIFEGuide-TM- System outside the United States will also be subject to comparable foreign regulatory requirements.

    FDA permission must be received to distribute a new medical device in the United States and can be obtained in one of two ways. If a new or significantly modified device is "substantially equivalent" to an existing legally marketed device, the new device can be commercially introduced after filing a 510(k) premarket notification with the FDA and the subsequent issuance by the FDA of an order permitting commercial distribution. Changes to existing devices that do not significantly affect safety of effectiveness of the device may be made without an additional 510(k) notification.

    The second path to market in the United States involves a more comprehensive approval process known as a Premarket Approval. Premarket Approval applies to new medical devices that are not substantially equivalent to a currently marketed device. First, in a Premarket Approval application, Integ must conduct clinical trials in accordance with testing protocols approved by an Institutional Review Board for the participating research institution and the investigational device exemption regulations promulgated by the FDA. Second, Integ must submit a Premarket Approval application that contains the clinical trial results, and other information required under the Food, Drug and Cosmetic Act such as a full description of the device and its components, a full description of the methods, facilities and controls used for manufacturing and examples of proposed labeling. Finally, the manufacturing site(s) for the medical device subject to the Premarket Approval process must operate under Good Manufacturing Practices and pass an FDA Pre-Approval Inspection before the product is approved.

    A meeting was held with the FDA on March 21, 2000 in which the FDA advised Integ that a Premarket Approval may be required for the LIFEGuide-TM- System. Integ has not yet determined whether it will pursue a 510(k) or a Premarket Approval. The FDA has granted Integ expedited review of its LIFEGuide-TM- System application in either 510(k) or Premarket Approval form. Expedited review may shorten the time between submission of clinical trial data and approval from the FDA to market the LIFEGuide-TM- System. However, the time period to obtain FDA approval may be longer due to unfamiliarity with interstitial fluid.

EMPLOYEES

    As of September 30, 2000, Integ had a total of 31 full-time employees and one part-time employee. Integ also employed 5 persons on a temporary or contract basis, both full and part-time. Of the total work force, 14 persons were engaged in research and development activities, 15 persons in manufacturing development and 8 persons in administration. None of Integ's employees is covered by a collective bargaining agreement. Integ believes that it maintains good relations with its employees.

REAL PROPERTY

    Integ currently leases approximately 38,000 square feet of space at 2800 Patton Road, St. Paul, Minnesota. The lease expires on September 30, 2005. Integ believes its facilities will be adequate for its needs through completion of the development of the LIFEGuide System. Integ is already subleasing a portion of the property and, by year end, will be subleasing more than half of this property.

LITIGATION

    Integ is not a party to any legal proceedings.

                INVERNESS' MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    For more information on Inverness' Management's Discussion and Analysis of Financial Condition and Results of Operations, please refer to Inverness' Current Report on Form 8-K, event date December 1, 2000, filed with the Securities and Exchange Commission on December 4, 2000, and its Annual Report on Form 10-K for the year ended December 31, 1999. Please refer to the section of this proxy statement and prospectus entitled "Where You Can Find More Information" in order to find out where you can obtain copies of these documents as well as the other documents Inverness files with the Securities and Exchange Commission.

                        SELECTED FINANCIAL DATA OF INTEG

    The following selected financial data should be read together with the financial statements and related notes and "Integ's Management's Discussion and Analysis of Financial Condition and Results of Operations" appearing elsewhere in this proxy statement and prospectus. The selected statement of operations data shown below for the years ended December 31, 1997, 1998 and 1999 and the balance sheet data as of December 31, 1998 and 1999 are derived from Integ's audited financial statements included elsewhere in this proxy statement and prospectus. The selected statement of operations data shown below for the years ended December 31, 1995 and 1996 and the balance sheet data as of December 31, 1995, 1996 and 1997 are derived from Integ's audited financial statements not included elsewhere in this proxy statement and prospectus. The selected financial data for the nine months ended September 30, 1999 and 2000 and for the period from April 3, 1990 (inception) to September 30, 2000 has been derived from Integ's unaudited financial statements which, in the opinion of Integ's management, include all adjustments, consisting solely of normal recurring adjustments, necessary for a fair presentation of the financial information shown in these statements. The results for the nine months ended September 30, 2000 are not necessarily indicative of the results to be expected for the full year or for any future period.

                                                                                                    NINE MONTHS ENDED
                                              YEAR ENDED DECEMBER 31,                                 SEPTEMBER 30,
                       ----------------------------------------------------------------------   -------------------------
                          1995           1996           1997           1998          1999          1999          2000
                       -----------   ------------   ------------   ------------   -----------   -----------   -----------
STATEMENT OF
  OPERATIONS DATA:
Operating expenses:
  Research and
    development......  $ 2,824,057   $  4,802,773   $  5,318,900   $  5,455,999   $ 2,336,761   $ 1,828,079   $ 1,288,679
  Manufacturing
    development......      805,413      1,623,122      2,513,224      2,171,087     1,880,521     1,495,334     1,425,102
  General and
    administrative...    1,651,381      3,494,060      4,629,534      3,243,901     3,285,948     2,609,684     1,249,784
                       -----------   ------------   ------------   ------------   -----------   -----------   -----------
                         5,280,851      9,919,955     12,461,658     10,870,987     7,503,230     5,933,097     3,963,565
                       -----------   ------------   ------------   ------------   -----------   -----------   -----------
Operating loss.......   (5,280,851)   (9,919, 955)   (12,461,658)   (10,870,987)   (7,503,230)   (5,933,097)   (3,963,565)

Other income
  (expense):
  Interest income....      580,840      1,306,460      1,564,190        890,120       342,006       290,232        81,523
  Interest expense...     (348,719)      (226,959)      (684,001)    (1,203,218)     (682,135)     (532,194)     (304,992)
  Other (net)........           --       (242,978)        17,078         98,180        (1,019)         (735)       33,346
                       -----------   ------------   ------------   ------------   -----------   -----------   -----------
                           232,121        836,523        897,267       (214,918)     (341,148)     (242,697)     (190,123)
                       -----------   ------------   ------------   ------------   -----------   -----------   -----------
Net loss for the
  period and deficit
  accumulated during
  the development
  stage..............  $(5,048,730)  $ (9,083,432)  $(11,564,391)  $(11,085,905)  $(7,844,378)  $(6,175,794)  $(4,153,688)
                       ===========   ============   ============   ============   ===========   ===========   ===========
Net loss per share:
  Basic and
    diluted..........  $    (11.65)  $      (1.86)  $      (1.24)  $      (1.17)  $     (0.81)  $     (0.64)  $     (0.42)
                       ===========   ============   ============   ============   ===========   ===========   ===========
Weighted average
  number of common
  shares outstanding
  Basic and
    diluted..........      433,333      4,889,245      9,305,332      9,477,390     9,649,424     9,643,833     9,827,211
                       ===========   ============   ============   ============   ===========   ===========   ===========

                        PERIOD FROM
                       APRIL 3, 1990
                       (INCEPTION) TO
                       SEPTEMBER 30,
                            2000
                       --------------
STATEMENT OF
  OPERATIONS DATA:
Operating expenses:
  Research and
    development......   $ 25,167,588
  Manufacturing
    development......     10,473,899
  General and
    administrative...     19,149,041
                        ------------
                          54,790,528
                        ------------
Operating loss.......    (54,790,528)
Other income
  (expense):
  Interest income....      4,852,527
  Interest expense...     (3,488,925)
  Other (net)........        (95,393)
                        ------------
                           1,268,209
                        ------------
Net loss for the
  period and deficit
  accumulated during
  the development
  stage..............   $(53,522,319)
                        ============
Net loss per share:
  Basic and
    diluted..........   $     (13.27)
                        ============
Weighted average
  number of common
  shares outstanding
  Basic and
    diluted..........      4,034,551
                        ============

                                                                         DECEMBER 31,
                                              ------------------------------------------------------------------   SEPTEMBER 30,
                                                 1995          1996          1997          1998          1999           2000
                                              -----------   -----------   -----------   -----------   ----------   --------------
BALANCE SHEET DATA:
Cash and cash equivalents...................  $15,764,138   $33,879,608   $21,776,757   $11,175,695   $2,953,270     $1,564,375
Total assets................................   17,375,756    37,715,900    29,216,293    18,154,601    8,635,997      6,562,490
Long-term debt, less current portion........      447,162     1,298,484     3,029,734     2,686,196    1,273,920        333,293
Total shareholders' equity..................   16,405,451    34,843,791    23,846,194    13,057,816    5,437,928      4,627,186

                  INTEG'S MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL

    From inception through September 30, 2000, Integ has incurred losses totaling $53.5 million, consisting of $25.2 million of research and development expenses, $10.5 million of manufacturing development expenses, and $17.8 million of general and administrative and other expenses, net of interest income. Integ's activities have consisted primarily of research and product development, product design, development of the manufacturing equipment and processes and marketing strategies needed for the introduction of the LIFEGuide-TM- System. Integ has generated no revenue and has sustained significant operating losses each year since inception. Integ expects such losses to continue for the next several years.

    On October 4, 2000, Inverness and Integ announced that they had signed a definitive agreement to merge Integ into a subsidiary of Inverness. In connection with the merger agreement between Inverness and Integ, Inverness and Integ entered into a loan agreement pursuant to which Inverness agreed to provide funding of the operational expenses of Integ in the event that an event of default under Integ's current funding arrangement has occurred, and is continuing, and certain other conditions have been met.

    Integ announced in April 1999 that it had formed an alliance with Amira Medical to jointly develop a new generation of home glucose monitoring tests using interstitial fluid, or ISF. If the merger with Inverness is completed, the alliance with Amira will be terminated. Under the terms of the alliance, Integ is responsible for the development of a method to sample ISF using its proprietary sampling technology, designing and manufacturing development of a means to integrate Integ's sampling technology with Amira's test strip technology, and manufacture of a packaged and sterile LIFEGuide-TM- Key, including Integ's ISF sampling technology incorporating Amira's test strip. As part of the alliance agreement, Integ has the option at a future date, to merge with a subsidiary of Amira, subject to certain conditions. Total consideration payable to Integ's shareholders, optionholders and warrantholders in connection with any merger with Amira is $20 million in cash and 2,000,000 shares of common stock of Amira, subject to reduction in certain circumstances.

    In January 2000, Integ established a budget for the year 2000 in support of the joint development plan, which took into account the contributions that Amira is making toward completion of LIFEGuide product development. On February 15, 2000, Integ entered into a preferred stock agreement with Amira which is intended to provide up to $5.6 million in funding to Integ for the continued development of the LIFEGuide-TM- System through the year 2000. Since
April 2000, Integ has been dependent upon sales of Series B preferred stock to Amira to meet its operating expenses. Through September 30, 2000, Integ had raised $3.1 million through the sale of 1,771,236 shares of Series B preferred stock.

    On March 29, 2000 Integ announced that, based on discussions with Amira Medical, it expected to do additional development work on the LIFEGuide-TM-System before proceeding to clinical trials. Integ has not established a new target date for entering clinical trials.

    Integ is developing the LIFEGuide-TM- System, a handheld glucose monitoring product for use by people with diabetes. The LIFEGuide System will allow people with diabetes to frequently self-monitor their glucose levels without repeatedly enduring the pain and mess associated with lancing their fingers to obtain a blood sample. Frequent monitoring may allow people with diabetes to manage their disease more effectively and conveniently.

COMPARISON OF THE NINE MONTHS ENDED SEPTEMBER 30, 2000 AND 1999

    GENERAL. Integ's net loss totaled $4.2 million for the nine months ended September 30, 2000, as compared to $6.2 million for nine months ended September 30, 1999. Integ expects net losses to continue for the next several years.

    In conjunction with the alliance formed with Amira in April 1999, Integ began cross-charging Amira for certain expenses related to the joint development of the LIFEGuide-TM- System. In April 2000, Integ began funding its operations through sales of Series B preferred stock to Amira and discontinued cross-charging expenses to Amira. These cross-charges are described in our analysis as "allocated expenses to Amira" and had the effect of reducing Integ's operating expenses.

    Until her permanent appointment as President and CEO of Integ, Ms. Critzer was accounted for in Manufacturing Development as she continued in her role as Vice-president--Operations as well as Interim President and CEO. Since her permanent appointment as President and CEO in April 1999, Ms. Critzer has been accounted for in General and Administrative.

    RESEARCH AND DEVELOPMENT EXPENSES. Research and development expenses decreased to $1,289,000 during the nine months ended September 30, 2000 from $1,828,000 for the nine months ended September 30, 1999. This decrease was primarily attributable to decreased compensation expense of $147,000, depreciation expense of $93,000, consulting fees of $216,000, contract fees of $67,000, prototype expense of $68,000 and the allocation of expenses to Amira of $17,000. These decreases were offset by increased patent related legal fees of $20,000 and an increase in other expenses of $49,000.

    MANUFACTURING DEVELOPMENT EXPENSES.  For the nine months ended
September 30, 2000, manufacturing development expenses decreased to $1,425,000 from $1,495,000 during the nine months ended September 30, 1999. This decrease was primarily attributable to decreased compensation expense of $121,000, depreciation expense of $89,000 and prototype and prototype tooling expenses of $12,000. These decreases were partially offset by increased contract fees of $93,000, a reduction in the allocation of expenses to Amira of $22,000, increased travel expenses of $19,000 and other expenses of $18,000.

    GENERAL AND ADMINISTRATIVE EXPENSES. In accordance with the terms of the alliance with Amira, Integ no longer incurs expenses categorized previously as clinical and regulatory and sales and marketing. For presentation purposes, prior period expenses have been reclassified as general and administrative. For the nine months ended September 30, 2000, general and administrative expenses decreased to $1,250,000 from $2,610,000 during the nine months ended
September 30, 1999. The decrease was primarily attributable to decreased consulting fees of $1,075,000, insurance expense of $63,000, the allocation of certain facility expenses to sub-lease tenant and Amira of $193,000, decreased depreciation expense of $133,000, increased facility allocations to other departments of $38,000, decreased Medical Advisory Board (MAB) expenses of $21,000 and a decrease in other expenses of $59,000. The decrease was partially offset by increased compensation expenses of $190,000, software expense of $18,000 and printed supply expense of $14,000.

    INTEREST INCOME. For the nine months ended September 30, 2000, interest income decreased to $82,000 from $290,000 for the nine months ended
September 30, 1999. The decreases resulted from lower average balances of cash and cash equivalents.

    INTEREST EXPENSE. For the nine months ended September 30, 2000, interest expense decreased to $305,000 from $532,000 during the nine months ended September 30, 1999. The decrease in interest expense is attributable to payments made on long-term debt and capital leases. On September 30, 2000 Integ's long term liabilities, including current portions, were $1,635,000 as compared to $3,067,000 on September 30, 1999.

    OTHER INCOME. For the nine months ended September 30, 2000, other income increased to $33,000 from an expense of $1,000 for the nine months ended September 30, 1999. The increases are primarily attributable to gains from the sale of excess equipment.

YEAR ENDED DECEMBER 31, 1999 COMPARED TO YEARS ENDED DECEMBER 31, 1998 AND 1997

    GENERAL. Integ's net loss totaled $7.8 million during 1999 from $11.1 million during 1998 and $11.6 million during 1997. Integ expects net losses to continue for the next several years.

    RESEARCH AND DEVELOPMENT EXPENSES. Research and development expenses decreased to $2.3 million during 1999 from $5.5 million in 1998 and $5.3 million from 1997. The decrease in research and development expense in 1999 was primarily due to $628,000 of decreased staffing costs, $665,000 of decreased allocated pilot plant costs, $960,000 of decreased contractor and consulting expenses, $376,000 of decreased prototype expense, the allocation of $226,000 of expenses to Amira, a decrease of $188,000 in severance expense, a decrease of $75,000 in depreciation expense and the decrease of other expenses totaling $120,000 which were partially offset by increased legal expenses in the amount of $56,000, allocated facility expenses in the amount of $46,000 and increased travel expenses in the amount of $17,000. The increase in research and development expense in 1998 when compared to 1997 is primarily attributable to a $665,000 increase in the amount of pilot plant costs allocated to research and development and a one-time $188,000 charge for the workforce reduction, which were partially offset by $220,000 in decreased staffing costs, $346,000 in decreased prototype expenses, $107,000 in decreased employee relocation costs, and $60,000 in decreased lab supply expenses.

    MANUFACTURING DEVELOPMENT EXPENSES. Manufacturing development expenses decreased to $1.9 million during 1999 from $2.2 million in 1997 and $2.5 million in 1997. The decrease in manufacturing development expenses during 1999 is primarily attributable to $132,000 in decreased staffing costs, $398,000 in decreased prototype expenses, the allocation of $279,000 of expenses to Amira, $62,000 of decreased depreciation expenses, a decrease of $31,000 in employee training expenses, a decrease of $39,000 in Travel, allocated facility expenses of $38,000 and a $85,000 decrease in other expenses. These decreases were partially offset by an increase of $665,000 in allocated pilot plant costs to research and development and an increase of $99,000 in prototype tooling/test fixtures. The decrease in manufacturing development expenses during 1998 is primarily attributable to $208,000 of decreased staffing costs, the allocation of $665,000 of pilot plant costs to research and development and a decrease of $108,000 in prototype tooling expenses, a decrease of $93,000 in travel expenses and a $66,000 decrease in the occupancy allocation, which were partially offset by a $347,000 increase in depreciation expense, a $364,000 increase in samples and prototype expenses and a one-time charge of $78,000 for workforce reduction.

    GENERAL AND ADMINISTRATIVE EXPENSES. In accordance with the terms of the strategic alliance with Amira, Integ no longer incurs expenses categorized previously as clinical and regulatory and sales and marketing. For presentation purposes, these expenses have been reclassified as general and administrative. General and administrative expenses increased to $3.3 million during 1999 from $3.2 million in 1998 and $4.6 million in 1997. The increase in general and administrative expenses in 1999 is primarily attributable to a $1.1 million increase in consulting expenses and a one-time $384,000 write-off due to obsolescence of capital equipment. This was partially offset by a $1.1 million decrease in staffing costs, a $103,000 decrease in travel, a decrease of $136,000 in facility allocations to Amira and sub-lessee and a decrease of $45,000 in miscellaneous expenses. The decrease in general and administrative expenses in 1998 is primarily attributable to $482,000 of decreased staffing costs and a special charge in 1997 for the resignation of Integ's President and Chief Executive Officer effective in 1998 in the amount of $654,000, which were partially offset by a $100,000 increase in legal and audit expenses, a $51,000 increase in recruitment expenses as well as the $28,000 one-time charge for workforce reduction. The decrease in 1998 is also due to, what were previously classified as clinical and regulatory expenses, $133,000 of decreased staffing costs, $55,000 of decreased recruitment costs, $33,000 of decreased travel costs, $28,000 of decreased clinical studies expenses and $9,000 of decreased consulting expenses, which were partially offset by the one-time $222,000 charge for workforce reduction. The decrease in 1998 is also due to, what were previously classified as sales and marketing expenses, $297,000 of decreased staffing costs, $97,000 of decreased advertising and promotion expenses, $55,000 of decreased website development expense, $33,000 of decreased consulting expenses, $35,000 of decreased product development expenses and $17,000 of decreased travel expenses, which were partially offset by a $173,000 one-time charge for the workforce reduction.

    INTEREST INCOME. Interest income decreased to $342,000 during 1999 from $890,000 in 1998 and $1.6 million during 1997. The decrease in 1999 and 1998 is a direct result of lower average balances of cash and cash equivalents.

    INTEREST EXPENSE. Interest expense decreased to $682,000 during 1999 compared to $1.2 million in 1998 and $684,000 in 1997. The decrease in interest expense in 1999 is attributable to payments made on long-term debt and capital leases. The increase in interest expense during 1998 is attributable to increased borrowings under the equipment loan agreement.

    OTHER INCOME (EXPENSE). Other expense totaled $1,000 in 1999. Other income totaled $98,000 in 1998, which primarily consisted of a $26,000 receivable written off in a prior year which was paid in full and $66,000 received from the state of Minnesota for a sales tax refund claim filed for prior years.

QUARTERLY RESULTS OF OPERATIONS OF INTEG

    The following table presents a summary of the unaudited quarterly operating results of Integ for each of the four quarters in 1998 and 1999 and for each of the three quarters in the nine-month period ended September 30, 2000. This information was derived from unaudited interim financial statements that, in the opinion of Integ's management, have been prepared on a basis consistent with the financial statements contained elsewhere in this proxy statement and include all adjustments, consisting only of normal recurring adjustments, necessary for a fair statement of such information when read in conjunction with our audited financial statements and related notes. The operating results for any quarter are not necessarily indicative of results for any future period.

                                                                 THREE MONTHS ENDED
                        -----------------------------------------------------------------------------------------------------
                        MARCH 31    JUNE 30    SEPT. 30    DEC. 31    MARCH 31    JUNE 30    SEPT. 30    DEC. 31    MARCH 31
                          1998        1998       1998        1998       1999        1999       1999        1999       2000
                        ---------   --------   ---------   --------   ---------   --------   ---------   --------   ---------
                                                                   (IN THOUSANDS)
Operating expenses:
  Research and
    development.......   $ 1,706    $ 1,597     $ 1,093    $ 1,060     $   792    $   586     $   449    $   509     $   434
  Manufacturing
    development.......       680        603         472        415         590        496         410        385         415
  General and
    administrative....       909      1,108         781        447         549      1,518         543        676         414
                         -------    -------     -------    -------     -------    -------     -------    -------     -------
Operating loss........    (3,295)    (3,308)     (2,346)    (1,922)     (1,931)    (2,600)     (1,402)    (1,570)     (1,263)

Other income
  (expense):
  Interest income.....       284        242         197        167         127         95          68         52          33
  Interest expense....      (296)      (310)       (303)      (294)       (195)      (180)       (157)      (150)       (123)

Other.................         2         92          --          4          --         --          --         (1)         12
                         -------    -------     -------    -------     -------    -------     -------    -------     -------
  Net loss............   $(3,305)   $(3,284)    $(2,452)   $(2,045)    $(1,999)   $(2,685)    $(1,491)   $(1,669)    $(1,341)
                         =======    =======     =======    =======     =======    =======     =======    =======     =======
  Net loss per
    share.............   $ (0.35)   $ (0.35)    $ (0.26)   $ (0.21)    $ (0.21)   $ (0.28)    $ (0.15)   $ (0.17)    $ (0.14)
                         =======    =======     =======    =======     =======    =======     =======    =======     =======

                         THREE MONTHS ENDED
                        --------------------
                        JUNE 30    SEPT. 30
                          2000       2000
                        --------   ---------
                           (IN THOUSANDS)
Operating expenses:
  Research and
    development.......  $   416     $   439
  Manufacturing
    development.......      528         482
  General and
    administrative....      479         357
                        -------     -------
Operating loss........    1,423      (1,278)
Other income
  (expense):
  Interest income.....       24          24
  Interest expense....      (97)        (85)
Other.................       17           4
                        -------     -------
  Net loss............  $(1,479)    $(1,335)
                        =======     =======
  Net loss per
    share.............  $ (0.15)    $ (0.14)
                        =======     =======

LIQUIDITY AND CAPITAL RESOURCES

    Integ's operations since inception have been funded by net proceeds from the sale of common and preferred stock totaling approximately $55 million and proceeds from borrowings under an equipment loan agreement totaling $5.5 million. As of September 30, 2000 Integ had cash and cash equivalents of $1.6 million and working capital of $100,000.

    The equipment loan agreement contains covenants that place restrictions on sales of assets, transactions with affiliates, creation of additional debt, and other customary covenants. Borrowings under the equipment loan agreement are collateralized by a large part Integ's assets.

    On February 15, 2000, Integ entered into a preferred stock agreement with Amira which is intended to provide up to $5.6 million in funding to Integ for the continued development of the LIFEGuide System through the year 2000. Sales of preferred stock to Amira only occur after Integ's cash balance has declined to $1.5 million and Integ will then only sell preferred stock to Amira from time to time in amounts sufficient for it to meet its expenses incurred in connection with Integ's 2000 budget. Since April 2000, Integ has been dependent upon sales of preferred stock to Amira to meet its operating expenses. As of September 30, 2000, Integ had raised a total of $3.1 million through the sale of 1,771,236 shares of Series B preferred stock. Integ believes that its cash and proceeds from sales of Series B preferred stock will be sufficient to fund operations through the first quarter of 2001. Under the terms of the Series B Preferred Stock Agreement, upon closing of the merger with Inverness, Integ will be required to redeem all outstanding shares of Series B preferred stock at a price equal to the total purchase price paid for the outstanding shares of Series B preferred stock plus a 10% premium, payable either in cash or shares of common stock of Integ, at Integ's option. Under the terms of the merger agreement with Inverness, Integ agreed to redeem the shares of Series B preferred stock for cash, and Inverness agreed to fund the redemption of outstanding shares of Series B preferred stock.

    In connection with the merger agreement between Inverness and Integ, Inverness and Integ entered into a loan agreement pursuant to which Inverness agreed to provide funding of the operational expenses of Integ in the event that Integ's an event of default under current funding arrangement has occurred and is continuing and certain other conditions have been met.

    As part of the alliance with Amira, Integ agreed that it would not take any actions outside the ordinary course of business which would result in a liability or an obligation to make payments, and would not issue any debt or debt securities without Amira's consent, and that the amount of any of these types of liabilities would be deducted from the consideration payable by Amira in connection with the merger of Integ with a subsidiary of Amira. Integ also agreed that it would not incur any liabilities or obligations to make payments in excess of $1,000,000 in the ordinary course of business without Amira's consent. Integ cannot predict whether these agreements will adversely affect its ability to meet its future liquidity and capital requirements.

    If the merger is not consummated, Integ's future liquidity and capital requirements will depend on numerous factors, including when or if the performance of the LIFEGuide System meets the required performance specifications, whether the merger with Inverness is completed, the ability of Integ to successfully maintain its alliance with Amira, the ability and desire of Inverness or Amira to provide additional funding, the extent to which Integ's LIFEGuide System gains market acceptance, the timing of regulatory actions regarding the LIFEGuide System, and the results of clinical trials and competition.

             MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

    The following is a summary of material anticipated federal income tax consequences of the merger to Integ shareholders who hold Integ common stock as a capital asset. The summary is based on the Internal Revenue Code, referred to herein as the Code, treasury regulations under the Code and administrative rulings and court decisions in effect as of the date of the proxy statement and prospectus, all of which are subject to change at any time, possibly with retroactive effect. This summary does not consider the particular facts and circumstances of the tax situation of each shareholder of Integ. Furthermore, this summary does not discuss all of the consequences that may be relevant to Integ shareholders subject to special treatment under United States federal income tax law, including, for example, foreign persons, financial institutions, dealers in securities, insurance companies, tax-exempt entities, holders who acquired their Integ common stock pursuant to the exercise of employee stock options or otherwise as compensation and holders who hold Integ common stock as part of a hedge, straddle or conversion transaction. The following summary does not purport to be a complete analysis of all potential tax effects of the transactions contemplated by the merger agreement or the merger itself. No information is provided in this summary with respect to the tax consequences, if any, of the merger under state, local or foreign tax laws.

    EACH HOLDER OF INTEG COMMON STOCK IS URGED TO CONSULT SUCH HOLDER'S OWN TAX ADVISOR AS TO THE FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER, AND ALSO AS TO ANY STATE, LOCAL, FOREIGN OR OTHER TAX CONSEQUENCES, BASED ON SUCH HOLDER'S OWN PARTICULAR FACTS AND CIRCUMSTANCES.

GENERAL

    Inverness and Integ expect that the merger will be treated as a tax-free reorganization within the meaning of section 368(a) of the Code and that for federal income tax purposes no gain or loss will be recognized by Integ shareholders who exchange their shares of Integ common stock solely for shares of Inverness common stock pursuant to the merger (except upon the receipt of cash by an Integ shareholder in lieu of fractional shares of Inverness common stock). The Internal Revenue Service has not been and will not be asked to rule upon the tax consequences of the merger. Instead, Integ will rely upon the opinion of Dorsey & Whitney LLP, its counsel, as to certain federal income tax consequences of the merger and Inverness will rely on the opinion of Goodwin, Procter & Hoar LLP, its counsel, as to certain federal income tax consequences of the merger. It is a condition to the completion of the merger that each of Inverness and Integ receive such a tax opinion. These tax opinions will be on various representations and covenants made by Integ, Inverness and Terrier, and are subject to various assumptions and qualifications. The tax opinions are also based upon the Code, regulations now in effect under the Code, current administrative rulings and practice, and judicial authority, all of which are subject to change, possibly with retroactive effect. Unlike a ruling from the Internal Revenue Service, an opinion of counsel is not binding on the IRS and there can be no assurance, and none is hereby given, that the IRS will not take a position contrary to the tax opinions or to one or more positions reflected in this summary or that the tax opinions will be upheld by the courts if challenged by the IRS.

    Based upon the facts described in this proxy statement and prospectus, various representations and covenants made by Integ, Inverness and Terrier, and subject to various assumptions and qualifications, each of Dorsey & Whitney LLP and Goodwin, Procter & Hoar LLP will opine, as of the effective time of the merger, that the merger will constitute a reorganization within the meaning of section 368(a) of the Code and Integ, Inverness and Terrier each will be a party to the reorganization within the meaning of section 368(b) of the Code. Assuming the merger qualifies as a reorganization for purposes of the Code, the merger will result in the following federal income tax consequences:

    - No income, gain or loss will be recognized by Integ, Inverness or Terrier as a result of the consummation of the merger.

    - Subject to the last bullet point below no gain or loss will be recognized by the holders of Integ common stock upon the exchange of Integ common stock solely for Inverness common stock pursuant to the merger.

    - The tax basis of the Inverness common stock received by an Integ shareholder pursuant to the merger, including any fractional shares deemed received as described in the last point below, will be the same as the tax basis of the Integ common stock surrendered in exchange therefor.

    - The holding period of the Inverness common stock received by a shareholder of Integ pursuant to the merger will include the period during which the Integ common stock surrendered in exchange therefor was held by such Integ shareholder, provided the Integ common stock is a capital asset in the hands of the Integ shareholder at the time of the merger.

    - Cash received by an Integ shareholder in lieu of a fractional share interest in Inverness common stock will generally be treated as received in redemption of such fractional share interest, and an Integ shareholder will generally recognize gain or loss, subject to the provisions and limitations of section 302 of the Code, which gain or loss will be capital gain or loss provided the Integ common stock was a capital asset in the hands of the Integ shareholder at the time of the merger. For United States federal income tax purposes, the gain or loss is measured by the difference between the amount of cash received and the portion of the tax basis of the share of Integ common stock allocable to such fractional share interest.

              INVERNESS MEDICAL TECHNOLOGY, INC. AND SUBSIDIARIES
      NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS

    On October 3, 2000, Inverness entered into an Agreement and Plan of Merger with Integ for an aggregate of 1,900,000 shares of common stock of Inverness in consideration for all of the outstanding capital stock, warrants and stock options of Integ, and $5,500,000 to redeem all of Integ's preferred stock. The acquisition will be accounted for as a purchase of assets. Accordingly, the operating results of Integ will be included in the Inverness' financial results from the date of acquisition. The allocation of the purchase price to the fair value of the assets acquired will be based upon an independent appraisal of the fair value of the assets of Integ. The computations of the value of Inverness' common stock to be issued and the redemption value to be paid to the Integ preferred stockholders will be revised upon consummation of the merger to reflect actual amounts at the closing date. The preliminary purchase price allocation included in the accompanying Unaudited Pro Forma Financial Statements is based upon estimates made by management and will be revised upon completion of the appraisal and consummation of the merger. The unaudited pro forma combined condensed financial statements combine (i) the historical consolidated balance sheets of the Company and Integ as of September 30, 2000 and (ii) the historical statements of operations for the year ended December 31, 1999 and the nine months ended September 30, 1999 and 2000 as if the acquisition was consummated on January 1, 1999. The pro forma information is not necessarily indicative of either the results which would have actually been reported if the acquisition of Integ occurred on January 1, 1999 or results which may be reported in the future.

              INVERNESS MEDICAL TECHNOLOGY, INC. AND SUBSIDIARIES
                   PRO FORMA COMBINED CONDENSED BALANCE SHEET
                            AS OF SEPTEMBER 30, 2000
                                  (UNAUDITED)

                                                                  HISTORICAL                      PRO FORMA
                                                          --------------------------   --------------------------------
                                                                                                             COMPANY
                                                           INVERNESS        INTEG       ADJUSTMENTS          COMBINED
                                                          ------------   -----------   -------------       ------------
                                                        ASSETS
CURRENT ASSETS:
  Cash and cash equivalents.............................  $  6,139,848   $ 1,564,375   $  (5,500,000)(1)   $  2,204,223
  Accounts receivable...................................    25,150,308            --                         25,150,308
  Inventories...........................................    13,430,146            --                         13,430,146
  Prepaid expenses and other current assets.............     1,565,276       127,085                          1,692,361
                                                          ------------   -----------   -------------       ------------
  Total current assets..................................    46,285,578     1,691,460      (5,500,000)        42,477,038
                                                          ------------   -----------   -------------       ------------
PROPERTY AND EQUIPMENT, AT COST:
  Leasehold improvements................................       790,031            --                            790,031
  Buildings.............................................     1,033,001            --                          1,033,001
  Machinery & Equipment.................................    15,569,957            --                         15,569,957
  Furniture and Fixtures................................       789,971     8,438,016                          9,227,987
  Computer Equipment and Software.......................     1,895,572            --                          1,895,572
                                                          ------------   -----------   -------------       ------------
                                                            20,078,532     8,438,016              --         28,516,548
  Less accumulated depreciation.........................    (7,706,951)   (3,571,626)                       (11,278,577)
                                                          ------------   -----------   -------------       ------------
PROPERTY AND EQUIPMENT, NET.............................    12,371,581     4,866,390              --         17,237,971
                                                          ------------   -----------   -------------       ------------
GOODWILL, TRADEMARKS AND OTHER INTANGIBLE ASSETS, NET...    59,473,407                    12,155,703         71,629,110
IN PROCESS RESEARCH AND DEVELOPMENT.....................            --            --      36,467,111 (3)             --
                                                                                         (36,467,111)(3)
DEFERRED FINANCING COSTS AND OTHER ASSETS, NET..........     1,725,885         4,640                          1,730,525
                                                          ------------   -----------   -------------       ------------
                                                          $119,856,451   $ 6,562,490   $   6,655,703       $133,074,644
                                                          ============   ===========   =============       ============

                                         LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Current portion of notes payable......................  $ 33,966,158   $ 1,331,831                       $ 35,297,989
  Accounts payable......................................    14,643,718        34,806                         14,678,524
  Accrued expenses and other current liabilities........    13,864,305       235,374         250,000 (2)     14,349,679
  Current portion of deferred revenue...................       356,536            --                            356,536
                                                          ------------   -----------   -------------       ------------
  Total current liabilities.............................    62,830,717     1,602,011         250,000         64,682,728
                                                          ------------   -----------   -------------       ------------
LONG-TERM LIABILITIES:
  Deferred revenue......................................       305,912            --                            305,912
  Other long-term liabilities...........................       139,000            --                            139,000
  Notes payable, net of current portion.................    18,894,535       333,293                         19,227,828
                                                          ------------   -----------   -------------       ------------
  Total long-term liabilities...........................    19,339,447       333,293              --         19,672,740
                                                          ------------   -----------   -------------       ------------
MANDATORILY REDEEMABLE PREFERRED STOCK OF A
  SUBSIDIARY............................................     4,327,561            --                          4,327,561
                                                          ------------   -----------   -------------       ------------
STOCKHOLDERS' EQUITY:
  Preferred stock.......................................            --     3,091,908      (3,091,908)(4)             --
  Common stock..........................................        25,832        98,591         (98,591)(4)         27,732
                                                                                               1,900 (1)
  Additional paid-in capital............................   131,247,747    55,039,048     (55,039,048)(4)    178,745,847
                                                                                          47,498,100 (1)
  Less--Treasury stock, at cost.........................    (3,724,900)           --                         (3,724,900)
  Accumulated deficit...................................   (93,338,312)  (53,522,319)     53,522,319 (4)   (129,805,423)
                                                                                         (36,467,111)(5)
  Accumulated other comprehensive income (loss).........      (851,641)      (80,042)         80,042 (4)       (851,641)
                                                          ------------   -----------   -------------       ------------
  Total stockholders' equity............................    33,358,726     4,627,186       6,405,703         44,391,615
                                                          ------------   -----------   -------------       ------------
  Total liabilities and stockholders' equity............  $119,856,451   $ 6,562,490   $   6,655,703       $133,074,644
                                                          ============   ===========   =============       ============

              INVERNESS MEDICAL TECHNOLOGY, INC. AND SUBSIDIARIES

              NOTES TO PRO FORMA COMBINED CONDENSED BALANCE SHEET

                            AS OF SEPTEMBER 30, 2000

                                  (UNAUDITED)

The accompanying unaudited pro forma condensed balance sheet has been prepared by combining the historical results of Inverness and Integ as of September 30, 2000 and reflects the following pro forma adjustments:

(1) Represents the issuance of 1,900,000 shares of Inverness common stock and the payment of $5,500,000 in exchange for all of the outstanding common stock, preferred stock, options and warrants of Integ.

(2) Represents the accrual of estimated direct acquisition costs.

(3) Represents the estimated allocation of the purchase price to in-process research and development and other intangible assets and the related charge to operations for the estimated value assigned to in-process research and development.

(4) Represents the elimination of the Integ equity accounts.

              INVERNESS MEDICAL TECHNOLOGY, INC. AND SUBSIDIARIES

              PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS

                      FOR THE YEAR ENDED DECEMBER 31, 1999

                                  (UNAUDITED)

                                                                    ACTUAL                        PRO FORMA
                                                          --------------------------   --------------------------------
                                                                                                             COMBINED
                                                           INVERNESS        INTEG       ADJUSTMENTS          COMPANY
                                                          ------------   -----------   -------------       ------------
Net product sales.......................................  $125,131,088   $        --   $                   $125,131,088
Grants and other revenue................................       742,415            --                            742,415
                                                          ------------   -----------   -------------       ------------
Net revenues............................................   125,873,503            --              --        125,873,503
Cost of sales...........................................    83,246,433            --                         83,246,433
                                                          ------------   -----------   -------------       ------------
Gross profit............................................    42,627,070            --              --         42,627,070
                                                          ------------   -----------   -------------       ------------
Operating Expenses:
Research and development................................     6,905,900     4,217,282                         11,123,182
Charge for in-process research and development..........            --            --      36,467,111 (2)             --
                                                                                         (36,467,111)(3)
Selling, general and administrative.....................    35,390,211     3,285,948       1,215,570 (1)     39,891,729
                                                          ------------   -----------   -------------       ------------
Total operating expenses................................    42,296,111     7,503,230       1,215,570         51,014,911
                                                          ------------   -----------   -------------       ------------
Operating income (loss).................................       330,959    (7,503,230)     (1,215,570)        (8,387,841)
Interest expense, including amortization of original
  issue discount........................................    (8,092,611)     (682,135)                        (8,774,746)
Interest and other (expense) income, net................      (532,470)      340,987                           (191,483)
                                                          ------------   -----------   -------------       ------------
Loss before dividends and accretion on mandatorily
  redeemable preferred stock of a subsidiary............    (8,294,122)   (7,844,378)     (1,215,570)       (17,354,070)
Dividends and accretion on mandatorily redeemable
  preferred stock of a subsidiary.......................      (225,996)           --                           (225,996)
                                                          ------------   -----------   -------------       ------------
Loss before extraordinary loss and income taxes.........    (8,520,118)   (7,844,378)     (1,215,570)       (17,580,066)
Extraordinary loss on modification of notes payable.....      (306,092)           --                           (306,092)
                                                          ------------   -----------   -------------       ------------
Loss before income taxes................................    (8,826,210)   (7,844,378)     (1,215,570)       (17,886,158)
Provision for income taxes..............................       245,342            --                            245,342
                                                          ------------   -----------   -------------       ------------
Net loss................................................  $ (9,071,552)  $(7,844,378)  $  (1,215,570)      $(18,131,500)
                                                          ============   ===========   =============       ============
Net loss per common share--basic........................  $      (0.66)  $     (0.81)                      $      (0.97)
                                                          ============   ===========                       ============
Net loss per common share--diluted......................  $      (0.66)  $     (0.81)                      $      (0.97)
                                                          ============   ===========                       ============
Weighted average shares--basic..........................    16,819,731     9,649,424      (7,749,424)(4)     18,719,731
                                                          ============   ===========   =============       ============
Weighted average shares--diluted........................    16,819,731     9,649,424      (7,749,424)(4)     18,719,731
                                                          ============   ===========   =============       ============

              INVERNESS MEDICAL TECHNOLOGY, INC. AND SUBSIDIARIES

         NOTES TO PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS

                      FOR THE YEAR ENDED DECEMBER 31, 1999

                                  (UNAUDITED)

The accompanying unaudited pro forma condensed statement of operations has been prepared by combining the historical results of Inverness and Integ for the year ended December 31, 1999 and reflects the following pro forma adjustments:

(1) Reflects amortization expense on acquired intangible assets based on their estimated useful life of 10 years.

(2) Represents charge to operations for the estimated fair values of certain in process research and development projects.

(3) Represents reversal of nonrecurring charges, in accordance with Securities and Exchange Commission regulations.

(4) Represents a reduction of Integ shares to reflect the equivalent number of Inverness shares, based on the terms of the related Agreement and Plan of Merger.

              INVERNESS MEDICAL TECHNOLOGY, INC. AND SUBSIDIARIES

              PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS

                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1999

                                  (UNAUDITED)

                                                                                                           PRO FORMA
                                                                  HISTORICAL                    --------------------------------
                                                        -------------------------------                               COMBINED
                                                         INVERNESS             INTEG            ADJUSTMENTS           COMPANY
                                                        -----------         -----------         -----------         ------------
Net product sales..............................         $89,004,945         $        --         $                   $ 89,004,945
Grants and other revenue.......................             641,750                  --                                  641,750
                                                        -----------         -----------         -----------         ------------
Net revenues...................................          89,646,695                  --                 --            89,646,695
Cost of sales..................................          60,957,161                  --                               60,957,161
                                                        -----------         -----------         -----------         ------------
  Gross profit.................................          28,689,534                  --                 --            28,689,534
                                                        -----------         -----------         -----------         ------------

Operating Expenses:
Research and development.......................           4,356,715           3,323,413                                7,680,128
Charge for in-process research and
  development..................................                  --                  --         36,467,111 (2)                --
                                                                                                (36,467,111)(3)               --
Selling, general and administrative............          26,839,432           2,609,684            911,678 (1)        30,360,794
                                                        -----------         -----------         -----------         ------------
  Total operating expenses.....................          31,196,147           5,933,097            911,678            38,040,922
                                                        -----------         -----------         -----------         ------------
Operating loss.................................          (2,506,613)         (5,933,097)          (911,678)           (9,351,388)
Interest expense, including amortization of
  original issue discount......................          (6,002,891)           (532,194)                              (6,535,085)
Interest and other income, net.................             169,839             289,497                                  459,336
                                                        -----------         -----------         -----------         ------------
  Loss before dividends and accretion on
    mandatorily redeemable preferred stock of a
    subsidiary.................................          (8,339,665)         (6,175,794)          (911,678)          (15,427,137)
Dividends and accretion on mandatorily
  redeemable preferred stock of a subsidiary...            (169,513)                 --                                 (169,513)
                                                        -----------         -----------         -----------         ------------
  Loss before extraordinary loss and income
    taxes......................................          (8,509,178)         (6,175,794)          (911,678)          (15,596,650)
Extraordinary loss on modification of notes
  payable......................................            (306,092)                 --                                 (306,092)
                                                        -----------         -----------         -----------         ------------
  Loss before income taxes.....................          (8,815,270)         (6,175,794)          (911,678)          (15,902,742)
Provision for income taxes.....................             348,516                  --                                  348,516
                                                        -----------         -----------         -----------         ------------
  Net loss.....................................         $(9,163,786)        $(6,175,794)        $ (911,678)         $(16,251,258)
                                                        ===========         ===========         ===========         ============

Net loss per common share--basic...............         $     (0.64)(5)     $     (0.64)                            $      (0.88)
                                                        ===========         ===========                             ============
Net loss per common share--diluted.............         $     (0.64)(5)     $     (0.64)                            $      (0.88)
                                                        ===========         ===========                             ============
Weighted average shares--basic.................          16,503,290           9,643,883         (7,743,883)(4)        18,403,290
                                                        ===========         ===========         ===========         ============
Weighted average shares--diluted...............          16,503,290           9,643,883         (7,743,883)(4)        18,403,290
                                                        ===========         ===========         ===========         ============

              INVERNESS MEDICAL TECHNOLOGY, INC. AND SUBSIDIARIES

         NOTES TO PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS

                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1999

                                  (UNAUDITED)

The accompanying unaudited pro forma condensed statement of operations has been prepared by combining the historical results of Inverness and Integ for the nine months ended September 30, 1999 and reflects the following pro forma adjustments:

(1) Reflects amortization expense on acquired intangible assets based on their estimated useful life of 10 years.

(2) Represents charge to operations for the estimated fair values of certain in process research and development projects.

(3) Represents reversal of nonrecurring charges, in accordance with Securities and Exchange Commission regulations.

(4) Represents a reduction of Integ shares to reflect the equivalent number of Inverness shares, based on the terms of the related Agreement and Plan of Merger.

(5) Historical basis and diluted net loss per common share is computed as described in Inverness' filing on Form 10-Q as of and for the three and nine months ended September 30, 1999, which is incorporated by reference herein.

              INVERNESS MEDICAL TECHNOLOGY, INC. AND SUBSIDIARIES

              PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS

                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2000

                                  (UNAUDITED)

                                                                                                           PRO FORMA
                                                                  HISTORICAL                    --------------------------------
                                                       --------------------------------                               COMBINED
                                                        INVERNESS              INTEG            ADJUSTMENTS           COMPANY
                                                       ------------         -----------         -----------         ------------
Net product sales.............................         $121,070,826         $        --         $                   $121,070,826
Grants and other revenue......................              246,959                  --                                  246,959
                                                       ------------         -----------         -----------         ------------
Net revenues..................................          121,317,785                  --                 --           121,317,785
Cost of sales.................................           70,595,222                  --                               70,595,222
                                                       ------------         -----------         -----------         ------------
  Gross profit................................           50,722,563                  --                 --            50,722,563
                                                       ------------         -----------         -----------         ------------

Operating Expenses:
Research and development......................            9,478,396           2,713,781                               12,192,177
Selling, general and administrative...........           28,910,281           1,249,784            911,678 (1)        31,071,743
                                                       ------------         -----------         -----------         ------------
  Total operating expenses....................           38,388,677           3,963,565            911,678            43,263,920
                                                       ------------         -----------         -----------         ------------
Operating income (loss).......................           12,333,886          (3,963,565)          (911,678)            7,458,643
Interest expense, including non-cash interest
  expense relating to issuance of warrants and
  amortization of original issue discount.....           (5,898,188)           (304,992)                              (6,203,180)
Interest and other income, net................            2,422,877             114,869                                2,537,746
                                                       ------------         -----------         -----------         ------------
  Income (loss) before dividends and accretion
    on mandatorily redeemable preferred stock
    of a subsidiary...........................            8,858,575          (4,153,688)          (911,678)            3,793,209
Dividends and accretion on mandatorily
  redeemable preferred stock of a
  subsidiary..................................             (383,314)                 --                                 (383,314)
                                                       ------------         -----------         -----------         ------------
  Income (loss) before extraordinary loss and
    income taxes..............................            8,475,261          (4,153,688)          (911,678)            3,409,895
Extraordinary loss on modification of notes
  payable.....................................             (799,729)                 --                                 (799,729)
                                                       ------------         -----------         -----------         ------------
  Income (loss) before income taxes...........            7,675,532          (4,153,688)          (911,678)            2,610,166
Provision for income taxes....................              434,761                  --                                  434,761
                                                       ------------         -----------         -----------         ------------
  Net income (loss)...........................         $  7,240,771         $(4,153,688)        $ (911,678)         $  2,175,405
                                                       ============         ===========         ===========         ============

Net income (loss) per common share--basic.....         $       0.30(3)      $     (0.42)                            $       0.09
                                                       ============         ===========                             ============
Net income (loss) per common share--diluted...         $       0.26(3)      $     (0.42)                            $       0.07
                                                       ============         ===========                             ============
Weighted average shares--basic................           22,618,417           9,827,211         (7,927,211)(2)        24,518,417
                                                       ============         ===========         ===========         ============
Weighted average shares--diluted..............           27,346,752           9,827,211         (7,927,211)(2)        29,246,752
                                                       ============         ===========         ===========         ============

              INVERNESS MEDICAL TECHNOLOGY, INC. AND SUBSIDIARIES

         NOTES TO PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS

                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2000

                                  (UNAUDITED)

The accompanying unaudited pro forma condensed statement of operations has been prepared by combining the historical results of Inverness and Integ for the six months ended September 30, 2000 and reflects the following pro forma adjustments:

(1) Reflects amortization expense on acquired intangible assets based on their estimated useful life of 10 years.

(2) Represents a reduction of Integ shares to reflect the equivalent number of Company shares, based on the terms of the related Agreement and Plan of Merger.

(3) Historical basic and diluted net income per common share is computed as described in Inverness' filing on Form 10-Q as of and for the three and nine months ended September 30, 2000, which is incorporated by reference herein.

                            MANAGEMENT OF INVERNESS

EXECUTIVE OFFICERS AND DIRECTORS

    The composition of Inverness' management and board of directors will not change as a result of the merger. Key staff position within the surviving corporation have not yet been finally determined. From time to time before the merger, decisions may be made with respect to the management and operations of the surviving company after the merger, including its officers and manager.

    The following table provides information about the directors and executive officers of Inverness as of November 21, 2000:

NAME                               AGE                             POSITION
----                             --------   -------------------------------------------------------
Ron Zwanziger..................     46      President, Chief Executive Officer, Chairman and
                                            Director
Ernest A. Carabillo, Jr........     62      Director
Carol R. Goldberg(1)...........     69      Director
John F. Levy(2)................     53      Director
Robert M. Oringer..............     40      Director and Executive Vice President
Edward B. Roberts, Ph.D.(2)....     64      Director
Peter Townsend(2)..............     66      Director
Willard L. Umphrey(1)..........     59      Director
Kenneth Legg, Ph.D.............     57      Executive Vice President and Secretary
John P. Alberico...............     42      Managing Director-Inverness Medical Limited
Anthony Benardo................     48      Vice President of New Business Development
Duane L. James.................     40      Vice President of Finance and Treasurer
Keith May, Ph.D................     46      Vice President, Research and Development, Inverness
                                              Medical Limited
Jerry McAleer, Ph.D............     47      Vice President of Research and Development, Inverness
                                              Medical Technology, Inc. and Inverness Medical
                                              Limited
David Scott, Ph.D..............     43      Chairman, Inverness Medical Limited
Otto Wahl......................     51      Managing Director, Inverness Medical Europe GmbH
John Yonkin....................     40      Vice President and General Manager, Inverness
                                            Medical, Inc.

------------------------

(1) Member of the Compensation Committee

(2) Member of the Audit Committee

    Inverness' board currently consists of nine directors. Inverness' certificate of incorporation provides for a classified board of directors divided into three classes, each of whose members serve for a staggered three-year term. At each annual meeting of shareholders, a class of directors will be elected for a three-year term to succeed the directors of the same class whose terms are then expiring. The board currently consists of eight members. Messrs. Oringer, Umphrey and Zwanziger serve as Class I directors with terms expiring in 2002, Ms. Goldberg and Mr. Roberts serve as Class II directors with terms expiring in 2003 and Messrs. Carbillo, Townsend and Levy serve as Class III directors with terms expiring in 2001.

    RON ZWANZIGER has served as Inverness' Chairman, Chief Executive Officer and President since its inception in 1992. From 1981 until 1991, he was chairman and chief executive officer of MediSense, a medical device company.

    ERNEST A. CARABILLO, JR. has served on the Board of Directors since
May 2000. He is the founder and president of EXPERTech Associates, Inc., which provides regulatory, clinical and quality management consulting services to medical device companies where he has served as president since 1990. He has also served in management positions at Baxter Healthcare, C.R. Bard and the medical device/pharmaceutical division of Union Carbide. Mr. Carabillo has served as the head of three separate divisions of the Food and Drug Administration and as Associate Director of Regulatory Affairs for the President's Office of Drug Policy.

    CAROL R. GOLDBERG has served on the Board of Directors since August 1992. Since December 1989, she has served as president of the AVCAR Group, Ltd., an investment and management consulting firm in Boston, Massachusetts.
Ms. Goldberg is a director of American Service Group, Inc., a managed healthcare company, and The Gillette Company, a consumer products company.

    JOHN F. LEVY has served on the Board of Directors since August 1996. Since 1993, he has been an independent consultant. Mr. Levy served as president and chief executive officer of Waban, Inc., a warehouse merchandising company, from 1989 to 1993.

    ROBERT M. ORINGER joined the Board of Directors on February 18, 1998 upon the consummation of Inverness' acquisition of Can-Am Care Corporation. He has served as president of Can-Am since he first joined that company in 1989. Can-Am was engaged in the distribution of diabetes care products, primarily to the U.S. market. He was appointed Executive Vice President in October 2000.

    EDWARD B. ROBERTS, PH.D. has served on the Board of Directors since
April 1992. He is the David Sarnoff Professor of Management of Technology at the Massachusetts Institute of Technology, where he has been a faculty member since 1961. Dr. Roberts was General Partner of Zero Stage Capital and First Stage Capital Equity Funds, two venture capital funds, from 1991 to 1999. Dr. Roberts was co-founder and chairman of Pugh-Roberts Associates, an international management consulting firm specializing in strategic planning and technology management, now a division of PA Consulting Group. He co-founded and is a director of Medical Information Technology, Inc., a producer of hospital information systems. He is a director of Advanced Magnetics, Inc., a medical imaging company, Pegasystems, Inc., a developer of customer management software, NETsilicon, Inc., a developer of semiconductor devices and software and Sohu.com, Inc., a Chinese Internet portal.

    PETER TOWNSEND has served on the Board of Directors since August 1996.
Mr. Townsend served as chief executive officer and a director of Enviromed, plc, a medical products company, from 1991 to 1995, when he retired.

    WILLARD L. UMPHREY has served on the Board of Directors since
December 1992. He was the co-founder, chairman and CEO of the Quantitative Group of Funds, an investment management company. He also served as president and treasurer of U.S. Boston Capital Corporation, a broker-dealer, prior to resigning in July 1999.

    KENNETH D. LEGG, PH.D. became Inverness' Secretary and Vice President in charge of U.S. Operations in November 1991. In May 1999, Dr. Legg assumed the position of Executive Vice President of Inverness.

    JOHN P. ALBERICO joined Inverness Medical Limited in July 1999 to serve as its Managing Director. From December 1998 to July 1999, Mr. Alberico served as Vice President of Operations for Bionostics Inc., a privately held biotechnology company based in the United States. Prior to December 1998, Mr. Alberico served as Vice President of Manufacturing for Nova Biomedical Inc., another biotechnology company. Nova Biomedical is a world technology leader in the development of fast, whole blood analyzers.

    ANTHONY BENARDO joined Inverness as Vice-President of New Business Development in April 2000. He served as Senior Vice President and Director of Operations for a division of Polaroid Corporation from 1997 to the present. From 1991 to 1997, Mr. Benardo was Vice President of Site Operations for Paramax Chemistry, a unit of Dade Behring, Inc., During his tenure at Paramax, Mr. Benardo oversaw the acquisition and integration of an in vitro diagnostics business unit purchased from DuPont.

    DUANE L. JAMES has served as Corporate Controller since February 1996 and Chief Accounting Officer since August 1998. Mr. James became Treasurer and Vice President of Finance in October 2000. From June 1991 to February 1996, he held positions at Aquila Biopharmaceutical, Inc. with increasing management responsibility ranging from Accounting Manager to Corporate Controller.

    KEITH MAY, PH.D. joined Inverness Medical Limited in December 1999. Prior to joining Inverness Medical, Dr. May served, since 1987, as Vice President of Research and Development for Unipath, a leader in women's health products and technologies. Unipath is a wholly owned subsidiary of Unilever, an international consumer products conglomerate.

    JERRY MCALEER, PH.D. joined Inverness as Director of Development of Inverness Medical Limited in 1995 and heads the development of the electrochemical glucose strips. He recently became Vice President of Research and Development for Inverness and Inverness Medical Limited. Prior to joining Inverness, Dr. McAleer held senior research and development positions at MediSense from 1985 to 1993 and more recently, at Ecossensors, Inc., an environmental research company, where he was responsible for the development of electrochemically based assay systems.

    DAVID SCOTT, PH.D. has served as Managing Director of Inverness Medical Limited from June 1995 to July 1999, when he assumed the position of Chairman. Dr. Scott served as Managing Director from October 1993, to April 1995, of Great Alarm Limited, a consulting company. Previously, Dr. Scott held several positions from October 1984 to September 1993 at MediSense UK, most recently as its managing director where he was responsible for managing product development, as well as the mass manufacture of one of its principal products, ExacTech.

    OTTO WAHL has been Managing Director of Inverness Medical Europe GmbH since April 1995. Prior to joining Inverness Medical, Mr. Wahl was the managing director for MediSense in Germany, Austria and Switzerland and area manager for Eastern Europe from January 1990 to March 1995.

    JOHN YONKIN joined Inverness in October of 1997 as Manager of Product Development. In October of 1998, he was appointed Vice President of U.S. Sales and, in January 2000, General Manager. From January 1995 to September 1998,
Mr. Yonkin was Director of National Accounts for Genzyme Genetics, a subsidiary of Genzyme, Inc, a leader in genetic testing services for hospitals, physicians and managed healthcare companies. Previously, Mr. Yonkin worked for MediSense, a medical device company, in a number of marketing and sales capacities.

 SECURITY OWNERSHIP OF DIRECTORS, EXECUTIVE OFFICERS AND PRINCIPAL STOCKHOLDERS

INVERNESS COMMON STOCK

    The following table sets forth information regarding the beneficial ownership of Inverness' common stock as of September 30, 2000 by:

    - all persons known by Inverness to own beneficially 5% or more of the common stock,

    - each of the Inverness directors,

    - each of Inverness' five most highly compensated executive officers, and

    - all of Inverness' directors and executive officers as a group.

    Unless otherwise indicated, each of the stockholders has sole voting and investment power with respect to the shares of common stock beneficially owned by the stockholder. The address for the listed stockholders is c/o Inverness Medical Technology, Inc., 200 Prospect Street, Waltham, Massachusetts 02453. The number of shares beneficially owned by each stockholder is determined under rules issued by the Securities and Exchange Commission and includes voting or investment power with respect to securities. Under these rules, beneficial ownership includes any shares as to which the individual or entity has sole or shared voting power or investment power and includes any shares as to which the individual or entity has the right to acquire beneficial ownership within 60 days after September 30, 2000 through the exercise of any warrant, stock option or other right. The inclusion in this proxy statement and prospectus of these shares, however, does not constitute an admission that the named stockholder is a direct or indirect beneficial owner of these shares.

    The numbers presented give effect to the follow-on public offering of shares of Inverness' common stock by Inverness and certain selling stockholders of Inverness, which was consummated on November 27, 2000, and the exercise of the overallotment option, which was consummated on November 28, 2000.

                                                  AMOUNT AND NATURE OF   PERCENT OF
NAME OF BENEFICIAL OWNER                          BENEFICIAL OWNERSHIP    CLASS(1)
------------------------                          --------------------   ----------
Ron Zwanziger...................................        2,259,698(2)         7.28%
Ernest A. Carabillo, Jr.........................           23,084(3)            *
Carol R. Goldberg...............................          242,963(4)            *
John F. Levy....................................          535,587(5)         1.73%
Robert M. Oringer...............................          381,114(6)         1.23%
Edward B. Roberts, Ph.D.........................          174,992(7)            *
Peter Townsend..................................           49,833(8)            *
Willard L. Umphrey..............................        1,229,811(9)         3.96%
Kenneth D. Legg, Ph.D. .........................          308,408(10)           *
John P. Alberico................................               --(11)           *
Jerry McAleer, Ph.D. ...........................          176,657(12)           *
David Scott, Ph.D. .............................          340,872(13)        1.10%
John Yonkin.....................................           34,636(14)           *
All executive officers and directors (14
  persons)......................................        5,771,265           18.59%

------------------------

 *   Represents less than 1%

 (1) The number of shares of Inverness common stock outstanding used in calculating the percentage for each listed person and the directors and executive officers as a group includes the number of shares of common stock underlying options, warrants and convertible securities held by such person or group that were exercisable or convertible within 60 days from September 30, 2000, the date of the above table, but excludes shares of Inverness common stock underlying options, warrants or convertible securities held by any other person.

 (2) Includes options and warrants that were currently exercisable, or exercisable within 60 days of September 30, 2000, to purchase up to 1,069,676 shares of Inverness common stock. Mr. Zwanziger disclaims beneficial ownership of the following shares included in the table:
     (1) 109,754 shares of common stock owned by his spouse, (2) 390,000 shares of common stock held in trust for the benefit of his children where he, his spouse and an unrelated individual serve as co-trustees, and (3) 191,916 shares of common stock all held in a trust for the benefit of Mr. Zwanziger's children where his spouse is the sole trustee. The table excludes 221,651 shares of Inverness common stock and a warrant to purchase up to 279,500 shares of Inverness common stock held in trust for the benefit of Mr. Zwanziger's family where neither he nor his spouse serve as trustee. Mr. Zwanziger holds options to purchase an additional 500,000 shares of Inverness common stock which were not exercisable within 60 days of September 30, 2000 and which were not included in the number of shares set forth in this table. Gives effect to the sale of 300,000 shares by Mr. Zwanziger in Inverness' recently completed public offering.

 (3) Represents options and warrants to purchase up to 23,084 shares of Inverness common stock which were currently exercisable or were exercisable within 60 days of September 30, 2000. Mr. Carabillo holds options to purchase an additional 4,666 shares of Inverness common stock which were not exercisable within 60 days of September 30, 2000 and which are not included in the number of shares set forth in this table.

 (4) Includes options and warrants to purchase up to 124,836 shares of Inverness common stock that were currently exercisable or were exercisable within 60 days of September 30, 2000. Ms. Goldberg holds options to purchase an additional 11,907 shares of Inverness common stock which were not exercisable within 60 days of September 30, 2000 and which are not included in the number of shares set forth in this table.

 (5) Includes options and warrants to purchase up to 30,696 shares of Inverness common stock that were currently exercisable or were exercisable within 60 days of September 30, 2000. Mr. Levy holds options to purchase an additional 11,907 shares of Inverness common stock which were not exercisable within 60 days of September 30, 2000 and which are not included in the number of shares set forth in this table.

 (6) Mr. Oringer holds options to purchase an additional 6,000 shares of Inverness common stock which were not exercisable within 60 days of September 30, 2000 and which are not included in the number of shares set forth in this table.

 (7) Includes options to purchase up to 123,748 shares of Inverness common stock that were currently exercisable or were exercisable within 60 days of September 30, 2000. Also includes 36,244 shares of Inverness common stock held by the Roberts Family Trust, an irrevocable trust, of which Dr. Roberts is a co-trustee, and 15,000 shares held in trust for the benefit of Dr. Roberts' three children, of which Dr. Roberts is a co-trustee. On November 3, 2000, the Roberts Family Trust distributed all of the 36,244 shares of Inverness common stock held by it to its beneficiaries. Dr. Roberts disclaims beneficial ownership of all of the shares held by the Roberts Family Trust and held in trust for the benefit of his children. Dr. Roberts holds options to purchase an additional 11,907 shares of Inverness common stock which were not exercisable within 60 days of September 30, 2000 and which were not included in the number of shares set forth in this table.

 (8) Represents options to purchase up to 49,833 shares of Inverness common stock which were currently exercisable or were exercisable within 60 days of September 30, 2000. Mr. Townsend holds options to purchase an additional 10,667 shares of Inverness common stock which were not exercisable within 60 days of September 30, 2000 and which are not included in the number of shares set forth in this table.

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
 (9) Includes options and warrants that were currently exercisable or were exercisable within 60 days of September 30, 2000 to purchase up to 167,231 shares of Inverness common stock. Mr. Umphrey disclaims beneficial ownership of 149,346 shares of Inverness common stock and warrants to purchase an additional 20,193 shares of Inverness common stock all owned by his spouse. Mr. Umphrey also disclaims beneficial ownership of 195,909 shares of Inverness common stock and warrants to purchase an additional 5,291 shares of Inverness common stock held in a retirement account for the benefit of Mr. Leon Okurowski where Mr. Umphrey is a co-trustee.
     Mr. Umphrey holds options to purchase an additional 11,907 shares of Inverness common stock which were not exercisable within 60 days of September 30, 2000 and which are not included in the number of shares set forth in this table.

 (10) Includes options to purchase up to 221,446 shares of Inverness common stock that were currently exercisable or were exercisable within 60 days of September 30, 2000. Dr. Legg holds options to purchase an additional 185,000 shares of Inverness common stock which were not exercisable within 60 days of September 30, 2000 and which are not included in the number of shares set forth in this table. Gives effect to the sale by Dr. Legg of 123,100 shares of Inverness common stock in Inverness' recently completed public offering.

 (11) Represents options to purchase up to 20,000 shares of Inverness common stock which were currently exercisable or were exercisable within 60 days of September 30, 2000. Mr. Alberico holds options to purchase an additional 80,000 shares of Inverness common stock which were not exercisable within 60 days of September 30, 2000 and which are not included in the number of shares set forth in this table. Gives effect to the sale by Mr. Alberico of 20,000 shares of Inverness common stock in Inverness' recently completed public offering.

 (12) Includes options to purchase up to 221,500 shares of Inverness common stock that were currently exercisable or were exercisable within 60 days of September 30, 2000. Dr. McAleer holds options to purchase an additional 235,000 shares of Inverness common stock which were not exercisable within 60 days of September 30, 2000 and which are not included in the number of shares set forth in this table. Gives effect to the sale by Dr. McAleer of 75,000 shares of Inverness common stock in Inverness' recently completed public offering.

 (13) Includes options and warrants to purchase up to 334,909 shares of Inverness common stock that were currently exercisable or were exercisable within 60 days of September 30, 2000. Dr. Scott holds options to purchase an additional 285,000 shares of Inverness common stock which were not exercisable within 60 days of September 30, 2000 and which are not included in the number of shares set forth in this table. Gives effect to the sale by Dr. Scott of 90,000 shares of Inverness common stock in Inverness' recently completed public offering.

 (14) Includes options to purchase up to 19,019 shares of Inverness common stock which were currently exercisable or were exercisable within 60 days of September 30, 2000. Mr. Yonkin holds options to purchase an additional 30,000 shares of Inverness common stock which were not exercisable within 60 days of September 30, 2000 and which are not included in the number of shares set forth in this table. Gives effect to the sale by Mr. Yonkin of 6,800 shares of Inverness common stock in Inverness' recently completed public offering.

INTEG COMMON STOCK

    For more information about the beneficial ownership of Integ's common stock, please refer to Integ's Annual Report on Form 10-K for the fiscal year ended December 31, 1999. Please refer to the section of this proxy statement and prospectus entitled "Where You Can Find More Information" on page 107 in order to find out where you can obtain copies of Integ's Annual Report.

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
                     DESCRIPTION OF INVERNESS CAPITAL STOCK

AUTHORIZED AND OUTSTANDING CAPITAL STOCK

    The certificate of incorporation of Inverness authorizes the issuance of up to 40,000,000 shares of common stock, par value $.001 per share, and 5,000,000 shares of undesignated preferred stock, par value $.001 per share, issuable in series by the board of directors of Inverness. The following is a summary description of the capital stock of Inverness as provided in its amended and restated certificate of incorporation and amended and restated bylaws. The certificate of incorporation and bylaws have been adopted by the stockholders and/or the board of directors of Inverness.

COMMON STOCK

    Holders of common stock are entitled to one vote per share on all matters to be voted on by stockholders. Holders of common stock are not entitled to cumulative voting rights. Therefore, the holders of a majority of the shares voted in the election of directors can elect all of the directors then standing for election, subject to the rights of the holders of preferred stock, if and when issued. The holders of common stock have no preemptive or other subscription rights.

    The holders of common stock are entitled to receive dividends, if any, as may be declared from time to time by the board of directors from funds legally available therefor, with each share of common stock sharing equally in these dividends. The possible issuance of preferred stock with a preference over common stock as to dividends could impact the dividend rights of holders of common stock.

    There are no redemption or sinking fund provisions with respect to the common stock. All outstanding shares of common stock are fully paid and nonassessable.

    The bylaws provide, subject to the rights of the holders of the preferred stock, if and when issued, that the number of directors shall be fixed by the board of directors. The directors, other than those who may be elected by the holders of preferred stock, if and when issued, are divided into three classes, as nearly equal in number as possible, with each class serving for a three-year term. Subject to any rights of the holders of preferred stock, if and when issued, to elect directors, and to remove any director whom the holders of any such stock had the right to elect, any director of Inverness may be removed from office only for cause and by the affirmative vote of at least two-thirds of the total votes that would be eligible to be cast by stockholders in the election of such director.

UNDESIGNATED PREFERRED STOCK

    The board of directors of Inverness is authorized, without further action of the stockholders of Inverness, to issue up to 5,000,000 shares of currently undesignated preferred stock in classes or series and to fix the designations, powers, preferences and the relative, participating, optional or other special rights of the shares of each series and any qualifications, limitations and restrictions thereon as set forth in the certificate of incorporation. Any such preferred stock issued by Inverness may rank prior to the common stock as to dividend rights, liquidation preference or both, may have full or limited voting rights and may be convertible into shares of common stock.

    The purpose of authorizing the board of directors to issue preferred stock is, in part, to eliminate delays associated with a stockholder vote on specific issuances. The issuance of preferred stock could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring or seeking to acquire, a significant portion of the outstanding stock of Inverness.

    As of December 15, 2000, Inverness did not have any preferred stock outstanding.

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
CERTAIN PROVISIONS OF INVERNESS' CERTIFICATE OF INCORPORATION AND BYLAWS

    GENERAL. A number of provisions of the certificate of incorporation and bylaws of Inverness concern matters of corporate governance and the rights of stockholders. Certain of these provisions, as well as the ability of the board of directors of Inverness to issue shares of preferred stock and to set the voting rights, preferences and other terms thereof, may be deemed to have an anti-takeover effect and may discourage takeover attempts not first approved by the board of directors, including takeovers that certain stockholders may deem to be in their best interests. To the extent takeover attempts are discouraged, temporary fluctuations in the market price of the Inverness common stock, which may result from actual or rumored takeover attempts, may be inhibited.

    The certificate of incorporation provides for the board of directors to be divided into three classes, as nearly equal in size as possible, of directors serving staggered three-year terms. As a result, approximately one-third of the board of directors will be elected each year. In addition, the certificate of incorporation provides that stockholders may remove a director only for cause and only by the vote of the holders of two-thirds of the common stock of Inverness. This provision, when coupled with the provision of the certificate of incorporation authorizing only the board of directors to fill vacant directorships, will:

    - preclude stockholders from removing incumbent directors without cause and simultaneously gaining control of the board of directors by filling the vacancies created by such removal with their own nominees, and

    - will make more difficult, and therefore may discourage, a proxy contest to change control of Inverness.

    These provisions, together with the ability of the board to issue preferred stock without further stockholder action, also could delay or frustrate the removal of incumbent directors or the assumption of control by stockholders, even if the removal or assumption would be beneficial to stockholders of Inverness. In addition, these provisions could discourage or make more difficult a merger, tender offer or proxy contest, even if they could be favorable to the interests of stockholders, and could potentially depress the market price of the common stock. The board of directors of Inverness believes that these provisions are appropriate to protect the interests of Inverness and all of its stockholders. The board of directors has no present plans to adopt any other measures or devices that may be deemed to have an anti-takeover effect.

    MEETINGS OF STOCKHOLDERS. Inverness' bylaws provide that a special meeting of stockholders may be called only by the board of directors unless otherwise required by law and subject to the rights, if any, of any series of preferred stock of Inverness. Inverness' bylaws provide that only those matters set forth in the notice of the special meeting may be considered or acted upon at that special meeting, unless otherwise provided by law. In addition, Inverness' bylaws set forth certain advance notice and informational requirements and time limitations on any director nomination or any new business which a stockholder wishes to propose for consideration at an annual meeting of stockholders.

    NO STOCKHOLDER ACTION BY WRITTEN CONSENT. The certificate of incorporation provides that any action required or permitted to be taken by the stockholders of Inverness at an annual or special meeting of stockholders must be effected at a duly called meeting and may not be taken or effected by a written consent of stockholders in lieu thereof.

    INDEMNIFICATION AND LIMITATION OF LIABILITY. The bylaws of Inverness provide that directors and officers of Inverness will be, and in the discretion of the board of directors, non-officer employees may be, indemnified by Inverness to the fullest extent authorized by Delaware law, as it now exists or may in the future be amended, against all expenses and liabilities reasonably incurred in connection with service for or on behalf of Inverness. The bylaws of Inverness also provide that the right of directors and officers to indemnification shall be a contract right and shall not be exclusive of any other right now possessed or hereafter acquired under any bylaw, agreement, vote of stockholders or otherwise. The certificate of incorporation also contains a provision permitted by Delaware law that generally eliminates the personal liability of directors for monetary damages for breaches of their fiduciary duty, including breaches involving negligence or gross negligence in business combinations, unless the director has breached his or her duty of loyalty, failed to act in good faith, engaged in intentional misconduct or a knowing violation of law, paid a dividend or approved a stock repurchase in violation of the Delaware General Corporation Law or obtained an improper personal benefit. This provision does not alter a director's liability under the federal securities laws. In addition, this provision does not affect the availability of equitable remedies, such as an injunction or rescission, for breach of fiduciary duty. Inverness believes that this provision will assist Inverness in attracting and retaining qualified individuals to serve as directors.

    AMENDMENT OF THE CERTIFICATE OF INCORPORATION. The certificate of incorporation provides that an amendment thereof must first be approved by a majority of the board of directors and, with certain exceptions, thereafter approved by the holders of a majority of the total votes eligible to be cast by holders of voting stock with respect to such amendment or repeal and the affirmative vote of a majority of the outstanding shares of each class entitled to vote thereon as a class. However, the affirmative vote of two-thirds of the total votes eligible to be cast by holders of voting stock, voting together as a single class, and the affirmative vote of two-thirds of the outstanding shares of each class entitled to vote thereon as a class, is required to amend provisions relating to the establishment of the board of directors and amendments to the certificate of incorporation.

    AMENDMENT OF BYLAWS. The certificate of incorporation provides that the bylaws may be amended or repealed by the board of directors or by the stockholders. Such action by the board of directors requires the affirmative vote of a majority of the directors then in office. Such action by the stockholders requires the affirmative vote of the holders of at least two-thirds of the total votes eligible to be cast by holders of voting stock with respect to the amendment or repeal at an annual meeting of stockholders or a special meeting called for the purpose, unless the board of directors recommends that the stockholders approve the amendment or repeal at the meeting, in which case the amendment or repeal shall only require the affirmative vote of a majority of the total votes eligible to be cast by holders of voting stock with respect to the amendment or repeal.

STATUTORY BUSINESS COMBINATION PROVISION

    Inverness is subject to the provisions of section 203 of the Delaware General Corporation Law. Section 203 provides, with certain exceptions, that a Delaware corporation may not engage in any of a broad range of business combinations with a person or affiliate or associate of such person, who is an "interested stockholder" for a period of three years from the date that such person became an interested stockholder, unless:

    - the transaction resulting in a person becoming an interested stockholder, or the business combination, is approved by the board of directors of the corporation before the person becomes an interested stockholder;

    - the interested stockholder acquired 85% or more of the outstanding voting stock of the corporation in the same transaction that makes it an interested stockholder, excluding shares owned by persons who are both officers and directors of the corporation and shares held by certain employee stock ownership plans; or

    - on or after the date the person becomes an interested stockholder, the business combination is approved by the corporation's board of directors and by the holders of at least two-thirds of the corporation's outstanding voting stock at an annual or special meeting, excluding shares owned by the interested stockholder.

    Under section 203, an "interested stockholder" is defined, with certain limited exceptions, as any person that is:

    - the owner of 15% or more of the outstanding voting stock of the corporation, or

    - an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within the three-year period immediately prior to the date on which it is sought to be determined whether the person is an interested stockholder.

    A corporation may, at its option, exclude itself from the coverage of section 203 by amending its certificate of incorporation or by-laws by action of its stockholders to exempt itself from coverage, provided that such bylaw or charter amendment shall not become effective until 12 months after the date it is adopted. Neither the certificate of incorporation nor the bylaws of Inverness contains any such exclusion.

TRANSFER AGENT AND REGISTRAR

    Inverness' transfer agent and registrar for the Inverness common stock is Equiserve.

  COMPARISON OF RIGHTS OF SHAREHOLDERS OF INTEG AND STOCKHOLDERS OF INVERNESS

    THIS SECTION OF THE PROXY STATEMENT AND PROSPECTUS DESCRIBES SOME DIFFERENCES BETWEEN THE RIGHTS OF HOLDERS OF INTEG SHARES AND THE RIGHTS OF HOLDERS OF INVERNESS SHARES. WHILE WE BELIEVE THAT THE DESCRIPTION COVERS THE MATERIAL DIFFERENCES BETWEEN THE RIGHTS OF THE HOLDERS, THIS SUMMARY MAY NOT CONTAIN ALL OF THE INFORMATION THAT IS IMPORTANT TO YOU. YOU SHOULD CAREFULLY READ THIS ENTIRE DOCUMENT AND REFER TO THE OTHER DOCUMENTS DISCUSSED BELOW FOR A MORE COMPLETE UNDERSTANDING OF THE DIFFERENCES BETWEEN YOUR RIGHTS AS A HOLDER OF INTEG SHARES AND YOUR RIGHTS AS A HOLDER OF INVERNESS SHARES.

    As a shareholder of Integ, a Minnesota corporation, your rights will be governed by Minnesota law, Integ's articles of incorporation, as currently in effect, and Integ's amended bylaws, as currently in effect. After completion of the merger, you will become a stockholder of Inverness, a Delaware corporation. Inverness' common stock is quoted on the American Stock Exchange under the symbol "IMA." As an Inverness stockholder, your rights will be governed by Delaware law, Inverness' second amended and restated certificate of incorporation, as amended, and Inverness' amended and restated bylaws. The rights and privileges of stockholders of a Delaware corporation are in many instances comparable to those of shareholders of a Minnesota corporation, although there are also differences.

    The following discussion of similarities and material differences between the rights of Integ shareholders under the articles of incorporation and bylaws of Integ and the rights of Inverness stockholders under the certificate of incorporation and bylaws of Inverness is only a summary of some provisions and is not a complete description of these similarities and differences. This discussion is qualified in its entirety by reference to Minnesota law and Delaware law, the common law thereunder and the full texts of the certificate of incorporation and bylaws of Inverness and the articles of incorporation and bylaws of Integ. A holder of shares of a Minnesota corporation is termed a "shareholder," and a holder of shares of a Delaware corporation is termed a "stockholder." There is no material difference between the use of these terms.

SHAREHOLDER MEETINGS

    Bylaws governed by Delaware law require Delaware corporations to provide stockholders with prior written notice no more than 60 days nor less than 10 days prior to the date of any meeting of stockholders. Delaware law provides that notice must be given to stockholders at least 20 days prior to a meeting at which the stockholders will be asked to approve and adopt an agreement relating to the merger of a Delaware corporation.

    Under Minnesota law, shareholders are entitled to at least 10 days' prior written notice for each regular meeting and special meeting to consider any matter, unless a shorter time is provided for in the articles or bylaws. The bylaws of Integ require that the shareholders be given at least 5 days' written notice prior to each regular meeting and special meeting. However, Minnesota law also requires that notice of a meeting at which an agreement of merger or exchange is to be considered shall be mailed to all shareholders of record, whether or not entitled to vote, at least 14 days prior to this meeting.

RIGHT TO CALL SPECIAL MEETINGS

    Under Delaware law, a special meeting of stockholders may be called by the board of directors or by the person or persons who may be authorized by the certificate of incorporation or by the bylaws. Inverness' bylaws authorize the calling of a special meeting of stockholders only by the board of directors, and no other person is authorized by Inverness' certificate of incorporation or bylaws to call a special meeting. Therefore, stockholders of Inverness do not have the right to call a special meeting of stockholders.

    Under Minnesota law and Integ's bylaws, a special meeting of shareholders may be called by the chief executive officer, the chief financial officer, any two or more directors, a person authorized in the articles or bylaws to call special meetings, or a shareholder or shareholders holding 10% or more of the voting power of all shares entitled to vote, except that a special meeting called by a shareholder for the purpose of considering any action to directly or indirectly facilitate or affect a business combination, including any action to change or otherwise affect the composition of the board of directors for that purpose, must be called by 25% or more of the voting power of all shares entitled to vote. No person is specifically designated in Integ's articles or bylaws to call a special meeting of shareholders.

ACTIONS BY WRITTEN CONSENT OF SHAREHOLDERS

    Under Delaware law, unless otherwise provided in the certificate of incorporation, stockholders may act by a written consent in lieu of a meeting provided the written consent is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. Inverness' certificate of incorporation, however, provides that all actions required or permitted to be taken by the stockholders of the corporation must be effected at a duly called annual or special meeting of stockholders of the corporation and may not be effected by any consent in writing of stockholders.

    Under Minnesota law, any action required or permitted to be taken at a meeting of shareholders may be taken without a meeting by a written action signed by all shareholders entitled to vote on that action.

RIGHTS OF DISSENTING SHAREHOLDERS

    Under both Delaware and Minnesota law, stockholders and shareholders may, under certain circumstances, exercise a right of dissent from certain limited corporate actions and obtain payment for the fair value of their shares. Generally, under Minnesota law, the categories of transactions subject to dissenters' rights are broader than those under Delaware law.

    Appraisal rights are available under Delaware law with respect to the shares of any class of stock of a constituent corporation to a merger unless these shares were listed on a national securities exchange, designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 stockholders. Notwithstanding the foregoing, appraisal rights are available under Delaware law with respect to the shares of any class of stock of a constituent corporation if the terms of a merger or consolidation require the holders of the stock to exchange their stock for anything other than:

    - shares of the surviving corporation;

    - shares of another corporation that will be listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

    - cash in lieu of fractional shares of any such corporation; or

    - any combination of such shares and cash in lieu of fractional shares.

    Appraisal rights are also available under Delaware law, to the extent so provided in the certificate of incorporation, in connection with amendments to the certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation, or sales of all or substantially all of the assets of a corporation. Inverness' certificate of incorporation and bylaws do not grant any dissenters' rights in addition to the statutorily prescribed rights. Stockholders who desire to exercise their dissenters' rights must satisfy all of the conditions and requirements as set forth in the Delaware

General Corporation Law in order to maintain these rights and obtain any payment due in respect of the exercise of these rights.

    Shareholders of a Minnesota corporation may exercise dissenter's rights in connection with:

    - an amendment of the articles of incorporation that materially and adversely affects the rights and preferences of the shares of the dissenting shareholder in certain respects;

    - a sale, lease, transfer or other disposition of all or substantially all of the assets of the corporation;

    - a plan of merger to which the corporation is a constituent organization;

    - a plan of exchange of shares to which the corporation is a party as the corporation whose shares will be acquired, if the shares are entitled to be voted on the plan of exchange; and

    - any corporate action taken pursuant to a shareholder vote which the corporation's articles of incorporation, bylaws or resolution approved by the board of directors grants dissenting shareholders the right to obtain payment for their shares.

    Unless the articles, the bylaws or a resolution approved by the board of directors otherwise provide, these dissenters' rights do not apply to a shareholder of (a) the surviving corporation in a merger with respect to shares that are not entitled to be voted on the merger and are not canceled or exchanged in the merger, or (b) the corporation whose shares will be acquired by the acquiring corporation in a plan of exchange with respect to shares that are not entitled to be voted on the plan of exchange and are not exchanged in the plan of exchange. Integ's articles of incorporation, bylaws and approved board resolutions do not grant any other dissenters' rights. Shareholders who desire to exercise their dissenters' rights must satisfy all of the conditions and requirements as set forth in the Minnesota Business Corporation Act in order to maintain these rights and obtain any payment due in respect of the exercise of these rights.

BOARD OF DIRECTORS

    Delaware law states that the board of directors must consist of one or more members with the number of directors to be fixed as provided in the bylaws of the corporation, unless the certificate of incorporation fixes the number of directors, in which case a change in the number of directors shall be made only by amendment of the certificate. Inverness' certificate of incorporation and bylaws provide that the number of directors to constitute the whole board of directors shall be fixed from time to time by resolution of the board of directors. Inverness' board currently consists of eight directors.

    Delaware law also states that any director or the entire board of directors may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors, with an exception for corporations with cumulative voting. In the case of a corporation whose board is divided into classes, holders only may remove a director for cause unless the certificate of incorporation provides otherwise. Inverness' certificate of incorporation provides for a classified board of directors in which the board of directors is divided into three classes as nearly equal in number as may be possible, with the term of office of one class expiring each year. Inverness' certificate of incorporation does not provide for cumulative voting of directors.

    Inverness' certificate of incorporation provides that a director may be removed only for cause and only by the affirmative vote of the holders of two-thirds of the shares entitled to vote at an election of directors. The certificate defines "cause" to include:

    - conviction of a felony;

    - declaration of unsound mind by order of court;

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    - gross dereliction of duty;

    - commission of any action involving moral turpitude; or

    - commission of an action that constitutes intentional misconduct or a knowing violation of law if such action in either event results in both an improper substantial personal benefit and a material injury to Inverness.

    Minnesota law provides that the board of directors of a Minnesota corporation must consist of one or more directors as fixed by the articles of incorporation or bylaws. Integ's bylaws provide that the Integ board of directors shall consist of one or more directors and shall be increased or decreased from time to time by resolution of the board of directors or the shareholders. Integ's bylaws provide that the board is divided into three classes, to be as nearly equal in number as reasonably possible. Integ currently has six directors.

    Minnesota law provides that, unless modified by the articles or bylaws of the corporation or by shareholder agreement, any one or all of the directors may be removed with or without cause by the affirmative vote of the holders of a majority of the voting power of all shares entitled to vote at an election of directors, with an exception for corporations with cumulative voting. Integ's articles and bylaws do not alter the statutory provisions regarding removal of directors. Integ's articles of incorporation state that shareholders shall not have any cumulative voting rights.

FILLING VACANCIES ON THE BOARD OF DIRECTORS

    Delaware law provides that, unless otherwise provided in the certificate of incorporation or bylaws, vacancies and newly created directorships resulting from any increase in the authorized number of directors may be filled with directors elected by all the stockholders having the right to vote as a class or by a majority of the directors then in office, although less than a quorum, or by a sole remaining director. Further, if the directors then in office constitute less than a majority of the whole board at the time of filling any vacancy or newly created directorship, upon application of any stockholder or stockholders holding at least 10% of the total number of the shares at the time outstanding having the right to vote for directors, the Court of Chancery may summarily order an election to be held to fill any vacancies or newly created directorships or to replace the directors chosen by the directors then in office. Inverness' certificate of incorporation provides that in case of any vacancies, by reason of an increase in the number of directors or otherwise, each additional director shall be elected by the affirmative vote of a majority of the directors then in office, even though less than a quorum of the board of directors, to serve until the end of the remainder of the term of the class to which that director is assigned and until his or her successor has been elected and qualified or until earlier resignation or removal. Furthermore, when the number of directors is changed, any newly created directorships or any decrease in directorships must be so apportioned among the classes by a majority of the directors then in office.

    Under Minnesota law, unless different rules for filling vacancies are provided for in the articles of incorporation or bylaws, vacancies resulting from the death, resignation, removal or disqualification of a director may be filled by the affirmative vote of a majority of the remaining directors, even though less than a quorum, and vacancies resulting from a newly created directorship may be filled by the affirmative vote of a majority of the directors serving at the time of the increase. Each director elected to fill a vacancy holds office until the shareholders elect a successor at the next annual or special meeting. New directors may be elected at a meeting at which directors are removed. Integ's bylaws provide that vacancies on the board of directors resulting from death, resignation, removal or disqualification are to be filled by a majority vote of the remaining directors, even if less than a quorum. Integ's bylaws also provide that newly created directorships due to increases in the size of the board of directors shall be filled by the majority vote of the existing directors. Furthermore, all

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directors filling vacancies or newly created directorships shall hold office until their successors are elected at the next regular or special meeting of the shareholders.

PREEMPTIVE RIGHTS

    A preemptive right allows a shareholder to maintain its proportionate share of ownership of that corporation by permitting the shareholder to purchase a proportionate share of any new stock issuances. Preemptive rights protect the shareholders from dilution of value and control upon new stock issuances.

    Unless the certificate of incorporation of a Delaware corporation provides otherwise, stockholders of a corporation have no preemptive rights. Inverness' certificate does not provide for preemptive rights.

    Minnesota law provides that all shareholders are entitled to preemptive rights unless the articles of incorporation specifically deny or limit preemptive rights. Integ's articles of incorporation provide that shareholders do not have preemptive rights.

ADVANCE NOTICE REQUIREMENT OF SHAREHOLDER PROPOSALS AND DIRECTOR NOMINATIONS

    Inverness' bylaws provide that for a proposal to be properly brought before an annual meeting by a stockholder, the stockholder must give proper written notice of his or her intent to bring a matter before the annual meeting and must also be present at this meeting. The bylaws state that notice is timely if it is mailed to and received by Inverness' principal executive office no less than 75 days nor more than 120 days prior to the anniversary date of the preceding annual meeting.

    Inverness' bylaws provide that any stockholder who is a holder of record, both as of the time notice of the nomination is given and as of the record date for the annual meeting in question, and who is entitled to vote in the election of directors generally may nominate one or more persons for election as a director if certain timing, informational and other requirements set out in the bylaws are met. Furthermore, the stockholder proposing the nomination and each person so nominated shall be present at the meeting in order for the nomination to be properly before the meeting at which the nominations are to be considered. Inverness' bylaws also provide that, with certain exceptions, notice of nomination is timely, if it is received in writing by the secretary of the corporation no less than 75 days nor more than 120 days prior to the anniversary date of the annual meeting of the previous year. The bylaws require that this notice provide certain detailed information about both the nominating stockholder and the nominated individual or individuals.

    Integ's bylaws provide that for a shareholder proposal to be properly made by a shareholder at a regular meeting, the matter must be proper for shareholder action, and the shareholder must be entitled to vote at the meeting, must give prior notice of the matter and must be a shareholder of record at the time of giving notice. The bylaws require that the shareholder give written notice of the proposal containing the information required by Rule 14a-8 under the Securities Exchange Act to the chief executive officer or secretary of the corporation no later than the end of the fifteenth business day following the day on which the notice of the regular meeting was mailed to shareholders. Integ's bylaws also provide that for a nomination of a director to be properly made by a shareholder at a regular meeting, the shareholder must be entitled to vote at the meeting, must give prior written notice of the nomination to the secretary of the corporation no later than the end of the fifteenth business day following the day on which the notice of the shareholder meeting was mailed to shareholders and must be a shareholder of record at the time of giving notice.

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AMENDMENTS TO BYLAWS AND ARTICLES

    In order to amend the certificate of incorporation of a Delaware corporation, Delaware law requires the approval of the corporation's board of directors followed by the affirmative vote of a majority of the outstanding stock of each class entitled to vote, unless the certificate of incorporation requires a greater level of approval. Further, Delaware law states that if an amendment would increase or decrease the aggregate number of authorized shares of a particular class, increase or decrease the par value of shares of a particular class or alter or change the powers, preferences or special rights of a particular class or series of stock so as to affect them adversely, the class shall be given the power to vote as a class notwithstanding the absence of any specifically enumerated power in the certificate of incorporation. If any proposed amendment would alter or change the powers, preferences or special rights of one or more series of any class so as to affect them adversely, but shall not so affect the entire class, then only the shares of the series so affected by the amendment shall be considered a separate class for the purposes of this paragraph. Inverness' certificate of incorporation states that Inverness cannot amend or otherwise modify or repeal certain provisions of the Inverness certificate relating to stockholder action, election and terms of directors, breach of director fiduciary duties and liability, and amending its certificate of incorporation without the affirmative vote of the holders of record of two-thirds of all the shares outstanding and entitled to vote and the approval of two-thirds of each class of shares.

    Delaware law also states that the stockholders have the power to adopt, amend or repeal the bylaws of a corporation, provided that the corporation in its certificate of incorporation may confer such powers on the board of directors in addition to the stockholders. Inverness' certificate of incorporation and bylaws permit the board of directors to adopt, amend, alter and repeal the bylaws of the corporation. Inverness' certificate of incorporation provides that the bylaws also may be altered, amended or repealed at any regular meeting of stockholders or special meeting called for that purpose, by the affirmative vote of two-thirds of the shares present and entitled to vote. Inverness' certificate of incorporation provides that this requirement of the vote of two-thirds of the shares is reduced to the requirement of the vote of a majority of the shares if the board recommends that stockholders approve the amendment or repeal at such a meeting.

    Minnesota law provides that unless reserved by the articles of incorporation to the shareholders, the power to adopt, amend or repeal the bylaws is vested in the board, subject to the power of the shareholders to adopt, amend or repeal bylaws adopted, amended or repealed by the board. Under Minnesota law, a shareholder or shareholders holding 3% or more of the voting shares entitled to vote may propose a resolution to adopt, amend or repeal bylaws adopted, amended or repealed by the board, in which event the resolutions must be brought before the shareholders for their consideration pursuant to the procedures for amending the articles of incorporation. Under Minnesota law and Integ's bylaws, the board of directors are not permitted to adopt, amend or repeal any bylaws once adopted that fix a quorum for meetings of shareholders, prescribe procedures for removing directors or fill vacancies in the board of directors, or fix the number of directors or their classifications, qualifications or terms of office. These actions are reserved to the shareholders. However, Minnesota law does provide that the board of directors may adopt or amend a bylaw to increase the number of directors, and Integ's bylaws permit this action without amendment of the bylaws. Integ's bylaws and articles are silent as to amendment of its bylaws.

    Minnesota law provides that a proposal to amend the articles of incorporation may be presented to the shareholders of a Minnesota corporation by a resolution either approved by the affirmative vote of a majority of the directors present or proposed by a shareholder or shareholders holding 3% or more of the voting shares entitled to vote thereon. Under Minnesota law, any such amendment must be approved by the affirmative vote of a majority of the shareholders entitled to vote thereon, except that the articles may provide for a specified proportion or number greater than a majority.

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
    In addition, under Minnesota law, the holders of the outstanding shares of a class or series are entitled to vote as a class or series on a proposed amendment to the articles of incorporation, whether or not that class or series would otherwise be entitled to vote, if the amendment would:

    - alter the aggregate number of authorized shares of the applicable class or series;

    - effect an exchange, reclassification or cancellation of all or part of the class or series;

    - effect an exchange or create a right of exchange of all or a part of another class or series for the shares of the applicable class or series;

    - change the rights or preferences of the shares of the applicable class or series;

    - change the shares of the class or series into the same or a different number of shares of another class or series;

    - create a new class or series with rights or preferences prior and superior to the shares of the applicable class or series or increase the rights and preferences or the number of authorized shares, of a class or series having rights and preferences prior or superior to the shares of the applicable class or series;

    - divide the shares of the applicable class into series and determine the designation of each series and the variations in the relative rights and preferences between the shares of each series, or authorize the board to do so;

    - limit or deny any existing preemptive rights of the shares of the applicable class or series; or

    - cancel or otherwise affect distributions on the shares of the applicable class or series that have accrued but have not been declared.

INDEMNIFICATION OF DIRECTORS, OFFICERS AND EMPLOYEES

    Minnesota law and Delaware law both contain provisions setting forth conditions under which a corporation may indemnify its directors, officers and employees. Specifically, the person to be indemnified must have acted in good faith and in a manner the person reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe that the conduct was unlawful. Minnesota and Delaware law differ, however, with respect to whether indemnification is permissive or mandatory, where there is a distinction between third-party actions and actions by or in the right of the corporation, and whether, and to what extent, reimbursement of judgments, fines, settlements and expenses is allowed. The primary difference between Minnesota law and Delaware law is that while indemnification of officers, directors and employees is mandatory under Minnesota law, indemnification is permissive under Delaware law, except that a Delaware corporation must indemnify a present or former director or officer who is successful on the merits or otherwise in the defense of some specified actions, suits or proceedings for expenses, including attorney's fees, actually and reasonably incurred in connection therewith.

    Although indemnification is permissive in Delaware, a corporation may, through its certificate of incorporation, bylaws or other intracorporate agreements, make indemnification mandatory. Pursuant to this authority, Inverness' bylaws provide that any person who serves or has served as a director or officer of the corporation or in any other office filled by election or appointment by the stockholders or the board of directors of the corporation and any heirs, executors, administrators or personal representatives of such person shall be indemnified and held harmless by the corporation to the fullest extent authorized by the Delaware General Corporation Law. This indemnification is to cover all related expenses incurred by the person in connection with any proceeding in which the person is involved. Additionally, pursuant to the merger agreement entered into between Integ and Inverness,

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
Inverness will maintain a liability insurance policy providing coverage for the directors and officers of Integ.

    The bylaws of Inverness also permit the board of directors, in its discretion, to permit the corporation to indemnify to the fullest extent authorized by the Delaware General Corporation Law any other employee of the company. The indemnification can be for any expenses incurred by the employee in connection with any proceeding in which he or she is involved as a result of serving or having served (a) as an employee of the corporation who is neither a director nor officer, (b) as a director, officer or employee of any subsidiary of the corporation, or (c) in any capacity with any other corporation, organization, partnership, joint venture, trust or any other entity at the request or direction of the corporation.

    However, Inverness' bylaws also provide that no indemnification may be provided for any person unless a determination has been made that the person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, and with respect to any criminal proceeding, the person had no reasonable cause to believe his or her conduct was unlawful. The bylaws provide that this determination shall be made
(a) by a majority vote of disinterested directors, (b) by the stockholders or
(c) at the direction of a majority of disinterested directors, by independent legal counsel in a written opinion.

    Minnesota law requires a corporation to indemnify any director, officer or employee who is made or threatened to be made a party to a proceeding by reason of the former or present official capacity of the director, officer or employee, against judgments, penalties, fines, settlements and reasonable expenses. Minnesota law permits a corporation to prohibit indemnification by so providing in its articles of incorporation or its bylaws. Integ's bylaws provide that all officers and directors of the corporation shall be indemnified by the corporation for those expenses and liabilities, in that manner, under those circumstances and to the fullest extent permitted by Minnesota law. However, Integ's bylaws prohibit indemnification of any other employees of the company, unless otherwise approved by Integ's board of directors.

LIABILITIES OF DIRECTORS

    Under Delaware law, a certificate of incorporation may contain a provision limiting or eliminating a director's personal liability to the corporation or its stockholders for monetary damages for a director's breach of fiduciary duty, subject to certain limitations. Pursuant to this authority, Inverness' certificate of incorporation provides that the directors of Inverness shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability:

    - for any breach of the director's duty of loyalty to the corporation or its stockholders;

    - for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law;

    - under section 174 of the Delaware General Corporation Law, which provides for unlawful payment of dividend or unlawful stock purchase or redemption; or

    - for any transaction from which the director derived an improper personal benefit.

    Inverness' certificate of incorporation also provides that if Delaware law is amended to eliminate or limit the liability of directors further, then the liability of Inverness' directors shall be limited to the fullest extent permitted by Delaware law, as so amended.

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
    Under Minnesota law, a director's personal liability to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director may be eliminated or limited in the articles except that the articles cannot limit the liability of a director:

    - for any breach of the director's duty of loyalty to the corporation or its shareholders;

    - for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of the law;

    - under section 302A.559 of the Minnesota Business Corporation Act or
      section 80A.23 of the Minnesota Regulation of Securities Act, which provide for liability for illegal distributions and civil liability, respectively;

    - for any transaction from which the director derived an improper benefit;
      or

    - for any act or omission occurring prior to the date when the provision in the articles eliminating liability becomes effective.

    Integ's articles provide that directors of the corporation are to be protected from personal liability to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by the Minnesota Business Corporation Act.

SHAREHOLDER APPROVAL OF A MERGER

    In order to effect a merger under Delaware law, a corporation's board of directors must adopt an agreement of merger or consolidation and recommend it to the stockholders. The agreement must be approved and adopted by holders of a majority of the outstanding shares of the corporation entitled to vote thereon, unless a higher percentage is specified in the corporation's certificate of incorporation.

    Minnesota law provides that a resolution containing a plan of merger or exchange must be approved by the affirmative vote of a majority of the directors present at a meeting and submitted to the shareholders and approved by the affirmative vote of the holders of a majority of the voting power of all shares entitled to vote. Unlike Delaware law, Minnesota law requires that any class of shares of a Minnesota corporation must be given the right to approve the plan if it contains a provision which, if contained in a proposed amendment to the corporation's articles of incorporation, would entitle such a class to vote as a class.

BUSINESS COMBINATIONS, CONTROL SHARE ACQUISITIONS AND ANTI-TAKEOVER PROVISIONS

    Delaware law prohibits, in some circumstances, a "business combination" between the corporation and an "interested stockholder" within three years of the stockholder becoming an "interested stockholder." An "interested stockholder" is a holder who, directly or indirectly, owns 15% or more of the outstanding voting stock or is an affiliate of the corporation and was the owner of 15% or more of the outstanding voting stock at any time within the prior three-year period. A "business combination" includes a merger or consolidation, a sale or other disposition of assets having an aggregate market value equal to 10% or more of the consolidated assets of the corporation or the aggregate market value of the outstanding stock of the corporation, any transaction resulting in the issuance or transfer of stock by the corporation, or certain of its subsidiaries, with exceptions, and certain transactions that would increase the interested stockholder's proportionate share ownership in the corporation. This provision does not apply where:

    - either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder is approved by the corporation's board of directors prior to the date the interested stockholder acquired a 15% interest;

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
    - upon the consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the outstanding voting stock of the corporation excluding, for the purposes of determining the number of shares outstanding, those shares held by persons who are directors and also officers and by employee stock plans in which participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered;

    - the business combination is approved by a majority of the board of directors and the affirmative vote of two-thirds of the outstanding votes entitled to be cast by disinterested stockholders at an annual or special meeting;

    - the corporation does not have a class of voting stock that is listed on a national securities exchange, authorized for quotation on the Nasdaq Stock Market, or held of record by more than 2,000 stockholders unless any of the foregoing results from action taken, directly or indirectly, by an interested stockholder or from a transaction in which a person becomes an interested stockholder;

    - the stockholder acquires a 15% interest inadvertently and divests itself of such ownership and would not have been a 15% stockholder in the preceding 3 years but for the inadvertent acquisition of ownership;

    - the stockholder acquired the 15% interest when these restrictions did not apply; or

    - the corporation has opted out of this provision. Inverness has not opted out of this provision.

    Minnesota law prohibits certain "business combinations," as defined in the Minnesota Business Corporation Act, between a Minnesota corporation with at least 100 shareholders, or a publicly held corporation that has at least 50 shareholders, and an "interested shareholder" for a four-year period following the share acquisition date by the interested shareholder, unless certain conditions are satisfied or an exemption is found. An "interested shareholder" is generally defined to include a person who beneficially owns at least 10% of the voting power of the outstanding shares entitled to vote of the issuing public corporation. Minnesota law also limits the ability of a shareholder who acquires beneficial ownership of more than certain thresholds of the percentage voting power of a Minnesota corporation, starting at 20%, from voting those shares in excess of the threshold unless such acquisition has been approved in advance by a majority of the voting power held by shareholders unaffiliated with the interested shareholder.

    Minnesota law provides that during any tender offer, a publicly held corporation may not enter into or amend an agreement, whether or not subject to contingencies, that increases the current or future compensation of any officer or director. In addition, under Minnesota law, a publicly held corporation is prohibited from purchasing any voting shares owned for less than two years from a 5% shareholder for more than the market value unless the transaction has been approved by the affirmative vote of the holders of a majority of the voting power of all shares entitled to vote or unless the corporation makes a comparable offer to all holders of shares of the class or series of stock held by the 5% shareholder and to all holders of any class or series into which such securities may be converted.

    The provisions of Integ's bylaws providing for a staggered board of directors and requiring the request of holders of at least 25% of the outstanding shares to call a special meeting of shareholders involving a business combination, or any change in the composition of the board of directors as a result of such business combination, make it more difficult to effect a change in control of Integ and may discourage or deter a third party from attempting a takeover.

    The foregoing discussion of certain similarities and material differences between the rights of Inverness stockholders and the rights of Integ shareholders under Inverness' certificate of incorporation and bylaws and Integ's articles of incorporation and bylaws is only a summary of certain provisions and does not purport to be a complete description of the similarities and differences, and is qualified in its entirety by reference to Delaware law and Minnesota law, the common law thereunder and the full text of the certificate of incorporation and bylaws of Inverness and the articles of incorporation and bylaws of Integ.

                                 LEGAL MATTERS

    Goodwin, Procter & Hoar LLP, Boston, Massachusetts will pass upon the validity of the shares of Inverness common stock offered by this proxy statement and prospectus for Inverness. Dorsey & Whitney LLP, Minneapolis, Minnesota, on behalf of Integ, and Goodwin, Procter & Hoar LLP, on behalf of Inverness, will pass upon certain legal matters to the effect that the merger will constitute a tax-free reorganization within the meaning of section 368(a) of the Internal Revenue Code. The presidents of two professional corporations which are partners in the firm of Goodwin, Procter & Hoar LLP beneficially own an aggregate of approximately 42,442 shares of Inverness common stock and 4,000 shares of Inverness common stock, respectively.

                                    EXPERTS

    The consolidated financial statements of Inverness Medical Technology, Inc. (formerly Selfcare, Inc.) and subsidiaries as of December 31, 1999 and 1998, and for each of the years in the three-year period ended December 31, 1999, incorporated by reference in this proxy statement and prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are incorporated by reference herein upon the authority of said firm as experts in giving said reports.

    The financial statements of Integ Incorporated at December 31, 1999 and 1998, and for each of the three years ended December 31, 1999, included in the proxy statement, which is referred to in and made part of this prospectus and registration statement, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

    Inverness and Integ file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements or other information that Inverness and Integ file with the SEC at the SEC's public reference rooms at the following locations:

    Public Reference Room        New York Regional Office        Chicago Regional Office
   450 Fifth Street, N.W.          7 World Trade Center              Citicorp Center
          Room 1024                     Suite 1300               500 West Madison Street
   Washington, D.C. 20549           New York, NY 10048                 Suite 1400
                                                                 Chicago, IL 60661-2511

    Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. These SEC filings are also available to the public from commercial document retrieval services and at the Internet world wide web site maintained by the SEC at "http://www.sec.gov." Reports, proxy statements and other information concerning Inverness and Integ may also be inspected at the offices of the American Stock Exchange and the Nasdaq Stock Market, both of which are located at 1735 K Street, N.W., Washington, D.C. 20006. Inverness' SEC file number is 000-20871 and Integ's SEC file number is 0-28420.

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    Inverness has filed a registration statement on Form S-4 to register with the SEC the Inverness stock to be issued to Integ shareholders in the merger. This proxy statement and prospectus is a part of that registration statement and constitutes a prospectus of Inverness in addition to being a proxy statement of Integ. As allowed by SEC rules, this proxy statement and prospectus does not contain all the information you can find in Inverness' registration statement or the exhibits to the registration statement. Statements made in this proxy statement and prospectus as to the content of any contract, agreement or other document referenced to are not necessarily complete. With respect to each of those contracts, agreements or other documents to be filed or incorporated by reference as an exhibit to the registration statement, you should refer to the corresponding exhibit, when it is filed, for a more complete description of the matter involved of the matter involved and read all statements in this proxy statement and prospectus in light of that exhibit.

    The SEC allows Inverness to incorporate by reference the information that Inverness files with them as well as some of the information that Integ files with them. Incorporation by reference means that Inverness can disclose important information to you by referring you to other documents that are legally considered to be part of this proxy statement and prospectus, and later information that Inverness files with the Securities and Exchange Commission will automatically update and supersede the information in this proxy statement and prospectus and the documents listed below. Inverness incorporates by reference the specific documents listed below and any future filings Inverness makes with the Securities and Exchange Commission, under sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, after the date of this proxy statement and prospectus and prior to the date of the special meeting and the date all of the transactions contemplated in this proxy statement and prospectus are completed:

    - Quarterly Reports on Form 10-Q for the quarters ended March 31, 2000, June 30, 2000 and September 30, 2000,

    - Annual Report on Form 10-K for the year ended December 31, 1999,

    - Current Reports on Form 8-K filed on October 6, 2000 (and amendments thereto), November 1, 2000 (and amendments thereto), and December 4, 2000, and

    - The description of Inverness common stock contained in its Registration Statement on Form 8-A filed with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, and all amendments and reports updating the description.

    Integ incorporates by reference its Annual Report on Form 10-K for the year ended December 31, 1999 with respect to information contained in the Annual Report discussed under the section of this proxy statement and prospectus entitled "Security Ownership of Directors, Executive Officers and Principal Stockholders--Integ Common Stock" on page 92. You may request a copy of this filing, at no cost by writing or telephoning Integ at the following address:
Integ Incorporated, 2800 Patton Road, St. Paul, Minnesota 55113,
(651) 639-8816.

    You may request a copy of these filings, and any exhibits specifically incorporated by reference as an exhibit in this proxy statement and prospectus, at no cost, by writing or telephoning Inverness at the following address:
Inverness Medical Technology, Inc., 200 Prospect Street, Waltham, Massachusetts 02453, Attention: Corporate Secretary. Telephone requests may be directed to the Corporate Secretary at (781) 647-3900.

    You should rely only on the information contained or incorporated by reference in this proxy statement and prospectus. Inverness has supplied all information contained or incorporated by reference in this proxy statement and prospectus relating to Inverness and Terrier, and Integ has supplied all such information relating to Integ. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement and prospectus. This proxy statement and prospectus is dated December 15, 2000. You should not assume that the information contained in this proxy statement and prospectus is accurate as of any date other than that date. Neither the mailing of this proxy statement and prospectus to Integ shareholders nor the issuance of Inverness stock in the merger creates any implication to the contrary.

                          FUTURE SHAREHOLDER PROPOSALS

    Integ will hold an annual meeting in the year 2001 only if the merger is not completed. If such meeting is held, the deadline for receipt of a proposal to be considered for inclusion in Integ's proxy statement for the 2001 annual meeting will be 120 days prior to the 2001 annual meeting, or approximately
February 15, 2001.

                         INDEX TO FINANCIAL STATEMENTS
                INTEG INCORPORATED (A DEVELOPMENT STAGE COMPANY)

                                                                PAGE
                                                              --------
FINANCIAL STATEMENTS YEARS ENDED DECEMBER 31, 1999, 1998 AND
  1997 AND THE NINE MONTH PERIODS ENDED SEPTEMBER 30, 2000
  and 1999

Report of Independent Auditors..............................    F-2

Balance Sheets as at December 31, 1998 and 1999 and
  September 30, 2000........................................    F-3

Statements of Operations for the Years Ended December 31,
  1997, 1998 and 1999, for the period April 3, 1990
  (inception) to December 31, 1999, for the nine month
  periods ended September 30, 1999 and 2000 and for the
  period from April 3, 1990 (inception) to September 30,
  2000......................................................    F-4

Statement of Shareholders' Equity from April 3, 1990
  (inception) to September 30, 2000.........................    F-5

Statements of Cash Flows for the Years Ended December 31,
  1997, 1998 and 1999, for the period April 3, 1990
  (inception) to December 31, 1999, for the nine month
  periods ended September 30, 1999 and 2000 and for the
  period from April 3, 1990 (inception) to September 30,
  2000......................................................    F-7

Notes to Financial Statements...............................    F-9

                         REPORT OF INDEPENDENT AUDITORS

BOARD OF DIRECTORS
INTEG INCORPORATED

    We have audited the accompanying balance sheets of Integ Incorporated (a development stage company) as of December 31, 1999 and 1998 and the related statements of operations, changes in shareholders' equity (deficiency) and cash flows for each of the three years in the period ended December 31, 1999, and for the period from April 3, 1990 (inception) to December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Integ Incorporated at December 31, 1999 and 1998 and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1999, and for the period from April 3, 1990 (inception) to December 31, 1999, in conformity with accounting principles generally accepted in the United States.

                                          /s/ Ernst & Young LLP

Minneapolis, Minnesota
February 17, 2000

                               INTEG INCORPORATED
                         (A DEVELOPMENT STAGE COMPANY)

                                 BALANCE SHEETS

                                                             DECEMBER 31,
                                                      ---------------------------   SEPTEMBER 30,
                                                          1998           1999            2000
                                                      ------------   ------------   --------------
                                                                                      UNAUDITED
                                              ASSETS
Current assets:
  Cash and cash equivalents.........................  $ 11,175,695   $  2,953,270    $  1,564,375
  Prepaid expenses..................................       132,229         82,755              --
  Accounts receivable--related party................            --        181,669         127,085
                                                      ------------   ------------    ------------
Total current assets................................    11,307,924      3,217,694       1,691,460
Furniture and equipment.............................     9,538,478      8,498,173       8,438,016
Less accumulated depreciation.......................    (2,715,684)    (3,088,449)     (3,571,626)
                                                      ------------   ------------    ------------
                                                         6,822,794      5,409,724       4,866,390
Other assets........................................        23,883          8,579           4,640
                                                      ------------   ------------    ------------
Total assets........................................  $ 18,154,601   $  8,635,997    $  6,562,490
                                                      ============   ============    ============

                               LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Accounts payable..................................  $    195,148   $     18,334    $     34,806
  Accrued employee compensation and related
    expenses........................................       726,077        436,570         188,792
  Other accrued expenses............................        92,356         56,969          46,582
                                                                                           30,432
  Current portion of capital lease obligations......       145,761         14,178              --
  Current portion of long-term debt.................     1,251,247      1,398,098       1,301,399
                                                      ------------   ------------    ------------
Total current liabilities...........................     2,410,589      1,924,149       1,602,011

Long-term liabilities:
  Capital lease obligations, less current portion...        14,178             --              --
  Long-term debt, less current portion..............     2,672,018      1,273,920         333,293
                                                      ------------   ------------    ------------
Total long-term liabilities.........................     2,686,196      1,273,920         333,293

Shareholders' equity:
  Preferred stock, par value, $.01 per share,
    Series B, Authorized shares--3,000,000, Issued
    and outstanding shares--1,771,236 at
    September 30, 2000..............................            --             --       3,091,908
  Common Stock, par value $.01 per share: Authorized
    shares--20,000,000 Issued and outstanding
    shares--9,580,704 in 1998, 9,728,624 in 1999 and
    9,859,078 in 2000...............................        95,807         97,286          98,591
  Additional paid-in capital........................    54,616,721     54,786,327      55,039,048
  Deficit accumulated during the development
    stage...........................................   (41,524,253)   (49,368,631)    (53,522,319)
                                                        13,188,275      5,514,982       4,707,228
Deferred compensation...............................      (130,459)       (77,054)        (80,042)
                                                      ------------   ------------    ------------
Total shareholders' equity..........................    13,057,816      5,437,928       4,627,186
                                                      ------------   ------------    ------------
Total liabilities and shareholders' equity..........  $ 18,154,601   $  8,635,997    $  6,562,490
                                                      ============   ============    ============

                            See accompanying notes.

                               INTEG INCORPORATED
                         (A DEVELOPMENT STAGE COMPANY)

                            STATEMENTS OF OPERATIONS

                                                                            PERIOD FROM
                                                                           APRIL 3, 1990        NINE MONTHS ENDED
                                        YEAR ENDED DECEMBER 31,            (INCEPTION) TO         SEPTEMBER 30,
                               -----------------------------------------    DECEMBER 31,    -------------------------
                                   1997           1998          1999            1999           1999          2000
                               ------------   ------------   -----------   --------------   -----------   -----------
                                                                                                    UNAUDITED
Operating expenses:
Research and development.....  $  5,318,900   $  5,455,999   $ 2,336,761    $ 23,878,909    $ 1,828,079   $ 1,288,679
Manufacturing development....     2,513,224      2,171,087     1,880,521       9,048,797      1,495,334     1,425,102
General and administrative...     4,629,534      3,243,901     3,285,948      17,899,257      2,609,684     1,249,784
                               ------------   ------------   -----------    ------------    -----------   -----------
                                 12,461,658     10,870,987     7,503,230      50,826,963      5,933,097     3,963,565
                               ------------   ------------   -----------    ------------    -----------   -----------
Operating loss...............   (12,461,658)   (10,870,987)   (7,503,230)    (50,826,963)    (5,933,097)   (3,963,565)
Other income (expense):
  Interest income............     1,564,190        890,120       342,006       4,771,004        290,232        81,523
  Interest expense...........      (684,001)    (1,203,218)     (682,135)     (3,183,933)      (532,194)     (304,992)
  Other......................        17,078         98,180        (1,019)       (128,739)          (735)       33,346
                               ------------   ------------   -----------    ------------    -----------   -----------
                                    897,267       (214,918)     (341,148)      1,458,332       (242,697)     (190,123)
                               ------------   ------------   -----------    ------------    -----------   -----------
Net loss for the period and
  deficit accumulated during
  development stage..........  $(11,564,391)  $(11,085,905)  $(7,844,378)   $(49,368,631)   $(6,175,794)  $(4,153,688)
                               ============   ============   ===========    ============    ===========   ===========
Net loss per share
  Basic and diluted..........  $      (1.24)  $      (1.17)  $      (.81)   $     (14.79)   $     (0.64)  $     (0.42)
                               ============   ============   ===========    ============    ===========   ===========
Weighted average number of
  common shares outstanding
  Basic and diluted..........     9,305,332      9,477,390     9,649,424       3,338,724      9,643,883     9,827,211
                               ============   ============   ===========    ============    ===========   ===========

                                PERIOD FROM
                               APRIL 3, 1990
                               (INCEPTION) TO
                               SEPTEMBER 30,
                                    2000
                               --------------
                                 UNAUDITED
Operating expenses:
Research and development.....   $ 25,167,588
Manufacturing development....     10,473,899
General and administrative...     19,149,041
                                ------------
                                  54,790,528
                                ------------
Operating loss...............    (54,790,528)
Other income (expense):
  Interest income............      4,852,527
  Interest expense...........     (3,488,925)
  Other......................        (95,393)
                                ------------
                                   1,268,209
                                ------------
Net loss for the period and
  deficit accumulated during
  development stage..........   $(53,522,319)
                                ============
Net loss per share
  Basic and diluted..........   $     (13.27)
                                ============
Weighted average number of
  common shares outstanding
  Basic and diluted..........      4,034,551
                                ============

                            See accompanying notes.

                               INTEG INCORPORATED
                         (A DEVELOPMENT STAGE COMPANY)

           STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY (DEFICIENCY)

                                                                                                          DEFICIT
                                                                                                        ACCUMULATED
                                          CONVERTIBLE PREFERRED        COMMON STOCK       ADDITIONAL     DURING THE
                                         -----------------------   --------------------     PAID-IN     DEVELOPMENT      DEFERRED
                                           SHARES       AMOUNT      SHARES      AMOUNT      CAPITAL        STAGE       COMPENSATION
                                         ----------   ----------   ---------   --------   -----------   ------------   ------------
Founders' Common Stock issued during
  April 1990 at $.015 per share........          --   $       --     250,000   $ 2,500    $     1,250   $         --    $      --
Net loss for the period................          --           --          --        --             --       (290,900)          --
                                         ----------   ----------   ---------   -------    -----------   ------------    ---------
Balance at December 31, 1990...........          --           --     250,000     2,500          1,250       (290,900)          --
Net loss for the year..................          --           --          --        --             --       (622,016)          --
                                         ----------   ----------   ---------   -------    -----------   ------------    ---------
Balance at December 31, 1991...........          --           --     250,000     2,500          1,250       (912,916)          --
Net loss for the year..................          --           --          --        --             --       (653,934)          --
                                         ----------   ----------   ---------   -------    -----------   ------------    ---------
Balance at December 31, 1992...........          --           --     250,000     2,500          1,250     (1,566,850)          --
Net loss for the year..................          --           --          --        --             --       (682,725)          --
                                         ----------   ----------   ---------   -------    -----------   ------------    ---------
Balance at December 31, 1993...........          --           --     250,000     2,500          1,250     (2,249,575)          --
Deferred compensation related to
  restricted stock grant...............          --           --     183,333     1,833        149,417             --     (151,250)
Net loss for the year..................          --           --          --        --             --     (2,492,220)          --
                                         ----------   ----------   ---------   -------    -----------   ------------    ---------
Balance at December 31, 1994...........          --           --     433,333     4,333        150,667     (4,741,795)    (151,250)
Previously issued redeemable
  convertible preferred stock; all
  shareholders agreed to cancel their
  respective redemption privileges
  during June 1995:
Series A Convertible Preferred,
  authorized 928,571 shares,
  liquidating preference of $.56 per
  share, sold during April and November
  1990.................................     928,571        9,286          --        --        510,714             --           --
Series B Convertible Preferred,
  authorized 800,000 shares,
  liquidating preference of $1.00 per
  share, sold during May 1991..........     800,000        8,000          --        --        792,000             --           --
Series C Convertible Preferred,
  authorized 356,000 shares,
  liquidating preference of $2.50 per
  share, sold during January 1992 to
  May 1993.............................     346,000        3,460          --        --        861,540             --           --
Series D Convertible Preferred,
  authorized 1,209,731 shares,
  liquidating preference of $2.75 per
  share, less offering expenses of
  $7,245, sold during February and May
  1994.................................   1,074,372       10,743          --        --      2,936,534             --           --
Series E Convertible Preferred Class 1,
  authorized 5,879,655, liquidating
  preference of $4.00 per share, less
  offering expenses of $1,861,168, sold
  during June 1995.....................   5,604,655       56,047          --        --     20,501,405             --           --
Value of warrants to purchase Preferred
  Stock issued in connection with
  bridge loan financing................          --           --          --        --        179,800             --           --
Value of stock options to purchase
  Common Stock issued for consulting
  services.............................          --           --          --        --         24,000             --           --
Value of options and warrants to
  purchase Common Stock issued in
  connection with guarantee of
  leases...............................          --           --          --        --        104,841             --           --
Value related to the extension of the
  exercise period of certain stock
  options previously granted to
  individuals..........................          --           --          --        --          6,750             --           --
Deferred compensation related to stock
  options..............................          --           --          --        --        960,208             --     (960,208)
Amortization of deferred
  compensation.........................          --           --          --        --             --             --      187,106
Net loss for the year..................          --           --          --        --             --     (5,048,730)          --
                                         ----------   ----------   ---------   -------    -----------   ------------    ---------


                                            TOTAL
                                         ------------
Founders' Common Stock issued during
  April 1990 at $.015 per share........  $      3,750
Net loss for the period................      (290,900)
                                         ------------
Balance at December 31, 1990...........      (287,150)
Net loss for the year..................      (622,016)
                                         ------------
Balance at December 31, 1991...........      (909,166)
Net loss for the year..................      (653,934)
                                         ------------
Balance at December 31, 1992...........    (1,563,100)
Net loss for the year..................      (682,725)
                                         ------------
Balance at December 31, 1993...........    (2,245,825)
Deferred compensation related to
  restricted stock grant...............            --
Net loss for the year..................    (2,492,220)
                                         ------------
Balance at December 31, 1994...........    (4,738,045)
Previously issued redeemable
  convertible preferred stock; all
  shareholders agreed to cancel their
  respective redemption privileges
  during June 1995:
Series A Convertible Preferred,
  authorized 928,571 shares,
  liquidating preference of $.56 per
  share, sold during April and November
  1990.................................       520,000
Series B Convertible Preferred,
  authorized 800,000 shares,
  liquidating preference of $1.00 per
  share, sold during May 1991..........       800,000
Series C Convertible Preferred,
  authorized 356,000 shares,
  liquidating preference of $2.50 per
  share, sold during January 1992 to
  May 1993.............................       865,000
Series D Convertible Preferred,
  authorized 1,209,731 shares,
  liquidating preference of $2.75 per
  share, less offering expenses of
  $7,245, sold during February and May
  1994.................................     2,947,277
Series E Convertible Preferred Class 1,
  authorized 5,879,655, liquidating
  preference of $4.00 per share, less
  offering expenses of $1,861,168, sold
  during June 1995.....................    20,557,452
Value of warrants to purchase Preferred
  Stock issued in connection with
  bridge loan financing................       179,800
Value of stock options to purchase
  Common Stock issued for consulting
  services.............................        24,000
Value of options and warrants to
  purchase Common Stock issued in
  connection with guarantee of
  leases...............................       104,841
Value related to the extension of the
  exercise period of certain stock
  options previously granted to
  individuals..........................         6,750
Deferred compensation related to stock
  options..............................            --
Amortization of deferred
  compensation.........................       187,106
Net loss for the year..................    (5,048,730)
                                         ------------

                               INTEG INCORPORATED
                         (A DEVELOPMENT STAGE COMPANY)

     STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY (DEFICIENCY) (CONTINUED)

                                                                                                          DEFICIT
                                                                                                        ACCUMULATED
                                          CONVERTIBLE PREFERRED        COMMON STOCK       ADDITIONAL     DURING THE
                                         -----------------------   --------------------     PAID-IN     DEVELOPMENT      DEFERRED
                                           SHARES       AMOUNT      SHARES      AMOUNT      CAPITAL        STAGE       COMPENSATION
                                         ----------   ----------   ---------   --------   -----------   ------------   ------------
Balance at December 31, 1995...........   8,753,598   $   87,536     433,333   $ 4,333    $27,028,459   $ (9,790,525)   $(924,352)
Value of warrants to purchase Common
  Stock issued in connection with
  equipment loan agreement.............          --           --          --        --        874,416             --           --
Shares issued in connection with
  initial public offering less offering
  expenses of $2,375,706...............          --           --   3,000,000    30,000     26,094,294             --           --
Conversion of preferred stock..........  (8,753,598)     (87,536)  5,835,705    58,357         29,179             --           --
Shares issued pursuant to exercise of
  stock options........................          --           --       6,666        67          7,056             --           --
Deferred compensation related to stock
  options..............................          --           --          --        --         56,329             --      (56,329)
Value of options granted to purchase
  Common Stock issued for consulting
  services.............................          --           --          --        --        179,600             --     (179,600)
Amortization of deferred
  compensation.........................          --           --          --        --             --             --      515,939
Net loss for the year..................          --           --          --        --             --     (9,083,432)          --
                                         ----------   ----------   ---------   -------    -----------   ------------    ---------
Balance at December 31, 1996...........          --           --   9,275,704    92,757     54,269,333    (18,873,957)    (644,342)
Shares issued pursuant to employee
  stock purchase plan and exercise of
  stock options........................          --           --      69,154       692        111,624             --           --
Shares issued pursuant to exercise of
  warrants, net of 9,303 redeemed......          --           --      21,808       218         66,444             --           --
Amortization of deferred
  compensation.........................          --           --          --        --             --             --      294,484
Deferred compensation adjustment for
  cancellation of stock options........          --           --          --        --        (22,062)            --       22,062
Value related to the acceleration of
  vesting and extension of the exercise
  period of certain stock options
  previously granted to an officer and
  director.............................          --           --          --        --         93,332             --           --
Net loss for the year..................          --           --          --        --             --    (11,564,391)          --
                                         ----------   ----------   ---------   -------    -----------   ------------    ---------
Balance at December 31, 1997...........          --           --   9,366,666    93,667     54,518,671    (30,438,348)    (327,796)
Shares issued pursuant to employee
  stock purchase plan and exercise of
  stock options........................          --           --     211,351     2,113        237,648             --      (35,425)
Shares issued pursuant to exercise of
  warrants, net of 6,201 redeemed......          --           --       2,687        27            (27)            --           --
Amortization of deferred
  compensation.........................          --           --          --        --             --             --       93,191
Deferred compensation adjustment for
  cancellation of stock options........          --           --          --        --       (139,571)            --      139,571
Net loss for the year..................          --           --          --        --             --    (11,085,905)          --
                                         ----------   ----------   ---------   -------    -----------   ------------    ---------
Balance at December 31, 1998...........          --           --   9,580,704    95,807     54,616,721    (41,524,253)    (130,459)
Shares issued pursuant to employee
  stock purchase plan and exercise of
  stock options........................          --           --      72,006       720         79,187             --           --
Shares issued in lieu of employee
  compensation.........................          --           --      75,914       759         94,134             --           --
Value of options to purchase common
  stock issued for consulting
  services.............................          --           --          --        --          4,920             --       (4,920)
Amortization of deferred
  compensation.........................          --           --          --        --             --             --       49,690
Deferred compensation adjustment for
  cancellation of stock options........          --           --          --        --         (8,635)            --        8,635
Net loss for the year..................          --           --          --        --             --     (7,844,378)          --
                                         ----------   ----------   ---------   -------    -----------   ------------    ---------
Balance at December 31, 1999...........          --           --   9,728,624    97,286     54,786,327    (49,368,631)     (77,054)
Shares issued pursuant to exercise of
  employee stock options...............          --           --     105,454     1,055        113,352             --           --
Shares issued in lieu of employee
  compensation.........................          --           --      25,000       250        101,312             --           --
Preferred stock issued under Series B
  Purchase Agreement...................   1,771,236    3,091,908          --        --             --             --           --
Value of options to purchase common
  stock issued for consulting
  services.............................          --           --          --        --         39,890             --      (39,890)
Deferred compensation adjustment for
  cancellation of stock options........          --           --          --        --         (1,833)            --        1,833
Amortization of deferred
  compensation.........................          --           --          --        --             --             --       35,069
Net loss for the period................          --           --          --        --             --     (4,153,688)          --
                                         ----------   ----------   ---------   -------    -----------   ------------    ---------
Balance at September 30, 2000
  (unaudited)..........................   1,771,236   $3,091,908   9,859,078   $98,591    $55,039,048   $(53,522,319)   $ (80,042)
                                         ==========   ==========   =========   =======    ===========   ============    =========


                                            TOTAL
                                         ------------
Balance at December 31, 1995...........  $ 16,405,451
Value of warrants to purchase Common
  Stock issued in connection with
  equipment loan agreement.............       874,416
Shares issued in connection with
  initial public offering less offering
  expenses of $2,375,706...............    26,124,294
Conversion of preferred stock..........            --
Shares issued pursuant to exercise of
  stock options........................         7,123
Deferred compensation related to stock
  options..............................            --
Value of options granted to purchase
  Common Stock issued for consulting
  services.............................            --
Amortization of deferred
  compensation.........................       515,939
Net loss for the year..................    (9,083,432)
                                         ------------
Balance at December 31, 1996...........    34,843,791
Shares issued pursuant to employee
  stock purchase plan and exercise of
  stock options........................       112,316
Shares issued pursuant to exercise of
  warrants, net of 9,303 redeemed......        66,662
Amortization of deferred
  compensation.........................       294,484
Deferred compensation adjustment for
  cancellation of stock options........            --
Value related to the acceleration of
  vesting and extension of the exercise
  period of certain stock options
  previously granted to an officer and
  director.............................        93,332
Net loss for the year..................   (11,564,391)
                                         ------------
Balance at December 31, 1997...........    23,846,194
Shares issued pursuant to employee
  stock purchase plan and exercise of
  stock options........................       204,336
Shares issued pursuant to exercise of
  warrants, net of 6,201 redeemed......            --
Amortization of deferred
  compensation.........................        93,191
Deferred compensation adjustment for
  cancellation of stock options........            --
Net loss for the year..................   (11,085,905)
                                         ------------
Balance at December 31, 1998...........    13,057,816
Shares issued pursuant to employee
  stock purchase plan and exercise of
  stock options........................        79,907
Shares issued in lieu of employee
  compensation.........................        94,893
Value of options to purchase common
  stock issued for consulting
  services.............................            --
Amortization of deferred
  compensation.........................        49,690
Deferred compensation adjustment for
  cancellation of stock options........            --
Net loss for the year..................    (7,844,378)
                                         ------------
Balance at December 31, 1999...........     5,437,928
Shares issued pursuant to exercise of
  employee stock options...............       114,407
Shares issued in lieu of employee
  compensation.........................       101,562
Preferred stock issued under Series B
  Purchase Agreement...................     3,091,908
Value of options to purchase common
  stock issued for consulting
  services.............................            --
Deferred compensation adjustment for
  cancellation of stock options........            --
Amortization of deferred
  compensation.........................        35,069
Net loss for the period................    (4,153,688)
                                         ------------
Balance at September 30, 2000
  (unaudited)..........................  $  4,627,186
                                         ============

                            See accompanying notes.

                               INTEG INCORPORATED
                         (A DEVELOPMENT STAGE COMPANY)

                            STATEMENTS OF CASH FLOWS

                                                                                 PERIOD FROM
                                                                                APRIL 3, 1990        NINE MONTHS ENDED
                                             YEAR ENDED DECEMBER 31             (INCEPTION) TO         SEPTEMBER 30
                                    -----------------------------------------    DECEMBER 31,    -------------------------
                                        1997           1998          1999            1999           1999          2000
                                    ------------   ------------   -----------   --------------   -----------   -----------
                                                                                                         UNAUDITED
Operating activities:
  Net loss........................  $(11,564,391)  $(11,085,905)  $(7,844,378)   $(49,368,631)   $(6,175,794)  $(4,153,688)
    Adjustments to reconcile net
      loss to cash used in
      operating activities:
    Depreciation..................       824,348      1,072,299     1,056,723       3,809,238        847,637       531,800
    Deferred compensation
      amortization................       294,484         93,191        49,690       1,140,410         31,761        35,070
    Amortization of loan
      commitment fee..............        77,463             --            --         250,074             --            --
    Impairment of fixed assets....            --             --       384,160         384,160             --         6,936
    (Gain) loss on sale of
      equipment and deposit
      write-off...................        27,436             --        (1,029)         94,616           (901)      (24,533)
    Value of options, warrants and
      stock related to debt
      financing, lease guarantee,
      extension of options,
      compensation and consulting
      services....................       116,334             --        94,893         466,029        106,370       105,500
    Changes in operating assets
      and liabilities:
    Receivables...................        84,425             --      (181,669)       (210,498)            --       181,669
    Prepaid expenses and other
      assets......................        (7,213)       462,532        64,778         297,303       (143,542)      (44,330)
    Notes payable.................            --             --            --              --             --        30,432
    Accounts payable and accrued
      expenses....................       148,203       (370,970)     (501,708)        511,873       (294,481)     (241,693)
                                    ------------   ------------   -----------    ------------    -----------   -----------
Net cash used in operating
  activities......................    (9,998,911)    (9,828,853)   (6,878,540)    (42,625,426)    (5,628,950)   (3,572,837)
                                    ------------   ------------   -----------    ------------    -----------   -----------
Investing activities:
  Purchase of furniture and
    equipment.....................    (4,756,243)    (1,075,312)      (78,169)     (8,948,196)       (48,240)      (12,576)
  Proceeds from sale of furniture
    and equipment.................         3,750          1,111        51,385          99,325          3,500        41,707
                                    ------------   ------------   -----------    ------------    -----------   -----------
  Net cash used in investing
    activities....................    (4,752,493)    (1,074,201)      (26,784)     (8,848,871)       (44,740)       29,131
                                    ------------   ------------   -----------    ------------    -----------   -----------
Financing activities:
  Proceeds from sale of
    Convertible Preferred Stock...            --             --            --      22,789,732             --     3,091,908
  Proceeds from bridge loan
    debt..........................                           --            --       2,900,000             --            --
  Proceeds from borrowings under
    loan agreement................     2,995,879      1,138,293            --       5,486,446             --            --
  Payments on long-term debt......      (383,533)      (885,002)   (1,251,247)     (2,667,112)      (891,369)   (1,037,326)
  Payments on capital lease
    obligations...................      (142,771)      (155,635)     (145,761)       (679,887)      (124,797)      (14,178)
  Proceeds from sale of Common
    Stock.........................       178,978        204,336        79,907      26,598,388            962       114,407
                                    ------------   ------------   -----------    ------------    -----------   -----------
  Net cash (used in) provided by
    financing activities..........     2,648,553        301,992    (1,317,101)     54,427,567     (1,015,204)    2,154,811
                                    ------------   ------------   -----------    ------------    -----------   -----------
  (Decrease) increase in cash and
    cash equivalents..............   (12,102,851)   (10,601,062)   (8,222,425)      2,953,270     (6,688,894)   (1,388,895)
  Cash and cash equivalents at
    beginning of period...........    33,879,608     21,776,757    11,175,695              --     11,175,695     2,953,270
                                    ------------   ------------   -----------    ------------    -----------   -----------
  Cash and cash equivalents at end
    of period.....................  $ 21,776,757   $ 11,175,695   $ 2,953,270    $  2,953,270    $ 4,486,801   $ 1,564,375
                                    ============   ============   ===========    ============    ===========   ===========

                                     PERIOD FROM
                                    APRIL 3, 1990
                                    (INCEPTION) TO
                                     SEPTEMBER 30
                                         2000
                                    --------------
                                      UNAUDITED
Operating activities:
  Net loss........................   $(53,522,319)
    Adjustments to reconcile net
      loss to cash used in
      operating activities:
    Depreciation..................      4,341,038
    Deferred compensation
      amortization................      1,175,480
    Amortization of loan
      commitment fee..............        250,074
    Impairment of fixed assets....        391,096
    (Gain) loss on sale of
      equipment and deposit
      write-off...................         70,083
    Value of options, warrants and
      stock related to debt
      financing, lease guarantee,
      extension of options,
      compensation and consulting
      services....................        571,529
    Changes in operating assets
      and liabilities:
    Receivables...................        (28,831)
    Prepaid expenses and other
      assets......................        252,973
    Notes payable.................         30,432
    Accounts payable and accrued
      expenses....................        270,180
                                     ------------
Net cash used in operating
  activities......................    (46,198,265)
                                     ------------
Investing activities:
  Purchase of furniture and
    equipment.....................     (8,960,772)
  Proceeds from sale of furniture
    and equipment.................        141,032
                                     ------------
  Net cash used in investing
    activities....................     (8,819,740)
                                     ------------
Financing activities:
  Proceeds from sale of
    Convertible Preferred Stock...     25,881,640
  Proceeds from bridge loan
    debt..........................      2,900,000
  Proceeds from borrowings under
    loan agreement................      5,486,446
  Payments on long-term debt......     (3,704,437)
  Payments on capital lease
    obligations...................       (694,065)
  Proceeds from sale of Common
    Stock.........................     26,712,795
                                     ------------
  Net cash (used in) provided by
    financing activities..........     56,582,379
                                     ------------
  (Decrease) increase in cash and
    cash equivalents..............      1,564,375
  Cash and cash equivalents at
    beginning of period...........             --
                                     ------------
  Cash and cash equivalents at end
    of period.....................   $  1,564,375
                                     ============

                               INTEG INCORPORATED
                         (A DEVELOPMENT STAGE COMPANY)

                            STATEMENTS OF CASH FLOWS

                                                                          PERIOD FROM         NINE MONTHS        PERIOD FROM
                                                                         APRIL 3, 1990           ENDED          APRIL 3, 1990
                                            YEAR ENDED DECEMBER 31       (INCEPTION) TO      SEPTEMBER 30       (INCEPTION) TO
                                        ------------------------------    DECEMBER 31,    -------------------   SEPTEMBER 30,
                                          1999       1998       1997          1999          1999       2000          2000
                                        --------   --------   --------   --------------   --------   --------   --------------
                                                                                               UNAUDITED          UNAUDITED
SUPPLEMENTAL DISCLOSURE OF CASH FLOW
  INFORMATION
Fixed assets capitalized under capital
  lease and loan agreements...........    $ --       $ --     $11,182      $  141,442       $ --       $ --       $  141,442
The Company converted $2,900,000 of
  debt into Series E Convertible
  Preferred Stock.....................    $ --       $ --     $    --      $2,900,000       $ --       $ --       $2,900,000

                            See accompanying notes.

                               INTEG INCORPORATED
                         (A DEVELOPMENT STAGE COMPANY)

                         NOTES TO FINANCIAL STATEMENTS

                               DECEMBER 31, 1999

1.  DESCRIPTION OF BUSINESS

    Integ Incorporated was formed in April 1990 and is a development stage company engaged in the development of a handheld glucose monitoring product for use by people with diabetes that avoids the pain and blood associated with conventional "finger-stick" technology. Utilizing the Company's proprietary interstitial fluid sampling technology, the LifeGuide System will allow people with diabetes to frequently monitor their glucose levels without repeatedly enduring the pain of lancing their fingers to obtain a blood sample.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

CASH AND CASH EQUIVALENTS

    The Company considers all highly liquid investments purchased with a maturity of three months or less when purchased to be cash equivalents. At December 31, 1999 and 1998, the Company's cost of investments in marketable securities and government securities, respectively, approximated market value, with no resulting unrealized gains and losses recognized. The cash equivalents are considered available-for-sale.

FURNITURE AND EQUIPMENT

    Furniture and equipment are recorded at cost and depreciated primarily on a straight-line basis over estimated useful lives of three to five years.

INCOME TAXES

    The Company accounts for income taxes under the liability method. Deferred income taxes are provided for temporary differences between the financial reporting and tax bases of assets and liabilities.

STOCK COMPENSATION PLANS

    The Company follows Accounting Principles Board Opinion No. 25, ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES ("APB 25"), and related interpretations in accounting for its stock options. Under APB 25, when the exercise price of stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recognized.

    The Company follows the disclosure only provisions of Financial Accounting Standards No. 123, ACCOUNTING FOR STOCK-BASED COMPENSATION ("Statement 123"). Accordingly, the Company has made pro forma disclosures of what net loss and loss per share would have been had the provisions of Statement 123 been applied to the Company's stock options.

NET LOSS PER SHARE

    Basic net loss per share is computed using the weighted average number of shares of common stock outstanding during the periods presented. Diluted loss per share is the same as basic loss because the effect of all options and warrants is anti-dilutive.

                               INTEG INCORPORATED
                         (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                               DECEMBER 31, 1999

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
AUTOMATIC CONVERSION OF PREFERRED STOCK

    Upon the closing of the initial public offering on July 1, 1996, all outstanding shares of convertible preferred stock were automatically converted into an aggregate of 5,835,705 shares of common stock.

RECLASSIFICATIONS

    Certain amounts in the 1997 and 1998 financial statements have been reclassified to conform with the 1999 presentation.

USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

INTERIM FINANCIAL INFORMATION

    The accompanying financial statements as of September 30, 2000, and for the nine month periods ended September 30, 2000, and 1999, and the period from April 3, 1990 (inception) to September 30, 2000, are unaudited and do not include all the information and notes required by Generally Accepted Accounting Principles for complete financial statements. In the opinion of management, these financial statements reflect all adjustments, consisting only of normal and recurring adjustments necessary for a fair presentation of the financial statements. The results of operations for the nine month period ended September 30, 2000, are not necessarily indicative of the results that may be expected for the full year ending December 31, 2000.

3.  CAPITAL AND OPERATING LEASES

    The Company leases its office facility and certain office equipment under operating leases. Rent expense of $400,958, $377,485 and $432,686 was recorded for noncancelable operating leases and sub-leases for the years ended
December 31, 1999, 1998 and 1997, respectively. Future minimum lease commitments for operating leases with remaining terms in excess of one year, excluding executory costs such as real estate taxes, insurance and maintenance expense, are payable as follows:

Year ending December 31:
  2000......................................................  $301,865
  2001......................................................     2,694
  2002......................................................     1,347
                                                              --------
                                                              $305,906
                                                              ========

                               INTEG INCORPORATED
                         (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                               DECEMBER 31, 1999

3.  CAPITAL AND OPERATING LEASES (CONTINUED)
    The Company leases certain furniture and laboratory and office equipment under other leases which are accounted for as capital leases for financial statement purposes. The cost of furniture and equipment in the accompanying balance sheets includes the following amounts under capital leases:

                                                             DECEMBER 31
                                                        ---------------------
                                                          1999        1998
                                                        ---------   ---------
Cost..................................................  $ 665,499   $ 665,499
Less accumulated amortization.........................   (660,432)   (575,436)
                                                        ---------   ---------
                                                        $   5,067   $  90,063
                                                        =========   =========

    Future minimum lease payments required under capital leases together with the present value of the net future minimum lease payments at December 31, 1999 are as follows:

Total minimum lease payments................................    14,178
Less amount representing interest...........................        --
                                                              --------
Present value of net minimum payments.......................    14,178
Less current portion........................................   (14,178)
                                                              --------
Capital lease obligations, net of current portion...........  $     --
                                                              ========

4.  LONG-TERM DEBT

    During 1996, the Company entered into an equipment loan agreement which provided for borrowings up to $12.5 million to finance the purchase of equipment and fixtures including automated manufacturing equipment and tooling. Loans are paid back monthly over a four-year period. The

                               INTEG INCORPORATED
                         (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                               DECEMBER 31, 1999

4.  LONG-TERM DEBT (CONTINUED)
obligation of the lender to make additional loans expired December 31, 1998. The Company borrowed $-0- and $1,138,293 in 1999 and 1998, respectively, under this agreement.

                                                                     DECEMBER 31
                                                              -------------------------
                                                                 1999          1998
                                                              -----------   -----------
10.65% note payable for equipment loan, due in monthly
  installments of $26,495 through February 2000, and
  $138,962 due April 2000...................................  $   164,051   $   430,881
10.65% note payable for equipment loan, due in monthly
  installments of $12,082 through November 2000, and $63,879
  due January 2001..........................................      168,001       268,585
10.65% note payable for equipment loan, due in monthly
  installments of $49,636 through February 2001, and
  $262,439 due April 2001...................................      793,497     1,196,551
10.90% note payable for equipment loan, due in monthly
  installments of $35,507 through August 2001, and $186,943
  due October 2001..........................................      714,700       974,044
10.20% note payable for equipment loan, due in monthly
  installments of $21,510 through January 2002, $35,507 due
  February 2002, and $113,248 due April 2002................      527,597       670,756
10.15% note payable for equipment loan, due in monthly
  installments of $11,443 through May 2002, and $60,976.71
  due July 2002.............................................      304,172       382,448
                                                              -----------   -----------
                                                                2,672,018     3,923,265
Less current portion........................................   (1,398,098)   (1,251,247)
                                                              -----------   -----------
Long-term debt, net of current portion......................  $ 1,273,920   $ 2,672,018
                                                              ===========   ===========
Aggregate maturities of long-term are as follows:
  2000......................................................                $ 1,398,098
  2001......................................................                  1,025,633
  2002......................................................                    248,287
                                                                            -----------
                                                                            $ 2,672,018
                                                                            ===========

5.  LICENSE AND DEVELOPMENT AGREEMENT

    On April 2, 1999, the Company entered into a Development and License and Agreement ("License Agreement") with Amira Medical ("Amira"). Under the License Agreement, the companies have formed a strategic alliance to jointly develop a new generation of home glucose monitoring tests utilizing interstitial fluid ("ISF"). Products to be developed will combine the Company's ISF collection technology with Amira's glucose measurement technologies. Both the Company and Amira will contribute resources to the development of the product, which will be manufactured by the Company and commercialized by Amira. As part of each party's contribution to the development process, each party shall independently bear the costs and contribute the resources necessary for the development activities for which each party is responsible. In the event Integ exhausts its resources, Amira will lend Integ minimum funding required to retain listing on one of NASDAQ's markets. Any such loan will be unsecured. (See Note 12 for further developments related to this agreement.)

                               INTEG INCORPORATED
                         (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                               DECEMBER 31, 1999

5.  LICENSE AND DEVELOPMENT AGREEMENT (CONTINUED)
    In connection with the License Agreement, the Company and Amira entered into an Option Agreement dated as of April 2, 1999, pursuant to which Amira granted to the Company, an option, exercisable at a future date, to merge under certain circumstances with a wholly-owned, newly formed subsidiary of Amira for a total consideration of 2 million shares of Amira common stock and $20 million cash, subject to certain conditions. The Option Agreement was entered into as a condition and inducement to the Company's and Amira's willingness to enter into the License Agreement.

6.  REDEEMABLE CONVERTIBLE PREFERRED STOCK AND PREFERRED STOCK

    Series A, B, C, D and E Convertible Preferred Shares issued in 1995 were automatically converted three shares of preferred into two shares of common stock upon the closing of the public offering of the Company's securities on July 1, 1996.

7.  REVERSE STOCK SPLIT

    On April 24, 1996, the Board of Directors approved a reverse stock split of 2-for-3 for the Company's common stock. Accordingly, all share, per share, weighted average share, and stock option information was restated to reflect the split. The reverse stock split impacted the conversion prices of the preferred stock and the numbers of shares of common stock into which the preferred stock would convert but had no effect upon the numbers of preferred stock warrants and shares of preferred stock issued and outstanding. Accordingly, all preferred stock and preferred stock price amounts have not been adjusted for the reverse stock split.

8.  STOCK OPTIONS AND WARRANTS

STOCK OPTIONS AND RESTRICTED STOCK GRANT

    The Company has 1990, 1991 and 1994 stock option plans which provide for the issuance of incentive and nonqualified stock options and restricted stock grants to employees and consultants. Under the plans, the exercise price of options granted is determined by the Company's Board of Directors, but incentive stock options must be granted at exercise prices greater than or equal to the fair market value of the Company's stock as of the grant date. A total of 3,213,333 shares of the Company's common stock have been reserved for issuance under all three plans as of December 31, 1999.

    During 1998, the Company repriced all outstanding employee options and those held by consultants who were actively engaged in consulting activities as of September 22, 1998 to an exercise price of $.81 per share. The Company valued the repricing of the consultant options at $35,425 and is recognizing the expense over the vesting period of the options.

                               INTEG INCORPORATED
                         (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                               DECEMBER 31, 1999

8.  STOCK OPTIONS AND WARRANTS (CONTINUED)
    Options outstanding were granted as follows:

                                               SHARES        PLAN        NON-PLAN     WEIGHTED AVERAGE
                                              AVAILABLE     OPTIONS       OPTIONS      EXERCISE PRICE
                                              FOR GRANT   OUTSTANDING   OUTSTANDING      PER SHARE
                                              ---------   -----------   -----------   ----------------
Balance at December 31, 1996................    863,556    1,159,778       42,993          $4.66
  Granted at market price...................   (618,625)     618,625           --           6.26
  Exercised.................................         --      (47,953)          --           0.84
  Canceled..................................     15,483      (15,483)          --           3.01
                                              ---------    ---------       ------
Balance at December 31, 1997................    260,414    1,714,967       42,993           5.34
  Shares reserved...........................  1,000,000           --           --             --
  Granted at market price...................   (922,012)     922,012           --           1.54
  Exercised.................................         --     (166,923)          --           0.98
  Canceled..................................    922,504     (922,504)          --           5.93
                                              ---------    ---------       ------
Balance at December 31, 1998................  1,260,906    1,547,552       42,993           3.06
  Granted at market price...................   (677,240)     677,240           --           1.71
  Exercised.................................         --      (89,330)          --           0.13
  Canceled..................................    112,224     (112,224)          --           2.20
                                              ---------    ---------       ------
Balance at December 31, 1999................    695,890    2,023,238       42,993          $2.89
                                              =========    =========       ======

    The following table summarizes information about the stock options outstanding at December 31, 1999:

                                                                                      OPTIONS EXERCISABLE
                                         OPTIONS OUTSTANDING                      ----------------------------
                                          WEIGHTED AVERAGE                                         WEIGHTED
                             NUMBER           REMAINING        WEIGHTED AVERAGE     NUMBER         AVERAGE
RANGE OF EXERCISE PRICES   OUTSTANDING    CONTRACTUAL LIFE      EXERCISE PRICE    EXERCISABLE   EXERCISE PRICE
------------------------   -----------   -------------------   ----------------   -----------   --------------
$0.00-$2.99...........      1,606,649    7.89 years                 $1.30            619,922         $ .92
 3.00-8.99............        140,750    3.72 years                  5.42            119,707          5.36
 9.00-11.00...........        318,832    3.50 years                  9.77            280,749          9.78
                            ---------                                              ---------
                            2,066,231       6.90 years              $2.89          1,020,378         $3.88
                            =========                                              =========

    During 1991 and 1993, the Company granted options outside the plans to purchase 42,993 shares of the Company's common stock at $.83 per share to Medical Innovation Fund ("MIF"), a significant shareholder of the Company (see
Note 11).

    Options outstanding expire at various dates during the period from October 2000 through December 2009. The number of options exercisable as of December 31, 1999, 1998 and 1997 was 1,020,378, 703,093 and 710,982,
respectively, at weighted average prices of $3.88, $3.00 and $3.92 per share, respectively.

    The weighted average grant date fair value of options granted at market prices during the years ended December 31, 1999, 1998 and 1997 was $1.93, $1.43 and $4.92 per share, respectively. The

                               INTEG INCORPORATED
                         (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                               DECEMBER 31, 1999

8.  STOCK OPTIONS AND WARRANTS (CONTINUED)
weighted average grant date fair value of options granted below market prices during the years ended December 31, 1995 and 1996 was $4.01 and $6.93 per share, respectively.

    The Company has elected to follow Accounting Principles Board Opinion
No. 25, ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES ("APB 25"), and related Interpretations in accounting for its employee stock options because, as discussed below, the alternative fair value accounting provided for under FASB Statement No. 123, ACCOUNTING FOR STOCK-BASED COMPENSATION ("Statement 123"), requires use of option valuation models that were not developed for use in valuing employee stock options. Under APB 25, if the exercise price of the Company's employee stock options equals or exceeds the market price of the underlying stock on the date of grant, no compensation expense is recognized.

    Pro forma information regarding net loss per share is required by Statement 123, and has been determined as if the Company had accounted for its employee stock options under the fair value method of Statement 123. The fair value for these options was estimated at the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions for 1999, 1998 and 1997: risk free interest rates of 5.60%, 5.31% and 6.33%, respectively; no dividend yield; volatility factor of the expected market price of the Company's common stock of .560, 1.047 and .656, respectively; and a weighted-average life of the option of 10 years.

    The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

    For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. The Company's pro forma information is as follows:

                                                          1999           1998           1997
                                                       -----------   ------------   ------------
Pro forma net loss...................................  $(8,530,183)  $(12,151,311)  $(13,535,200)
Pro forma net loss per common share--basic and
  diluted............................................  $      (.88)  $      (1.28)  $      (1.45)

    The pro forma effect on net loss for 1997, 1998 and 1999 is not representative of the pro forma effect on net loss in future years because it does not take into consideration pro forma compensation expense related to grants made prior to 1995.

    During 1995 and 1996, options were granted to purchase a total of 433,710 shares of the Company's common stock at exercise prices below the current market price. The Company recognized $960,208 and $56,329 during the years ended 1995 and 1996, respectively, as deferred compensation for the excess of the deemed value of the underlying common stock over the aggregate exercise price of such options. The deferred compensation is amortized ratably over the vesting period of the options. For the years ended 1996, 1997 and 1998, $477,076, $314,096 and $225,365, respectively, was expensed.

                               INTEG INCORPORATED
                         (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                               DECEMBER 31, 1999

8.  STOCK OPTIONS AND WARRANTS (CONTINUED)
    During 1996, the Company granted 30,000 options to certain advisors of the Company. In accordance with FASB 123, the Company recognized $179,600 as deferred compensation. The deferred compensation is amortized ratably over the vesting period of the options. In 1996, 1997 and 1998, $65,279, $87,835 and $26,486 was charged to expense, respectively.

    Unamortized deferred compensation at December 31, 1999 is related to the other options granted for services and is expected to be charged to operations as follows:

2000........................................................  $23,071
2001........................................................   15,220
2002........................................................   12,840
2003........................................................    9,193
2004........................................................    9,193
Thereafter..................................................    7,537
                                                              -------
                                                              $77,054
                                                              =======

WARRANTS

    In connection with the sale of Series C Convertible Preferred Stock during 1992 and 1993, the Company issued warrants to the holders for the purchase of 46,665 shares (including warrants for 13,333 shares issued to MIF (see
Note 11), and warrants for 17,778 shares issued to Artesian Capital Limited Partnership) of its common stock exercisable immediately at a price of $3.75 per share. These MIF and Artesian Capital Limited Partnership warrants were exercised in 1997, and 8,888 of the remaining warrants were exercised and 6,666 expired at various dates during the period from January 1998 through May 1998. During May 1994, the Company issued warrants which expired during May 1999 to a consultant/stockholder for the purchase of 6,666 shares of common stock exercisable immediately at a price of $4.13 per share. The value of these warrants was determined to be $24,000, based on the value of the services received, and was expensed. In addition, during March and December of 1994 and June 1995, the Company issued warrants for the purchase of 159,042 shares of Series D Convertible Preferred Stock (convertible into 106,027 shares of common stock at $4.13 per share) to MIF II, exercisable immediately at $2.75 per share (see Note 11). Warrants for the purchase of 27,273 shares expired during February 1999, warrants for the purchase of 108,085 shares expire during December 2004, and warrants for the purchase of 23,684 shares expire during June 2005.

    In connection with the bridge loan arrangement during January 1995, the Company issued warrants to investors for the purchase of 429,630 shares of Series E Convertible Preferred Stock, Class 2, at $3.375 per share (convertible into 286,414 shares of common stock at $5.06 per share). These warrants expire in January 2005. The value of these warrants was determined to be $179,800 based on the difference between the stated interest rate and the Company's estimated effective borrowing rate for the term of the notes and was expensed as additional interest expense during 1995.

    In consideration of the equipment loan agreement discussed in Note 4, the Company has agreed to issue warrants for the purchase of common stock equal to 8.8% of the total dollar value of the credit line available under the agreement. The value of these warrants was determined to be $874,416 and

                               INTEG INCORPORATED
                         (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                               DECEMBER 31, 1999

8.  STOCK OPTIONS AND WARRANTS (CONTINUED)
was expensed over the term of the loan agreement. Each warrant is exercisable initially at $6.00 per share or, subsequent to any equity financing, at 80% of the per share price of each subsequent financing, if such occurs. Warrants for the purchase of 18,318, 34,689 and 94,390 shares of common stock were issued in 1996, 1997 and 1998, respectively. The weighted average exercise price of these warrants was $7.45. These warrants expire in December 2003.

9.  EMPLOYEE STOCK PURCHASE PLAN

    The 1997 Employee Stock Purchase Plan (the Purchase Plan), as approved by the shareholders on June 4, 1997, is a qualified plan pursuant to Internal Revenue Code Section 423. The Purchase Plan allows eligible employees an opportunity to purchase an aggregate of 300,000 shares of the Company's common stock through a series of annual offerings for each calendar year (except for the initial purchase period of the Purchase Plan which was for a six month period beginning July 1, 1997). Payroll deductions between 1% and 10% of an employee's eligible compensation may be used to purchase stock at a price per share equal to 85% of the lesser of the fair market value of the Company's common stock at the beginning or end of each purchase period. Under terms of the Purchase Plan, no participant may acquire more than 10,000 shares of the Company's common stock or more than $10,000 in aggregate fair market value of common stock (as determined at the beginning of each purchase period) during any purchase period. Common shares sold to employees under the Purchase Plan in 1998 and 1999 totaled 44,428 and 58,590, respectively.

10.  INCOME TAXES

    The Company has incurred net operating losses since inception. As of December 31, 1999, the Company had net operating losses (NOL) and research and development tax credit carryforwards of approximately $17,203,000 and $1,079,000, respectively, available to offset its future income tax liability. The NOL and tax credit carryforwards begin to expire in the year 2005. No benefit has been recorded for such loss carryforwards, and utilization in future years may be limited, if significant ownership changes have occurred.

    Components of deferred tax assets at December 31 are as follows:

                                                                      DECEMBER 31
                                                              ---------------------------
                                                                  1999           1998
                                                              ------------   ------------
Net operating loss and credit carry forward.................  $  7,444,000   $  6,530,000
Start-up costs..............................................    11,284,000      9,025,000
Valuation allowance.........................................   (18,728,000)   (15,555,000)
                                                              ------------   ------------
Net deferred tax assets.....................................  $         --   $         --
                                                              ============   ============

11.  RELATED PARTY TRANSACTIONS

    Laboratory and office furniture and equipment used by the Company with an original cost of approximately $801,000 as of December 31, 1998 and 1999 are leased under sublease arrangements with FIM, Inc. and FIM II, Inc., both entities related to the Company through MIF and MIF II, which

                               INTEG INCORPORATED
                         (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                               DECEMBER 31, 1999

11.  RELATED PARTY TRANSACTIONS (CONTINUED)
are significant shareholders of the Company. These leases are accounted for as capital leases for financial statement purposes. In addition, MIF and MIF II have guaranteed future lease payments, of which approximately $12,760 is payable as of December 31, 1999. In consideration of such guarantee by MIF, the Company issued nonqualified options to MIF for the purchase of 42,993 shares of common stock exercisable immediately at a price of $.83 per share. Options for 30,523 shares expire during May 2001 and options for 12,470 shares expire during April 2003. The value of these options was determined to be $20,878 based on the difference between the stated interest rate and the Company's estimated effective borrowing rate for the term of the lease and was fully amortized by December 31, 1998. In consideration of such guarantee by MIF II, the Company issued warrants to MIF II for the purchase of 131,769 shares of Series D Convertible Preferred Stock exercisable immediately at a price of $2.75 per share which are convertible into 87,845 shares of common stock at $4.13 per share. These warrants expire during the period from December 2004 through June 2005. The value of these warrants was determined to be $83,962 based on the difference between the stated interest rate and the Company's estimated effective borrowing rate for the term of the lease. Approximately $15,304, $18,267 and $22,689 was charged to interest expense during the years ended December 31, 1999, 1998 and 1997, respectively, and the remainder will be amortized over the term of the lease.

    In consideration of the bridge loan arrangement during January 1995 discussed in Note 8, the Company issued to MIF II warrants for the purchase of 222,222 shares of Series E Convertible Preferred Stock, Class 2, exercisable immediately at a price of $3.375 per share and convertible into 148,148 shares of common stock at $5.06 per share. The value of these warrants was determined to be $93,000 of the $179,800 total discussed in Note 8. These warrants expire during January 2005.

    From inception through December 31, 1995, the Company made payments under consulting agreements with two directors, one of which is a limited partner of MIF's general partner, and one shareholder. In 1995, the total expense under these agreements was $129,000. In 1997, 1998 and 1999, the Company made payments under a consulting agreement with a director who is a limited partner of MIF's general partner totaling $81,000 per year.

    Beginning in September 1999, the Company subleased office space and provided certain administrative services to a company whose principals include several directors and shareholders. Total sublease rental received in 1999 was approximately $66,000.

12.  SERIES B PREFERRED STOCK PURCHASE AGREEMENT

    On February 16, 2000, the Company and Amira Medical entered into a preferred stock purchase agreement which is intended to provide funding to Integ at its current operational level for the continued development of the LIFEGuide-TM-System through 2000. Under the agreement, Amira will provide Integ with up to $5.6 million in funding through the purchase of Integ Series B Preferred Stock. Should the Company exercise its option to merge with Amira in the future, the Series B will not participate in the merger considerations. The Series B Preferred Stock is redeemable for cash or common stock, at the option of the Company, in the case of a change in control or if the Company does not exercise its option to merge with Amira.

    As part of the agreement, the Company will hold $1,500,000 of its existing cash in reserve. As of September 30, 2000, the Company has raised $3.1 million (unaudited) through the sale of 1,771,236 shares of Series B Preferred Stock.

                                                                         ANNEX A

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                          AGREEMENT AND PLAN OF MERGER
                                     AMONG
                      INVERNESS MEDICAL TECHNOLOGY, INC.,
                           TERRIER ACQUISITION CORP.
                                      AND
                               INTEG INCORPORATED

                          DATED AS OF OCTOBER 3, 2000

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                               TABLE OF CONTENTS

                                                                               PAGE
                                                                             --------
ARTICLE I      THE MERGER..................................................     A-1

  1.1          The Merger..................................................     A-1
  1.2          Effective Time..............................................     A-2
  1.3          Closing.....................................................     A-2
  1.4          Tax Consequences............................................     A-2
  1.5          Reservation of Right to Revise Transaction..................     A-2

ARTICLE II     DIRECTORS AND OFFICERS OF THE SURVIVING CORPORATION.........     A-2

  2.1          Directors of the Surviving Corporation......................     A-2
  2.2          Officers of the Surviving Corporation.......................     A-2

ARTICLE III    EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE CONSTITUENT
               CORPORATIONS................................................     A-3

  3.1          Effect on Capital Stock.....................................     A-3
  3.2          Dissenters' Rights..........................................     A-3
  3.3          Company Stock Options and Related Matters...................     A-4
  3.4          Company Warrants............................................     A-5

ARTICLE IV     PAYMENT OF SHARES...........................................     A-5

  4.1          Payment for Shares of Company Common Stock..................     A-5

ARTICLE V      REPRESENTATIONS AND WARRANTIES OF THE COMPANY...............     A-7

  5.1          Existence; Good Standing; Authority.........................     A-7
  5.2          Authorization, Validity and Effect of Agreements............     A-7
  5.3          Capitalization..............................................     A-8
  5.4          Subsidiaries................................................     A-9
  5.5          Other Interests.............................................     A-9
  5.6          No Violation; Consents......................................     A-9
  5.7          SEC Documents...............................................     A-9
  5.8          Litigation..................................................    A-10
  5.9          Absence of Certain Changes..................................    A-10
  5.10         Taxes.......................................................    A-10
  5.11         Books and Records...........................................    A-11
  5.12         Real Property...............................................    A-11
  5.13         Intellectual Property.......................................    A-12
  5.14         Environmental Matters.......................................    A-15
  5.15         Compliance with Applicable Law..............................    A-16
  5.16         Material Contracts..........................................    A-16
  5.17         Regulatory Matters..........................................    A-17
  5.18         Employee Benefit Programs...................................    A-18
  5.19         Labor Relations and Employment..............................    A-20
  5.20         Vote Required...............................................    A-21
  5.21         No Brokers..................................................    A-21
  5.22         Opinion of Financial Advisor................................    A-21
  5.23         Insurance...................................................    A-21
  5.24         Intentionally Omitted.......................................    A-21

                                                                               PAGE
                                                                             --------
  5.25         Reorganization..............................................    A-21
  5.26         Company Rights Agreement....................................    A-21
  5.27         Ownership of Parent Common Stock; Affiliates and
               Associates..................................................    A-22
  5.28         Compliance with the Hart-Scott-Rodino Act...................    A-22
  5.29         No Contracts with Affiliates................................    A-22
  5.30         No Control Share Acquisition................................    A-22

ARTICLE VI     REPRESENTATIONS AND WARRANTIES OF PARENT....................    A-22

  6.1          Existence; Good Standing; Authority.........................    A-22
  6.2          Authorization, Validity and Effect of Agreements............    A-23
  6.3          Capitalization..............................................    A-23
  6.4          No Violation; Consents......................................    A-24
  6.5          SEC Documents...............................................    A-24
  6.6          No Brokers..................................................    A-24
  6.7          Reorganization..............................................    A-25
  6.8          Ownership of Company Common Stock; Affiliates and
               Associates..................................................    A-25
  6.9          Certain Actions.............................................    A-25

ARTICLE VII    COVENANTS...................................................    A-25

  7.1          No Solicitations............................................    A-25
  7.2          Conduct of Businesses.......................................    A-27
  7.3          Intentionally Omitted.......................................    A-28
  7.4          Redemption of Company Series B Preferred Stock..............    A-28
  7.5          Meeting of Shareholders.....................................    A-29
  7.6          Intentionally Omitted.......................................    A-29
  7.7          Additional Agreements.......................................    A-29
  7.8          Proxy Statement; Registration Statement; Filing
               Cooperation.................................................    A-29
  7.9          Listing Application.........................................    A-30
  7.10         Affiliates..................................................    A-30
  7.11         Expenses....................................................    A-31
  7.12         Officers' and Directors' Indemnification....................    A-31
  7.13         Access to Information; Confidentiality......................    A-32
  7.14         Publicity...................................................    A-32
  7.15         Employee Benefits...........................................    A-33
  7.16         Advice of Changes...........................................    A-33
  7.17         Delisting...................................................    A-33

ARTICLE VIII   CONDITIONS TO THE MERGER....................................    A-33

  8.1          Conditions to the Obligations of Each Party to Effect the
               Merger......................................................    A-33
  8.2          Conditions to Obligations of the Company....................    A-34
  8.3          Conditions to Obligations of Parent.........................    A-34

ARTICLE IX     TERMINATION, AMENDMENT AND WAIVER...........................    A-36

  9.1          Termination.................................................    A-36
  9.2          Effect of Termination.......................................    A-37
  9.3          Amendment...................................................    A-38
  9.4          Extension; Waiver...........................................    A-38

                                                                               PAGE
                                                                             --------
ARTICLE X      GENERAL PROVISIONS..........................................    A-38

  10.1         Notices.....................................................    A-38
  10.2         Interpretation..............................................    A-39
  10.3         Non-Survival of Representations, Warranties, Covenants and
               Agreements..................................................    A-39
  10.4         Miscellaneous...............................................    A-39
  10.5         Assignment..................................................    A-39
  10.6         Severability................................................    A-39
  10.7         Choice of Law; Consent to Jurisdiction......................    A-39
  10.8         Incorporation...............................................    A-40
  10.9         Publicity...................................................    A-40

                          COMPANY DISCLOSURE SCHEDULE

SECTION                 TITLE
-------                 -----
 5.1                    Existence; Good Standing; Authority
 5.3                    Capitalization
 5.5                    Other Interests
 5.6                    No Violation; Consents
 5.8                    Litigation
 5.10                   Taxes
 5.12                   Real Property
 5.13                   Intellectual Property
 5.14                   Environmental Matters
 5.15                   Compliance with Applicable Law
 5.16                   Material Contracts
 5.18                   Employee Benefit Programs
 5.19                   Labor Matters
 5.29                   No Contracts With Affiliates
 7.2                    Conduct by the Company
 7.15                   Employee Benefits

                           PARENT DISCLOSURE SCHEDULE

SECTION   TITLE
-------   -----
 6.3(c)   Capitalization
 6.4      No Violation; Consents
 6.9      Certain Actions
 6.10     Litigation
 6.11     Compliance with Applicable Law
 8.3(c)   Absence of Company Changes

                     GENERAL DISCLOSURE SCHEDULE

 9.2(c)   Effect of Termination

                          AGREEMENT AND PLAN OF MERGER

    AGREEMENT AND PLAN OF MERGER (the "AGREEMENT"), dated as of October 3, 2000, by and among Inverness Medical Technology, Inc., a Delaware corporation ("PARENT"), Terrier Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Parent ("MERGERCO"), and Integ Incorporated, a Minnesota corporation (the "COMPANY").

                                    RECITALS

    WHEREAS, the respective Boards of Directors of Parent, MergerCo and the Company have approved the merger of the Company with and into MergerCo (the "MERGER") in accordance with the Delaware General Corporation Law (the "DGCL") and the Minnesota Business Corporation Act (the "MBCA") and, upon the terms and subject to the conditions set forth in this Agreement, holders of shares of common stock, par value $.01 per share, of the Company (the "COMPANY COMMON STOCK") issued and outstanding immediately prior to the Effective Time (as defined herein) will be entitled, subject to the terms and conditions hereof, to the right to receive shares of common stock, par value $.001 per share, of Parent (the "PARENT COMMON STOCK");

    WHEREAS, the Board of Directors of the Company (the "COMPANY BOARD") has, in light of and subject to the terms and conditions set forth herein,
(a) determined that (ii) the consideration to be paid for each share of Company Common Stock in the Merger is fair to the shareholders of the Company, and
(ii) the Merger is in the best interests of the Company and its shareholders, and (b) resolved to approve and adopt this Agreement and the transactions contemplated or required by this Agreement, including the Merger (collectively, the "TRANSACTIONS"), and to recommend approval and adoption by the shareholders of the Company of this Agreement and the Transactions;

    WHEREAS, as a condition to the willingness of Parent and MergerCo to enter into this Agreement, certain shareholders of the Company (the "VOTING AGREEMENT SHAREHOLDERS") have entered into a Voting Agreement, dated as of the date hereof, with Parent and MergerCo (the "VOTING AGREEMENT"), pursuant to which each Voting Agreement Shareholder has agreed, among other things, to vote such Voting Agreement Shareholder's shares of Company Common Stock in favor of the approval of the Transactions, upon the terms and subject to the conditions set forth in the Voting Agreement;

    WHEREAS, for federal income tax purposes, it is intended that the Merger shall qualify as a reorganization under the provisions of Section 368 of the Internal Revenue Code of 1986, as amended (the "CODE"), and this Agreement is intended to be and is adopted as a plan of reorganization for purposes of Sections 354, 361 and 368 of the Code; and

    WHEREAS, Parent, MergerCo and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Transactions, and also to prescribe various conditions to the Transactions.

    NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, Parent, MergerCo and the Company hereby agree as follows:

                                   ARTICLE I
                                   THE MERGER

    1.1 THE MERGER. Subject to the terms and conditions of this Agreement, at the Effective Time, the Company and MergerCo shall consummate the Merger pursuant to which (a) the Company shall be merged with and into MergerCo and the separate corporate existence of the Company shall thereupon cease, (b) MergerCo shall be the successor or surviving corporation in the Merger (sometimes hereinafter referred to as the "SURVIVING CORPORATION") and shall continue to be governed by the laws of the State of Delaware and the DGCL, and (c) the separate corporate existence of MergerCo with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger. The

Merger shall have the effects specified in Section 302A.641 of the MBCA and
Section 259 of the DGCL. The Certificate of Incorporation of MergerCo, as in effect at the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended as provided therein or by applicable law. The Bylaws of MergerCo, as in effect at the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter amended as provided therein or by applicable law.

    1.2 EFFECTIVE TIME. Subject to the provisions of this Agreement, as soon as practicable after all of the conditions set forth in Article VIII shall have been satisfied or, if permissible, waived, the parties will file articles or a certificate of merger or other appropriate documents (the "ARTICLES OF MERGER") executed in accordance with the relevant provisions of the MBCA and the DGCL and will make all other filings or recordings required under the MBCA and the DGCL in order to effect the Merger. The Merger will become effective at such time as the Articles of Merger have been duly filed with the Secretary of State of the State of Minnesota and the Secretary of State of the State of Delaware, or at such subsequent date or time as MergerCo and the Company agree and specify in the Articles of Merger (the time the Merger becomes effective being herein referred to as the "EFFECTIVE TIME").

    1.3 CLOSING. The closing of the Merger (the "CLOSING") shall take place at such time and on a date to be specified by the parties, which shall be no later than the second business day after satisfaction or waiver of all of the conditions set forth in Article VIII hereof (the "CLOSING DATE"), at the offices of Goodwin, Procter & Hoar LLP, Exchange Place, Boston, Massachusetts 02109, unless another date or place is agreed to by the parties hereto.

    1.4 TAX CONSEQUENCES. It is intended that the Merger shall constitute a reorganization within the meaning of Section 368(a)(1)(A) and (A)(2)(D) of the Code and that this Agreement shall constitute a "plan of reorganization" for purposes of section 368 of the Code.

    1.5 RESERVATION OF RIGHT TO REVISE TRANSACTION. Notwithstanding anything to the contrary contained in this Agreement, Parent and MergerCo may, in their sole discretion, at any time prior to the Effective Time, revise the method of effecting the Merger; PROVIDED, HOWEVER, that (a) any breach of this Agreement and any inability of the Company to satisfy any condition to the Merger set forth in Section 8.3 of this Agreement arising solely as a result of such revised method of effecting the Merger shall not be deemed a breach or a failure of such condition to the consummation of the Merger, (b) such revised method of effecting the Merger shall enable the Merger to continue to qualify as a tax-free reorganization within the meaning of Section 368(a) of the Code and
(c) such revised method of effecting the Merger shall not (i) alter the Merger Consideration (as defined in Section 3.1(b)) to be received by the holders of Company Common Stock, (ii) cause the Company to incur additional costs or
(iii) expose the Company to additional liability arising solely as a result of such revised method. The parties hereto agree that they will execute, and will cause their respective direct and indirect subsidiaries, if any, to execute, such agreements and documents and such amendments to this Agreement and any related documents as shall be appropriate in order to reflect such revised structure.

                                   ARTICLE II
                             DIRECTORS AND OFFICERS
                          OF THE SURVIVING CORPORATION

    2.1 DIRECTORS OF THE SURVIVING CORPORATION. The directors of MergerCo immediately prior to the Effective Time shall be the directors of the Surviving Corporation immediately after the Effective Time until their successors shall have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation.

    2.2 OFFICERS OF THE SURVIVING CORPORATION. The officers of MergerCo immediately prior to the Effective Time shall be the officers of the Surviving Corporation immediately after the Effective Time.

                                  ARTICLE III
   EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE CONSTITUENT CORPORATIONS

    3.1 EFFECT ON CAPITAL STOCK. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Company Common Stock or any shares of capital stock of MergerCo:

        (a) Each issued and outstanding share of Company Common Stock owned by Parent, MergerCo or any other direct or indirect Parent Subsidiary immediately prior to the Effective Time, shall be canceled and retired and cease to exist without any conversion thereof and no payment or distribution shall be made with respect thereto.

        (b) Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time, other than (i) those shares referred to in Section 3.1(a) and (ii) Dissenting Shares (as defined herein), shall be canceled and shall be converted automatically into and represent the right to receive such number of shares of Parent Common Stock as is equal to the Conversion Ratio (as defined herein) (collectively, the "MERGER CONSIDERATION").

        (c) The "CONVERSION RATIO" shall be the result obtained by dividing the Equivalent Parent Common Stock Amount by the number of shares of outstanding Company Common Stock immediately prior to the Effective Time plus the number of shares of Company Common Stock issuable upon the exercise of outstanding Company Options and Company Warrants (as defined herein). The "EQUIVALENT PARENT COMMON STOCK AMOUNT" shall be equal to the sum of: (i) the product of the Average Closing Price multiplied by 1,900,000, PLUS (ii) the number obtained by dividing (A) the aggregate exercise price of all Company Options and Company Warrants outstanding immediately prior to the Effective Time, by
    (B) the Average Closing Price of one share of Parent Common Stock. For purposes hereof; the "AVERAGE CLOSING PRICE" will mean the average of the closing sale prices of a share of Parent Common Stock on the American Stock Exchange ("AMEX") for the five (5) trading days immediately preceding the Effective Time.

        (d) Each share of common stock, par value $.001 per share, of MergerCo (the "MERGERCO COMMON STOCK") issued and outstanding immediately prior to the Effective Time shall remain outstanding and shall represent one validly issued, fully paid and non-assessable share of common stock, par value $.001 per share, of the Surviving Corporation.

        (e) All shares of Company Common Stock, when converted as provided in
    Section 3.1(b), shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each Certificate previously evidencing such shares shall thereafter represent only the right to receive shares of Parent Common Stock and cash in lieu of fractional shares of Parent Common Stock in accordance with Sections 3.1(b) and 4.1(e). The holders of Certificates previously evidencing shares of Company Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to the Company Common Stock except as otherwise provided herein or by law and, upon the surrender of Certificates in accordance with the provisions of Article III hereof, shall only represent the right to receive for their shares of Company Common Stock, shares of Parent Common Stock and cash in lieu of fractional shares of Parent Common Stock in accordance with Sections 3.1(b) and 4.1(e).

    3.2  DISSENTERS' RIGHTS.

        (a) Notwithstanding Section 3.1 hereof, shares of the Company Common Stock issued and outstanding immediately prior to the Effective Time, if any, that are held of record or beneficially owned, on the record date for the Company shareholders' meeting, by a person who has properly exercised and preserved and perfected dissenters' rights with respect to such shares under Sections 302A.471 and 302A.473 of the MBCA and has not withdrawn or lost such rights ("DISSENTING SHARES") shall not be converted into or represent the right to receive Parent Common

    Stock for such shares, but instead shall be treated in accordance with Sections 302A.471 and 302A.473 of the MBCA unless and until such person effectively withdraws or loses such person's right to payment under
    Section 302A.473 of the MBCA (through failure to preserve or protect such right or otherwise). If, after the Effective Time, any such person shall effectively withdraw or lose such right, then each such Dissenting Share held of record or beneficially owned by such person will thereupon be treated as if it had been converted into, at the Effective Time, the right to receive Parent Common Stock, without interest.

        (b) Each person holding of record or beneficially owning Dissenting Shares who becomes entitled, under the provisions of Sections 302A.471 and 302A.473 of the MBCA, to payment of the fair value of such Dissenting Shares shall receive payment therefor (plus interest determined in accordance with Section 302A.473 of the MBCA) from the Surviving Corporation.

        (c) The Company shall give Parent prompt written notice upon receipt by the Company at any time before the Effective Time of any notice of intent to demand the fair value of any shares of Company Common Stock under
    Section 302A.473 of the MBCA and any withdrawal of any such notice. The Company will not, except with the prior written consent of Parent, negotiate, voluntarily make any payment with respect to, or settle or offer to settle, any such demand at any time before the Effective Time.

    3.3  COMPANY STOCK OPTIONS AND RELATED MATTERS.

        (a) Each option (collectively, the "COMPANY OPTIONS") granted under the Company's 1990 Incentive and Stock Option Plan (the "1990 PLAN"), the 1991 Incentive and Stock Option Plan (the "1991 PLAN"), the 1994 Long-Term Incentive and Stock Option Plan (as revised and restated, the "1994 PLAN") and the 1996 Directors' Stock Option Plan (the "1996 PLAN," and the 1996 Plan together with the 1990 Plan, the 1991 Plan and the 1994 Plan, the "COMPANY STOCK OPTION PLANS"), which is outstanding (whether or not then exercisable) as of immediately prior to the Effective Time and which has not been exercised or canceled prior thereto, shall, at the Effective Time, be assumed by Parent, subject to the provisions of this Section 3.3 (the "ASSUMED OPTIONS"). The Assumed Options shall not terminate in connection with the Merger and shall continue to have, and be subject to, the same terms and conditions as set forth in the Company Stock Option Plans and agreements (as in effect immediately prior to the Effective Time) pursuant to which the Company Options were granted, provided that (i) all references to the Company shall be deemed to be references to Parent and all references to shares of Company Common Stock shall be deemed to be references to shares of Parent Common Stock, (ii) each Company Option shall be exercisable for that number of whole shares of Parent Common Stock equal to the product of the number of shares of Company Common Stock covered by such Company Option immediately prior to the Effective Time multiplied by the Conversion Ratio and rounded down to the nearest whole number of shares of Parent Common Stock and (iii) the exercise price per share of Company Common Stock under such Company Option shall be equal to the exercise price per share of Company Common Stock under the Company Option divided by the Conversion Ratio and rounded up to the nearest cent. Parent shall (A) reserve for issuance the number of shares of Parent Common Stock that will become issuable upon the exercise of such Assumed Options pursuant to this
    Section 3.3, (B) promptly after the Effective Time issue to each holder of an Company Option a document evidencing the assumption by Parent of the Company's obligations with respect thereto under this Section 3.3, and
    (C) as soon as practicable after the Effective Time, but in no event less than ten (10) business days after the Effective Time, use its best efforts to cause to be filed a registration statement or amend an existing registration statement on an appropriate form under the Securities Act of 1933, as amended (the "SECURITIES ACT"), relating to the Company Stock Option Plans then in effect and covering the shares of Parent Common Stock issuable upon exercise of the Assumed Options.

        (b) The adjustments provided in this Section 3.3 with respect to any Company Options that are "incentive stock options" as defined in
    Section 422 of the Code, shall be and are intended to be effected in a manner which is consistent with Section 424(a) of the Code.

        (c) The Company's 1997 Employee Stock Purchase Plan, as amended (the "COMPANY STOCK PURCHASE PLAN"), shall terminate in accordance with its terms as of the date of the shareholders meeting of the Company, and each participant in the Company Stock Purchase Plan as of such date shall be deemed to have exercised his or her right to purchase under the Company Stock Purchase Plan on such date and shall acquire from the Company
    (i) such number of whole shares of Company Common Stock as his or her accumulated payroll deductions on such date will purchase at the price specified in the Company Stock Purchase Plan with the entire credit balance in such participant's Stock Purchase Account (as defined in the Company Stock Purchase Plan) (treating the last business day prior to the date of the shareholders meeting of the Company as the date of purchase for all purposes of the Company Stock Purchase Plan) and (ii) cash in the amount of any remaining balance in such participant's account; PROVIDED, HOWEVER, that any participant that has given notice to the Company in accordance with the Company Stock Purchase Plan that such participant requests the distribution of his or her entire credit balance in cash shall receive cash in the amount of the balance in such participant's Stock Purchase Account.

    3.4 COMPANY WARRANTS. At the Effective Time, Parent shall assume each Company Warrant (as defined in Section 5.3(a)) hereof in accordance with the terms (as in effect as of the date hereof) of such Company Warrant. From and after the Effective Time, (a) each Company Warrant assumed by Parent may be exercised solely for shares of Parent Common Stock, (b) the number of shares of Parent Common Stock subject to each Company Warrant shall be equal to the number of shares of Company Common Stock subject to such Company Warrant immediately prior to the Effective Time multiplied by the Conversion Ratio, rounding to the nearest whole share, (c) the per share exercise price under each such Company Warrant shall be equal to the per share exercise price under such Company Warrant divided by the Conversion Ratio, rounding to the nearest cent and
(d) any restriction on the exercise of any Company Warrant shall continue in full force and effect and the term, exercisability and other provisions of such Company Warrant shall otherwise remain unchanged. The Company shall take all action that may be necessary (under the Company Warrants and otherwise) to effectuate the provisions of this Section 3.4 and to ensure that, from and after the Effective Time, holders of the Company Warrants have no rights with respect thereto other than those specifically provided therein.

                                   ARTICLE IV
                               PAYMENT OF SHARES

    4.1  PAYMENT FOR SHARES OF COMPANY COMMON STOCK.

        (a) At or prior to the Effective Time, Parent shall deposit, or otherwise take all steps necessary to cause to be deposited, with Boston EquiServe (the "EXCHANGE AGENT") certificates representing the shares of Parent Common Stock and the cash in lieu of fractional shares (such cash and certificates for shares of Parent Common Stock being hereinafter referred to as the "EXCHANGE FUND") to be issued pursuant to Section 3.1 and paid pursuant to this Article IV in exchange for outstanding shares of Company Common Stock.

        (b) Promptly after the Effective Time, Parent shall cause the Exchange Agent to mail to each holder of record of a Certificate or Certificates
    (i) a letter of transmittal which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Parent may reasonably specify and
    (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of Parent Common Stock and cash in lieu of fractional shares of Parent Common Stock. Upon surrender of a Certificate for cancellation to the Exchange Agent together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, the holder of such Certificate shall be entitled to receive in exchange therefor (A) a certificate representing the number of whole shares of Parent Common Stock to which such holder shall be entitled, and (B) a check representing the amount of cash in lieu of fractional shares, if any, plus the amount of any dividends, or distributions, if any, pursuant to paragraph (c) below, after giving effect to any required withholding tax, and the Certificate so surrendered shall forthwith be canceled. No interest will be paid or accrued on the cash in lieu of fractional shares or on the dividend or distribution, if any, payable to holders of Certificates pursuant to this Section 4.1. In the event of a transfer of ownership of Company Common Stock which is not registered in the transfer records of the Company, a Certificate representing the proper number of shares of Parent Common Stock, together with a check for the cash to be paid in lieu of fractional shares of Parent Common Stock plus, to the extent applicable, the amount of any dividend or distribution, if any, payable pursuant to paragraph (c) below, may be issued to such a transferee if the Certificate representing shares of such Company Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid.

        (c) Notwithstanding any other provisions of this Agreement, no dividends or other distributions on Parent Common Stock shall be paid with respect to any shares of Company Common Stock represented by a Certificate until such Certificate is surrendered for exchange as provided herein; PROVIDED, HOWEVER, that subject to the effect of applicable laws, following surrender of any such Certificate, there shall be paid to the holder of the certificates representing whole shares of Parent Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore payable with respect to such whole shares of Parent Common Stock and not paid, less the amount of any withholding taxes which may be required thereon, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole shares of Parent Common Stock, less the amount of any withholding taxes which may be required thereon.

        (d) At and after the Effective Time, there shall be no transfers on the stock transfer books of the Company of the shares of Company Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation, they shall be canceled and exchanged for certificates for shares of Parent Common Stock and cash in lieu of fractional shares, if any, in accordance with this Section 4.1.

        (e) No fractional shares of Parent Common Stock shall be issued pursuant hereto. In lieu of the issuance of any fractional share of Parent Common Stock pursuant to Section 3.1(b), each holder of Company Common Stock upon surrender of a Certificate for exchange shall be paid an amount in cash (without interest), rounded to the nearest cent, determined by multiplying
    (i) the average per share closing price of a share of Parent Common Stock as reported on the AMEX over the five (5) trading days immediately preceding the date of the Closing by (ii) the fraction of a share of Parent Common Stock which such holder would otherwise be entitled to receive under this Section 4.1.

        (f) Any portion of the Exchange Fund (including the proceeds of any investments thereof and any shares of Parent Common Stock) that remains unclaimed by the former shareholders of the Company one year after the Effective Time shall be delivered to the Surviving Corporation. Any former shareholders of the Company who have not theretofore complied with this
    Article III shall thereafter look only to the Surviving Corporation for payment of their shares of Parent Common Stock and cash in lieu of fractional shares (plus dividends and distributions to the extent set forth in Section 4.1(c), if any), as determined pursuant to this Agreement, without any interest thereon. None of Parent, MergerCo, the Company, the Exchange Agent or any other person shall be liable to any former holder of shares of Company Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent or the Surviving Corporation will issue in exchange for such lost, stolen or destroyed Certificate the shares of Parent Common Stock and cash in lieu of fractional shares (plus, to the extent applicable, dividends and distributions payable pursuant to
    Section 4.1(c)).

                                   ARTICLE V
                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

    Except as set forth in the disclosure letter delivered at or prior to the execution hereof to Parent, which shall refer to the relevant Sections of this Agreement (the "COMPANY DISCLOSURE SCHEDULE"), the Company represents and warrants to Parent and MergerCo as follows:

    5.1 EXISTENCE; GOOD STANDING; AUTHORITY. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Minnesota. Except as set forth in Section 5.1 of the Company Disclosure Schedule, the Company is duly licensed or qualified to do business as a foreign corporation and is in good standing under the laws of any other state of the United States in which the character of the properties owned or leased by it therein or in which the transaction of its business makes such qualification necessary, except where the failure to be so licensed or qualified would not reasonably be expected to have a material adverse effect on the current business, results of operations or financial condition of the Company taken as a whole (a "COMPANY MATERIAL ADVERSE EFFECT"). The Company has all requisite corporate power and authority to own, operate, lease and encumber its properties and carry on its business as now conducted.

    5.2 AUTHORIZATION, VALIDITY AND EFFECT OF AGREEMENTS. The Company has the requisite power and authority to enter into the Transactions and to execute and deliver this Agreement. The Company Board has approved this Agreement, the Merger and the other Transactions and has resolved to recommend that the holders of Company Common Stock adopt and approve this Agreement at the shareholders' meeting of the Company to be held in accordance with the provisions of
Section 7.3. In connection with the foregoing, the Company Board has taken such actions and votes as are necessary on its part to render the provisions of
Section 302A.673 of the MBCA and all other applicable takeover statutes inapplicable to this Agreement, the Merger and the other Transactions. Subject only to the approval of this Agreement by the holders of a majority of the outstanding shares of Company Common Stock, the execution by the Company of this Agreement and the consummation of the Transactions have been duly authorized by all requisite corporate action on the part of the Company. As of the date hereof, all of the directors and executive officers of the Company have indicated that they presently intend to vote all shares of Company Common Stock that they own to approve this

Agreement and the Transactions at the shareholders' meeting of the Company to be held in accordance with the provisions of Section 8.1. This Agreement, assuming due and valid authorization, execution and delivery thereof by Parent and MergerCo, constitutes a valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights and general principles of equity.

    5.3  CAPITALIZATION.

        (a) The capital stock of the Company consists of Company Common Stock, series A junior participating preferred stock, par value $.01 per share (the "COMPANY SERIES A PREFERRED STOCK"), and series B preferred stock, par value $.01 per share, of the Company (the "COMPANY SERIES B PREFERRED STOCK"). There are 20,000,000 shares of Company Common Stock authorized, and as of the date of this Agreement, (i) 9,859,078 shares of Company Common Stock were issued and outstanding and (ii) 7,035,189 shares of Company Common Stock have been authorized and reserved for issuance, of which 3,213,333 have been reserved for issuance for grant pursuant to the Company Stock Option Plans, subject to adjustment on the terms set forth in the Company Stock Option Plans, 300,000 have been reserved for issuance pursuant to the Company Stock Purchase Plan, 521,856 shares of Company Common Stock were authorized and reserved for issuance upon the exercise of the Company Warrants (as defined herein), and 3,000,000 shares have been reserved for issuance in connection with the conversion of the Series B Preferred Stock into Company Common Stock. There are 200,000 shares of Company Series A Preferred Stock authorized, of which no shares are issued and outstanding as of the date of this Agreement. There are 3,000,000 shares of Company
    Series B Preferred Stock authorized, of which 1,632,217 shares are issued and outstanding as of the date of this Agreement. There are outstanding options to purchase 1,693,772 shares of Company Common Stock under the Company Stock Option Plans and options to purchase 937,895 shares of Company Common Stock available for grant. As of the date of this Agreement, there are outstanding warrants to purchase 521,856 shares of Company Common Stock (the "COMPANY WARRANTS").

        (b) As of the date of this Agreement, the Company had no shares of Company Common Stock reserved for issuance other than as described above. All such issued and outstanding shares of capital stock of the Company are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. The Company has no outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the shareholders of the Company on any matter. Except for the Company Options (all of which have been issued under the Company Stock Option Plans), the Company Stock Purchase Plan and the Company Warrants, there are not at the date of this Agreement any existing options, warrants, calls, subscriptions, convertible securities, or other rights, agreements or commitments which obligate the Company to issue, transfer or sell any shares of capital stock of the Company. Section 5.3(b) of the Company Disclosure Schedule sets forth a full list of the Company Options, including the name of the person to whom such Company Options have been granted, the number of shares subject to each Company Option, the per share exercise price for each Company Option and the vesting schedule for each Company Option. At the Effective Time, pursuant to the Company Stock Option Plans, the Company Options will be fully vested and immediately exercisable.

        (c) Except as set forth in Section 5.3(c) of the Company Disclosure Schedule, there are no agreements or understandings to which the Company is a party with respect to the voting of any shares of capital stock of the Company or which restrict the transfer of any such shares, nor does the Company have knowledge of any third party agreements or understandings with respect to the voting of any such shares or which restrict the transfer of any such shares. Except as set forth in Section 5.3(c) of the Company Disclosure Schedule, there are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any shares of capital stock, partnership interests or any other securities of the Company. Except as set forth in Section 5.3(c) of the Company Disclosure Schedule, the Company is not under any obligation, contingent or otherwise, by reason of any agreement to register the offer and sale or resale of any of its securities under the Securities Act.

    5.4  SUBSIDIARIES.  The Company has no subsidiaries.

    5.5 OTHER INTERESTS. Except as set forth in Section 5.5 of the Company Disclosure Schedule, the Company does not own directly or indirectly any interest or investment (whether equity or debt) in any corporation, partnership, limited liability company, joint venture, business, trust or other entity (other than investments in short-term investment securities).

    5.6 NO VIOLATION; CONSENTS. Except as set forth in Section 5.6 of the Company Disclosure Schedule, neither the execution and delivery by the Company of this Agreement nor consummation by the Company of the Transactions in accordance with the terms hereof, will conflict with or result in a breach of any provisions of the Company Charter or the Company Bylaws or the Company Rights Agreement (as defined in Section 5.26). Except as set forth in
Section 5.6 of the Company Disclosure Schedule, the execution and delivery by the Company of this Agreement and consummation by the Company of the Transactions in accordance with the terms hereof will not violate, or conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or in a right of termination or cancellation of, or accelerate the performance required by, or result in the creation of any lien, security interest, charge or encumbrance ("Lien") upon any of the properties of the Company under, or result in being declared void, voidable or without further binding effect, any of the terms, conditions or provisions of
(a) any note, bond, mortgage, indenture or deed of trust or (b) any license, franchise, permit, lease, contract, agreement or other instrument, commitment or obligation to which the Company is a party, or by which the Company or any of its properties is bound, except as otherwise would not have a Company Material Adverse Effect. Other than the filings provided for in Article I of this Agreement, the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT"), the Securities Act or applicable state securities and "Blue Sky" laws (collectively, the "REGULATORY FILINGS"), the execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company and consummation of the Transactions does not, require any consent, approval or authorization of, or declaration, filing or registration with, any governmental or regulatory authority, except where the failure to obtain any such consent, approval or authorization of, or declaration, filing or registration with, any governmental or regulatory authority would not have a Company Material Adverse Effect.

    5.7 SEC DOCUMENTS. The Company has filed all required forms, reports and documents with the Securities and Exchange Commission (the "SEC") since July 1, 1997 (collectively, the "COMPANY SEC REPORTS"), all of which were prepared in all material respects in accordance with the applicable requirements of the Exchange Act, the Securities Act and the rules and regulations promulgated thereunder (the "SECURITIES LAWS"). As of their respective dates, the Company SEC Reports (a) complied as to form in all material respects with the applicable requirements of the Securities Laws and (b) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The representation in clause (b) of the preceding sentence does not apply to any misstatement or omission in any Company SEC Report filed prior to the date of this Agreement which was superseded by and corrected in a subsequent Company SEC Report filed prior to the date of this Agreement. Each of the consolidated balance sheets of the Company included in or incorporated by reference into the Company SEC Reports (including the related notes and schedules) fairly presents in all material respects the consolidated financial position of the Company as of its date and each of the consolidated statements of income, retained earnings and cash flows of the Company included in or incorporated by reference into the Company SEC Reports (including any related notes and schedules) fairly presents in all material respects the results of operations, retained earnings or cash flows, as the case may be, of the Company for the periods set forth therein (subject, in the case of unaudited statements, to normal year-end audit adjustments which would not be material in amount or effect), in each case in accordance with generally accepted accounting principles consistently applied during the periods involved, except as may be noted therein and except, in the case of the unaudited statements, as permitted by Form 10-Q pursuant to
Section 13 or 15(d) of the Exchange Act.

    5.8 LITIGATION. Except as set forth in Section 5.8 of the Company Disclosure Schedule, there is no litigation, suit, action or proceeding pending or, to the knowledge of the Company, threatened against the Company, as to which there is a reasonable likelihood of an adverse determination and which, if adversely determined, individually or in the aggregate with all such other litigation, suits, actions or proceedings, would (a) have a Company Material Adverse Effect, (b) materially and adversely affect the Company's ability to perform its obligations under this Agreement or (c) prevent the consummation of any of the Transactions.

    5.9 ABSENCE OF CERTAIN CHANGES. Except as disclosed in the Company SEC Reports filed and publicly available prior to the date of this Agreement, the Company has conducted its business only in the ordinary course of business, and there has not been: (a) as of the date hereof, any declaration, setting aside or payment of any dividend or other distribution with respect to Company Common Stock; (b) any material commitment, contractual obligation (including, without limitation, any management or franchise agreement, any lease (capital or otherwise) or any letter of intent), borrowing, liability, guaranty, capital expenditure or transaction (each, a "COMMITMENT") entered into by the Company outside of the ordinary course of business except for Commitments for expenses of attorneys, accountants and investment bankers incurred in connection with the Transactions; or (c) any material change in the Company's accounting principles, practices or methods.

    5.10  TAXES.

        (a) The Company has timely filed all Tax Returns (as defined herein) required to be filed by it (after giving effect to any filing extension granted by a Governmental Entity (as defined in Section 5.15)), and all such Tax Returns were correct and complete in all respects, except where a failure to file a Tax Return or the failure of any Tax Return to be correct and complete would not have a Company Material Adverse Effect. The Company has paid all Taxes (as defined herein) required to be paid, collected or withheld, except for Taxes for which adequate reserves in the financial statements contained in the Company's most recent Quarterly Report on Form 10-Q have been established in accordance with United States GAAP and except where the failure to pay such Taxes would not have a Company Material Adverse Effect. Except as set forth in Section 5.10(a) of the Company Disclosure Schedule, the most recent audited financial statements contained in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1999 reflect an adequate reserve for all material Taxes payable by the Company for all taxable periods and portions thereof through the date of such financial statements in accordance with GAAP. Except as set forth in
    Section 5.10(a) of the Company Disclosure Schedule, no deficiencies for any Taxes have been proposed, asserted or assessed against the Company, and no requests for waivers of the time to assess any such Taxes are pending or in effect. The Company is not currently the beneficiary of any extension of time within which to file any material Tax Return or within which to pay any material amounts of Taxes. No claim has ever been made by an authority in a jurisdiction where the Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. Section 5.10(a) of the Company Disclosure Schedule lists all (i) Tax sharing agreements and (ii) all liens for material amounts of Taxes on the assets of the Company except for statutory liens for current Taxes yet due and payable.

        (b) The Company has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party.

        (c) No director or officer (or employee responsible for Tax matters) of the Company expects any authority to assess any additional Taxes for any period for which Tax Returns have been filed. There is no dispute or claim concerning any Tax liability of any of the Company either (i) claimed or raised by any authority in writing or (ii) as to which any of the directors and officers (and employees responsible for Tax matters) of the Company has knowledge based upon personal contact with any agent of such authority.
    Section 5.10(c) of the Company Disclosure Schedule lists all federal, state, local and foreign income Tax Returns filed with respect to the Company for taxable periods ended on or after December 31, 1995, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit. The Company has delivered to Parent correct and complete copies of all federal income Tax Returns, examination reports and statements of deficiencies assessed against or agreed to by the Company since December 31, 1995.

        (d) The Company has not filed a consent under Section 341(f) of the Code, concerning collapsible corporations. Except as set forth in
    Section 5.10(c) of the Company Disclosure Schedule, the Company has not made any payments, is not obligated to make any payments, and is not a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under Code Section 280G. The Company has not been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period specified in Code Section 897(c)(1)(A)(ii). The Company (i) has not been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company) or (ii) has any liability for the Taxes of any person (other than Taxes of the Company) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise.

        (e) For purposes of this Agreement, "TAXES" means all federal, state, local and foreign income, property, sales, franchise, employment, excise and other taxes, tariffs or governmental charges of any nature whatsoever, together with any interest, penalties or additions to Tax with respect thereto.

        (f) For purposes of this Agreement, "TAX RETURNS" means all reports, returns, declarations, statements or other information required to be supplied to a taxing authority in connection with Taxes.

    5.11  BOOKS AND RECORDS.

        (a) The books of account and other financial records of the Company are true, complete and correct in all material respects, have been maintained in accordance with good business practices, and are accurately reflected in all material respects in the financial statements included in the Company SEC Reports.

        (b) The minute books and other records of the Company have been made available to Parent, contain in all material respects accurate records of all meetings and accurately reflect in all material respects all other corporate action of the shareholders and directors and any committees of the Company Board.

    5.12  REAL PROPERTY.

        (a) The Company does not own a fee interest in any real property.

        (b) Section 5.12(b) of the Company Disclosure Schedule contains a list of all leases, subleases and other occupancy agreements, including all amendments, extensions and other modifications (the "LEASES") for real property (the "LEASED REAL PROPERTY") to which the Company is the "tenant," "subtenant" or other lessee party. The Company has a good and valid leasehold interest in and to all of the Leased Real Property, subject to no Liens, encroachments, encumbrances or other defects in title, except as described in Section 5.12(b) of the Company Disclosure Schedule and except for such Liens, encroachments, encumbrances or other defects in title which could not individually or in the aggregate have a Material Adverse Effect. Each Lease is in full force and effect and is enforceable in accordance with its terms. There exists no material default or condition which, with the giving of notice, the passage of time or both, could become a material default of the Company under any Lease. The Company has previously delivered to Parent true and complete copies of all the Leases. Except as described in
    Section 5.12(b) of the Company Disclosure Schedule, no consent, waiver, approval or authorization is required from the landlord under any Lease as a result of the execution of this Agreement or the consummation of the transactions contemplated hereby.

        (c) The Leased Real Property constitutes all of the real property owned, leased, occupied or used by the Company in connection with the business of the Company. Except as set forth in Section 5.12(c) of the Company Disclosure Schedule, other than the Company, there are no parties in possession or parties having any current or future right to occupy any of the Leased Real Property during the term of any Lease regarding such Leased Real Property. The Leased Real Property is sufficient and appropriate for the conduct of the business of the Company as it is currently conducted or as it is currently proposed to be conducted. To the knowledge of the Company
    (i) the Leased Real Property conforms in all material respects to all applicable building, zoning and other laws, ordinances, rules and regulations, (ii) all Licenses and other approvals necessary to the current occupancy and use of the Leased Real Property have been obtained, are in full force and effect and have not been violated, and (iii) there exists no violation of any covenant, condition, restriction, easement, agreement or order affecting any portion of the Leased Real Property which individually or in the aggregate could cause a Material Adverse Effect. To the knowledge of the Company, there is no pending or threatened condemnation proceeding affecting any portion of the Leased Real Property.

    5.13  INTELLECTUAL PROPERTY.

        (a) OWNERSHIP OF INTELLECTUAL PROPERTY ASSETS. Except as set forth in
    Section 5.13(a) of the Company Disclosure Schedule, the Company is the exclusive owner of, and has good, valid and marketable title to all of the Intellectual Property Assets (as defined herein) free and clear of all mortgages, pledges, charges, liens, equities, security interests or other encumbrances or agreements, and has the right to use without payment to a third party all of the Intellectual Property Assets used in the business or otherwise necessary for the sale and distribution of the Products. No claim is pending or, to the Company's best knowledge, threatened against the Company and/or its officers, employees and consultants to the effect that the Company's right, title and interest in and to the Intellectual Property Assets is invalid or unenforceable by the Company, nor is the Company aware of any information which would adversely affect the validity or enforceability of any of the Patents (as defined herein), Marks (as defined herein) or Copyrights (as defined herein) of the Intellectual Property Assets. All former and current employees, consultants and contractors of the Company have executed written instruments with the Company that assign to the Company all rights to any inventions, improvements, discoveries, writings or information relating to the business of the Company. No employee of the Company has entered into any agreement that restricts or limits in any way the scope or type of work in which the employee may be engaged or requires the employee to transfer, assign or disclose information concerning his work to anyone other than the Company.

        (b) PATENTS. Section 5.13(b) of the Company Disclosure Schedule sets forth a complete and accurate list and summary description of all Patents used in the business or otherwise necessary for the sale and distribution of the Products. All of the issued Patents are currently in compliance with formal legal requirements (including without limitation payment of filing, examination and maintenance fees and proofs of working or use), are valid and enforceable and are not subject to any maintenance fees or taxes or actions falling due within ninety (90) days after the date of the Closing. In each case where a Patent is held by the Company by assignment, the assignment has been duly recorded with the U.S. Patent and Trademark Office and all other jurisdictions of registration. No Patent has been or is now involved in any interference, reissue, re-examination or opposition proceeding. To the Company's knowledge, there is no potentially interfering patent or patent application of any third party. All products made, used or sold under the Patents have been marked with the proper patent notice.

        (c) TRADEMARKS. Section 5.13(c) of the Company Disclosure Schedule sets forth a complete and accurate list and summary description of all Marks used in the business or otherwise necessary for the sale and distribution of the Products. All Marks that have been registered with the United States Patent and Trademark Office and/or any other jurisdiction are currently in compliance with formal legal requirements (including without limitation the timely post-registration filing of affidavits of use and incontestability and renewal applications), are valid and enforceable and are not subject to any maintenance fees or taxes or actions falling due within ninety
    (90) days after the date of the Closing. In each case where a Mark is held by the Company by assignment, the assignment has been duly recorded with the U.S. Patent and Trademark Office and all other jurisdictions of registration. No Mark has been or is now involved in any opposition, invalidation or cancellation proceeding and, to the Company's knowledge, no such action is threatened with respect to any of the Marks. All products and materials containing a Mark bear the proper notice where permitted by law.

        (d) COPYRIGHTS. The Company does not have any Copyrights registered with the United States Copyright Office.

        (e) TRADE SECRETS. The Company has taken all reasonable security measures (including, without limitation, entering into appropriate confidentiality and nondisclosure agreements with all officers, directors, employees and consultants of the Company and any other persons with access to the Trade Secrets (as defined herein)) to protect the secrecy, confidentiality and value of all Trade Secrets used in the business or otherwise necessary for the sale and distribution of the Products. To the knowledge of the Company, there has not been any breach by any party to any such confidentiality or non-disclosure agreement. Except as set forth in
    Section 5.13(e) of the Company Disclosure Schedule, the Trade Secrets have not been disclosed by the Company to any person or entity other than employees or contractors of the Company who had a need to know and use the Trade Secrets in the course of their employment or contract performance. The Company has the right to use, free and clear of claims of third parties, all Trade Secrets. To the knowledge of the Company, no third party has asserted that the use by the Company of any Trade Secret violates the rights of any third party.

        (f) INTENTIONALLY OMITTED.

        (g) EXCLUSIVITY OF RIGHTS. Except as set forth in Section 5.13(g) of the Company Disclosure Schedule, the Company has the exclusive right to use, license, distribute, transfer and bring infringement actions with respect to the Intellectual Property Assets used in the business or otherwise necessary for the sale and distribution of the Products. Except as set forth in
    Section 5.13(g) of the Company Disclosure Schedule, the Company (i) has not licensed or granted to anyone rights of any nature to use any of its Intellectual Property Assets; and (ii) is not obligated to and does not pay royalties or other fees to anyone for the Company's ownership, use, license or transfer of any of its Intellectual Property Assets.

        (h) LICENSES RECEIVED. All licenses or other agreements under which the Company is granted rights by others in Intellectual Property Assets are listed in Section 5.13(h) of the Company Disclosure Schedule. Except as set forth in Section 5.13(h) of the Company Disclosure Schedule, all such licenses or other agreements are in full force and effect, to the knowledge of the Company there is no material default by any party thereto, and, all of the rights of the Company thereunder are freely assignable. True and complete copies of all such licenses or other agreements, and any amendments thereto, have been provided to the Buyer, and to the knowledge of the Company, the licensors under the licenses and other agreements under which the Company is granted rights have all requisite power and authority to grant the rights purported to be conferred thereby.

        (i) LICENSES GRANTED. All licenses or other agreements under which the Company has granted rights to others in Intellectual Property Assets are listed in Section 5.13(i) of the Company Disclosure Schedule. Except as set forth thereon, all such licenses or other agreements are in full force and effect, and to the knowledge of the Company there is no material default by any party thereto. True and complete copies of all such licenses or other agreements, and any amendments thereto, have been provided to the Buyer.

        (j) AFFIRMATIVE OBLIGATIONS. The Company has no obligation to any other person to maintain, modify, improve or upgrade the Products.

        (k) SUFFICIENCY. Except as set forth in Section 5.13(k) of the Company Disclosure Schedule, the Intellectual Property Assets constitute all of the assets of the Company used in designing, creating and developing the Products, and are all those necessary for the operation of the Company's business as currently conducted and planned to be conducted.

        (l) INFRINGEMENT. None of the Products developed, manufactured and sold, nor any process or know-how used, by the Company infringes or is alleged to infringe any patent, trademark, service mark, trade name, copyright or other proprietary right or is a derivative work based on the work of any other person.

        (m) ADEQUACY OF TECHNICAL DOCUMENTATION. Except as set forth in
    Section 5.13(m) of the Company Disclosure Schedule, the Technical Documentation (as defined herein) includes all flowcharts, source code, system documentation, formulae, specifications, statements of principles of operations, and schematics for all Products, as well as any pertinent commentary or explanation that may be necessary to render such materials understandable and useable by a reasonably skilled person in the field.

        (n) NONDISCLOSURE CONTRACTS. Each of the Nondisclosure Contracts (as defined herein) is a valid and binding obligation of Company enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally.

        (o) INTENTIONALLY OMITTED.

        (p) DEFINITIONS. For purposes of this Agreement,

        (i) "INTELLECTUAL PROPERTY ASSETS" means:

           (A) the Products;

           (B) all patents, patent applications, patent rights, and inventions and discoveries and invention disclosures (whether or not patented) (collectively, "PATENTS");

           (C) the name "LifeGuide," all trade names, trade dress, logos, packaging design, slogans, Internet domain names, registered and unregistered trademarks and service marks and applications (collectively, "MARKS");

               (D) all copyrights in both published and unpublished works, including without limitation all compilations, databases and computer programs, and all copyright registrations and applications, and all derivatives, translations, adaptations and combinations of the above (collectively, "COPYRIGHTS");

               (E) all know-how, trade secrets, confidential or proprietary information, research in progress, algorithms, data, designs, processes, formulae, drawings, schematics, blueprints, flow charts, models, prototypes, techniques, beta testing procedures and beta testing results (collectively, "TRADE SECRETS");

               (F) all goodwill, franchises, licenses, permits, consents, approvals, technical information, telephone numbers and claims of infringement against third parties (the "RIGHTS"); and

               (G) all customer lists and telephone numbers, business strategies, outside analyst's plans and reports, outlooks, forecasts and other similar documents.

           (ii) "PRODUCTS" means those glucose monitoring devices developed by the Company. A complete list of the Products owned by the Company is provided in Section 5.13(p)(ii) of the Company Disclosure Schedule.

           (iii) "NONDISCLOSURE CONTRACTS" means all nondisclosure and/or confidentiality agreements entered into between the Company and persons in connection with disclosures by the Company relating to the Products and the Intellectual Property Assets. A complete list of all Nondisclosure Contracts is provided in Section 5.13(p)(iii) of the Company Disclosure Schedule.

    5.14  ENVIRONMENTAL MATTERS.

        (a) The Company is in compliance with all Environmental Laws (as defined herein), except for any noncompliance that, either singly or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. Except as set forth in Section 5.14 of the Company Disclosure Schedule, there is no administrative or judicial enforcement proceeding pending, or to the knowledge of the Company threatened, against the Company under any Environmental Law. Except as set forth in
    Section 5.14 of the Company Disclosure Schedule, the Company or, to the knowledge of the Company, any legal predecessor of the Company, has not received any written notice that it is potentially responsible under any Environmental Law for response costs or natural resource damages, as those terms are defined under the Environmental Laws, at any location and the Company has not transported or disposed of, or allowed or arranged for any third party to transport or dispose of, any waste containing Hazardous Materials (as defined herein) at any location included on the National Priorities List, as defined under the Comprehensive Environmental Response, Compensation, and Liability Act, or any location proposed for inclusion on that list or at any location on any analogous state list. Except as set forth in Section 5.14 of the Company Disclosure Schedule, (i) the Company has no knowledge of any release on the real property owned or leased by the Company or predecessor entity of Hazardous Materials in a manner that could result in an order to perform a response action or in material liability under the Environmental Laws, and (ii) to the Company's knowledge, there is no hazardous waste treatment, storage or disposal facility, underground storage tank, landfill, surface impoundment, underground injection well, friable asbestos or PCB's, as those terms are defined under the Environmental Laws, located at any of the real property owned or leased by the Company or predecessor entity or facilities utilized by the Company.

        (b) DEFINITIONS. As used in this Section 5.14, (i) "ENVIRONMENTAL LAWS" shall mean all federal, state and local laws, rules, regulations, ordinances and orders that purport to regulate the release of hazardous substances or other materials into the environment, or impose requirements relating to environmental protection; and (ii) "HAZARDOUS MATERIALS" means any "hazardous waste" as defined in either the United States Resource Conservation and Recovery Act or regulations adopted pursuant to said act, any "hazardous substances" or "hazardous materials" as defined in the United States Comprehensive Environmental Response, Compensation and Liability Act and, to the extent not included in the foregoing, any medical waste, oil or fractions thereof, pollutants or contaminants.

    5.15 COMPLIANCE WITH APPLICABLE LAW. Except as set forth in Section 5.15 of the Company Disclosure Schedule or where the failure would not have a Company Material Adverse Effect, (a) the Company holds, and is in compliance with the terms of, all permits, licenses, exemptions, orders and approvals of all Governmental Entities necessary for the current conduct of its business ("COMPANY PERMITS"), (b) no fact exists or event has occurred, and no action or proceeding is pending or, to the Company's knowledge, threatened, that has a reasonable possibility of resulting in a revocation, nonrenewal, termination, suspension or other impairment of any Company Permits, (c) the business of the Company is not being conducted in violation of any applicable law, ordinance, regulation, judgment, decree or order of any Governmental Entity, and (d) to the knowledge of the Company, (i) no investigation or review by any Governmental Entity with respect to the Company is pending or threatened or has been undertaken within the past five (5) years, and (ii) no Governmental Entity has indicated an intention to conduct the same. For purposes of this Agreement, "GOVERNMENTAL ENTITY" means any state or federal government or governmental authority or any United States or state court of competent jurisdiction.

    5.16 MATERIAL CONTRACTS. Section 5.16 of the Company Disclosure Schedule contains a true, complete and correct list of all Material Contracts (as defined herein) of the Company, complete and correct copies of which have been provided to Parent. Except as set forth in Section 5.16 of the Company Disclosure Schedule, all of the Material Contracts are valid, binding and in full force and effect, and the Company is not in default (nor has any event occurred that with notice or lapse of time or both would become a default) of any of its material obligations under any of the Material Contracts. Except as set forth in
Section 5.16 of the Company Disclosure Schedule, to the knowledge of the Company no contracting party to any Material Contract (other than the Company) is in default (nor has any event occurred that with notice or lapse of time or both would become a default) of any of its material obligations under any of the Material Contracts. Except as set forth in Section 5.16 of the Company Disclosure Schedule, no contracting party to any Material Contract has notified (whether orally or in writing) the Company of its intention to terminate, cancel or modify such Material Contract or otherwise to reduce or change its activity thereunder so as to affect adversely the benefits derived, or currently expected to be derived, by the Company under such Material Contract. For purposes of this Agreement, "MATERIAL CONTRACT" shall mean any written, oral or other agreement, contract, subcontract, lease, understanding, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan or legally binding commitment or undertaking of any nature (each, a "CONTRACT") to which the Company is a party or by which the Company or any of its properties or assets is bound:

        (a) relating to the acquisition, transfer, development, or sharing of any Company Intellectual Property (except for any Contract pursuant to which any Company Intellectual Property is licensed to the Company under any third party software license generally available to the public;

        (b) that provides for indemnification by the Company of any officer, director, employee or agent of the Company;

        (c) imposing any restriction on the right or ability of the Company
    (i) to compete with any other person, (ii) to acquire any product or other asset or any services from any other person, or (iii) to develop, sell, supply, distribute, offer, support, service any product or any technology or other asset to or for any other person;

        (d) containing any standstill or similar provisions;

        (e) (i) to which any Governmental Entity is a party or under which any Governmental Entity has any rights or obligations, or (ii) directly or indirectly benefitting any Governmental Entity;

        (f) requiring that the Company give any notice or provide any information to any person prior to considering or accepting any proposal, or prior to entering into any discussions, agreement, arrangement or understanding relating to any Acquisition Transaction (as defined herein);

        (g) that contemplates or involves the payment or delivery of cash or other consideration in an amount or having a value in excess of $25,000 annually, or contemplates or involves the performance of services having a value in excess of $25,000 annually;

        (h) that is or would be required to be filed as an exhibit to an annual report on Form 10-K pursuant to Item 601 of Regulation S-K of the SEC; and

        (i) that has had or could be reasonably expected to have a Company Material Adverse Effect.

    5.17  REGULATORY MATTERS.

        (a) Intentionally omitted.

        (b) Intentionally omitted.

        (c) All nonclinical laboratory studies of Products have been and are being conducted in compliance with all applicable federal, state, local and foreign laws, rules and regulations (including without limitation, any reporting requirements thereof) and with accepted standards of good laboratory practice. All clinical trials of pharmaceutical products have been and are being conducted in compliance with all applicable federal, state, local and foreign laws, rules and regulations (including, without limitation, any reporting requirements thereof) and with accepted standards of good clinical practice.

        (d) The Company has provided Parent with copies of any and all notice of inspectional observations, establishment inspection reports and any other documents received from Regulatory Entities, that indicate or suggest lack of compliance with the regulatory requirements of Regulatory Entities. The Company has made available to Parent for review all correspondence to or from all Regulatory Entities, minutes of meetings, written reports of phone conversations, visits or other contact with Regulatory Entities, notices of inspectional observations, establishment inspection reports, and all other documents concerning communications to or from Regulatory Entities, or prepared by or which bear in any way on the Company's compliance with regulatory requirements of Regulatory Entities, or on the likelihood of timing of approval of any Products.

        (e) Neither the Company nor, any of its officers, employees or agents has committed any act, made any statement, or failed to make any statement, that would be reasonably expected to provide a basis for the FDA to invoke its policy respecting "Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities," set forth in 56 Fed. Reg. 46191 (September 10,
    1991) and any amendments thereto.

        (f) The Company has not been convicted of any crime or engaged in any conduct that could result in debarment under 21 U.S.C. Section 335a or any similar state law or regulation.

        (g) There are no proceedings pending with respect to a violation by the Company of the Food, Drug and Cosmetic Act, FDA regulations adopted thereunder, the Controlled Substance Act or any other legislation or regulation promulgated by any other United States federal or state Governmental Entity that reasonably might be expected to result in criminal liability.

    5.18  EMPLOYEE BENEFIT PROGRAMS.

        (a) Section 5.18 of the Company Disclosure Schedule sets forth a list of every Employee Program that has been maintained by the Company or an Affiliate at any time during the five-year period ending on the Closing Date.

        (b) Each Employee Program which has ever been maintained by the Company or an Affiliate and which has been intended to qualify under Section 401(a) or 501(c)(9) of the Code has received a favorable determination or approval letter from the Internal Revenue Service ("IRS") regarding its qualification under such section and has, in fact, been qualified under the applicable section of the Code from the effective date of such Employee Program through and including the Closing Date (or, if earlier, the date that all of such Employee Program's assets were distributed). No event or omission has occurred which would cause any Employee Program to lose its qualification or otherwise fail to satisfy the relevant requirements to provide tax-favored benefits under the applicable Code Section (including without limitation Code Sections 105, 125, 401(a) and 501(c)(9)). Each asset held under any such Employee Program may be liquidated or terminated without the imposition of any redemption fee, surrender charge or comparable liability. No partial termination (within the meaning of Section 411(d)(3) of the Code) has occurred with respect to any Employee Program.

        (c) Neither the Company nor any Affiliate knows, nor should any of them reasonably know, of any failure of any party to comply with any laws applicable with respect to the Employee Programs that have ever been maintained by the Company or any Affiliate. With respect to any Employee Program ever maintained by the Company or any Affiliate, there has been no
    (i) "prohibited transaction," as defined in Section 406 of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") or Code
    Section 4975, (ii) failure to comply with any provision of ERISA, other applicable law, or any agreement, or (iii) non-deductible contribution, which, in the case of any of (i), (ii), or (iii), could subject the Company or any Affiliate to liability either directly or indirectly (including, without limitation, through any obligation of indemnification or contribution) for any damages, penalties, or taxes, or any other loss or expense. No litigation or governmental administrative proceeding (or investigation) or other proceeding (other than those relating to routine claims for benefits) is pending or threatened with respect to any such Employee Program. All payments and/or contributions required to have been made (under the provisions of any agreements or other governing documents or applicable law) with respect to all Employee Programs ever maintained by the Company or any Affiliate, for all periods prior to the Closing Date, either have been made or have been accrued (and all such unpaid but accrued amounts are described in Section 5.18 of the Company Disclosure Schedule.

        (d) Neither the Company nor any Affiliate has ever maintained an Employee Program subject to Title IV of ERISA. Neither the Company nor any Affiliate has ever contributed to or been obligated to contribute to a Multiemployer Plan and neither the Company nor any Affiliate has ever had any collectively bargained employees. Except as set forth in Section 5.18 of the Company Disclosure Schedule, none of the Employee Programs ever maintained by the Company or any Affiliate has ever provided health care or any other non-pension benefits to any employees after their employment is terminated (other than as required by Part 6 of Subtitle B of Title I of ERISA) or has ever promised to provide such post-termination benefits.

        (e) With respect to each Employee Program maintained by the Company within the five (5) years preceding the Closing Date, complete and correct copies of the following documents (if applicable to such Employee Program) have previously been delivered to Parent or its representatives: (i) all documents embodying or governing such Employee Program, and any funding medium for the Employee Program (including, without limitation, trust agreements) as they may have been amended to the date hereof; (ii) the most recent IRS determination or approval letter with respect to such Employee Program under Code
    Section 401(a) or 501(c)(9), and any applications for determination or approval subsequently filed with the IRS; (iii) the five (5) most recently filed IRS Forms 5500, with all applicable schedules and accountants' opinions attached thereto; (iv) the summary plan description for such Employee Program (or other descriptions of such Employee Program provided to employees) and all modifications thereto; (v) any insurance policy (including any fiduciary liability insurance policy or fidelity bond) related to such Employee Program; (vi) any registration statement or other filing made pursuant to any federal or state securities law and (vii) all correspondence to and from any state or federal agency within the last five
    (5) years with respect to such Employee Program.

        (f) Each Employee Program required to be listed in Section 5.18 of the Company Disclosure Schedule may be amended, terminated, or otherwise modified by the Company to the greatest extent permitted by applicable law, including the elimination of any and all future benefit accruals under any Employee Program and no employee communications or provision of any Employee Program document has failed to effectively reserve the right of the Company or the Affiliate to so amend, terminate or otherwise modify such Employee Program.

        (g) Each Employee Program ever maintained by the Company (including each non-qualified deferred compensation arrangement) has been maintained in material compliance with all applicable requirements of federal and state securities laws including (without limitation, if applicable) the requirements that the offering of interests in such Employee Program be registered under the Securities Act and/or state "Blue Sky" laws.

        (h) Each Employee Program ever maintained by the Company or an Affiliate has complied with the applicable notification and other applicable requirements of the Consolidated Omnibus Budget Reconciliation Act of 1985, Health Insurance Portability and Accountability Act of 1996, the Newborns' and Mothers' Health Protection Act of 1996, the Mental Health Parity Act of 1996, and the Women's Health and Cancer Rights Act of 1998.

        (i) For purposes of this section:

           (i) "EMPLOYEE PROGRAM" means (A) all employee benefit plans within the meaning of ERISA Section 3(3), including, but not limited to, multiple employer welfare arrangements (within the meaning of ERISA
       Section 3(40)), plans to which more than one unaffiliated employer contributes and employee benefit plans (such as foreign or excess benefit plans) which are not subject to ERISA; (B) all stock option plans, stock purchase plans, bonus or incentive award plans, severance pay policies or agreements, deferred compensation agreements, supplemental income arrangements, vacation plans, and all other employee benefit plans, agreements, and arrangements (including any informal arrangements) not described in (A) above, including without limitation, any arrangement intended to comply with Code Section 120, 125, 127, 129 or 137; and
       (C) all plans or arrangements providing compensation to employee and non-employee directors. In the case of an Employee Program funded through a trust described in Code Section 401(a) or an organization described in Code Section 501(c)(9), or any other funding vehicle, each reference to such Employee Program shall include a reference to such trust, organization or other vehicle.

           (ii) An entity "MAINTAINS" an Employee Program if such entity sponsors, contributes to, or provides benefits under or through such Employee Program, or has any obligation (by agreement or under applicable law) to contribute to or provide benefits under or through such Employee Program, or if such Employee Program provides benefits to or otherwise covers employees of such entity (or their spouses, dependents, or beneficiaries).

           (iii) An entity is an "AFFILIATE" of the Company if it would have ever been considered a single employer with the Company under ERISA
       Section 4001(b) or part of the same "controlled group" as the Company for purposes of ERISA Section 302(d)(8)(C).

           (iv) "MULTIEMPLOYER PLAN" means an employee pension or welfare benefit plan to which more than one unaffiliated employer contributes and which is maintained pursuant to one or more collective bargaining agreements.

    5.19  LABOR RELATIONS AND EMPLOYMENT.

        (a) Except as set forth in Section 5.19 of the Company Disclosure Schedule, (i) there is no labor strike, picketing of any nature, material labor dispute, slowdown or any other concerted interference with normal operations, stoppage or lockout pending or to the knowledge of the Company, threatened against or affecting the Company, (ii) there are no union claims or demands to represent the employees of the Company or Contingent Workers (as defined in Section 5.19(c)), the Company has no collective bargaining obligations with respect to any of its employees or Contingent Workers, and there are no current union organizing activities among the employees of the Company or Contingent Workers, (iii) the Company is not a party to or bound by any collective bargaining or similar agreement with any labor organization, or work rules or practices agreed to with any labor organization or employee association, applicable to employees of the Company, and (iv) with respect to bargaining obligations disclosed in
    Section 5.19 of the Company Disclosure Schedule, the Company has bargained and continues to bargain in good faith.

        (b) The Company employs a total of approximately 30 full-time employees and 2 part-time employees. The Company does not employ a total of 100 or more employees (excluding employees who work less than 20 hours per week or who have worked for the Company less than six of the last twelve months) and will not have employed 100 or more employees at any point during the 90 days prior to and including the Closing Date. The Company is in compliance with all applicable laws and regulations respecting labor, employment, fair employment practices, work place safety and health, terms and conditions of employment, and wages and hours, except where the failure to be in such compliance would not individually or in the aggregate result in a Company Material Adverse Effect. The Company is not delinquent in any payments to any of its employees or Contingent Workers for any wages, salaries, commissions, bonuses, fees or other direct compensation due with respect to any services performed for it to the date hereof or amounts required to be reimbursed to such employees or Contingent Workers. There are no grievances, complaints or charges with respect to employment or labor matters (including, without limitation, charges of employment discrimination, retaliation or unfair labor practices) pending or threatened in any judicial, regulatory or administrative forum, or under any dispute resolution procedure (including, but not limited to, any proceedings under any dispute resolution procedure under any collective bargaining agreement). None of the Company's employment policies or practices is currently being audited or investigated, or to the Company's knowledge subject to imminent audit or investigation, by any federal, state or local government agency. The Company is not subject to any consent decree, court order or settlement in respect of any labor or employment matters. No arbitration or similar proceeding with respect to employment matters is pending or threatened and, to the knowledge of the Company, no claim therefor has been asserted. Except as set forth in Section 5.19 of the Company Disclosure Schedule, the Company does not have any policy, plan or program of paying severance pay or any form of severance compensation in connection with the termination of the Company's employees. The Company is, and at all time since November 6, 1986 has been, in compliance with the requirements of the Immigration Reform Control Act of 1986.

        (c) Except as set forth in Section 5.19 of the Company Disclosure Schedule, the Company does not employ or use any independent contractors, temporary employees, leased employees or any other servants or agents compensated other than through reportable wages paid by the

    Company (collectively, "CONTINGENT WORKERS"). To the extent that the Company employs or uses Contingent Workers, it has properly classified and treated them in accordance with applicable laws and for purposes of all benefit plans and perquisites.

    5.20 VOTE REQUIRED. The affirmative vote of the holders of a majority of the shares of Company Common Stock outstanding on the record date for the Company shareholders' meeting is the only vote of the holders of any class or series of the Company's capital stock necessary to approve and consummate this Agreement, the Merger and the other transactions contemplated by this Agreement.

    5.21 NO BROKERS. The Company has not entered into any contract, arrangement or understanding with any person or firm that may result in the obligation of such entity or Parent to pay any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or consummation of the Transactions, except that the Company has retained U.S. Bancorp Piper Jaffray Inc. ("PIPER JAFFRAY") as its financial advisor in connection with the Transactions. Other than the foregoing arrangements and those referred to in Section 6.6 hereof, the Company is not aware of any claim for payment of any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or consummation of the Transactions.

    5.22 OPINION OF FINANCIAL ADVISOR. The Company has received the opinion of Piper Jaffray to the effect that, as of the date hereof, the Merger Consideration is fair to the holders of Company Common Stock from a financial point of view.

    5.23 INSURANCE. The Company is covered by insurance in scope and amount customary and reasonable for the business in which it is engaged. The Company is not in material breach or default (including with respect to the payment of premiums or the giving of notices) under any insurance policy to which it is a party, and no event has occurred which, with notice or the lapse of time, would constitute such a material breach or default by the Company or would permit termination, modification or acceleration, under such policies; and the Company has not received any notice from the insurer disclaiming coverage or reserving rights with respect to any material claim or any such policy in general.

    5.24  INTENTIONALLY OMITTED.

    5.25 REORGANIZATION. As of the date of this Agreement, the Company has no reason to believe that the Merger will not qualify as a "reorganization" within the meaning of Section 368(a) of the Code.

    5.26 COMPANY RIGHTS AGREEMENT. The Company Rights Agreement, dated as of November 26, 1996, as amended (the "COMPANY RIGHTS AGREEMENT"), has been amended to provide that the execution, delivery and performance of this Agreement and the Voting Agreement and the consummation of the Merger will not cause any change, effect or result under the Company Rights Agreement, which is adverse to the interests of Parent or any of its affiliates, including without limitation, causing Parent or any of its affiliates to become an "Acquiring Person" (as defined therein) under the Company Rights Agreement. Without limiting the generality of the foregoing, the Company represents that it has taken all necessary actions to (a) render the Company Rights Agreement, dated as of November 26, 1996, as amended (the "COMPANY RIGHTS AGREEMENT"), inapplicable to the Merger and the other transactions contemplated by this Agreement, including the Voting Agreement, (b) ensure that (i) neither Parent nor MergerCo, nor any of their affiliates shall be deemed to have become an Acquiring Person (as such term is defined in the Company's Rights Agreement) pursuant to the Company Rights Agreement by virtue of the execution of this Agreement, the Voting Agreement, the consummation of the Merger or the consummation of the other transactions contemplated hereby and (ii) a Distribution Date (as such term is defined in the Company Rights Agreement) or similar event does not occur by reason of the execution of this Agreement and the Voting Agreement, the consummation of the Merger, or the consummation of the other transactions contemplated hereby and (c) provide that the Final Expiration Date (as defined in the Company Rights Agreement) shall be immediately prior to the Effective Time.

    5.27 OWNERSHIP OF PARENT COMMON STOCK; AFFILIATES AND ASSOCIATES. As of the date hereof, neither the Company nor any of its affiliates or associates (as such terms are defined under the Exchange Act) (a) beneficially owns, directly or indirectly, or (b) is a party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares of capital stock of Parent.

    5.28 COMPLIANCE WITH THE HART-SCOTT-RODINO ACT. No person or entity, directly or indirectly through fiduciaries, agents, controlled entities or other means, holds fifty percent (50%) or more of the outstanding voting securities of, or has the contractual right to designate fifty percent (50%) or more of the directors of, the Company. In addition, the Company (a) does not produce and derive annual sales or revenues in excess of $10,000,000 from products within industries 2000-3999 as coded in the Standard Industrial Classification Manual (1972 edition) published by the Executive Office of the President of the United States, Office of Management and Budget; and (b) has less than $10,000,000 in total assets, as stated on the last regularly prepared balance sheet of the Company at the time of Closing.

    5.29 NO CONTRACTS WITH AFFILIATES. Except as disclosed in Section 5.29 of the Company Disclosure Schedule, the Company has not entered into any agreement, contract, subcontract, lease, understanding, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy or legally binding commitment or undertaking of any nature with any of its officers, directors or shareholders, except pursuant to the Stock Option Plans and employment agreements, consulting agreements or Company Warrants in each case as set forth in Section 5.29 of the Company Disclosure Schedule.

    5.30 NO CONTROL SHARE ACQUISITION. Assuming that the only shares of Company Common Stock which may be deemed to be owned (beneficially or of record) by Parent are shares subject to the Voting Agreement, the execution, delivery and performance of this Agreement, the Voting Agreement and the consummation of the Transactions will not violate or conflict with, and are exempt from, any provisions of Section 302A.671 of the MBCA.

                                   ARTICLE VI
                    REPRESENTATIONS AND WARRANTIES OF PARENT

    Except as set forth in the disclosure letter delivered at or prior to the execution hereof to the Company, which shall refer to the relevant Sections of this Agreement (the "PARENT DISCLOSURE SCHEDULE"), each of Parent and MergerCo represents and warrants to the Company as follows:

    6.1 EXISTENCE; GOOD STANDING; AUTHORITY. Each of Parent and MergerCo is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of Parent and MergerCo is duly licensed or qualified to do business as a foreign corporation and is in good standing under the laws of any other state of the United States in which the character of the properties owned or leased by it therein or in which the transaction of its business makes such qualification necessary, except where the failure to be so licensed or qualified would not reasonably be expected to have a material adverse effect on the current business, results of operations or financial condition of Parent and the subsidiaries of the Parent (the "PARENT SUBSIDIARIES") taken as a whole (a "PARENT MATERIAL ADVERSE EFFECT"). Each of Parent and MergerCo has all requisite corporate power and authority to own, operate, lease and encumber its properties and carry on its business as now conducted.

    6.2 AUTHORIZATION, VALIDITY AND EFFECT OF AGREEMENTS. Each of Parent and MergerCo has the requisite power and authority to enter into the Transactions and to execute and deliver this Agreement. The Board of Directors of Parent (the "PARENT BOARD") has approved this Agreement, the Merger and the other Transactions. The Board of Directors of MergerCo and the stockholder of MergerCo have approved this Agreement and the Transactions. In connection with the foregoing, the Parent Board has taken such actions and votes as are necessary on its part to render the provisions of Section 203 of the DGCL and all other applicable takeover statutes inapplicable to this Agreement, the Merger and the other Transactions. The execution by Parent and MergerCo of this Agreement and the consummation of the Transactions have been duly authorized by all requisite corporate action on the part of Parent and MergerCo. This Agreement, assuming due and valid authorization, execution and delivery thereof by the Company, constitutes a valid and legally binding obligation of Parent and MergerCo, enforceable against Parent and MergerCo in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights and general principles of equity.

    6.3  CAPITALIZATION.

        (a) The capital stock of Parent consists of Parent Common Stock. There are 40,000,000 shares of Parent Common Stock authorized, and as of the date of this Agreement, (i) 25,087,976 shares of Parent Common Stock were issued and outstanding and (ii) 2,337,727 shares of Parent Common Stock have been authorized and reserved for issuance, of which 750,000 have been reserved for issuance for grant pursuant to Parent's Amended and Restated 2000 Stock Option and Grant Plan (the "PARENT STOCK OPTION PLAN") subject to adjustment on the terms set forth in the Parent Stock Option Plan, 850,000 have been reserved for issuance pursuant to the Parent's Employee Stock Purchase Plan and 737,727 shares of Parent Common Stock were authorized and reserved for issuance upon the exercise of the Parent Warrants (as defined herein). There are no outstanding options to purchase shares of Parent Common Stock under the Parent Stock Option Plan and options to purchase 750,000 shares of Parent Common Stock available for grant. As of the date of this Agreement, there are outstanding warrants to purchase 737,727 shares of Parent Common Stock (the "PARENT WARRANTS"). As of the date of this Agreement, 743,678 shares of Parent Common Stock and no shares of Parent Preferred Stock were held in the treasury of Parent.

        (b) As of the date of this Agreement, Parent had no shares of Parent Common Stock reserved for issuance other than as described above. The authorized capital stock of MergerCo consists of 1,000 shares of MergerCo Common Stock, of which 100 shares were outstanding as of the date of this Agreement and held by Parent. MergerCo is a direct wholly owned subsidiary of Parent, was formed solely for the purpose of engaging in the transactions contemplated hereby, has engaged in no other business activities and has conducted its operations only as contemplated hereby. All such issued and outstanding shares of capital stock of Parent are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. Parent has no outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of Parent on any matter. Except for the Parent Options (all of which have been issued under the Parent Stock Option Plan) and Parent Warrants, there are not at the date of this Agreement any existing options, warrants, calls, subscriptions, convertible securities, or other rights, agreements or commitments that obligate Parent to issue, transfer or sell any shares of capital stock of Parent.

        (c) There are no agreements or understandings to which Parent or any Material Parent Subsidiary is a party with respect to the voting of any shares of capital stock of Parent or that restrict the transfer of any such shares, nor does Parent have knowledge of any third party agreements or understandings with respect to the voting of any such shares or that restrict the transfer of any such shares. There are no outstanding contractual obligations of Parent or any Material Parent Subsidiary to repurchase, redeem or otherwise acquire any shares of capital stock, partnership interests or any other securities of Parent or any Material Parent Subsidiary. Except as set forth in Section 6.3(c) of the Parent Disclosure Schedule, neither Parent nor any Material Parent Subsidiary is under any obligation, contingent or otherwise, by reason of any agreement to register the offer and sale or resale of any of their securities under the Securities Act.

    6.4 NO VIOLATION; CONSENTS. Except as set forth in Section 6.4 of the Parent Disclosure Schedule, neither the execution and delivery by Parent of this Agreement nor consummation by Parent of the Transactions in accordance with the terms hereof, will conflict with or result in a breach of any provisions of the Parent Certificate or the Parent Bylaws. Except as set forth in Section 6.4 of the Parent Disclosure Schedule, the execution and delivery by Parent of this Agreement and consummation by Parent of the Transactions in accordance with the terms hereof will not violate, or conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or in a right of termination or cancellation of, or accelerate the performance required by, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties of Parent or the Material Parent Subsidiaries under, or result in being declared void, voidable or without further binding effect, any of the terms, conditions or provisions of (a) any note, bond, mortgage, indenture or deed of trust or (b) any license, franchise, permit, lease, contract, agreement or other instrument, commitment or obligation to which Parent or any of the Parent Subsidiaries is a party, or by which Parent or any of the Material Parent Subsidiaries or any of their properties is bound, except as otherwise would not have a Parent Material Adverse Effect. Other than the Regulatory Filings, and based upon the accuracy of the Company's representation and warranty contained in Section 5.28 hereof, the execution and delivery of this Agreement by Parent does not, and the performance of this Agreement by Parent and consummation of the Transactions does not, require any consent, approval or authorization of, or declaration, filing or registration with, any governmental or regulatory authority, except where the failure to obtain any such consent, approval or authorization of, or declaration, filing or registration with, any governmental or regulatory authority would not have a Parent Material Adverse Effect.

    6.5 SEC DOCUMENTS. Parent has filed all required forms, reports and documents with the SEC since August 6, 1996 (collectively, the "PARENT SEC REPORTS"), all of which were prepared in accordance with the applicable requirements of the Securities Laws. As of their respective dates, the Parent SEC Reports (a) complied as to form in all material respects with the applicable requirements of the Securities Laws and (b) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Each of the consolidated balance sheets of Parent included in or incorporated by reference into the Parent SEC Reports (including the related notes and schedules) fairly presents the consolidated financial position of Parent and the Parent Subsidiaries as of its date and each of the consolidated statements of income, retained earnings and cash flows of Parent included in or incorporated by reference into the Parent SEC Reports (including any related notes and schedules) fairly presents the results of operations, retained earnings or cash flows, as the case may be, of Parent and the Parent Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to normal year-end audit adjustments that would not be material in amount or effect), in each case in accordance with generally accepted accounting principles consistently applied during the periods involved, except as may be noted therein and except, in the case of the unaudited statements, as permitted by Form 10-Q pursuant to Section 13 or 15(d) of the Exchange Act.

    6.6 NO BROKERS. Neither Parent nor any of the Parent Subsidiaries has entered into any contract, arrangement or understanding with any person or firm that may result in the obligation of such entity or the Company to pay any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or consummation of the Transactions, except that Parent may pay certain fees and expenses to Covington & Associates ("Covington") in connection with advisory services provided in connection with Parent's evaluation of the transactions contemplated hereby. Other than the Company's arrangements with Piper Jaffray and the Parent's arrangements, if any, with Covington, Parent is not aware of any claim for payment of any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or consummation of the Transactions.

    6.7 REORGANIZATION. As of the date of this Agreement, Parent has no reason to believe that the Merger will not qualify as a "reorganization" within the meaning of Section 368(a) of the Code.

    6.8 OWNERSHIP OF COMPANY COMMON STOCK; AFFILIATES AND ASSOCIATES. As of the date hereof, neither Parent nor any of its affiliates or associates (as such terms are defined under the Exchange Act) (a) beneficially owns, directly or indirectly, or (b) is a party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares of capital stock of the Company.

    6.9 CERTAIN ACTIONS. Neither Parent nor MergerCo controls, is controlled by or is under common control of any entity set forth in Section 6.9 of the Parent Disclosure Schedule.

    6.10 LITIGATION. Except as set forth in Section 6.10 of the Parent Disclosure Schedule, there is no litigation, suit, action or proceeding pending or, to the knowledge of the Parent, threatened against the Parent, as to which there is a reasonable likelihood of an adverse determination and which, if adversely determined, individually or in the aggregate with all such other litigation, suits, actions or proceedings, would (a) have a Parent Material Adverse Effect, (b) materially and adversely affect the Parent's ability to perform its obligations under this Agreement or (c) prevent the consummation of any of the Transactions.

    6.11 COMPLIANCE WITH APPLICABLE LAW. Except as set forth in Section 6.11 of the Parent Disclosure Schedule, or where the failure would not have a Parent Material Adverse Effect (a) the Parent holds, and is in compliance with the terms of, all permits, licenses, exemptions, orders and approvals of all Governmental Entities necessary for the current and presently proposed conduct of its business ("PARENT PERMITS"), (b) no fact exists or event has occurred, and no action or proceeding is pending or, to the Parent's knowledge, threatened, that has a reasonable possibility of resulting in a revocation, nonrenewal, termination, suspension or other impairment of any Parent Permits,
(c) the business of the Parent is not being conducted in violation of any applicable law, ordinance, regulation, judgment, decree or order of any Governmental Entity, and (d) to the knowledge of the Parent, (i) no investigation or review by any Governmental Entity with respect to the Parent is pending or threatened or has been undertaken within the past five (5) years, and
(ii) no Governmental Entity has indicated an intention to conduct the same. For purposes of this Agreement, "GOVERNMENTAL ENTITY" means any state or federal government or governmental authority or any United States or state court of competent jurisdiction.

                                  ARTICLE VII
                                   COVENANTS

    7.1  NO SOLICITATIONS.

        (a) The Company represents and warrants that it has terminated any discussions or negotiations relating to, or that may reasonably be expected to lead to, any Acquisition Proposal (as defined herein) and will promptly request the return of all confidential information regarding the Company provided to any third party prior to the date of this Agreement pursuant to the terms of any confidentiality agreements entered into in connection with any such Acquisition Proposal. Except as permitted by this Agreement, the Company shall not, and shall not authorize or permit any of its officers, directors or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it to, directly or indirectly, (i) solicit, initiate or encourage (including by way of furnishing non-public information), or take any other action to facilitate, any inquiries or the making of any proposal that constitutes an Acquisition Proposal, or
    (ii) engage or participate in any discussions or negotiations with, or provide any confidential information or data to, any person relating to an Acquisition Proposal, or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal; and the Company will immediately cease and cause to be terminated any existing activities, negotiations or discussions with any persons conducted heretofore with respect to any of the foregoing and will take the necessary steps to inform the individuals or entities referred to above of the obligations undertaken in this Section.

        (b) The Company Board may not withdraw or modify, or propose to withdraw or modify, in a manner adverse to Parent or MergerCo, its approval or recommendation of this Agreement or the Merger; PROVIDED, HOWEVER, that notwithstanding anything contained in this Section 7.1 or any other provision of this Agreement, prior to the Company shareholders meeting, the Company Board may so withdraw or modify, or propose to withdraw or modify, its approval or recommendation of this Agreement or the Merger and the Company may participate in discussions or negotiations with or furnish information to a third party making an unsolicited Acquisition Proposal (a "POTENTIAL ACQUIROR") or approve or recommend an unsolicited Acquisition Proposal, if (i) a majority of the disinterested directors of the Company Board determines in good faith, after consultation with its independent financial advisor, that a Potential Acquiror has submitted to the Company a written Acquisition Proposal which sets forth a price to be paid by the Potential Acquiror and which, if consummated, would be more favorable to the Company's shareholders, from a financial point of view, than the Merger (a "SUPERIOR PROPOSAL"), (ii) the Company Board has determined in good faith, based on consultation with its outside legal counsel experienced in such matters (which may include Dorsey & Whitney LLP, the Company's current counsel) that such written Acquisition Proposal appears to be a Superior Proposal based upon the terms and conditions set forth therein, (iii) the Company Board has determined in good faith, based on consultation with its independent financial advisor, that such Potential Acquiror is financially capable of consummating such Superior Proposal and that such Superior Proposal is likely to be consummated, and (iv) a majority of the disinterested directors of the Company Board determines in good faith, after receiving advice from such outside legal counsel that participating in discussions or negotiations or furnishing information or approving or recommending the unsolicited Acquisition Proposal is required by the Company Board's fiduciary duties under applicable law.

        (c) The Company shall promptly notify (but in any event within one
    (1) business day Parent of the Company's first receipt of a written Acquisition Proposal and of the material terms and conditions thereof and any material changes thereto. Notwithstanding anything to the contrary in this Agreement, the Company shall not be required to disclose to Parent the identity of the Potential Acquiror making any such Acquisition Proposal.

        (d) Nothing contained in this Section 7.1 shall prohibit the Company from at any time taking and disclosing to its shareholders a position contemplated by Rule 14d-9 or Rule 14e-2 promulgated under the Exchange Act or making any disclosure required by Rule 14a-9 promulgated under the Exchange Act.

        (e) As used in this Agreement, the term "ACQUISITION PROPOSAL" shall mean any proposed or actual (i) merger, consolidation or similar transaction involving the Company, (ii) sale, lease or other disposition, directly or indirectly, by merger, consolidation, share exchange or otherwise, of any assets of the Company representing 15% or more of the assets of the Company,
    (iii) issue, sale or other disposition by the Company of (including by way of merger, consolidation, share exchange or any similar transaction) securities (or options, rights or warrants to purchase, or securities convertible into, such securities) representing 15% or more of the votes associated with the outstanding securities of the Company, (iv) tender offer or exchange offer in which any person shall acquire beneficial ownership (as such term is defined in Rule 13d-3 under the Exchange Act), or the right to acquire beneficial ownership, or any "group" (as such term is defined under the Exchange Act) shall have been formed which beneficially owns or has the right to acquire beneficial ownership of, 15% or more of the outstanding shares of Company Common Stock,
    (v) recapitalization, restructuring, liquidation, dissolution, or other similar type of transaction with respect to the Company or (vi) transaction that is similar in form, substance or purpose to any of the foregoing transactions; PROVIDED, HOWEVER, that the term "Acquisition Proposal" shall not include the Merger and the other Transactions.

    7.2  CONDUCT OF BUSINESSES.

        (a) GENERAL. Prior to the Effective Time, except as specifically permitted by this Agreement, unless the other party has consented in writing thereto, Parent and the Company shall:

           (i) use their reasonable best efforts, and shall cause each of their respective Subsidiaries to use their reasonable best efforts, to preserve intact their business organizations and goodwill and keep available the services of their respective officers and material employees;

           (ii) subject to Section 7.1 and this Section 7.2, confer on a regular basis with one or more representatives of the other to report on material operational matters and any proposals to engage in material transactions;

          (iii) subject to Section 7.1 and this Section 7.2, promptly notify the other of any material emergency or other material change in the condition (financial or otherwise), business, properties, assets, liabilities, prospects or the normal course of their businesses, any material governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the breach in any material respect of any representation or warranty contained herein; and

           (iv) promptly deliver to the other true and correct copies of any report, statement or schedule filed by or with respect to it with the SEC subsequent to the date of this Agreement.

        (b) CONDUCT BY THE COMPANY. Prior to the Effective Time, except as specifically permitted by this Agreement, unless Parent or MergerCo has consented in writing thereto, the Company shall use its reasonable best efforts to conduct its operations according to its usual, regular and ordinary course in substantially the same manner as heretofore conducted. Without limiting the generality of the foregoing, the Company shall not (except as expressly permitted by this Agreement or to the extent Parent or MergerCo shall otherwise consent in writing which shall not be unreasonably withheld or delayed):

           (i) (A) declare, set aside or pay any dividend or other distribution (whether in cash, stock, or property or any combination thereof) in respect of any of its capital stock, (B) split, combine or reclassify any of its capital stock or (C) repurchase, redeem or otherwise acquire any of its securities, except, in the case of clause (C), for (x) the acquisition of shares of Company Common Stock from holders of Company Options in full or partial payment of the exercise price payable by such holders upon exercise of Company Options or (y) the redemption of Series B Preferred Stock upon an event of default under the terms of the Company's Series B Preferred Stock purchase agreement (the "SERIES B PURCHASE AGREEMENT");

           (ii) authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any stock of any class or any other securities (including indebtedness having the right to vote) or equity equivalents (including, without limitation, stock appreciation rights) other than the issuance of shares of Series B Preferred Stock in accordance with the terms of the Series B Purchase Agreement or shares of Company

       Common Stock upon the exercise of Company Options or Company Warrants in accordance with their present terms;

          (iii) acquire, sell, lease, encumber, transfer or dispose of any assets outside the ordinary course of business that are material to the Company (whether by asset acquisition, stock acquisition or otherwise), except pursuant to obligations in effect on the date hereof or as set forth in Section 7.2 of the Company Disclosure Schedule;

           (iv) incur any amount of indebtedness for borrowed money, guarantee any indebtedness, issue or sell debt securities (other than (A) the issuance of shares of Series B Preferred Stock in accordance with the terms of the Series B Purchase Agreement, or (B) the loan agreement with Parent (the "LOAN AGREEMENT")) or warrants or rights to acquire any debt securities, guarantee (or become liable for) any debt of others, make any loans, advances or capital contributions, mortgage, pledge or otherwise encumber any material assets, create or suffer any material lien thereupon;

           (v) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than any payment, discharge or satisfaction (A) in the ordinary course of business consistent with past practice, or (B) in connection with the transactions contemplated by this Agreement;

           (vi) change any of the accounting principles or practices used by it (except as required by generally accepted accounting principles, in which case written notice shall be provided to Parent prior to any such change);

          (vii) except as required by law, (A) enter into, adopt, amend or terminate any Company Benefit Plan, (B) enter into, adopt, amend or terminate any agreement, arrangement, plan or policy between the Company and one or more of its directors or officers, or (C) except for normal increases in the ordinary course of business consistent with past practice, increase in any manner the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any Company Benefit Plan or arrangement as in effect as of the date hereof;

         (viii) adopt any amendments to the Company Charter or the Company Bylaws, except as expressly provided by the terms of this Agreement;

           (ix) adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such a liquidation or a dissolution, merger, consolidation, restructuring, recapitalization or reorganization;

           (x) settle or compromise any litigation (whether or not commenced prior to the date of this Agreement) other than settlements or compromises of litigation where the amount paid (after giving effect to insurance proceeds actually received) in settlement or compromise does not exceed $25,000;

           (xi) amend or waive any rights under the Company Rights Agreement, except as contemplated by Section 5.26 hereof; or

          (xii) enter into an agreement to take any of the foregoing actions.

    7.3  INTENTIONALLY OMITTED.

    7.4 REDEMPTION OF COMPANY SERIES B PREFERRED STOCK. Parent shall, at or prior to the Effective Time, redeem all outstanding shares of Company Series B Preferred Stock for cash consideration in accordance with the terms of the Company Charter.

    7.5 MEETING OF SHAREHOLDERS. Following execution of this Agreement, the Company will take all action necessary in accordance with applicable law, the Company Charter and the Company Bylaws to convene a meeting of its shareholders as promptly as practicable to consider and vote upon the approval of this Agreement and the Transactions. Except as provided in Section 7.1, the proxy statement of the Company related to its shareholders' meeting shall contain the recommendation of the Company Board that its shareholders approve this Agreement and the Transactions. The Company, including the Company Board, subject to and in accordance with applicable law, shall use its reasonable best efforts to obtain such approval, including, without limitation, by timely mailing the Proxy Statement (as defined herein) contained in the Form S-4 (as defined herein) to its shareholders.

    7.6  INTENTIONALLY OMITTED.

    7.7 ADDITIONAL AGREEMENTS. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use its best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement and to cooperate with each other in connection with the foregoing, including the taking of such actions as are necessary to obtain any necessary consents, approvals, orders, exemptions and authorizations by or from any public or private third party, including, without limitation, any that are required to be obtained under any federal, state or local law or regulation or any contract, agreement or instrument to which the Company is a party or by which any of its properties or assets are bound, to defend all lawsuits or other legal proceedings challenging this Agreement or the consummation of the Transactions, to cause to be lifted or rescinded any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the Transactions, and to effect all necessary registrations and Other Filings, including, but not limited to, filings under the HSR Act, if any, and submissions of information requested by governmental authorities. For purposes of the foregoing sentence, the obligations of Parent and the Company to use their "best efforts" to obtain waivers, consents and approvals to loan agreements, leases and other contracts shall not include any obligation to agree to an adverse modification of the terms of such documents or to prepay or incur additional obligations to such other parties. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purpose of this Agreement, the proper officers and directors of Parent and the Company shall take all such necessary action.

    7.8  PROXY STATEMENT; REGISTRATION STATEMENT; FILING COOPERATION.

        (a) The Company and Parent shall prepare and Parent shall file with the SEC, under the Exchange Act and the Securities Act, a registration statement on Form S-4 (such registration statement, together with any amendments or supplements thereto, the "FORM S-4") which shall include a proxy statement/prospectus and form of proxy (such proxy statement/prospectus together with any amendments or supplements thereto, the "PROXY STATEMENT") relating to the shareholders meeting of the Company and the vote of the shareholders of the Company with respect to this Agreement and the Transactions. Parent will cause the Form S-4 to comply as to form in all material respects with the applicable provisions of the Securities Act and the rules and regulations thereunder, and the Company will cause the Proxy Statement to comply as to form in all material respects with the applicable provisions of the Exchange Act and the rules and regulations thereunder. Each of Parent and the Company shall furnish all information about itself and its business and operations and all necessary financial information to the other as the other may reasonably request in connection with the preparation of the Proxy Statement and the Form S-4. Parent shall use its reasonable best efforts, and the Company will cooperate with it, to have the Form S-4 declared effective by the SEC as promptly as practicable (including clearing the Proxy Statement with the SEC). Each of Parent and the Company agrees promptly to correct any information provided by it for use in the Proxy Statement and the Form S-4 if and to the extent that such information shall have become false or misleading in any material respect, and the

    Company further agrees to take all steps necessary to amend or supplement the Proxy Statement and, in the case of Parent, the Form S-4, and the Company further agrees to take all steps necessary to cause the Proxy Statement and, in the case of Parent, the Form S-4, as so amended or supplemented, to be filed with the SEC and to be disseminated to the Company's shareholders as and to the extent required by applicable federal and state securities laws. Each of Parent and the Company agrees that the information provided by it for inclusion in the Proxy Statement or the Form S-4 and each amendment or supplement thereto, at the time of mailing thereof and at the time of the meeting of shareholders of the Company, will not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Parent will advise the Company, and deliver copies (if any) to the Company, promptly after either receives notice thereof, of any request by the SEC for amendment of the Proxy Statement or the Form S-4 or comments thereon and responses thereto or requests by the SEC for additional information, or notice of the time when the Form S-4 has become effective or any supplement or amendment has been filed, the issuance of any stop order or the suspension of the qualification of the securities issuable in connection with the Merger for offering or sale in any jurisdiction.

        (b) The Company shall use its reasonable best efforts to promptly mail the Proxy Statement to its shareholders.

        (c) The Company shall cooperate with Parent and its advisors in connection with any filings to be made by Parent, including, without limitation, filings under (i) the Securities Act, including, but not limited to, the filing of registration statements on Form S-3 and Form S-4, with the SEC, and (ii) the Exchange Act, and shall furnish all information required in connection therewith. Such cooperation shall include, but not be limited to, obtaining any consent to inclusion of the Company's financial statements and the reports of the Company's independent public accountants with respect thereto in any filing made pursuant to any federal or state securities laws (and any public disclosure related thereto), as well as using its best effort to cause its independent public accountants to prepare and deliver a comfort letter or letters reasonably acceptable to any placement agent or underwriter retained by Parent in connection with the placement or offering of the securities registered pursuant to any such registration statement.

    7.9 LISTING APPLICATION. Parent shall promptly prepare and submit to the AMEX all reports, applications and other documents that may be necessary or desirable to enable all of the shares of Parent Common Stock that will be outstanding or will be reserved for issuance at the Effective Time to be listed for trading on the AMEX. Each of Parent and the Company shall furnish all information about itself and its business and operation and all necessary financial information to the other as the other may reasonably request in connection with such AMEX listing process. Each of Parent and the Company agrees promptly to correct any information provided by it for use in the AMEX listing process if and to the extent that such information shall have become false or misleading in any material respect. Each of Parent and the Company will advise and deliver copies (if any) to the other parties, promptly after it receives notice thereof, of any request by the AMEX for amendment of any submitted materials or comments thereon and responses thereto or requests by the AMEX for additional information.

    7.10  AFFILIATES.

        (a) Promptly following the date of this Agreement, the Company shall deliver to Parent a list of names and addresses of those persons who and as requested by Parent thereafter were, in the Company's reasonable judgment, at the record date for its shareholders' meeting to approve the Merger, "affiliates" (each such person, a "COMPANY AFFILIATE") of the Company within the meaning of Rule 145. Parent shall be entitled to place legends as specified on Exhibit B on the certificates evidencing any shares of Parent Common Stock to be received by such Affiliates pursuant to the terms of this Agreement, and to issue appropriate stop transfer instructions to the transfer agent for such shares of Parent Common Stock, consistent with the terms of such legends.

        (b) Intentionally Omitted.

        (c) Parent shall file the reports required to be filed by it under the Exchange Act and the rules and regulations adopted by the SEC thereunder, and it will take such further action as any Affiliate of the Company may reasonably request, all to the extent, if any, required from time to time to enable such Affiliate to sell shares of Parent Common Stock received by such Affiliate in the Merger without registration under the Securities Act pursuant to (i) Rule 145(d)(1) or (ii) any successor rule or regulation hereafter adopted by the SEC.

    7.11 EXPENSES. Whether or not the Merger is consummated, all fees, costs and expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such fees, costs or expenses, except as provided in Section 9 hereof.

    7.12  OFFICERS' AND DIRECTORS' INDEMNIFICATION.

        (a) In the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative, including, without limitation, any such claim, action, suit, proceeding or investigation in which any person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time, a director, officer, employee, fiduciary or agent of the Company (the "INDEMNIFIED PARTIES") is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he is or was a director, officer, employee, fiduciary or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee, fiduciary or agent of another corporation, partnership, joint venture, trust or other enterprise (ii) any matter pursuant to which such Indemnified Party is entitled to indemnification under applicable law or the Company Charter, or (iii) the negotiation, execution or performance of this Agreement or any of the Transactions, whether in any case asserted or arising before or after the Effective Time, the parties hereto agree to cooperate and use their reasonable best efforts to defend against and respond thereto. It is understood and agreed that (A) the Company shall indemnify and hold harmless, and after the Effective Time the Surviving Corporation shall indemnify and hold harmless, as and to the full extent permitted by applicable law, each Indemnified Party against any losses, claims, damages, liabilities, costs, expenses (including attorneys' fees and expenses), judgments, fines and amounts paid in settlement in connection with any such threatened or actual claim, action, suit, proceeding or investigation, and in the event of any such threatened or actual claim, action, suit, proceeding or investigation (whether asserted or arising before or after the Effective Time), the Company, and the Surviving Corporation after the Effective Time, shall promptly pay expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Party to the full extent permitted by law, (B) the Indemnified Parties may retain counsel satisfactory to them, and the Company and the Surviving Corporation, shall pay all fees and expenses of such counsel for the Indemnified Parties within 30 days after statements therefor are received, and (C) the Company and the Surviving Corporation will use their respective reasonable best efforts to assist in the vigorous defense of any such matter; provided that neither the Company nor the Surviving Corporation shall be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld); and provided further that the Surviving Corporation shall have no obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final and non-appealable, that indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable law. Any Indemnified Party wishing to claim indemnification under this Section 7.12, upon learning of any such claim, action, suit, proceeding or investigation, shall notify the Company and, after the Effective Time, the Surviving Corporation, thereof;

    provided that the failure to so notify shall not affect the obligations of the Company and the Surviving Corporation except to the extent such failure to notify materially prejudices such party.

        (b) Parent agrees that all rights to indemnification existing in favor of, and all limitations on the personal liability of, the directors, officers, employees and agents of the Company provided for in the Articles of Organization or Bylaws as in effect as of the date hereof with respect to matters occurring prior to the Effective Time, and including the Merger, shall continue in full force and effect for a period of not less then six years from the Effective Time; PROVIDED, HOWEVER, that all rights to indemnification in respect of any claims (each a "CLAIM") asserted or made within such period shall continue until the disposition of such Claim. Prior to the Effective Time, the Company shall purchase an extended reporting period endorsement under the Company's existing directors' and officers' liability insurance coverage for the Company's directors and officers in a form acceptable to the Company which shall provide such directors and officers with coverage for six years following the Effective Time of not less than the existing coverage under, and have other terms not materially less favorable to, the insured persons than the directors' and officers' liability insurance coverage presently maintained by the Company.

        (c) This Section 7.12 is intended for the irrevocable benefit of, and to grant third party rights to, the Indemnified Parties and shall be binding on all successors and assigns of Parent, the Company and the Surviving Corporation. Each of the Indemnified Parties shall be entitled to enforce the covenants contained in this Section 7.12.

        (d) In the event that the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any person or entity, then, and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Corporation assume the obligations set forth in this
    Section 7.12.

    7.13 ACCESS TO INFORMATION; CONFIDENTIALITY. From the date hereof until the Effective Time, each of Parent and the Company shall, and shall cause each of their respective Subsidiaries and each of their and their respective Subsidiaries' officers, employees and agents to, afford to the other and to the officers, employees and agents of the other complete access, except to the extent such access is prohibited by the terms of a binding agreement between the Company and a third party, at all reasonable times to such officers, employees, agents, properties, books, records and contracts, and shall furnish to the other such financial, operating and other data and information as the other may reasonably request. Prior to the Effective Time, Parent shall hold in confidence all such information on the terms and subject to the conditions contained in that certain confidentiality agreement between Parent and the Company dated as of August 9, 2000 (the "CONFIDENTIALITY AGREEMENT"). The Company hereby waives the provisions of the Confidentiality Agreement as and to the extent necessary to permit the making and consummation of the transactions contemplated by this Agreement. At the Effective Time, the Confidentiality Agreement shall terminate.

    7.14 PUBLICITY. Parent and the Company shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or any transaction contemplated hereby and shall not issue any such press release or make any such public statement without the prior consent of the other party, which consent shall not be unreasonably withheld; PROVIDED, HOWEVER, that a party may, without the prior consent of the other party, issue such press release or make such public statement as may be required by law or the applicable rules of any stock exchange if it has used its best efforts to consult with the other party and to obtain such party's consent but has been unable to do so in a timely manner. In this regard, the parties shall make a joint public announcement of the Transactions no later than (i) the close of trading on the AMEX on the day this Agreement is signed, if such signing occurs during a business day and prior to the close of such trading

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or (ii) the opening of trading on the AMEX on the business day following the date on which this Agreement is signed, if such signing does not occur during a business day or occurs on a business day but after the close of such trading.

    7.15  EMPLOYEE BENEFITS.

        (a) Parent agrees that the Company will honor, and from and after the Effective Time, Parent will cause the Surviving Corporation to honor, all obligations under (i) the existing terms of the employment and severance agreements set forth in Section 7.15 of the Company Disclosure Schedule to which the Company is presently a party, except as may otherwise be agreed to by the parties thereto, and (ii) the Company's general severance policy as set forth in Section 7.15 of the Company Disclosure Schedule.

        (b) If any employee of the Company becomes a participant in any employee benefit plan, practice or policy of the Surviving Corporation, such employee shall, to the extent permitted by such plan, practice or policy, be given credit under such plan, practice or policy for all service prior to the Effective Time with the Company and prior to the time such employee becomes such a participant, for purposes of eligibility (including, without limitation, waiting periods) and vesting but not for any other purposes for which such service is either taken into account or recognized (including, without limitation, benefit accrual); PROVIDED, HOWEVER, that such employees will be given credit for such service for purposes of any vacation policy.

    7.16 ADVICE OF CHANGES. Parent and the Company shall each promptly advise the other party of any change or event (a) having a Material Adverse Effect on it or (b) which it believes would or would be reasonably likely to cause or constitute a material breach of any of its representations, warranties or covenants contained herein.

    7.17 DELISTING. Each of the parties hereto agrees to cooperate with each other in taking, or causing to be taken, all actions necessary to delist the Company Common Stock from the NASDAQ, provided that such delisting shall not be effective until after the Effective Time.

                                  ARTICLE VIII
                            CONDITIONS TO THE MERGER

    8.1 CONDITIONS TO THE OBLIGATIONS OF EACH PARTY TO EFFECT THE MERGER. The respective obligations of each party to effect the Merger shall be subject to the fulfillment or waiver, where permissible, at or prior to the Closing Date, of each of the following conditions:

        (a) SHAREHOLDER APPROVAL. This Agreement and the Transactions shall have been approved by the requisite vote of the shareholders of the Company.

        (b) INTENTIONALLY OMITTED.

        (c) NO INJUNCTIONS, ORDERS OR RESTRAINTS; ILLEGALITY. No preliminary or permanent injunction or other order, decree or ruling issued by a court of competent jurisdiction or by a governmental, regulatory or administrative agency or commission (an "INJUNCTION") nor any statute, rule, regulation or executive order promulgated or enacted by any governmental authority shall be in effect which would (i) make the consummation of the Merger illegal, or
    (ii) otherwise restrict, prevent or prohibit the consummation of any of the Transactions, including the Merger.

        (d) FORM S-4. The Form S-4 shall have been declared effective by the SEC under the Securities Act, and no stop order suspending the effectiveness of the Form S-4 shall have been issued by the SEC, and no proceeding for that purpose shall have been initiated or, to the knowledge of Parent or the Company, threatened by the SEC.

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
        (e) LISTING. Parent shall have obtained the approval for the listing of the shares of Parent Common Stock issuable in the Merger and upon exercise of the Assumed Options on the AMEX, subject to official notice of issuance.

    8.2 CONDITIONS TO OBLIGATIONS OF THE COMPANY. The obligations of the Company to effect the Merger are further subject to the following conditions:

        (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of Parent and MergerCo set forth herein shall be true and correct both when made and at and as of the Effective Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except, with respect to the Effective Date, where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to materiality or material adverse effect set forth therein), individually or in the aggregate, does not have, and would not reasonably be expected to have a Parent Material Adverse Effect.

        (b) PERFORMANCE OF OBLIGATIONS OF PARENT. Parent shall have performed in all material respects all obligations required to be performed by it under this Agreement, including, without limitation, the covenants contained in
    Article VII hereof.

        (c) ABSENCE OF PARENT CHANGES. From the date of this Agreement through the Closing Date, there shall not have occurred any change concerning Parent or any of the Parent Subsidiaries that individually or in the aggregate could reasonably be expected to have a material adverse effect on the current business, results of operations or financial condition of Parent and the Parent Subsidiaries taken as a whole (other than any changes
    (i) generally affecting the industries in which Parent operates, including changes due to actual or proposed changes in law or regulations, (ii) that are related to a general drop in stock prices in the United States resulting from political or economic turmoil, or (iii) that are related to or result from the announcement or pendency of the Merger, including disruptions to Parent's business or the Parent Subsidiaries' businesses).

        (d) OFFICERS' CERTIFICATE. The Company shall have received a certificate of the Chief Executive Officer or President and the Chief Financial Officer of Parent, dated the Closing Date, to the effect that the statements set forth in paragraphs (a), (b) and (c) of this Section 8.2 are true and correct.

        (e) CONSENTS, APPROVALS, ETC. All consents, authorizations, orders and approvals of (or filings or registrations with) any governmental commission, board, other regulatory body or third parties required to be made or obtained by Parent and the Parent Subsidiaries and affiliated entities in connection with the execution, delivery and performance of this Agreement shall have been obtained or made, except where the failure to have obtained or made any such consent, authorization, order, approval, filing or registration, could not reasonably be expected to have a Parent Material Adverse Effect.

        (f) TAX OPINION. The Company shall have received a written opinion from its counsel, Dorsey & Whitney LLP, in form and substance reasonably satisfactory to it, to the effect that the Merger will constitute a tax free reorganization within the meaning of Section 368(a) of the Code and such opinion shall not have been withdrawn. In connection with such tax opinion, Parent, MergerCo and the Company will provide such representations as have been requested by counsel, which shall be entitled to rely upon such representations in rendering its opinion.

    8.3 CONDITIONS TO OBLIGATIONS OF PARENT. The obligation of Parent to effect the Merger is further subject to the following conditions:

        (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of the Company set forth herein shall be true and correct both when made and at and as of the Effective Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except, with respect to the Effective Date, where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to materiality or material adverse effect set forth therein), individually or in the aggregate, does not have, and would not reasonably be expected to have a Company Material Adverse Effect.

        (b) PERFORMANCE OF OBLIGATIONS OF THE COMPANY. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement.

        (c) ABSENCE OF COMPANY CHANGES. From the date of this Agreement through the Closing Date, there shall not have occurred any change concerning the Company that individually or in the aggregate has or could reasonably be expected to have a Company Material Adverse Effect (other than any (i) changes generally affecting the industries in which the Company operates, including changes due to actual or proposed changes in law or regulations, (ii) changes that are related to a general drop in stock prices in the United States resulting from political or economic turmoil, or
    (iii) disruptions that are related to or result from the announcement or pendency of the Merger, including disruptions to the Company's business or any action or inaction taken by any party listed on Section 8.3(c) of the Parent Disclosure Schedule after the date hereof, except where such action or inaction by such party was a result of a willful breach by the Company of any agreement between the Company and such party.

        (d) OFFICERS' CERTIFICATE. Parent shall have received a certificate of the Chief Executive Officer or President and the Controller of the Company to the effect that the statements set forth in paragraphs (a), (b) and
    (c) of this Section 8.3 are true and correct.

        (e) CONSENTS, APPROVALS, ETC. All consents, authorizations, orders and approvals of (or filings or registrations with) any governmental commission, board, other regulatory body or third parties required to be made or obtained by the Company and affiliated entities in connection with the execution, delivery and performance of this Agreement shall have been obtained or made, except where the failure to have obtained or made any such consent, authorization, order, approval, filing or registration, could not reasonably be expected to have a Company Material Adverse Effect.

        (f) REDEMPTION OF COMPANY SERIES B PREFERRED STOCK. Company shall have taken any and all action necessary to cause the redemption of all outstanding shares of Company Series B Preferred Stock for cash consideration in accordance with the terms of the Company Charter, such redemption to occur on or immediately prior to the Effective Date.

        (g) TAX OPINION. Parent shall have received a written opinion from its counsel, Goodwin, Procter & Hoar LLP, in form and substance reasonably satisfactory to it, to the effect that the Merger will constitute a tax-free reorganization within the meaning of Section 368(a) of the Code, and such opinion shall not have been withdrawn. In connection with such tax opinion, Parent, MergerCo and the Company will provide such representations as have been requested by counsel, which shall be entitled to rely upon such representations in rendering its opinion.

        (h) SHAREHOLDERS APPROVAL. This Agreement and the Merger shall have been approved and adopted by the requisite votes of the holders of the outstanding capital stock of the Company and the number of shares for which the Company has received notice of the holder's intent to demand fair value under Section 302A.473 of the MBCA shall not exceed 5% of the number of shares of outstanding Company Common Stock.

                                   ARTICLE IX
                       TERMINATION, AMENDMENT AND WAIVER

    9.1 TERMINATION. This Agreement may be terminated and abandoned at any time prior to the Effective Time, whether before or after the approval of matters presented in connection with the Merger by the stockholders of Parent and the Company:

    (a) by the mutual written consent of Parent, MergerCo and the Company.

    (b) by either of Parent or MergerCo, or the Company:

        (i) if any required approval of the shareholders of the Company that is a condition to the obligations of Parent, MergerCo or the Company under
    Section 8.1 of this Agreement shall not have been obtained by reason of the failure to obtain the required vote upon a vote held at a duly held meeting of shareholders or at any adjournment thereof; or

        (ii) if any Governmental Entity shall have issued an Injunction or taken any other action (which Injunction or other action the parties hereto shall use their best efforts to lift), which permanently restrains, enjoins or otherwise prohibits the Merger; or

       (iii) if, without any material breach by the terminating party of its obligations under this Agreement, the Merger shall not have occurred on or before March 31, 2001; PROVIDED, HOWEVER, that neither Parent, MergerCo nor the Company shall terminate this Agreement prior to March 31, 2001 if the Merger has not occurred by reason of the nonsatisfaction of the condition set forth in Section 8.1(b) hereof or the pendency of a non-final Injunction, and Parent, MergerCo and the Company shall use their best efforts to cause such condition to be satisfied (including, without limitation, by complying with the requirements of the FTC or other comparable Governmental Entity to divest of assets or otherwise in connection with the consummation of the Transactions or in settlement of any action brought by it) or have any such Injunction stayed or reversed.

        (c) by the Company if Parent or MergerCo shall have breached in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach cannot be or has not been cured within fifteen (15) business days after the giving of written notice to Parent and MergerCo except, in any case, for such breaches which are not reasonably likely to have a Parent Material Adverse Effect.

        (d) by Parent or MergerCo if the Company shall have breached in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach cannot be or has not been cured within fifteen (15) business days after the giving of written notice to the Company except, in any case, for such breaches which are not reasonably likely to have a Company Material Adverse Effect.

        (e) by Parent or MergerCo, if (i) the Company Board shall have failed to make, or shall have withdrawn, amended, modified or changed its approval or recommendation of this Agreement or any of the transactions contemplated hereby; (ii) the Company shall have failed to include the favorable recommendation of its Board of Directors of this Agreement and the transactions contemplated hereby in the Proxy Statement; (iii) the Company Board shall have recommended that shareholders of the Company accept or approve a Superior Proposal by a person other than Parent; (iv) the Company Board shall publicly express no opinion and remain neutral in respect of any Acquisition Proposal or the Merger or the Transactions; (v) the Company Board shall propose or announce any intention to enter into any agreement with respect to an Acquisition Proposal, or (vi) the Company or its Board of Directors shall have resolved to do any of the foregoing.

        (f) by the Company, prior to the Company's shareholders meeting, concurrently with entering into a definitive agreement to effect a Superior Proposal in accordance with Section 7.1; PROVIDED,

    HOWEVER, that prior to terminating this Agreement pursuant to this
    Section 9.1(f) the Company shall have provided Parent and MergerCo with five
    (5) business days prior written notice of the Company's decision to so terminate. Such notice shall indicate in reasonable detail the terms and conditions of such Superior Proposal, including, without limitation, the amount and form of the proposed consideration and whether such Superior Proposal is subject to any material conditions. During such five (5) day period, the Company shall, and shall cause its respective financial and legal advisors to, consider any adjustment in the terms and conditions of this Agreement that Parent and may propose; provided further that the Company may not effect such termination pursuant to this Section 9.1(f) unless the Company immediately prior to such termination pays to Parent or its designee the Termination Fee due pursuant to Section 9.2 hereof. Notwithstanding the foregoing, the Company is not required to disclose to Parent the identity of the party making such Superior Proposal.

    9.2  EFFECT OF TERMINATION.

        (a) In the event of the termination of this Agreement pursuant to
    Section 9.1 hereof, this Agreement shall forthwith become null and void and have no effect, without any liability on the part of any party hereto or its affiliates, directors, officers or stockholders and all rights and obligations of any party hereto shall cease except for the agreements contained in Sections 7.9, 7.11 and 10.4 and this Section 9.2; PROVIDED, HOWEVER, that nothing contained in this Section 9.2 shall relieve any party from liability for any fraud or willful breach of this Agreement and Company shall be required to make payment to Parent as are required pursuant to this
    Article IX.

        (b) If (i) Parent or MergerCo terminates this Agreement pursuant to
    Section 9.1(e) or (ii) the Company terminates this Agreement pursuant to
    Section 9.1(f), then the Company shall pay immediately to Parent an amount in cash equal to $2,000,000 (the "TERMINATION FEE").

        (c) If any party terminates this Agreement pursuant to 9.1(b)(i) or
    (iii), or if Parent or MergerCo terminates this Agreement pursuant to 9.1(d), and at any time prior to or within one year after such termination the Company enters into an agreement relating to an Acquisition Proposal with a person, other than any party listed on Section 9.2(c) of the general disclosure letter (the "GENERAL DISCLOSURE SCHEDULE"), specifically on the terms set forth in the agreements (if any) listed thereon, or the Company Board recommends or resolves to recommend to the Company's shareholders approval or acceptance of an Acquisition Proposal with a person other than any party listed on Section 9.2(c) of the General Disclosure Schedule, then, upon the entry into such agreement or the making of such recommendation or resolution, the Company shall pay to Parent the Termination Fee. Provided, however, that if Parent or MergerCo terminates this Agreement pursuant to 9.1(d) and the breach by Company shall have been caused by a willful act, omission or other willful misconduct of the Company, then the Company shall pay to Parent an amount in cash equal to Parent's and MergerCo's out-of-pocket costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby, including, without limitation, reasonable fees and disbursements of accountants, attorneys and investment bankers (the "EXPENSES") payable upon termination of this Agreement, PROVIDED, FURTHER, that at no time shall the aggregate amount payable by Company under this Section 9.2(c) exceed the amount of the Termination Fee.

        (d) The Company shall not enter into any agreement relating to an Acquisition Proposal with a person other than Parent or MergerCo at any time prior to or within one year after termination of this Agreement, unless such agreement provides that such person shall, upon the execution of such agreement, pay or have paid to Parent, to the extent due, any Termination Fee due under this Section 9.2.

        (e) The parties acknowledge and agree that the provisions for payment of the Termination Amount are included herein in order to induce Parent to enter into this Agreement and to reimburse Parent for incurring the costs and expenses related to entering into this Agreement and consummating the transactions contemplated hereby. Notwithstanding anything to the contrary set forth in this Agreement, in the event Parent is required to file suit to seek all or a portion of the Termination Amount, Parent shall be reimbursed by the Company for any and all expenses which it has incurred in enforcing its rights hereunder, including without limitation, attorneys' fees and expenses.

    9.3 AMENDMENT. This Agreement may be amended by the parties hereto by an instrument in writing signed on behalf of each of the parties hereto at any time before or after any approval hereof by the stockholders of Parent and the Company, but in any event following authorization by the Parent Board and the Company Board; provided, however, that after any such stockholder approval, no amendment shall be made which by law requires further approval by the stockholders without obtaining such approval.

    9.4 EXTENSION; WAIVER. At any time prior to the Closing, the parties hereto may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other party hereto,
(b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

                                   ARTICLE X
                               GENERAL PROVISIONS

    10.1 NOTICES. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date delivered or sent if delivered personally or sent by telecopier or sent by prepaid overnight carrier to the parties at the following addresses (or at such other addresses as shall be specified by the parties by like notice):

       (a) if to Parent:

           260 Prospect Street
           Waltham, MA 02453
           Attn: Chief Executive Officer
           Telecopy: (781) 647-3939

           with a copy to:
           Goodwin, Procter & Hoar LLP
           Exchange Place
           Boston, Massachusetts 02109
           Attn:  Stephen W. Carr, P.C.
                 Scott F. Duggan, Esq.
           Telecopy No.: (617) 523-1231

       (b) if to the Company:

           2800 Patton Road
           St. Paul, Minnesota 55113
           Attn: Chief Executive Officer
           Telecopy: (651) 639-9042
           with a copy to:
           Dorsey & Whitney LLP
           220 South 6th Street
           Minneapolis, MN 55402
           Attn: Kenneth L. Cutler, Esq.
           Telecopy No.: (612) 340-8738

    10.2 INTERPRETATION. When a reference is made in this Agreement to subsidiaries of Parent or the Company, the word "SUBSIDIARY" means any corporation more than 50% of whose outstanding voting securities, or any partnership, joint venture or other entity more than 50% of whose total equity interest, is directly or indirectly owned by Parent or the Company, as the case may be. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

    10.3  NON-SURVIVAL OF REPRESENTATIONS, WARRANTIES, COVENANTS AND
AGREEMENTS. Except for Articles IV and X, the last sentence of Section 7.5, and Sections 7.8, 7.9, 7.10 and 7.15, none of the representations, warranties, covenants and agreements contained in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, and thereafter there shall be no liability on the part of either Parent or the Company or any of their respective officers, directors or stockholders in respect thereof. Except as expressly set forth in this Agreement, there are no representations or warranties of any party hereto, express or implied.

    10.4 MISCELLANEOUS. This Agreement (a) constitutes, together with the Confidentiality Agreement, the Parent Disclosure Schedule and the Company Disclosure Schedule, the entire agreement and supersedes all of the prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof, (b) shall be binding upon and inure to the benefits of the parties hereto and their respective successors and assigns and is not intended to confer upon any other person (except as set forth below) any rights or remedies hereunder and (c) may be executed in two or more counterparts which together shall constitute a single agreement.
Article IV and Sections 7.12 and 7.15 are intended to be for the benefit of those persons described therein and the covenants contained therein may be enforced by such persons. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in the Delaware Courts (as defined herein), this being in addition to any other remedy to which they are entitled at law or in equity.

    10.5 ASSIGNMENT. Except as expressly permitted by the terms hereof, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by either party hereto without the prior written consent of the other party.

    10.6 SEVERABILITY. If any provision of this Agreement, or the application thereof to any person or circumstance is held invalid or unenforceable, the remainder of this Agreement, and the application of such provision to other persons or circumstances, shall not be affected thereby, and to such end, the provisions of this Agreement are agreed to be severable.

    10.7 CHOICE OF LAW; CONSENT TO JURISDICTION. All disputes, claims or controversies arising out of this Agreement, or the negotiation, validity or performance of this Agreement, or the Transactions shall be governed by and construed in accordance with the laws of the State of Delaware without regard to its rules of conflict of laws. Each of Parent, MergerCo and the Company hereby irrevocably and unconditionally consents to submit to the sole and exclusive jurisdiction of the courts of the State of

Delaware and of the United States of America located in the State of Delaware (the "DELAWARE COURTS") for any litigation arising out of or relating to this Agreement, or the negotiation, validity or performance of this Agreement, or the Transactions (and agrees not to commence any litigation relating thereto except in such courts), waives any objection to the laying of venue of any such litigation in the Delaware Courts and agrees not to plead or claim in any Delaware Court that such litigation brought therein has been brought in any inconvenient forum. Each of the parties hereto agrees, (a) to the extent such party is not otherwise subject to service of process in the State of Delaware, to appoint and maintain an agent in the State of Delaware as such party's agent for acceptance of legal process, and (b) that service of process may also be made on such party by prepaid certified mail with a proof of mailing receipt validated by the United States Postal Service constituting evidence of valid service. Service made pursuant to (a) or (b) above shall have the same legal force and effect as if served upon such party personally within the State of Delaware. For purposes of implementing the parties' agreement to appoint and maintain an agent for service of process in State of Delaware, each such party does hereby appoint The Corporation Trust Company, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801, as such agent.

    10.8 INCORPORATION. The Parent Disclosure Schedule and the Company Disclosure Schedule and all Exhibits and Schedules attached hereto and thereto and referred to herein and therein respectively are hereby incorporated herein and made a part hereof for all purposes as if fully set forth herein.

    10.9 PUBLICITY. Except as otherwise required by applicable law or the rules of AMEX or NASDAQ, neither Parent nor the Company shall, or shall permit any of its Subsidiaries to, issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement concerning, the transactions contemplated by this Agreement without the consent of the Company, in the case of a proposed announcement or statement by Parent, or Parent, in the case of a proposed announcement or statement by the Company, which consent shall not be unreasonably withheld.

    IN WITNESS WHEREOF, Parent, MergerCo and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

                                                       INVERNESS MEDICAL TECHNOLOGY, INC.

                                                       By:              /s/ RON ZWANZIGER
                                                            -----------------------------------------
                                                                       Name:  Ron Zwanziger
                                                                 Title:  CHIEF EXECUTIVE OFFICER

                                                       TERRIER ACQUISITION CORP.

                                                       By:              /s/ RON ZWANZIGER
                                                            -----------------------------------------
                                                                       Name:  Ron Zwanziger
                                                            Title:  PRESIDENT

                                                       INTEG INCORPORATED

                                                       By:             /s/ SUSAN L. CRITZER
                                                            -----------------------------------------
                                                                     Name:  Susan L. Critzer
                                                                 Title:  CHIEF EXECUTIVE OFFICER

                               FIRST AMENDMENT TO
                          AGREEMENT AND PLAN OF MERGER

    FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER (this "Amendment"), dated as of October 16, 2000, by and among Inverness Medical Technology, Inc., a Delaware corporation ("Parent"), Terrier Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Parent ("MERGERCO"), and Integ Incorporated, a Minnesota corporation (the "COMPANY"). Capitalized terms used herein without definition shall have the meanings ascribed to such terms in the Merger Agreement.

    WHEREAS, Parent, MergerCo and the Company have previously entered into that certain Agreement and Plan of Merger, dated as of October 3, 2000 (the "Merger Agreement"); and

    WHEREAS, the parties desire to amend certain provisions of the Merger Agreement as fully set forth herein.

    NOW THEREFORE, in consideration of the representations, warranties and covenants contained in this Amendment and the Merger Agreement, the parties agree as follows:

    1. AMENDMENT OF SECTION 3.1(c). Section 3.1(c) of the Merger Agreement is hereby amended and restated by deleting it in its entirety and substituting the following:

       "(c) The "CONVERSION RATIO" shall be the result obtained by dividing the Equivalent Parent Common Stock Amount by the number of shares of outstanding Company Common Stock immediately prior to the Effective Time plus the number of shares of Company Common Stock issuable upon the exercise of outstanding Company Options and Company Warrants (as defined herein). The "EQUIVALENT PARENT COMMON STOCK AMOUNT" shall be equal to:
       (i) (A) the product of the Average Closing Price multiplied by 1,900,000, PLUS (B) the aggregate exercise price of all Company Options and Company Warrants outstanding immediately prior to the Effective Time; divided by
       (ii) the Average Closing Price of one share of Parent Common Stock. For purposes hereof; the "AVERAGE CLOSING PRICE" will mean the average of the closing sale prices of a share of Parent Common Stock on the American Stock Exchange ("AMEX") for the five (5) trading days immediately preceding the Effective Time."

    2. Terms and Conditions. Except as specifically modified herein, all other terms and conditions of the Merger Agreement shall remain in full force and effect.

    IN WITNESS WHEREOF, Parent, MergerCo and the Company have caused this Amendment to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

                                                       INVERNESS MEDICAL TECHNOLOGY, INC.

                                                       By:              /s/ RON ZWANZIGER
                                                            -----------------------------------------
                                                                       Name:  Ron Zwanziger
                                                                 Title:  CHIEF EXECUTIVE OFFICER

                                                       TERRIER ACQUISITION CORP.

                                                       By:              /s/ RON ZWANZIGER
                                                            -----------------------------------------
                                                                       Name:  Ron Zwanziger
                                                            Title:  PRESIDENT

                                                       INTEG INCORPORATED

                                                       By:             /s/ SUSAN L. CRITZER
                                                            -----------------------------------------
                                                                     Name:  Susan L. Critzer
                                                                 Title:  CHIEF EXECUTIVE OFFICER

                                                                         ANNEX B

October 3, 2000

The Board of Directors
Integ Incorporated
2800 Patton Road
St. Paul, MN 55113

Members of the Board:

    You have requested our opinion as to the fairness, from a financial point of view, to the holders of common stock of Integ Incorporated (the "Company") of the consideration to be received by holders of common stock in the Transaction described below, pursuant to an Agreement and Plan of Merger, to be dated as of October 3, 2000 (the "Agreement"), among the Company, Inverness Medical Technology, Inc. ("Purchaser") and Terrier Acquisition Corp. ("Acquisition"), a wholly owned subsidiary of the Purchaser. The Agreement provides for the merger (the "Transaction") of the Company into Acquisition in which shares of common stock of the Company outstanding will be converted and exchanged for common stock of the Purchaser (the "Consideration"), as more fully set forth in the Agreement.

    U.S. Bancorp Piper Jaffray Inc., as a customary part of its investment banking business, is engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, underwriting and secondary distributions of securities, private placements and valuations for estate, corporate and other purposes. We will receive a fee for providing this opinion. This opinion fee is not contingent upon the consummation of the Transaction. The Company has also agreed to indemnify us against certain liabilities in connection with our services. U.S. Bancorp Piper Jaffray is entitled to additional fees in the event of consummation of the Transaction. U.S. Bancorp Piper Jaffray makes a market in Company common stock and provides research coverage on Company common stock. In the ordinary course of our business, we and our affiliates may actively trade securities of the Company for our own account or the account of our customers and, accordingly, may at any time hold a long or short position in such securities. We have furnished investment banking services to the Company in the past for which we have received customary fees.

    In arriving at our opinion, we have undertaken such review, analyses and inquiries as we deemed necessary and appropriate under the circumstances. The circumstances of the proposed Transaction have limited the scope and nature of our review and analysis in certain material respects. As a development stage company, the Company has no historical operating results upon which to base an analysis as a going concern. The Company has not furnished to us any forecasts of its future operating results, nor, in light of recent developments involving its joint development activity with Amira Medical and the Company's current financial and operating condition, could such forecasts be reasonably prepared for the Company on a stand alone, going concern basis. Nor have we been furnished, nor requested to perform, any appraisals or valuations of any specific assets or liabilities of the Company, including, without limitation, its technology portfolio.

    In view of the foregoing, we have, with your concurrence, concluded the principal source of Company value against which the fairness of the proposed Transaction consideration can reasonably be evaluated is the implied value of the consideration payable under the terms of that certain Option Agreement (the "Option Agreement") dated April 2, 1999, between the Company and Amira Medical. Under the Option Agreement, the Company has the right, under certain circumstances, to cause the merger of the Company and Amira (the "Amira Merger"). In the Amira Merger, all outstanding shares of Company common stock and common stock equivalents outstanding at the time of the Amira Merger would be exchanged for 2,000,000 shares of Amira Medical common stock and $20 million in cash.

    Amira Medical is a privately held company. Amira Medical does not provide its historical or forecast results of operations to the public, nor has such information been provided by Amira Medical to the Company or U.S. Bancorp Piper Jaffray. The Company has compiled a forecast for Amira Medical for the calendar years ending 2004 and furnished this forecast to us for use in evaluating the implied value of the Company arising out of a possible Amira Merger. The Company furnished to U.S. Bancorp Piper Jaffray information from which assumptions were developed regarding the possible timing of an initial public offering of Amira Medical common stock. The Company also furnished to us other information concerning a recent financing transaction involving Amira Medical capital stock. Amira Medical has not reviewed or otherwise verified the accuracy or completeness of any of the foregoing information. We have, with your consent, relied upon and assumed the accuracy and completeness of this information furnished to us by management of the Company, and have assumed no responsibility for the independent verification of such information. We have relied upon the assurances of management of the Company that the information provided to us as set forth above has been prepared on a reasonable basis and reflects the best currently available estimates, and that they are not aware of any information or facts that would make the information so provided to us incomplete or misleading. We have assumed the Option Agreement remains in full force and effect, without amendment, and is enforceable by the parties thereto in accordance with its terms.

    In addition to the foregoing, for purposes of this opinion we have reviewed, among other things, (i) the draft dated October 1, 2000 of the Agreement,
(ii) certain publicly available financial, operating and business information related to the Company, (iii) certain publicly available market and securities data of the Company, (iv) the Company's License and Development Agreement, dated April 2, 1999, with Amira Medical, (v) certain publicly available financial, operating and business information relative to the Purchaser, (vi) certain forecast financial information of the Company and Purchaser as a combined company, furnished by the management of the Company and Purchaser, and
(vii) certain publicly available market and securities data of the Purchaser. We had discussions with members of the management of (a) the Company concerning the financial condition, current operating results and business outlook for each of the Company, Amira and Purchaser on a stand-alone basis and the combined company resulting from the Transaction and from the Amira Merger contemplated by the Option Agreement, and (b) Purchaser concerning the financial condition, current operating results and business outlook for Purchaser and the combined company resulting from the Transaction and the Purchaser's plans relating to such combined company.

    We have relied upon and assumed the accuracy and completeness of the information provided to us by the Company and Purchaser or otherwise made available to us, and have not assumed responsibility for the independent verification of such information. We have relied upon the assurances of the managements of the Company and Purchaser that the information provided to us by the Company and Purchaser has been prepared on a reasonable basis, and, with respect to business outlook information, reflects the best currently available estimates, and that they are not aware of any information or facts that would make the information provided to us incomplete or misleading.

    We have also assumed that the Transaction will constitute a "reorganization" within the meaning of Section 368(a) of the Code and that the Transaction will be treated as a purchase for accounting purposes. In addition, in arriving at our opinion, we have assumed that, in the course of obtaining the necessary regulatory approvals for the Transaction, no restrictions, including any divestiture requirements, will be imposed that would have a material adverse effect on the contemplated benefits of the Transaction.

    This opinion is necessarily based upon the information available to us and facts and circumstances as they exist and are subject to evaluation on the date hereof; events occurring after the date hereof could materially affect the assumptions used in preparing this opinion. We are not expressing any opinion herein as to the price at which shares of Company common stock or Purchaser common stock have traded or may trade at any future time. We have not undertaken to reaffirm or revise this opinion or otherwise comment upon any events occurring after the date hereof and do not have any obligation to update, revise or reaffirm this opinion.

    This opinion is directed to the Board of Directors of the Company and is not intended to be and does not constitute a recommendation to any shareholder of the Company. Other than one party which we were authorized to contact and did contact, we have not been authorized by the Board of Directors of the Company to solicit other purchasers of the Company or alternative transactions to the Transaction. We were not requested to opine as to, and this opinion does not address, the basic business decision to proceed with or effect the Transaction or any alternative transaction, including without limitation, the Amira Merger. This opinion shall not be published or otherwise used, nor shall any public references to us be made without our prior written approval.

    Our opinion addresses solely the fairness of the Consideration to be paid to holders of the common stock of the Company in the Transaction pursuant to the Agreement and does not address any other term or agreement relating to the Transaction. Without limiting the generality of the foregoing, we have made no evaluation of the terms pursuant to which outstanding shares of Series B Preferred Stock will be redeemed or pursuant to which Purchaser will extend financing to the Company in accordance with a proposed loan agreement.

    Based upon and subject to the foregoing and based upon such other factors as we consider relevant, it is our opinion that the proposed Consideration to be received in the Transaction pursuant to the Agreement for the common stock of the Company is fair, from a financial point of view, to the holders of common stock of the Company as of the date hereof.

                                          Sincerely,

                                          U.S. BANCORP PIPER JAFFRAY INC.

                                                                         ANNEX C

               MINNESOTA STATUTES, SECTIONS 302A.471 AND 302A.471
                     REGARDING DISSENTER'S APPRAISAL RIGHTS

302A.471  RIGHTS OF DISSENTING SHAREHOLDERS.

    Subdivision 1. ACTIONS CREATING RIGHTS. A shareholder of a corporation may dissent from, and obtain payment for the fair value of the shareholder's shares in the event of, any of the following corporate actions:

    (a) An amendment of the articles that materially and adversely affects the rights or preferences of the shares of the dissenting shareholder in that it:

        (1) alters or abolishes a preferential right of the shares;

        (2) creates, alters, or abolishes a right in respect of the redemption of the shares, including a provision respecting a sinking fund for the redemption or repurchase of the shares;

        (3) alters or abolishes a preemptive right of the holder of the shares to acquire shares, securities other than shares, or rights to purchase shares or securities other than shares;

        (4) excludes or limits the right of a shareholder to vote on a matter, or to cumulate votes, except as the right may be excluded or limited through the authorization or issuance of securities of an existing or new class or series with similar or different voting rights; except that an amendment to the articles of an issuing public corporation that provides that section 302A.671 does not apply to a control share acquisition does not give rise to the right to obtain payment under this section;

    (b) A sale, lease, transfer, or other disposition of all or substantially all of the property and assets of the corporation, but not including a transaction permitted without shareholder approval in section 302A.661, subdivision 1, or a disposition in dissolution described in section 302A.725, subdivision 2, or a disposition pursuant to an order of a court, or a disposition for cash on terms requiring that all or substantially all of the net proceeds of disposition be distributed to the shareholders in accordance with their respective interests within one year after the date of disposition;

    (c) A plan of merger, whether under this chapter or under chapter 322B, to which the corporation is a constituent organization, except as provided in subdivision 3;

    (d) A plan of exchange, whether under this chapter or under chapter 322B, to which the corporation is a party as the corporation whose shares will be acquired by the acquiring corporation, if the shares of the shareholder are entitled to be voted on the plan; or

    (e) Any other corporate action taken pursuant to a shareholder vote with respect to which the articles, the bylaws, or a resolution approved by the board directs that dissenting shareholders may obtain payment for their shares.

    Subd. 2. BENEFICIAL OWNERS. (a) A shareholder shall not assert dissenters' rights as to less than all of the shares registered in the name of the shareholder, unless the shareholder dissents with respect to all the shares that are beneficially owned by another person but registered in the name of the shareholder and discloses the name and address of each beneficial owner on whose behalf the shareholder dissents. In that event, the rights of the dissenter shall be determined as if the shares as to which the shareholder has dissented and the other shares were registered in the names of different shareholders.

    (b) A beneficial owner of shares who is not the shareholder may assert dissenters' rights with respect to shares held on behalf of the beneficial owner, and shall be treated as a dissenting shareholder under the terms of this section and section 302A.473, if the beneficial owner submits to the corporation at the time of or before the assertion of the rights a written consent of the shareholder.

    Subd. 3. RIGHTS NOT TO APPLY. (a) Unless the articles, the bylaws, or a resolution approved by the board otherwise provide, the right to obtain payment under this section does not apply to a shareholder of the surviving corporation in a merger, if the shares of the shareholder are not entitled to be voted on the merger.

    (b) If a date is fixed according to section 302A.445, subdivision 1, for the determination of shareholders entitled to receive notice of and to vote on an action described in subdivision 1, only shareholders as of the date fixed, and beneficial owners as of the date fixed who hold through shareholders, as provided in subdivision 2, may exercise dissenters' rights.

    Subd. 4. OTHER RIGHTS. The shareholders of a corporation who have a right under this section to obtain payment for their shares do not have a right at law or in equity to have a corporate action described in subdivision 1 set aside or rescinded, except when the corporate action is fraudulent with regard to the complaining shareholder or the corporation.

302A.473  PROCEDURES FOR ASSERTING DISSENTERS' RIGHTS.

    Subdivision 1. DEFINITIONS. (a) For purposes of this section, the terms defined in this subdivision have the meanings given them.

    (b) "Corporation" means the issuer of the shares held by a dissenter before the corporate action referred to in section 302A.471, subdivision 1 or the successor by merger of that issuer.

    (c) "Fair value of the shares" means the value of the shares of a corporation immediately before the effective date of the corporate action referred to in section 302A.471, subdivision 1.

    (d) "Interest" means interest commencing five days after the effective date of the corporate action referred to in section 302A.471, subdivision 1, up to and including the date of payment, calculated at the rate provided in section 549.09 for interest on verdicts and judgments.

    Subd. 2. NOTICE OF ACTION. If a corporation calls a shareholder meeting at which any action described in section 302A.471, subdivision 1 is to be voted upon, the notice of the meeting shall inform each shareholder of the right to dissent and shall include a copy of section 302A.471 and this section and a brief description of the procedure to be followed under these sections.

    Subd. 3. NOTICE OF DISSENT. If the proposed action must be approved by the shareholders, a shareholder who is entitled to dissent under section 302A.471 and who wishes to exercise dissenters' rights must file with the corporation before the vote on the proposed action a written notice of intent to demand the fair value of the shares owned by the shareholder and must not vote the shares in favor of the proposed action.

    Subd. 4. NOTICE OF PROCEDURE; DEPOSIT OF SHARES. (a) After the proposed action has been approved by the board and, if necessary, the shareholders, the corporation shall send to all shareholders who have complied with subdivision 3 and to all shareholders entitled to dissent if no shareholder vote was required, a notice that contains:

        (1) The address to which a demand for payment and certificates of certificated shares must be sent in order to obtain payment and the date by which they must be received;

        (2) Any restrictions on transfer of uncertificated shares that will apply after the demand for payment is received;

        (3) A form to be used to certify the date on which the shareholder, or the beneficial owner on whose behalf the shareholder dissents, acquired the shares or an interest in them and to demand payment; and

        (4) A copy of section 302A.471 and this section and a brief description of the procedures to be followed under these sections.

    (b) In order to receive the fair value of the shares, a dissenting shareholder must demand payment and deposit certificated shares or comply with any restrictions on transfer of uncertificated shares within 30 days after the notice required by paragraph (a) was given, but the dissenter retains all other rights of a shareholder until the proposed action takes effect.

    Subd. 5. PAYMENT; RETURN OF SHARES. (a) After the corporate action takes effect, or after the corporation receives a valid demand for payment, whichever is later, the corporation shall remit to each dissenting shareholder who has complied with subdivisions 3 and 4 the amount the corporation estimates to be the fair value of the shares, plus interest, accompanied by:

        (1) the corporation's closing balance sheet and statement of income for a fiscal year ending not more than 16 months before the effective date of the corporate action, together with the latest available interim financial statements;

        (2) an estimate by the corporation of the fair value of the shares and a brief description of the method used to reach the estimate; and

        (3) a copy of section 302A.471 and this section, and a brief description of the procedure to be followed in demanding supplemental payment.

    (b) The corporation may withhold the remittance described in paragraph (a) from a person who was not a shareholder on the date the action dissented from was first announced to the public or who is dissenting on behalf of a person who was not a beneficial owner on that date. If the dissenter has complied with subdivisions 3 and 4, the corporation shall forward to the dissenter the materials described in paragraph (a), a statement of the reason for withholding the remittance, and an offer to pay to the dissenter the amount listed in the materials if the dissenter agrees to accept that amount in full satisfaction. The dissenter may decline the offer and demand payment under subdivision 6. Failure to do so entitles the dissenter only to the amount offered. If the dissenter makes demand, subdivisions 7 and 8 apply.

    (c) If the corporation fails to remit payment within 60 days of the deposit of certificates or the imposition of transfer restrictions on uncertificated shares, it shall return all deposited certificates and cancel all transfer restrictions. However, the corporation may again give notice under subdivision 4 and require deposit or restrict transfer at a later time.

    Subd. 6. SUPPLEMENTAL PAYMENT; DEMAND. If a dissenter believes that the amount remitted under subdivision 5 is less than the fair value of the shares plus interest, the dissenter may give written notice to the corporation of the dissenter's own estimate of the fair value of the shares, plus interest, within 30 days after the corporation mails the remittance under subdivision 5, and demand payment of the difference. Otherwise, a dissenter is entitled only to the amount remitted by the corporation.

    Subd. 7. PETITION; DETERMINATION. If the corporation receives a demand under subdivision 6, it shall, within 60 days after receiving the demand, either pay to the dissenter the amount demanded or agreed to by the dissenter after discussion with the corporation or file in court a petition requesting that the court determine the fair value of the shares, plus interest. The petition shall be filed in the county in which the registered office of the corporation is located, except that a surviving foreign corporation that receives a demand relating to the shares of a constituent domestic corporation shall file the petition in the county in this state in which the last registered office of the constituent corporation was located. The petition shall name as parties all dissenters who have demanded payment under subdivision 6 and who have not reached agreement with the corporation. The corporation shall, after filing the petition, serve all parties with a summons and copy of the petition under the rules of civil procedure. Nonresidents of this state may be served by registered or certified mail or by publication as provided by law. Except as otherwise provided, the rules of civil procedure apply to this proceeding. The jurisdiction of the court is plenary and exclusive. The court may appoint appraisers, with powers and authorities the court deems proper, to receive evidence on and recommend the amount of the fair value of the shares. The court shall determine whether the shareholder or shareholders in question have fully complied with the requirements of this section, and shall determine the fair value of the shares, taking into account any and all factors the court finds relevant, computed by any method or combination of methods that the court, in its discretion, sees fit to use, whether or not used by the corporation or by a dissenter. The fair value of the shares as determined by the court is binding on all shareholders, wherever located. A dissenter is entitled to judgment in cash for the amount by which the fair value of the shares as determined by the court, plus interest, exceeds the amount, if any, remitted under subdivision 5, but shall not be liable to the corporation for the amount, if any, by which the amount, if any, remitted to the dissenter under subdivision 5 exceeds the fair value of the shares as determined by the court, plus interest.

    Subd. 8. COSTS; FEES; EXPENSES. (a) The court shall determine the costs and expenses of a proceeding under subdivision 7, including the reasonable expenses and compensation of any appraisers appointed by the court, and shall assess those costs and expenses against the corporation, except that the court may assess part or all of those costs and expenses against a dissenter whose action in demanding payment under subdivision 6 is found to be arbitrary, vexatious, or not in good faith.

    (b) If the court finds that the corporation has failed to comply substantially with this section, the court may assess all fees and expenses of any experts or attorneys as the court deems equitable. These fees and expenses may also be assessed against a person who has acted arbitrarily, vexatiously, or not in good faith in bringing the proceeding, and may be awarded to a party injured by those actions.

    (c) The court may award, in its discretion, fees and expenses to an attorney for the dissenters out of the amount awarded to the dissenters, if any.

                               INTEG INCORPORATED
                         SPECIAL MEETING OF SHAREHOLDERS
                                January 23, 2001
                                     10:00 AM
                         Minneapolis Marriott City Center
                              30 South 7th Street
                             Minneapolis, MN  55402








INTEG INCORPORATED
2800 PATTON ROAD, ST. PAUL, MN 55113                                       PROXY
--------------------------------------------------------------------------------

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Susan L. Critzer and Richard F. Mussmann, and each of them, with power to appoint a substitute, to vote all shares the undersigned is entitled to vote at the Special Meeting of Shareholders of Integ Incorporated to be held on January 23, 2001 (the "Special Meeting"), and at all adjournments thereof, as specified below on the matters referred to, and, in their discretion, upon any other matters which may be brought before the meeting.

The Board of Directors recommends that you vote "FOR" the proposals. This proxy, when properly executed, will be voted in the manner directed. WHEN NO CHOICE IS INDICATED THIS PROXY WILL BE VOTED "FOR" THE PROPOSALS. This proxy may be revoked by the undersigned at any time, prior to the time it is voted, by any of the means described in the accompanying proxy statement.




                                      CONTINUED AND TO BE SIGNED ON REVERSE SIDE








                      See reverse for voting instructions.

Please mark, sign and date your proxy card and return it in the postage-paid envelope provided.

                               PLEASE DETACH HERE



           THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEMS 1 AND 2.

1. To adopt the Agreement and Plan of Merger, dated as of October 3, 2000, by and among Inverness Medical Technology, Inc. ("Inverness"), Terrier Acquisition Corp. (the "Merger Subsidiary") and Integ Incorporated ("Integ"), as amended by the First Amendment to Agreement and Plan of Merger, dated October 16, 2000, by and among Inverness, Merger Subsidiary and Integ (together the "Merger Agreement"), providing for the merger (the "Merger") of Integ with and into Merger Subsidiary, and to authorize the Merger and the other transactions contemplated thereby.

                   / / For       / / Against       / / Abstain

2. To vote to adjourn the Special Meeting to solicit additional proxies in the event that the number of proxies sufficient to approve the Agreement and Plan of Merger has not been received by the date of the Special Meeting.

                   / / For       / / Against       / / Abstain


THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR EACH ITEM.

Address Change?  Mark Box   / /     Indicate changes below:
                                                 Date: ___________________, 2000

                                   ---------------------------------------------


                                   ---------------------------------------------
                                   Signature(s) in Box
                                   Please sign exactly as your name(s) appear(s) on Proxy. If held in joint tenancy, all persons must sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.